EXHIBIT 4




             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
                                    Depositor


                      GMAC COMMERCIAL MORTGAGE CORPORATION,
                              Master Servicer No. 1


                          MIDLAND LOAN SERVICES, INC.,
                              Master Servicer No. 2


                           J.E. ROBERT COMPANY, INC.,
                                Special Servicer


                             WELLS FARGO BANK, N.A.,
                                     Trustee


                                       and


                       LASALLE BANK NATIONAL ASSOCIATION,
                                  Paying Agent


                         POOLING AND SERVICING AGREEMENT


                                   Dated as of


                                September 1, 2005


             J.P. Morgan Chase Commercial Mortgage Securities Corp.
                  Commercial Mortgage Pass-Through Certificates


                                Series 2005-LDP4

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Defined Terms................................................
Section 1.02  Certain Calculations.........................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Mortgage Loans.................................
Section 2.02  Acceptance by Trustee........................................
Section 2.03  Representations, Warranties and Covenants of the
               Depositor; Mortgage Loan Sellers' Repurchase or
               Substitution of Mortgage Loans for Defects in Mortgage
               Files and Breaches of Representations and Warranties........
Section 2.04  Execution of Certificates; Issuance of Uncertificated
               Lower-Tier Interests........................................
Section 2.05  Grantor Trust Designations...................................

                                   ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

Section 3.01  Master Servicer to Act as Master Servicer; Special
               Servicer to Act as Special Servicer; Administration of
               the Mortgage Loans..........................................
Section 3.02  Collection of Mortgage Loan Payments.........................
Section 3.03  Collection of Taxes, Assessments and Similar Items;
               Servicing Accounts..........................................
Section 3.04  The Certificate Accounts, the Lower-Tier and Upper-Tier
               Distribution Accounts, the Companion Distribution
               Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution
               Account and the Floating Rate Account.......................
Section 3.05  Permitted Withdrawals from the Certificate Accounts, the
               Distribution Accounts, the Companion Distribution
               Account, the Excess Interest Distribution Account and
               the Floating Rate Account...................................
Section 3.06  Investment of Funds in the Certificate Accounts and the
               REO Account.................................................
Section 3.07  Maintenance of Insurance Policies; Errors and Omissions
               and Fidelity Coverage.......................................
Section 3.08  Enforcement of Due-on-Sale Clauses; Assumption Agreements....
Section 3.09  Realization Upon Defaulted Mortgage Loans....................
Section 3.10  Trustee to Cooperate; Release of Mortgage Files..............
Section 3.11  Servicing Compensation.......................................
Section 3.12  Inspections; Collection of Financial Statements..............
Section 3.13  Annual Statement as to Compliance............................
Section 3.14  Reports by Independent Public Accountants....................
Section 3.15  Access to Certain Information................................
Section 3.16  Title to REO Property; REO Account...........................
Section 3.17  Management of REO Property...................................
Section 3.18  Sale of Defaulted Mortgage Loans and REO Properties..........
Section 3.19  Additional Obligations of the Applicable Master Servicer
               and Special Servicer........................................
Section 3.20  Modifications, Waivers, Amendments and Consents..............
Section 3.21  Transfer of Servicing between Master Servicer and Special
               Servicer; Recordkeeping; Asset Status Report................
Section 3.22  Sub-Servicing Agreements.....................................
Section 3.23  Representations, Warranties and Covenants of the Master
               Servicers...................................................
Section 3.24  Representations, Warranties and Covenants of the Special
               Servicer....................................................
Section 3.25  Interest Reserve Account.....................................
Section 3.26  Excess Interest Distribution Account.........................
Section 3.27  Directing Certificateholder Contact with Master Servicers....
Section 3.28  Controlling Class Certificateholders and Directing
               Certificateholder; Certain Rights and Powers of
               Directing Certificateholder.................................
Section 3.29  Intercreditor Agreements.....................................
Section 3.30  Companion Paying Agent.......................................
Section 3.31  Companion Register...........................................
Section 3.32  Swap Contract................................................

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01  Distributions................................................
Section 4.02  Statements to Certificateholders; CMSA Investor Reporting
               Package (IRP)s; Grant of Power of Attorney..................
Section 4.03  P&I Advances.................................................
Section 4.04  Allocation of Collateral Support Deficit.....................
Section 4.05  Appraisal Reductions.........................................
Section 4.06  Certificate Deferred Interest................................
Section 4.07  Grantor Trust Reporting......................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Registration of Transfer and Exchange of Certificates........
Section 5.03  Book-Entry Certificates......................................
Section 5.04  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.05  Persons Deemed Owners........................................
Section 5.06  Certificate Ownership Certification..........................
Section 5.07  Appointment of Paying Agent..................................

                                   ARTICLE VI

                      THE DEPOSITOR, THE MASTER SERVICERS,
                            THE SPECIAL SERVICER AND
                         THE DIRECTING CERTIFICATEHOLDER

Section 6.01  Liability of the Depositor, the Master Servicers and the
               Special Servicer............................................
Section 6.02  Merger, Consolidation or Conversion of the Depositor, the
               Master Servicers or the Special Servicer....................
Section 6.03  Limitation on Liability of the Depositor, the Master
               Servicers, the Special Servicer and Others..................
Section 6.04  Depositor, Master Servicers and Special Servicer Not to
               Resign......................................................
Section 6.05  Rights of the Depositor in Respect of the Master
               Servicers and the Special Servicer..........................
Section 6.06  The Master Servicers and the Special Servicer as
               Certificate Owner...........................................
Section 6.07  The Directing Certificateholder and the Roundy's
               Distribution Center B Note Representative...................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default; Master Servicer and Special Servicer
               Termination.................................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders...........................
Section 7.04  Waiver of Events of Default..................................
Section 7.05  Trustee as Maker of Advances.................................

                                  ARTICLE VIII

                   CONCERNING THE TRUSTEE AND THE PAYING AGENT

Section 8.01  Duties of the Trustee and the Paying Agent...................
Section 8.02  Certain Matters Affecting the Trustee and the Paying Agent...
Section 8.03  Trustee and Paying Agent Not Liable for Validity or
               Sufficiency of Certificates or Mortgage Loans...............
Section 8.04  Trustee or Paying Agent May Own Certificates.................
Section 8.05  Fees and Expenses of Trustee and Paying Agent;
               Indemnification of Trustee and Paying Agent.................
Section 8.06  Eligibility Requirements for Trustee and the Paying Agent....
Section 8.07  Resignation and Removal of the Trustee and Paying Agent......
Section 8.08  Successor Trustee or Paying Agent............................
Section 8.09  Merger or Consolidation of Trustee or Paying Agent...........
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Appointment of Custodians....................................
Section 8.12  Access to Certain Information................................
Section 8.13  Representations and Warranties of the Trustee................
Section 8.14  Representations and Warranties of the Paying Agent...........

                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination upon Repurchase or Liquidation of All
               Mortgage Loans..............................................
Section 9.02  Additional Termination Requirements..........................

                                    ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

Section 10.01 REMIC Administration.........................................
Section 10.02 Use of Agents................................................
Section 10.03 Depositor, Master Servicers and Special Servicer to
               Cooperate with Paying Agent.................................
Section 10.04 Appointment of REMIC Administrators..........................

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.01 Amendment....................................................
Section 11.02 Recordation of Agreement; Counterparts.......................
Section 11.03 Limitation on Rights of Certificateholders...................
Section 11.04 Governing Law................................................
Section 11.05 Notices......................................................
Section 11.06 Severability of Provisions...................................
Section 11.07 Grant of a Security Interest.................................
Section 11.08 Successors and Assigns; Third Party Beneficiaries............
Section 11.09 Article and Section Headings.................................
Section 11.10 Notices to the Rating Agencies...............................


                                    EXHIBITS

Exhibit A-1       Form of Class A-1 Certificate
Exhibit A-2       Form of Class A-2 Certificate
Exhibit A-3       Form of Class A-2FL Certificate
Exhibit A-4       Form of Class A-3A1 Certificate
Exhibit A-5       Form of Class A-3A2 Certificate
Exhibit A-6       Form of Class A-4 Certificate
Exhibit A-7       Form of Class A-SB Certificate
Exhibit A-8       Form of Class A-1A Certificate
Exhibit A-9       Form of Class X-1 Certificate
Exhibit A-10      Form of Class X-2 Certificate
Exhibit A-11      Form of Class A-M Certificate
Exhibit A-12      Form of Class A-J Certificate
Exhibit A-13      Form of Class B Certificate
Exhibit A-14      Form of Class C Certificate
Exhibit A-15      Form of Class D Certificate
Exhibit A-16      Form of Class E Certificate
Exhibit A-17      Form of Class F Certificate
Exhibit A-18      Form of Class G Certificate
Exhibit A-19      Form of Class H Certificate
Exhibit A-20      Form of Class J Certificate
Exhibit A-21      Form of Class K Certificate
Exhibit A-22      Form of Class L Certificate
Exhibit A-23      Form of Class M Certificate
Exhibit A-24      Form of Class N Certificate
Exhibit A-25      Form of Class P Certificate
Exhibit A-26      Form of Class NR Certificate
Exhibit A-27      Form of Class S Certificate
Exhibit A-28      Form of Class R Certificate
Exhibit A-29      Form of Class LR Certificate
Exhibit B         Mortgage Loan Schedule
Exhibit C         Form of Investment Representation Letter
Exhibit D-1       Form of Transfer Affidavit
Exhibit D-2       Form of Transferor Letter
Exhibit E         Form of Request for Release
Exhibit F         Form of ERISA Representation Letter
Exhibit G         Form of Statement to Certificateholders
Exhibit H         Form of Omnibus Assignment
Exhibit I-1       Form of Regulation S Transfer Certificate during Restricted
                  Period
Exhibit I-2       Form of Regulation S Transfer Certificate after Restricted
                  Period
Exhibit J         Form of Purchase Option Notice
Exhibit K         Form of Transfer Certificate for Rule 144A Book-Entry
                  Certificate to Regulation S Book-Entry Certificate during
                  Restricted Period
Exhibit L         [Reserved]
Exhibit M         [Reserved]
Exhibit N         Form of Transfer Certificate for Rule 144A Book-Entry
                  Certificate to Regulation S Book-Entry Certificate after
                  Restricted Period
Exhibit O         Form of Transfer Certificate of Regulation S Book-Entry
                  Certificate to Rule 144A Global Book-Entry Certificate
                  during Restricted Period
Exhibit P         Form of Transfer Certificate for Regulation S Book-Entry
                  Certificate during Restricted Period
Exhibit Q         Form Certification to be Provided with Form 10-K
Exhibit R-1       Form of Certification to be Provided to Depositor by Paying
                  Agent
Exhibit R-2       Form of Certification to be Provided to Depositor by Master
                  Servicer
Exhibit R-3       Form of Certification to be Provided to Depositor by
                  Special Servicer
Exhibit S         Initial Companion Holders
Exhibit T         Form of Notice and Certification Regarding Defeasance of
                  Mortgage Loan
Exhibit U         Information Request From Certificateholder, Beneficial
                  Owner or Prospective Purchaser
Exhibit V         Trustee Certification/Exception Report
Exhibit W         Realized Loss Report Form

                                    SCHEDULES

Schedule 1        Mortgage Loans Containing Additional Debt
Schedule 2        Mortgage Loans that Initially Pay Interest Only
Schedule 3        Class X Reference Rate Schedule
Schedule 4        Class A-SB Planned Principal Balance Schedule

            This Pooling and Servicing Agreement (the "Agreement") is dated and effective as of September 1, 2005, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent.

                             PRELIMINARY STATEMENT:

            The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the "Certificates"), to be issued hereunder in multiple classes (each, a "Class"), which in the aggregate will evidence the entire beneficial ownership interest in the trust fund (the "Trust Fund") to be created hereunder, the primary assets of which will be a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"). As provided herein, the Paying Agent shall elect or shall cause an election to be made to treat the Trust Fund (exclusive of the Class A-2FL Regular Interest, the Swap Contract, the Floating Rate Account, the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof) for federal income tax purposes as two separate real estate mortgage investment conduits (the "Upper-Tier REMIC" and the "Lower-Tier REMIC" as described herein).

            The parties intend that the portions of the Trust Fund representing (i) the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof and (ii) the Class A-2FL Regular Interest, the Swap Contract, the Floating Rate Account and the proceeds thereof will be treated as a grantor trust under subpart E of Part I of subchapter J of the Code and that the beneficial interests therein will be represented by the Class S Certificates and the Class A-2FL Certificates, respectively.

                                LOWER-TIER REMIC

            The Class LA-1-1, Class LA-1-2, Class LA-1-3, Class LA-1-4, Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7, Class LA-1A-8, Class LA-1A-9, Class LA-1A-10, Class LA-1A-11, Class LA-1A-12, Class LA-1A-13, Class LA-1A-14, Class LA-1A-15, Class LA-2-1, Class LA-2-2, Class LA-2FL-1, Class LA-2FL-2, Class LA-3A1-1, Class LA-3A1-2, Class LA-3A1-3, Class LA-3A1-4, Class LA-3A2-1, Class LA-3A2-2, Class LA-3A2-3, Class LA-4-1, Class LA-4-2, Class LA-4-3, Class LA-4-4, Class LA-4-5, Class LA-4-6, Class LA-SB-1, Class LA-SB-2, Class LA-SB-3, Class LA-SB-4, Class LA-SB-5, Class LA-SB-6, Class LA-M, Class LA-J, Class LB, Class LC, Class LD-1, Class LD-2, Class LD-3, Class LD-4, Class LE-1, Class LE-2, Class LF-1, Class LF-2, Class LF-3, Class LG-1, Class LG-2, Class LG-3, Class LH-1, Class LH-2, Class LJ, Class LK-1, Class LK-2, Class LL, Class LM-1, Class LM-2, Class LN, Class LP and Class LNR Uncertificated Interests will evidence "regular interests" in the Lower-Tier REMIC created hereunder. The sole Class of "residual interests" in the Lower-Tier REMIC will be evidenced by the Class LR Certificates.

            The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Uncertificated Lower-Tier Interests and the Class LR Certificates:

                              Interest        Original Lower-Tier
    Class Designation           Rate            Principal Amount
-------------------------   ------------     ----------------------
Class LA-1-1                    (1)            $    27,551,000
Class LA-1-2                    (1)            $     6,886,000
Class LA-1-3                    (1)            $    44,292,000
Class LA-1-4                    (1)            $     5,978,000
Class LA-1A-1                   (1)            $       415,000
Class LA-1A-2                   (1)            $       539,000
Class LA-1A-3                   (1)            $     7,207,000
Class LA-1A-4                   (1)            $     8,328,000
Class LA-1A-5                   (1)            $     8,134,000
Class LA-1A-6                   (1)            $    40,673,000
Class LA-1A-7                   (1)            $    16,826,000
Class LA-1A-8                   (1)            $     7,626,000
Class LA-1A-9                   (1)            $     6,657,000
Class LA-1A-10                  (1)            $    19,090,000
Class LA-1A-11                  (1)            $     9,931,000
Class LA-1A-12                  (1)            $    15,556,000
Class LA-1A-13                  (1)            $    79,525,000
Class LA-1A-14                  (1)            $     4,497,000
Class LA-1A-15                  (1)            $   171,344,000
Class LA-2-1                    (1)            $    40,661,000
Class LA-2-2                    (1)            $   186,662,000
Class LA-2FL-1                  (1)            $    35,774,000
Class LA-2FL-2                  (1)            $   164,226,000
Class LA-3A1-1                  (1)            $    37,070,000
Class LA-3A1-2                  (1)            $    69,925,000
Class LA-3A1-3                  (1)            $    49,993,000
Class LA-3A1-4                  (1)            $    22,941,000
Class LA-3A2-1                  (1)            $    16,062,000
Class LA-3A2-2                  (1)            $    37,032,000
Class LA-3A2-3                  (1)            $    21,906,000
Class LA-4-1                    (1)            $    58,873,000
Class LA-4-2                    (1)            $   122,061,000
Class LA-4-3                    (1)            $    19,107,000
Class LA-4-4                    (1)            $    34,808,000
Class LA-4-5                    (1)            $    73,297,000
Class LA-4-6                    (1)            $   272,123,000
Class LA-SB-1                   (1)            $     5,681,000
Class LA-SB-2                   (1)            $    14,095,000
Class LA-SB-3                   (1)            $    14,811,000
Class LA-SB-4                   (1)            $    13,674,000
Class LA-SB-5                   (1)            $    14,445,000
Class LA-SB-6                   (1)            $    67,670,000
Class LA-M                      (1)            $   267,707,000
Class LA-J                      (1)            $   204,127,000
Class LB                        (1)            $    50,196,000
Class LC                        (1)            $    23,424,000
Class LD-1                      (1)            $     4,038,000
Class LD-2                      (1)            $    14,293,000
Class LD-3                      (1)            $    13,052,000
Class LD-4                      (1)            $    15,466,000
Class LE-1                      (1)            $    11,565,000
Class LE-2                      (1)            $    11,859,000
Class LF-1                      (1)            $    16,884,000
Class LF-2                      (1)            $    17,978,000
Class LF-3                      (1)            $     5,294,000
Class LG-1                      (1)            $     4,921,000
Class LG-2                      (1)            $    20,056,000
Class LG-3                      (1)            $     1,794,000
Class LH-1                      (1)            $    13,005,000
Class LH-2                      (1)            $    17,112,000
Class LJ                        (1)            $    10,039,000
Class LK-1                      (1)            $    10,814,000
Class LK-2                      (1)            $     2,572,000
Class LL                        (1)            $    13,385,000
Class LM-1                      (1)            $     4,313,000
Class LM-2                      (1)            $     2,380,000
Class LN                        (1)            $     3,346,000
Class LP                        (1)            $    10,039,000
Class LNR                       (1)            $    33,463,880
Class LR                   None(2)                    None(2)


(1) The interest rate for such Class of Uncertificated Lower-Tier Interests shall be the Weighted Average Net Mortgage Rate.

(2) The Class LR Certificates do not have a Certificate Balance or Notional Amount, do not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Regular Distribution Amount shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

                                UPPER-TIER REMIC

            The Class A-1, Class A-2, Class A-3A1, Class A-3A2, Class A-4, Class A-SB, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR, Class X-1 and Class X-2 Certificates and the Class A-2FL Regular Interest will evidence "regular interests" in the Upper-Tier REMIC created hereunder. The sole Class of "residual interests" in the Upper-Tier REMIC created hereunder will be evidenced by the Class R Certificates.

            The following table sets forth the designation, the pass-through rate (the "Pass-Through Rate"), the aggregate initial principal amount (the "Original Certificate Balance") or Notional Amount ("Original Notional Amount"), as applicable, and the initial ratings given each Class by the Rating Agencies for each Class of Certificates and the Class A-2FL Regular Interest comprising the interests in the Upper-Tier REMIC created hereunder:


                                         Initial        Original Certificate
                                       Pass-Through     Balance or Notional            Ratings(1)
                                           Rate                Amount             (Moody's/Fitch/DBRS)
                                     ---------------    --------------------      --------------------
Class A-1 Certificates(2)                4.6130%          $    84,707,000             Aaa/AAA/AAA
Class A-2 Certificates(2)                4.7900%          $   227,323,000             Aaa/AAA/AAA
Class A-2FL Regular Interest((4))        4.6730%((4))     $   100,000,000(5)         Aaa/AAA/AAA(6)
Class A-3A1 Certificates(2)              4.8710%          $   179,929,000             Aaa/AAA/AAA
Class A-3A2 Certificates(2)              4.9030%          $    75,000,000             Aaa/AAA/AAA
Class A-4 Certificates(2)                4.9180%(3)       $   580,269,000             Aaa/AAA/AAA
Class A-SB Certificates(2)               4.8240%(3)       $   130,376,000             Aaa/AAA/AAA
Class A-1A Certificates(2)               4.8900%(3)       $   396,348,000             Aaa/AAA/AAA
Class A-M Certificates                   4.9990%(3)       $   267,707,000             Aaa/AAA/AAA
Class A-J Certificates                   5.0400%(3)       $   204,127,000             Aaa/AAA/AAA
Class B Certificates                     5.1290%((3))     $    50,196,000              Aa2/AA/AA
Class C Certificates                     5.0540%((7))     $    23,424,000           Aa3/AA-/AA(low)
Class D Certificates                     5.1230%((7))     $    46,849,000                A2/A/A
Class E Certificates                     5.1530%((8))     $    23,424,000             A3/A-/A(low)
Class F Certificates                     5.1530%((8))     $    40,156,000          Baa1/BB+/BBB(high)
Class G Certificates                     5.1530%((8))     $    26,771,000             Baa2/BBB/BBB
Class H Certificates                     5.1530%((8))     $    30,117,000          Baa3/BBB-/BBB(low)
Class J Certificates                     4.6700%(3)       $    10,039,000           Ba1/BB+/BB(high)
Class K Certificates                     4.6700%(3)       $    13,386,000              Ba2/BB/BB
Class L Certificates                     4.6700%(3)       $    13,385,000           Ba3/BB-/BB(low)
Class M Certificates                     4.6700%(3)       $     6,693,000            B1/B+/B(high)
Class N Certificates                     4.6700%(3)       $     3,346,000                B2/B/B
Class P Certificates                     4.6700%(3)       $    10,039,000             B3/B-/B(low)
Class NR Certificates                    4.6700%(3)       $    33,463,880                 */*
Class R Certificates                     N/A((9))              N/A((9))                   */*
Class X-1 Certificates                   0.0417%((10))    $ 2,677,074,880             Aaa/AAA/AAA
Class X-2 Certificates                   0.2222%((10))    $ 2,602,260,000             Aaa/AAA/AAA


------------

(1) The Certificates marked with an asterisk have not been rated by the applicable Rating Agency.

(2) For purposes of making distributions to the Class A-1, Class A-2, Class A-3A1, Class A-3A2, Class A-4, Class A-SB and Class A-1A Certificates and the Class A-2FL Regular Interest, the pool of Mortgage Loans will be deemed to consist of two distinct Loan Groups, Loan Group 1 and Loan Group 2.

(3) Subject to a maximum Pass-Through Rate equal to the Weighted Average Net Mortgage Rate.

(4) The Class A-2FL Regular Interest will be uncertificated and will be transferred to the Trust Fund on the Closing Date, and the Trust will issue the Class A-2FL Certificates in exchange therefor. The Pass-Through Rate applicable to the Class A-2FL Certificates on each Distribution Date will be equal to the Class A-2FL Pass-Through Rate.

(5) The Certificate Balance of the Class A-2FL Certificates will be equal at all times to the Certificate Balance of the Class A-2FL Regular Interest. The Original Certificate Balance of the Class A-2FL Certificates will be equal to $200,000,000.

(6) The Class A-2FL Regular Interest will not be rated. The ratings shown are with respect to the Class A-2FL Certificates and only reflect receipt of interest at the Class A-2FL Regular Interest Pass-Through Rate.

(7) The Pass-Through Rate for any Distribution Date for the Class C and Class D Certificates will be the Weighted Average Net Mortgage Rate for the Distribution Date minus 0.099% and 0.030% per annum, respectively.

(8) The Pass-Through Rate for any Distribution Date for the Class E, Class F, Class G and Class H Certificates will be the Weighted Average Net Mortgage Rate.

(9) The Class R Certificates do not have a Certificate Balance or Notional Amount, do not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates, will be distributed to the Holders of the Class R Certificates.

(10) The Pass-Through Rates for each of the Class X-1 and Class X-2 Certificates will be calculated in accordance with the related definitions of "Class X-1 Pass-Through Rate" and "Class X-2 Pass-Through Rate," as applicable.

(11) The Class X-1 and Class X-2 Certificates will not have a Certificate Balance; rather, each such Class of Certificates will accrue interest as provided herein on the related Class X-1 Notional Amount and Class X-2 Notional Amount, as applicable.

            As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $2,677,074,880.

            Three (3) mortgage loans, the Roundy's Distribution Center Companion Loan, the Stoney Falls Apartments Companion Loan and the Oakridge Apartments Companion Loan (collectively, the "Companion Loans") are not part of the Trust Fund, but are secured by the same Mortgage that secures the related Mortgage Loan (each, an "AB Mortgage Loan" and, collectively, the "AB Mortgage Loans") that is part of the Trust Fund. As and to the extent provided herein, the Companion Loans will be serviced and administered in accordance with this Agreement. Amounts attributable to the Companion Loans will not be assets of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

            "30/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

            "AB Mortgage Loan": As defined in the recitals to this Agreement.

            "Acceptable Insurance Default": With respect to any Mortgage Loan or Loan Pair, other than a Mortgage Loan or a Loan Pair that expressly requires the Mortgagor to maintain insurance coverage for acts of terrorism, a default under the related Mortgage Loan documents arising by reason of any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, as to which default the applicable Master Servicer and the Special Servicer may forbear taking any enforcement action, provided, that the applicable Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, may forbear taking any enforcement action; provided that the Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standards and subject to the consent of the Directing Certificateholder, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, the Directing Certificateholder will not have more than 30 days to respond to the Special Servicer's request for consent; provided, further, that upon the Special Servicer's determination, consistent with the Servicing Standards, that exigent circumstances do not allow the Special Servicer to wait for the consent of the Directing Certificateholder, the Special Servicer will not be required to do so. The Special Servicer shall be entitled to rely on insurance consultants in making determinations described above. The costs of such insurance consultants shall be paid from the applicable Certificate Account as a Servicing Advance to the extent the Mortgage Loan documents do not prohibit such amounts from being collected from the related Mortgagor and otherwise as an expense of the Trust Fund.

            "Accrued Certificate Interest": With respect to each Distribution Date and each Class of Regular Certificates (other than the Class A-2FL Certificates) and the Class A-2FL Regular Interest, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate of such Class of Certificates or Class A-2FL Regular Interest, as applicable, for such Distribution Date, accrued on the related Certificate Balance (or with respect to the Class X-1 and Class X-2 Certificates, the Notional Amount of such Class) outstanding immediately prior to such Distribution Date (provided, that for interest accrual purposes any distributions in reduction of Certificate Balance or Notional Amount or reductions in Certificate Balance or Notional Amount as a result of allocations of Collateral Support Deficit, as applicable, on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period). Accrued Certificate Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

            "Act": The Securities Act of 1933, as it may be amended from time to time.

            "Actual/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

            "Additional Debt": With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate loan documents (including any subordination agreement).

            "Additional Exclusions": Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on September 11, 2001.

            "Administrative Cost Rate": With respect to each Mortgage Loan, the sum of the Servicing Fee Rate and the Trustee Fee Rate, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan and in the same manner as interest is calculated on such Mortgage Loan.

            "Advance": Any P&I Advance or Servicing Advance.

            "Adverse REMIC Event": As defined in Section 10.01(f).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agent": As defined in Section 5.02(c)(i)(A).

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Anticipated Repayment Date": With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

            "Applicable Procedures": As defined in Section 5.02(b)(i).

            "Applicable State and Local Tax Law": For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York and the State of Minnesota and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Paying Agent by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

            "Appraisal": An appraisal prepared by an Independent MAI appraiser with at least five years experience in properties of like kind and in the same area, prepared in accordance with 12 C.F.R. 225.64, or, in connection with an Appraisal Reduction, a valuation meeting the requirements of clause (b)(i)(A)(2) in the definition of Appraisal Reduction.

            "Appraisal Reduction": For any Distribution Date and for any Mortgage Loan as to which an Appraisal Reduction Event has occurred, will be an amount calculated by the applicable Master Servicer, based upon the appraised value determined by the Special Servicer, in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 Business Days following the date on which the Special Servicer receives and delivers to the applicable Master Servicer the related Appraisal, equal to the excess of (a) the Stated Principal Balance of such Mortgage Loan and any related Companion Loan, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the applicable Master Servicer as a Servicing Advance) or (2) by an internal valuation performed by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage
Loan) with an outstanding principal balance less than $2,000,000, and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan at a per annum rate equal to its Mortgage Rate (and any accrued and unpaid interest on any related Companion Loan), (B) all unreimbursed Advances and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid with respect to such Mortgage Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable Master Servicer or the Trustee, as applicable); provided, however, without limiting the Special Servicer's obligation to order and obtain such Appraisal, if the Special Servicer has not obtained the Appraisal or valuation, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within 120 days or 90 days, respectively, after the initial delinquency for the related Appraisal Reduction Event), the amount of the Appraisal Reduction shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or AB Mortgage Loan and its related Companion Loan in the case of an AB Mortgage Loan) until such time as such appraisal or valuation referred to above is received and the Appraisal Reduction is calculated. Within 60 days after the Appraisal Reduction Event, the Special Servicer shall order and receive an Appraisal (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance); provided, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the Special Servicer shall order and receive such Appraisal within the 120-day period set forth in such clause
(i), which Appraisal shall be delivered by the Special Servicer to the applicable Master Servicer, the Directing Certificateholder, the Paying Agent and the Trustee.

            With respect to each Mortgage Loan as to which an Appraisal Reduction has occurred (unless such Mortgage Loan has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan)), the Special Servicer shall, within thirty
(30) days of each anniversary of the related Appraisal Reduction Event, order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance or conduct an internal valuation, as applicable. Based upon such Appraisal or internal valuation of the Special Servicer, the applicable Master Servicer shall redetermine (in consultation with the Directing Certificateholder) and report to the Directing Certificateholder (and, in the case of the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative), the Special Servicer, the Paying Agent and the Trustee the amount of the Appraisal Reduction with respect to such Mortgage Loan and Companion Loan, as applicable, and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan and Companion Loan, as applicable. The Directing Certificateholder shall have ten (10) Business Days to review each calculation of an Appraisal Reduction. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan which is the subject of an Appraisal Reduction Event to the extent the Special Servicer has obtained an Appraisal or valuation, as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction with respect to such Mortgage Loan; provided, that the Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such appraisal or valuation, as applicable, and provides notice to the applicable Master Servicer to use such previous Appraisal or update.

            Any Mortgage Loan previously subject to an Appraisal Reduction which Mortgage Loan has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction.

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which such Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

            "Appraisal Reduction Event": With respect to any Mortgage Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan, (ii) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan, or a change in any other material economic term of such Mortgage Loan (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iii) the date on which a receiver has been appointed, (iv) 60 days after a Mortgagor declares bankruptcy, (v) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the related Mortgagor, if not dismissed within such time, (vi) 90 days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan and (vii) immediately after such Mortgage Loan becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The Special Servicer shall notify the applicable Master Servicer, or the applicable Master Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

            "Appraised Value": With respect to any Mortgaged Property, the appraised value thereof as determined by an Appraisal of the Mortgaged Property securing the related Mortgage Loan.

            "ARD Loan": Any Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Mortgage Loan will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

            "Artesia": Artesia Mortgage Capital Corporation, a Delaware corporation, or its successor in interest.

            "Asset Status Report": As defined in Section 3.21(d).

            "Assignment": As defined in Section 2.01(c).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assumed Scheduled Payment": For any Due Period and with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy or similar proceedings, and (b) interest on the Stated Principal Balance of such Mortgage Loan at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate).

            "Authenticating Agent": The Paying Agent or any agent of the Trustee appointed to act as Authenticating Agent pursuant to Section 5.01.

            "Available Distribution Amount": With respect to any Distribution Date and the Mortgage Loans, an amount equal to the sum of (without duplication):

            (a) the aggregate amount relating to the Mortgage Loans on deposit in each Certificate Account (exclusive of any Net Investment Earnings contained therein and exclusive of any amount on deposit in or credited to any portion of each Certificate Account that is held for the benefit of the Companion Holders) and the Lower-Tier Distribution Account (without regard to any payments made to or received from the Swap Counterparty) as of the related P&I Advance Date, exclusive of (without duplication):

                  (i) all Monthly Payments paid by the Mortgagors that are due on a Due Date following the end of the related Due Period, excluding interest related to payments prior to, but due after, the Cut-off Date;

                  (ii) all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds or Insurance and Condemnation Proceeds, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, the related Due Date);

                  (iii) all amounts payable or reimbursable to any Person from each Certificate Account pursuant to clauses (ii) through (xvi), inclusive, and clauses (xix) and (xx) of Section 3.05(a);

                  (iv) all amounts payable or reimbursable to any Person from the Lower-Tier Distribution Account pursuant to clauses (ii) through
            (vii), inclusive, of Section 3.05(b);

                  (v) Excess Interest;

                  (vi) all Yield Maintenance Charges;

                  (vii) all amounts deposited in each Certificate Account, the
            Lower-Tier Distribution Account in error; and

                  (viii) with respect to the Interest Reserve Loans and any
            Distribution Date relating to each Interest Accrual Period ending in
            (1) each January or (2) any December in a year immediately preceding a year which is not a leap year, an amount equal to one day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;

            (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Account to each Certificate Account for such Distribution Date pursuant to Section 3.16(c);

            (c) the aggregate amount of any P&I Advances made by the Master Servicers or the Trustee, as applicable, for such Distribution Date pursuant to Section 4.03 or 7.05 (net of the related Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made); and

            (d) for the Distribution Date occurring in each March, the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to
      Section 3.25(b); and

            (e) with respect to the first Distribution Date, the Closing Date Deposit Amount deposited into the Distribution Account pursuant to Section 2.01(g).

Notwithstanding the investment of funds held in the Certificate Accounts pursuant to Section 3.06, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

            "Balloon Mortgage Loan": Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Maturity Date.

            "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Maturity Date of such Mortgage Loan.

            "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

            "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3A1, Class A-3A2, Class A-4, Class A-SB, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificate and the Class A-2FL Regular Interest, a fraction (a) whose numerator is the greater of
(x) zero and (y) the amount by which (i) the Pass-Through Rate on such Class of Certificates or the Class A-2FL Regular Interest, as applicable, exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment. However, under no circumstances shall the Base Interest Fraction be greater than one. If such discount rate is greater than the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will equal zero. Each Master Servicer shall provide to the Paying Agent the discount rate references above for purposes of calculating the Base Interest Fraction.

            "Bid Allocation": With respect to the applicable Master Servicer and each Sub-Servicer therefor and the proceeds of any bid pursuant to Section 7.01(c), the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to
(a) the Servicing Fee Amount for the applicable Master Servicer or such Sub-Servicer therefor, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the applicable Master Servicer and all Sub-Servicers therefor as of such date of determination.

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Breach": As defined in Section 2.03(b).

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, Pittsburgh, Pennsylvania, Chicago, Illinois, Columbia, Maryland or the city and state in which the Corporate Trust Office of the Trustee, or the principal place of business of any Master Servicer, the Paying Agent or the Special Servicer is located, are authorized or obligated by law or executive order to remain closed.

            "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Certificate": Any one of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

            "Certificate Account": A segregated custodial account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled GMAC Commercial Mortgage Corporation, as Master Servicer No. 1, on behalf of Wells Fargo Bank, N.A., as Trustee, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Certificate Account" and Midland Loan Services, Inc., as Master Servicer No. 2, on behalf of Wells Fargo Bank, N.A., as Trustee, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Certificate Account", respectively. Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate to the related AB Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of a Certificate Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be an asset of the Trust Fund or the Upper-Tier REMIC or Lower-Tier REMIC formed hereunder.

            "Certificate Balance": With respect to any Class of Certificates (other than the Residual Certificates, the Class S Certificates and the Class X Certificates) and the Class A-2FL Regular Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates or the Class A-2FL Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)). The Certificate Balance (including the Original Certificate Balance) of the Class A-2FL Certificates shall be equal at all times to the Certificate Balance of the Class A-2FL Regular Interest.

            "Certificate Deferred Interest": For any Distribution Date with respect to any Class of Certificates (other than the Class A-2FL, the Class S Certificates, the Class X Certificates and the Residual Certificates) and the Class A-2FL Regular Interest, the amount of Mortgage Deferred Interest allocated to such Class of Certificates or the Class A-2FL Regular Interest, as applicable, pursuant to Section 4.06(a).

            "Certificate Factor": With respect to any Class of Certificates, as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related Original Certificate Balance.

            "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Ownership Certification": As defined in Section 5.06.

            "Certificate Register" and "Certificate Registrar": The register maintained and registrar appointed pursuant to Section 5.02.

            "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement, any Certificate registered in the name of the applicable Master Servicer, the Special Servicer, the Trustee, the Paying Agent, the Depositor or any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained, but only if such consent, approval or waiver sought from such party would in any way increase the compensation of the Depositor, the applicable Master Servicer, the Special Servicer or the Trustee or limit the obligations of the Depositor, the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, hereunder; provided, however, so long as there is no Event of Default with respect to the applicable Master Servicer or the Special Servicer, the applicable Master Servicer, the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party's compensation or increase its obligations or liabilities hereunder; provided, further, however, that such restrictions shall not apply to the exercise of the Special Servicer's rights (or the applicable Master Servicer's rights, if any) or the rights of any of their Affiliates as a member of the Controlling Class. The Trustee and the Paying Agent shall each be entitled to request and rely upon a certificate of the applicable Master Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Class": With respect to any Certificates or Uncertificated Lower-Tier Interests, all of the Certificates bearing the same alphabetical (and, if applicable, numerical) Class designation and each designated Uncertificated Lower-Tier Interest.

            "Class A Certificate": Any Class A-1, Class A-1A, Class A-2, Class A-3A1, Class A-3A2, Class A-4 and Class A-SB Certificate and the Class A-2FL Regular Interest.

            "Class A-1 Certificate": A Certificate designated as "Class A-1" on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-1 Pass-Through Rate": With respect to any Distribution Date, a fixed per annum rate equal to 4.1630%.

            "Class A-1A Certificate": A Certificate designated as "Class A-1A" on the face thereof, in the form of Exhibit A-6 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-1A Pass-Through Rate": With respect to any Distribution Date, a fixed per annum rate equal to 4.8900%.

            "Class A-2 Certificate": A Certificate designated as "Class A-2" on the face thereof, in the form of Exhibit A-2 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-2 Pass-Through Rate": With respect to any Distribution Date, a fixed per annum rate equal to 4.7900%.

            "Class A-3A1 Certificate": A Certificate designated as "Class A-3" on the face thereof, in the form of Exhibit A-4 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-3A1 Pass-Through Rate": With respect to any Distribution Date, a fixed per annum rate equal to 4.8710%.

            "Class A-3A2 Certificate": A Certificate designated as "Class A-3A2" on the face thereof, in the form of Exhibit A-5 hereto, and evidencing a "regular interest" in the Upper Tier REMIC for purposes of the REMIC Provisions.

            "Class A-3A2 Pass Through Rate": With respect to any Distribution Date, a fixed per annum rate equal to 4.9030%.

            "Class A-4 Certificate": A Certificate designated as "Class A-4" on the face thereof, in the form of Exhibit A-6 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-4 Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.9180% and (ii) the Weighted Average Net Mortgage Rate.

            "Class A-J Certificate": A Certificate designated as "Class A-J" on the face thereof, in the form of Exhibit A-12 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-J Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.0400% and (ii) the Weighted Average Net Mortgage Rate.

            "Class A-M Certificate": A Certificate designated as "Class A-M" on the face thereof, in the form of Exhibit A-11 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-M Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.9990% and (ii) the Weighted Average Net Mortgage Rate.

            "Class A-2FL Available Funds": With respect to any Distribution Date, the sum of (i) the total amount of all principal and/or interest distributions on or in respect of the Class A-2FL Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Swap Counterparty pursuant to the Swap Contract for such Distribution Date, less
(iii) all amounts (exclusive of any Yield Maintenance Charges allocated in respect of the Class A-2FL Regular Interest) required to be paid to the Swap Counterparty pursuant to the Swap Contract for such Distribution Date.

            "Class A-2FL Certificate": A Certificate designated as "Class A-2FL" on the face thereof, in the form of Exhibit A-3 hereto, and evidencing an undivided beneficial in the portion of the Grantor Trust consisting of the Class A-2FL Regular Interest, the Floating Rate Account, the Swap Contract and the proceeds thereof.

            "Class A-2FL Distribution Conversion": With respect to any Distribution Date (i) during the continuation of a Swap Default while the Trustee (or the Paying Agent on its behalf) is pursuing remedies under the Swap Contract pursuant to Section 3.32 or (ii) following the termination of the Swap Contract, the conversion of distributions to the Class A-2FL Certificates from distributions based, in part, on interest payments from the Swap Counterparty under the Swap Contract to distributions based solely on distributions in respect of the Class A-2FL Regular Interest, as specified in Section 4.01(k).

            "Class A-2FL Fixed Swap Payment": With respect to any Distribution Date, the amount required to be paid to the Swap Counterparty by the Trust under the Swap Contract.

            "Class A-2FL Floating Swap Payment": With respect to any Distribution Date, the amount required to be paid to the Trust by the Swap Counterparty under the Swap Contract.

            "Class A-2FL Interest Distribution Amount": With respect to any Distribution Date, the sum of (a) interest accrued during the related Interest Accrual Period at the Class A-2FL Pass-Through Rate applicable for such Distribution Date on the Certificate Balance outstanding immediately prior to such Distribution Date of such Class and (b) to the extent not previously paid, amounts of interest distributable on the Class A-2FL Certificates for all previous Distribution Dates.

            "Class A-2FL Net Swap Payment": With respect to the related Interest Accrual Period, the excess, if any of (i) the Class A-2FL Fixed Swap Payment, over (ii) the Class A-2FL Floating Swap Payment.

            "Class A-2FL Pass-Through Rate": With respect to any Distribution Date for which a Class A-2FL Distribution Conversion has not occurred and is not continuing, a per annum rate equal to LIBOR plus 0.1250%, and with respect to any Distribution Date on which a Class A-2FL Distribution Conversion has occurred and is continuing, a per annum rate equal to the Class A-2FL Regular Interest Pass-Through Rate.

            "Class A-2FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class A-2FL Regular Interest on such Distribution Date.

            "Class A-2FL Regular Interest": The uncertificated interest corresponding to the Class A-2FL Certificates and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-2FL Regular Interest Distribution Amount": With respect to any Distribution Date, the aggregate distributions on the Class A-2FL Regular Interest pursuant to this Agreement, including, but not limited to, any payments of interest, principal, Yield Maintenance Charges and/or reimbursements.

            "Class A-2FL Regular Interest Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to 4.6730%.

            "Class A-SB Certificate": A Certificate designated as "Class A-SB" on the face thereof, in the form of Exhibit A-7 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-SB Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.8240% and (ii) the Weighted Average Net Mortgage Rate.

            "Class A-SB Planned Principal Balance": With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 4 hereto relating to the Class A-SB Certificates.

            "Class B Certificate": A Certificate designated as "Class B" on the face thereof, in the form of Exhibit A-13 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class B Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.1290% and (ii) the Weighted Average Net Mortgage Rate.

            "Class C Certificate": A Certificate designated as "Class C" on the face thereof, in the form of Exhibit A-14 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class C Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate minus 0.099%.

            "Class D Certificate": A Certificate designated as "Class D" on the face thereof, in the form of Exhibit A-15 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class D Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate minus 0.030%.

            "Class E Certificate": A Certificate designated as "Class E" on the face thereof, in the form of Exhibit A-16 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class E Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate.

            "Class F Certificate": A Certificate designated as "Class F" on the face thereof, in the form of Exhibit A-17 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class F Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate.

            "Class G Certificate": A Certificate designated as "Class G" on the face thereof, in the form of Exhibit A-18 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class G Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate.

            "Class H Certificate": A Certificate designated as "Class H" on the face thereof, in the form of Exhibit A-19 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class H Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate.

            "Class J Certificate": A Certificate designated as "Class J" on the face thereof, in the form of Exhibit A-20 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class J Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.6700% and (ii) the Weighted Average Net Mortgage Rate.

            "Class K Certificate": A Certificate designated as "Class K" on the face thereof, in the form of Exhibit A-21 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class K Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.6700% and (ii) the Weighted Average Net Mortgage Rate.

            "Class L Certificate": A Certificate designated as "Class L" on the face thereof, in the form of Exhibit A-22 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class L Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.6700% and (ii) the Weighted Average Net Mortgage Rate.

            "Class LA-1-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-5 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-6 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-7 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-8 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-9 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-10 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-11 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-12 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-13 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-14 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-15 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2FL-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2FL-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3A1-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3A1-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3A1-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3A1-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3A2-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3A2-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3A2-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-5 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-6 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-J Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-M Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-SB-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-SB-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-SB-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-SB-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-SB-5 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-SB-6 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LB Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LC Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LD-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LD-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LD-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LD-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LE-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LE-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LF-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LF-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LF-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LH-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LH-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LJ Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LK-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LK-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LL Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LM-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LM-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LN Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LNR Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LP Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LR Certificate": A Certificate designated as "Class LR" on the face thereof, in the form of Exhibit A-29 hereto, evidencing the sole class of "residual interest" in the Lower-Tier REMIC for purposes of the REMIC Provisions.

            "Class M Certificate": A Certificate designated as "Class M" on the face thereof, in the form of Exhibit A-23 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class M Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.6700% and (ii) the Weighted Average Net Mortgage Rate.

            "Class N Certificate": A Certificate designated as "Class N" on the face thereof, in the form of Exhibit A-24 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class N Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.6700% and (ii) the Weighted Average Net Mortgage Rate.

            "Class Notional Amount": The Class X-1 Notional Amount or the Class X-2 Notional Amount, as the context requires.

            "Class NR Certificate": A Certificate designated as "Class NR" on the face thereof, in the form of Exhibit A-26 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class NR Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.6700% and (ii) the Weighted Average Net Mortgage Rate.

            "Class P Certificate": A Certificate designated as "Class P" on the face thereof, in the form of Exhibit A-25 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class P Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.6700% and (ii) the Weighted Average Net Mortgage Rate.

            "Class R Certificate": A Certificate designated as "Class R" on the face thereof in the form of Exhibit A-28 hereto, and evidencing the sole class of "residual interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class S Certificate": A Certificate designated as "Class S" on the face thereof, in the form of Exhibit A-27 hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust consisting of the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof.

            "Class Unpaid Interest Shortfall": As to any Distribution Date and any Class of Certificates (other than the Class A-2FL Certificates) or the Class A-2FL Regular Interest, the excess, if any, of (a) the sum of (i) the Distributable Certificate Interest in respect of such Class of Certificates or the Class A-2FL Regular Interest, as applicable, for the immediately preceding Distribution Date and (ii) any outstanding Class Unpaid Interest Shortfall payable to such Class of Certificates or the Class A-2FL Regular Interest, as applicable, on such preceding Distribution Date over (b) the aggregate amount in respect of interest actually distributed to such Class of Certificates or the Class A-2FL Regular Interest, as applicable, on such immediately preceding Distribution Date. The Class Unpaid Interest Shortfall with respect to any Class of Certificates and the Class A-2FL Regular Interest as of the initial Distribution Date is zero. No interest shall accrue on Class Unpaid Interest Shortfalls.

            "Class X Certificates": The Class X-1 Certificates and the Class X-2 Certificates.

            "Class X Reference Rate": With respect to any Distribution Date, the rate for such Distribution Date specified in Schedule 3 hereto.

            "Class X-1 Certificate": Any one of the Certificates with a "Class X-1" designation on the face thereof, substantially in the form of Exhibit A-9 attached hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class X-1 Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of all the Components.

            "Class X-1 Pass-Through Rate": With respect to any Distribution Date, the weighted average of the Class X-1 Strip Rates for the respective Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

            "Class X-1 Strip Rate": (A) With respect to any Class of the Components (other than those Components that are Class X-2 Components which are included for purposes of calculating the Class X-2 Notional Amount for such Distribution Date) for any Distribution Date, a rate per annum equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Related Certificates and (B) with respect to any Components that are Class X-2 Components which are included for purposes of calculating the Class X-2 Notional Amount for such Distribution Date (i) for any Distribution Date occurring on or before the Class X-2 Termination Date, (x) the Weighted Average Net Mortgage Rate for such Distribution Date minus (y)(1) with respect to Component XC, the sum of (I) the Class X-2 Strip Rate for the applicable Class X-2 Component and (II) the Pass-Through Rate for the Related Certificates for such Distribution Date and (2) for each other Class X-2 Component, the greater of (I) the Class X Reference Rate for such Distribution Date and (II) the Pass-Through Rate for the Related Certificate for such Distribution Date, and (ii) for any Distribution Date occurring after the Class X-2 Termination Date, a rate per annum equal to (x) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (y) the Pass-Through Rate for the Related Certificates for such Distribution Date; provided, that in no event shall any Class X-1 Strip Rate be less than zero.

            "Class X-2 Certificate": Any one of the Certificates with a "Class X-2" designation on the face thereof, substantially in the form of Exhibit A-10 attached hereto and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class X-2 Components": Each of Component XA-1-2, Component XA-1-3, Component XA-1-4, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-2-1, Component XA-2-2, Component XA-2FL-1, Component XA-2FL-2, Component XA-3A1-1, Component XA-3A1-2, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XJ, Component XK-1, Component XK-2, Component XL, Component XM-1 and Component XM-2.

            "Class X-2 Notional Amount": (i) With respect to any Distribution Date on or prior to the Distribution Date in March 2006, the sum of the then Component Notional Amounts of Component XA-1-2, Component XA-1-3, Component XA-1-4, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-2-1, Component XA-2-2, Component XA-2FL-1, Component XA-2FL-2, Component XA-3A1-1, Component XA-3A1-2, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XJ, Component XK-1, Component XK-2, Component XL, Component XM-1 and Component XM-2.

                  (ii) With respect to any Distribution Date after the
            Distribution Date in March 2006 through and including the Distribution Date in September 2006, the sum of the then Component Notional Amounts of Component XA-1-3, Component XA-1-4, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-2-1, Component XA-2-2, Component XA-2FL-1, Component XA-2FL-2, Component XA-3A1-1, Component XA-3A1-2, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XJ, Component XK-1, Component XK-2, Component XL, Component XM-1 and Component XM-2.

                  (iii) With respect to any Distribution Date after the
            Distribution Date in September 2006 through and including the Distribution Date in March 2007, the sum of the then Component Notional Amounts of Component XA-1-4, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-2-1, Component XA-2-2, Component XA-2FL-1, Component XA-2FL-2, Component XA-3A1-1, Component XA-3A1-2, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XJ, Component XK-1, Component XK-2, Component XL, Component XM-1 and Component XM-2.

                  (iv) With respect to any Distribution Date after the
            Distribution Date in March 2007 through and including the Distribution Date in September 2007, the sum of the then Component Notional Amounts of Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-2-2, Component XA-2FL-2, Component XA-3A1-1, Component XA-3A1-2, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XJ, Component XK-1, Component XK-2, Component XL and Component XM-2.

                  (v) With respect to any Distribution Date after the
            Distribution Date in September 2007 through and including the Distribution Date in March 2008, the sum of the then Component Notional Amounts of Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-3A1-2, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XJ and Component XK-2.

                  (vi) With respect to any Distribution Date after the
            Distribution Date in March 2008 through and including the Distribution Date in September 2008, the sum of the then Component Notional Amounts of Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3 and Component XH-2.

                  (vii) With respect to any Distribution Date after the
            Distribution Date in September 2008 through and including the Distribution Date in March 2009, the sum of the then Component Notional Amounts of Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-2, and Component XG-3.

                  (viii) With respect to any Distribution Date after the
            Distribution Date in March 2009 through and including the Distribution Date in September 2009, the sum of the then Component Notional Amounts of Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3 and Component XG-3.

                  (ix) With respect to any Distribution Date after the
            Distribution Date in September 2009 through and including the Distribution Date in March 2010, the sum of the then Component Notional Amounts of Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-2 and Component XF-3.

                  (x) With respect to any Distribution Date after the
            Distribution Date in March 2010 through and including the Distribution Date in September 2010, the sum of the then Component Notional Amounts of Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2 and Component XF-3.

                  (xi) With respect to any Distribution Date after the
            Distribution Date in September 2010 through and including the Distribution Date in March 2011, the sum of the then Component Notional Amounts of Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4 and Component XE-2.

                  (xii) With respect to any Distribution Date after the
            Distribution Date in March 2011 through and including the Distribution Date in September 2011 the sum of the then Component Notional Amounts of Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-2, Component XD-3 and Component XD-4.

                  (xiii) With respect to any Distribution Date after the
            Distribution Date in September 2011 through and including the Distribution Date in March 2012, the sum of the then Component Notional Amounts of Component XA-1A-14, Component XA-1A-15, Component XA-4-5, Component XA-4-6, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-3 and Component XD-4.

                  (xiv) With respect to any Distribution Date after the
            Distribution Date in March 2012 through and including the Distribution Date in September 2012, the sum of the then Component Notional Amounts of Component XA-1A-15, Component XA-4-6, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC and Component XD-4.

                  (xv) after the Distribution Date in September, 2012, $0.

            "Class X-2 Pass-Through Rate": With respect to any Distribution Date, the weighted average of the Class X-2 Strip Rates for the respective Class X-2 Components that are Class X-2 Components which are included for purposes of calculating the Class X-2 Notional Amount for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

            "Class X-2 Strip Rate": With respect to each Class X-2 Component for any Distribution Date, a rate per annum equal to (i) for any Distribution Date occurring on or before the Class X-2 Termination Date, (A) with respect to Component LC, the lesser of (1) 0.0690% and (2) the Weighted Average Net Mortgage Rate for such Distribution Date minus the Pass-Through Rate in effect on such Distribution Date for the Class C Certificates and (B) with respect to each other Class X-2 Component, (1) the lesser of (I) the Weighted Average Net Mortgage Rate for such Distribution Date and (II) the Class X Reference Rate for such Distribution Date, minus (2) the Pass-Through Rate for the Related Certificates (provided, that in no event shall any Class X-2 Strip Rate be less than zero) and (ii) for any Distribution Date occurring after the Class X-2 Termination Date, 0% per annum.

            "Class X-2 Termination Date": The Distribution Date in September
2012.

            "Clearstream": Clearstream Banking, societe anonyme or any successor thereto.

            "Closing Date": September 29, 2005.

            "Closing Date Deposit Amount": $710,753.86, representing the aggregate amount of interest that would have accrued at the related Mortgage Rates for a 30 day period ending in October 2005 for those Mortgage Loans which do not have their first Monthly Payment due until November 2005.

            "CMSA": The Commercial Mortgage Securities Association, or any successor organization reasonably acceptable to the Trustee, the Paying Agent, the Master Servicers and the Directing Certificateholder.

            "CMSA Advance Recovery Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Bond Level File": The data file in the "CMSA Bond Level File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Bond Level File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Paying Agent.

            "CMSA Collateral Summary File": The data file in the "CMSA Collateral Summary File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Paying Agent, the Trustee and the Master Servicers.

            "CMSA Comparative Financial Status Report": The monthly report in "Comparative Financial Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

            "CMSA Delinquent Loan Status Report": The monthly report in the "Delinquent Loan Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for the form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

            "CMSA Financial File": The data file in the "CMSA Financial File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Financial File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

            "CMSA Historical Liquidation Report": The monthly report in the "Historical Liquidation File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan Report": The monthly report in the "Historical Loan Modification and Corrected Mortgage Loan Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

            "CMSA Investor Reporting Package (IRP)": The collection of reports specified by the CMSA from time to time as the "CMSA Investor Reporting Package." As of the Closing Date, the CMSA IRP contains seven electronic files ((1) CMSA Loan Set up File, (2) CMSA Loan Periodic Update File, (3) CMSA Property File, (4) CMSA Bond Level File, (5) CMSA Collateral Summary File, (6) CMSA Financial File and (7) CMSA Special Servicer Loan File) and ten surveillance reports ((1) CMSA Servicer Watch List, (2) CMSA Delinquent Loan Status Report, (3) CMSA REO Status Report, (4) CMSA Comparative Financial Status Report, (5) CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (6) CMSA Historical Liquidation Report, (7) CMSA Operating Statement Analysis Report, (8) CMSA NOI Adjustment Worksheet, (9) CMSA Loan Level Reserve/LOC Report and (10) CMSA Reconciliation of Funds Report). In addition, the CMSA Investor Reporting Package shall include the CMSA Advance Recovery Report (notwithstanding that such form of report has not been adopted or recommended by the CMSA) and the Realized Loss Report in the form attached hereto as Exhibit W (the "Realized Loss Report"). The CMSA IRP shall be substantially in the form of, and containing the information called for in, the downloadable forms of the "CMSA IRP" available as of the Closing Date on the CMSA website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CMSA for commercial mortgage backed securities transaction generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA IRP" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Master Servicers, the Special Servicer, the Trustee and the Paying Agent. For the purposes of the production of the CMSA Comparative Financial Status Report by any Master Servicer or the Special Servicer or any such report that is required to state information for any period prior to the Cut off Date, any Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by any Master Servicer, by the Special Servicer (if other than any Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by any Master Servicer (if other than the Special Servicer or an Affiliate thereof).

            "CMSA Loan Level Reserve/LOC Report": The monthly report in the "CMSA Loan Level Reserve/LOC Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers.

            "CMSA Loan Periodic Update File": The data file in the "CMSA Loan Periodic Update File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Master Servicers, the Paying Agent and the Trustee.

            "CMSA Loan Setup File": The data file in the "CMSA Loan Setup File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicers and the Paying Agent.

            "CMSA NOI Adjustment Worksheet": The worksheet in the "NOI Adjustment Worksheet" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA NOI Adjustment Worksheet" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

            "CMSA Operating Statement Analysis Report": The monthly report in the "Operating Statement Analysis Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Operating Statement Analysis Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

            "CMSA Property File": The data file in the "CMSA Property File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Property File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

            "CMSA Reconciliation of Funds Report": The monthly report in the "Reconciliation of Funds" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Paying Agent.

            "CMSA REO Status Report": The report in the "REO Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA REO Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be.

            "CMSA Servicer Watch List and Portfolio Review Guidelines": As of each Determination Date a report, including and identifying each Non Specially Serviced Mortgage Loan satisfying the "CMSA Portfolio Review Guidelines" approved from time to time by the CMSA in the "CSMA Master Servicer Watch List" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Servicer Watch List" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Special Servicer Loan File": The data file in the "CMSA Special Servicer Loan File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Special Servicer.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

            "Collateral Support Deficit": As defined in Section 4.04.

            "Commission": The Securities and Exchange Commission.

            "Companion Distribution Account": With respect to the Companion Loans, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled "[Applicable Master Servicer], as Companion Paying Agent for the Companion Holders of the Companion Loans, relating to the J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass Through Certificates, Series 2005-LDP4." The Companion Distribution Account shall not be an asset of the Trust Fund, but instead shall be held by the Companion Paying Agent on behalf of the Companion Holders. Any such account shall be an Eligible Account and may be a subaccount of the Certificate Account.

            "Companion Holder": Each of the holders of the Companion Loans.

            "Companion Loan": Each of the Companion Loans as defined in the Preliminary Statement.

            "Companion Paying Agent": The applicable Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.30.

            "Companion Register": The register maintained by the Companion Paying Agent pursuant to Section 3.31.

            "Compensating Interest Payments": With respect to each Mortgage Loan (or REO Loan), an amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Specially Serviced Mortgage Loan or a Mortgage Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due
Date) and (ii) the aggregate of (A) that portion of the applicable Master Servicer's Servicing Fees for such Distribution Date that is, in the case of each and every Mortgage Loan and REO Loan for which such Servicing Fees are being paid for such Due Period, calculated at 0.01% per annum, and (B) all Prepayment Interest Excesses with respect to the applicable Master Servicer received in respect of the Mortgage Loans for the related Distribution Date and
(C) to the extent earned solely on principal prepayments, Net Investment Earnings received by the applicable Master Servicer during such Due Period with respect to the Mortgage Loans and related Companion Loan related to such Prepayment Interest Shortfalls. However, if a Prepayment Interest Shortfall occurs as a result of the applicable Master Servicer's allowing the related Mortgagor to deviate from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (X) subsequent to a default under the related Mortgage Loan documents, (Y) pursuant to applicable law or a court order, or (Z) at the request or with the consent of the Directing Certificateholder), then, for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the amount in clause (ii) above shall be the aggregate of (1) all Servicing Fees with respect to the applicable Master Servicer for such Due Period, (2) all Prepayment Interest Excesses with respect to the applicable Master Servicer and (3) to the extent earned solely on Principal Prepayments, Net Investment Earnings received by the applicable Master Servicer during such Due Period with respect to the Mortgage Loan subject to such Principal Prepayment. In no event will the rights of the Certificateholders to offset the aggregate Prepayment Interest Shortfalls be cumulative.

            "Component": Each of Component XA-1-1, Component XA-1-2, Component XA-1-3, Component XA-1-4, Component XA-1A-1, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-2-1, Component XA-2-2, Component XA-2FL-1, Component XA-2FL-2, Component XA-3A1-1, Component XA-3A1-2, Component XA-3A1-3, Component XA-3A1-4, Component XA-3A2-1, Component XA-3A2-2, Component XA-3A2-3, Component XA-4-1, Component XA-4-2, Component XA-4-3, Component XA-4-4, Component XA-4-5, Component XA-4-6, Component XA-SB-1, Component XA-SB-2, Component XA-SB-3, Component XA-SB-4, Component XA-SB-5, Component XA-SB-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XD-3, Component XD-4, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XF-3, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XJ, Component XK-1, Component XK-2, Component XL, Component XM-1, Component XM-2, Component XN, Class XP and Component XNR.

            "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then Lower-Tier Principal Amount of its Related Uncertificated Lower-Tier Interest.

            "Component XA-1-1": One of the 69 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-1 Uncertificated Interest as of any date of determination.

            "Component XA-1-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-2 Uncertificated Interest as of any date of determination.

            "Component XA-1-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-3 Uncertificated Interest as of any date of determination.

            "Component XA-1-4": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-4 Uncertificated Interest as of any date of determination.

            "Component XA-1A-1": One of the 69 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-1 Uncertificated Interest as of any date of determination.

            "Component XA-1A-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-2 Uncertificated Interest as of any date of determination.

            "Component XA-1A-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-3 Uncertificated Interest as of any date of determination.

            "Component XA-1A-4": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-4 Uncertificated Interest as of any date of determination.

            "Component XA-1A-5": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-5 Uncertificated Interest as of any date of determination.

            "Component XA-1A-6": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-6 Uncertificated Interest as of any date of determination.

            "Component XA-1A-7": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-7 Uncertificated Interest as of any date of determination.

            "Component XA-1A-8": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-8 Uncertificated Interest as of any date of determination.

            "Component XA-1A-9": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-9 Uncertificated Interest as of any date of determination.

            "Component XA-1A-10": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-10 Uncertificated Interest as of any date of determination.

            "Component XA-1A-11": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-11 Uncertificated Interest as of any date of determination.

            "Component XA-1A-12": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-12 Uncertificated Interest as of any date of determination.

            "Component XA-1A-13": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-13 Uncertificated Interest as of any date of determination.

            "Component XA-1A-14": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-14 Uncertificated Interest as of any date of determination.

            "Component XA-1A-15": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-15 Uncertificated Interest as of any date of determination.

            "Component XA-2-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2-1 Uncertificated Interest as of any date of determination.

            "Component XA-2-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LA-2-2 Uncertificated Interest as of any date of determination.

            "Component XA-2FL-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2FL-1 Uncertificated Interest as of any date of determination.

            "Component XA-2FL-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2FL-2 Uncertificated Interest as of any date of determination.

            "Component XA-3A1-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A1-1 Uncertificated Interest as of any date of determination.

            "Component XA-3A1-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A1-2 Uncertificated Interest as of any date of determination.

            "Component XA-3A1-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A1-3 Uncertificated Interest as of any date of determination.

            "Component XA-3A1-4": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A1-4 Uncertificated Interest as of any date of determination.

            "Component XA-3A2-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A2-1 Uncertificated Interest as of any date of determination.

            "Component XA-3A2-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A2-2 Uncertificated Interest as of any date of determination.

            "Component XA-3A2-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3A2-3 Uncertificated Interest as of any date of determination.

            "Component XA-4-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-1 Uncertificated Interest as of any date of determination.

            "Component XA-4-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-2 Uncertificated Interest as of any date of determination.

            "Component XA-4-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-3 Uncertificated Interest as of any date of determination.

            "Component XA-4-4": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-4 Uncertificated Interest as of any date of determination.

            "Component XA-4-5": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-5 Uncertificated Interest as of any date of determination.

            "Component XA-4-6": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-6 Uncertificated Interest as of any date of determination.

            "Component XA-J": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-J Uncertificated Interest as of any date of determination.

            "Component XA-M": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-M Uncertificated Interest as of any date of determination.

            "Component XA-SB-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-SB-1 Uncertificated Interest as of any date of determination.

            "Component XA-SB-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-SB-2 Uncertificated Interest as of any date of determination.

            "Component XA-SB-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-SB-3 Uncertificated Interest as of any date of determination.

            "Component XA-SB-4": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-SB-4 Uncertificated Interest as of any date of determination.

            "Component XA-SB-5": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-SB-5 Uncertificated Interest as of any date of determination.

            "Component XA-SB-6": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-SB-6 Uncertificated Interest as of any date of determination.

            "Component XB": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LB Uncertificated Interest as of any date of determination.

            "Component XC": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LC Uncertificated Interest as of any date of determination.

            "Component XD-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LD-1 Uncertificated Interest as of any date of determination.

            "Component XD-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LD-2 Uncertificated Interest as of any date of determination.

            "Component XD-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LD-3 Uncertificated Interest as of any date of determination.

            "Component XD-4": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LD-4 Uncertificated Interest as of any date of determination.

            "Component XE-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LE-1 Uncertificated Interest as of any date of determination.

            "Component XE-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LE-2 Uncertificated Interest as of any date of determination.

            "Component XF-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LF-1 Uncertificated Interest as of any date of determination.

            "Component XF-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LF-2 Uncertificated Interest as of any date of determination.

            "Component XF-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LF-3 Uncertificated Interest as of any date of determination.

            "Component XG-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LG-1 Uncertificated Interest as of any date of determination.

            "Component XG-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LG-2 Uncertificated Interest as of any date of determination.

            "Component XG-3": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LG-3 Uncertificated Interest as of any date of determination.

            "Component XH-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LH-1 Uncertificated Interest as of any date of determination.

            "Component XH-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LH-2 Uncertificated Interest as of any date of determination.

            "Component XJ": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LJ Uncertificated Interest as of any date of determination.

            "Component XK-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LK-1 Uncertificated Interest as of any date of determination.

            "Component XK-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LK-2 Uncertificated Interest as of any date of determination.

            "Component XL": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LL Uncertificated Interest as of any date of determination.

            "Component XM-1": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LM-1 Uncertificated Interest as of any date of determination.

            "Component XM-2": One of the 69 components of the Class X-1 Certificates and one of the 64 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LM-2 Uncertificated Interest as of any date of determination.

            "Component XN": One of the 69 components of the Class X-1 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LN Uncertificated Interest as of any date of determination.

            "Component XNR": One of the 69 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LNR Uncertificated Interest as of any date of determination.

            "Component XP": One of the 69 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LP Uncertificated Interest as of any date of determination.

            "Controlling Class": As of any date of determination, the most subordinate Class of Regular Certificates (other than the Class X Certificates) then outstanding that has a then aggregate Certificate Balance at least equal to 25% of the Original Certificate Balance of such Class of Certificates. As of the Closing Date, the Controlling Class will be the Class NR Certificates.

            "Controlling Class Certificateholder's Option Period": As defined in
Section 3.18(a)(ii).

            "Controlling Class Certificateholders": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified by the Certificate Registrar to the Trustee from time to time by such Holder (or Certificate Owner).

            "Controlling Class Option Holder": As defined in Section 3.18(a)(i).

            "Corporate Trust Office": The corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS), J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2005-LDP4 (fax number (410) 715-2380).

            "Corrected Mortgage Loan": Any Specially Serviced Mortgage Loan that has become current and remained current for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Mortgage Loan or Companion Loan, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided, that no additional default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan to otherwise constitute a Specially Serviced Mortgage Loan) the servicing of which the Special Servicer has returned to the applicable Master Servicer pursuant to Section 3.21(a).

            "Crossed Group": With respect to any Mortgage Loan, such Mortgage Loan and all other Mortgage Loans that are cross-collateralized and cross-defaulted with such Mortgage Loan.

            "Crossed Loan": A Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Mortgage Loans.

            "Crossed Loan Repurchase Criteria": (i) The weighted average Debt Service Coverage Ratio for all remaining related Crossed Loans for the most recent twelve month period covered by an annual operating statement for the related Mortgaged Properties preceding the repurchase or substitution shall not be less than the greater of (a) the Debt Service Coverage Ratio for all such related Crossed Loans, including the affected Crossed Loan, for the four most recent calendar quarters preceding the repurchase or substitution, and (b) 1.25x, (ii) the weighted average LTV Ratio for all remaining related Crossed Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the lesser of (a) the weighted average LTV Ratio for all such related Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller and (b) 75%, (iii) the Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Paying Agent with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller either (A) causes the affected Crossed Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Loans prior to such repurchase or substitution or (B) otherwise forbears from exercising enforcement rights against the Primary Collateral of any Crossed Loan remaining in the Trust Fund and (v) the Directing Certificateholder shall have consented to the repurchase or substitution of the affected Crossed Loan, which consent shall not be unreasonably withheld.

            "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, any of the Mortgage Loan Sellers or an Affiliate of any of them. The Trustee shall be the initial Custodian.

            "Cut-off Date": With respect to each Mortgage Loan, the related Due Date of the Mortgage Loan in September 2005, or, with respect to each Mortgage Loan that has its first Due Date in October or November 2005, the later of September 1, 2005 and the origination date of such Mortgage Loan.

            "Cut-off Date Principal Balance": With respect to any Mortgage Loan or Companion Loan, the outstanding principal balance of such Mortgage Loan or Companion Loan, as the case may be, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

            "DBRS": Dominion Bond Rating Service, Inc., and its successors in interest. If neither DBRS nor any successor remains in existence, "DBRS" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the Master Servicers, the Directing Certificateholder and the Special Servicer, and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Debt Service Coverage Ratio": With respect to any Mortgage Loan for any twelve month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan during such period; provided, that with respect to the Mortgage Loans indicated on Schedule 2, which pay interest only for a specified period of time set forth in the related Mortgage Loan documents and then pay principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

            "Default Interest": With respect to any Mortgage Loan or Companion Loan, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Due Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

            "Defaulted Mortgage Loan": A Mortgage Loan (i) that is delinquent at least sixty days in respect of its Monthly Payments or more than thirty days (or sixty days with respect to the circumstances described in clause (ii) of the definition of Servicing Transfer Event) delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the applicable Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a "Defaulted Mortgage Loan".

            "Defaulting Party": As defined in Section 7.01(b).

            "Defeasance Accounts": As defined in Section 3.20(k).

            "Defect": As defined in Section 2.02(f).

            "Deficient Valuation": With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

            "Definitive Certificate": Any Certificate in definitive, fully registered form without interest coupons.

            "Denomination": As defined in Section 5.01(a).

            "Depositor": J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, or its successor in interest.

            "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Depository Rules": As defined in Section 5.02(b).

            "Determination Date": With respect to any Distribution Date, the fourth Business Day preceding such Distribution Date.

            "Determination Information": As defined in Section 3.18(a)(i).

            "Directing Certificateholder": The Controlling Class Certificateholder (or a representative thereof identified to the Master Servicers, the Special Servicer, the Trustee and the Paying Agent) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as certified by the Certificate Registrar from time to time; provided, however, that (i) absent such selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Directing Certificateholder which will initially be JER Investors Trust Inc.

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space "for occupancy only" within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust Fund or on behalf of a Companion Holder or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations
Section 1.856-4(b)(5)(ii).

            "Disqualified Organization": Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by such governmental unit),
(ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Paying Agent based upon an Opinion of Counsel as provided to the Paying Agent (at no expense to the Paying Agent) that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distributable Certificate Interest": With respect to any Distribution Date, as to any Class of Regular Certificates (other than the Class A-2FL Certificates) and the Class A-2FL Regular Interest, the Accrued Certificate Interest in respect of such Class of Regular Certificates or the Class A-2FL Regular Interest, as applicable, for such Distribution Date, reduced (to not less than zero) by any allocations to such Class of Certificates (other than in the case of the Class X Certificates) or the Class A-2FL Regular Interest, as applicable, of (i) the product of (a) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (b) a fraction, expressed as a decimal, the numerator of which is the Accrued Certificate Interest in respect of such Class of Certificates or the Class A-2FL Regular Interest, as applicable, for such Distribution Date, and the denominator of which is the aggregate Accrued Certificate Interest in respect of all the Classes of Regular Certificates (other than the Class A-2FL Certificates and the Class X Certificates) and the Class A-2FL Regular Interest for such Distribution Date, and (ii) any Certificate Deferred Interest for such Distribution Date allocated to such Class of Certificates or the Class A-2FL Regular Interest, as applicable, pursuant to Section 4.06(a).

            "Distribution Accounts": Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Floating Rate Account and the Excess Interest Distribution Account, all of which may be subaccounts of a single Eligible Account.

            "Distribution Date": The 15th day of each month, or, if such 15th day is not a Business Day, on the next succeeding Business Day, beginning in October 2005.

            "DTC": As defined in Section 5.03(d).

            "Due Date": With respect to (i) any Mortgage Loan or Companion Loan, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan or Companion Loan had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan or Companion Loan had been scheduled to be first due.

            "Due Period": With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Companion Loan occurring in the month preceding the month in which such Distribution Date occurs and ending on and including the Due Date for such Mortgage Loan or Companion Loan occurring in the month in which such Distribution Date occurs or the date that would have been the Due Date if the Mortgage Loan had a Due Date in October 2005. Notwithstanding the foregoing, in the event that the last day of a Due Period (or applicable grace period) is not a Business Day, any payments received with respect to the Mortgage Loans or Companion Loan relating to such Due Period on the Business Day immediately following such day shall be deemed to have been received during such Due Period and not during any other Due Period.

            "Eligible Account": Either (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Paying Agent and Trustee), (A) the long-term unsecured debt obligations of which are rated at least "Aa3" by Moody's, if the deposits are to be held in such account for 30 days or more, and the short-term debt obligations of which have a short-term rating of not less than "P-1" from Moody's, if the deposits are to be held in such account for less than 30 days,
(B) the long-term unsecured debt obligations of which are rated at least "AA-" by Fitch, if the deposits are to be held in such account for 30 days or more, and the short-term debt obligations of which have a short-term rating of not less than "F-1" from Fitch, if the deposits are to be held in such account for less than 30 days, (C) the long-term unsecured debt obligations of which are rated at least "A" by DBRS, if the deposits are to be held in such account for 30 days or more, (D) an account or accounts maintained with PNC Bank, National Association or KeyBank so long as PNC Bank, National Association or KeyBank, as applicable (1) has a long-term unsecured debt rating of at least "A1" (if the deposits are to be held in the account for more than 30 days) and a short-term rating of at least "P-1" (if the deposits are to be held in the account for 30 days or less) from Moody's and (2) has a long-term unsecured debt rating of at least "A" (if the deposits are to be held in the account for more than 30 days) and a short-term deposit or short-term unsecured debt rating of at least "F-1" (if the deposits are to be held in the account for 30 days or less) from Fitch, or (E) such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then current rating assigned to any of the Certificates will not be qualified, downgraded or withdrawn by reason thereof, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided, that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. ss. 9.10(b). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

            "Eligible Investor": Either (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

            "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard Sections 1527-99 or any successor thereto published by the American Society of Testing Materials.

            "Environmental Indemnity Agreement": With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor's obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Prohibited Holder": As defined in Section 5.02(c)(i)(A).

            "ERISA Restricted Certificate": Any Class J, Class K, Class L, Class M, Class N, Class P or Class NR Certificate; provided, that any such
Certificate: (a) will cease to be considered an ERISA Restricted Certificate and
(b) will cease to be subject to the transfer restrictions contained in Section 5.02(c) if, as of the date of a proposed transfer of such Certificate, either
(i) it is rated in one of the four highest generic ratings categories by a Rating Agency or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

            "Escrow Payment": Any payment received by any Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

            "Euroclear": Euroclear Bank societe anonyme or any successor thereto.

            "Eurohypo": Eurohypo AG, New York Branch, a German banking corporation, or its successor in interest.

            "Event of Default": One or more of the events described in Section 7.01(a).

            "Excess Interest": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued on such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon. The Excess Interest shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

            "Excess Interest Distribution Account": The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Paying Agent pursuant to Section 3.04(c), which shall be entitled "LaSalle Bank National Association as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Excess Interest Distribution Account," and which must be an Eligible Account (or a subaccount of an Eligible Account). The Excess Interest Distribution Account shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

            "Excess Rate": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

            "Exchange Act": The Securities Exchange Act of 1934, as amended from time to time.

            "Fannie Mae": Federal National Mortgage Association or any successor thereto.

            "FDIC": Federal Deposit Insurance Corporation or any successor thereto.

            "Final Recovery Determination": A reasonable determination by the Special Servicer, in consultation with the Directing Certificateholder, with respect to any Defaulted Mortgage Loan or Corrected Mortgage Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by any of the Mortgage Loan Sellers pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, the Controlling Class Option Holder, the applicable Companion Holder or the Special Servicer pursuant to
Section 3.18(b), any mezzanine lender pursuant to Section 3.18(e) or the applicable Master Servicer, Special Servicer, the Holders of the Controlling Class, or the Holders of the Class LR Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer's judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.

            "FIRREA": The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as it may be amended from time to time.

            "Fitch": Fitch, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the Master Servicers, the Directing Certificateholder and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Floating Rate Account": The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Paying Agent pursuant to Section 3.04(b), which shall be entitled "LaSalle Bank National Association as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass Through Certificates, Series 2005-LDP4 Class A-2FL Certificates, Floating Rate Account," and which must be an Eligible Account (or a subaccount of an Eligible Account). The Floating Rate Account shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

            "Freddie Mac": Federal Home Loan Mortgage Corporation or any successor thereto.

            "Gain-on-Sale Proceeds": With respect to any Mortgage Loan the excess of (i) Liquidation Proceeds of the Mortgage Loan or related REO Property net of any related Liquidation Expenses, unreimbursed Advances, Liquidation Fees, unreimbursed interest on Advances, unpaid Servicing Fees, and unpaid Special Servicing Fees and additional Trust Fund expenses over (ii) the Purchase Price for such Mortgage Loan on the date on which such Liquidation Proceeds were received.

            "Gain-on-Sale Reserve Account": A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Paying Agent, pursuant to Section 3.04(d) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Gain-on-Sale Reserve Account." Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

            "General Servicing Standard": As defined in Section 3.01(a).

            "GMAC Servicing Standard": As defined in Section 3.01(a).

            "Grantor Trust": A segregated asset pool within the Trust Fund consisting of (i) the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof, beneficial ownership of which is represented by the Class S Certificates, and (ii) the Class A-2FL Regular Interest, the Swap Contract, the Floating Rate Account and the proceeds thereof, beneficial ownership of which is represented by the Class A-2FL Certificates.

            "Ground Lease": The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

            "Group 1 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Group 2 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

            "Group A Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Servicing Group A, together with any other Mortgage Loan that is substituted in replacement thereof pursuant to or as contemplated by the related Mortgage Loan Purchase Agreement.

            "Group B Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Servicing Group B, together with any other Mortgage Loan that is substituted in replacement thereof pursuant to or as contemplated by the related Mortgage Loan Purchase Agreement.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Paying Agent, the Depositor, each Master Servicer, the Special Servicer, the Directing Certificateholder and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Paying Agent, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder or any Affiliate thereof and
(iii) is not connected with the Trustee, the Paying Agent, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Paying Agent, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Paying Agent, the Depositor, any Master Servicer, the Special Servicer, the Directing Certificateholder or any Affiliate thereof, as the case may be, provided, that such beneficial ownership constitutes less than 1% of the total assets of such Person.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Paying Agent, the applicable Master Servicer, any Companion Holder or the Trust, delivered to the Trustee, the Paying Agent, any Companion Holder and the applicable Master Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm's length, all within the meaning of Treasury Regulations
Section 1.856-4(b)(5) (except that any Master Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee to that effect) or (ii) any other Person (including the Master Servicers and the Special Servicer) upon receipt by the Trustee, the Paying Agent and the applicable Master Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Paying Agent, the Master Servicers or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

            "Initial Purchasers": J.P. Morgan Securities Inc.

            "Initial Sub-Servicer": With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with any Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement.

            "Initial Sub-Servicing Agreement": Any Sub-Servicing Agreement in effect as of the Closing Date.

            "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act.

            "Insurance and Condemnation Proceeds": All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standards (and in the case of any AB Mortgage Loan, to the extent any portion of such proceeds are received by the Paying Agent in connection with such AB Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement).

            "Insurance Policy": With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

            "Intercreditor Agreements": Each of the Roundy's Distribution Center Intercreditor Agreement, the Stoney Falls Apartments Intercreditor Agreement and the Oakridge Apartments Intercreditor Agreement.

            "Interest Accrual Period": With respect to any Class of Regular Certificates (other than the Class A-2FL Certificates), the Class A-2FL Regular Interest or the Uncertificated Lower-Tier Interests and any Distribution Date, the period beginning on the first day of the calendar month preceding the calendar month in which the related Distribution Date occurs and ending on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs, calculated assuming that each month has 30 days and each year has 360 days. With respect to the Class A-2FL Certificates and any Distribution Date, the Interest Accrual Period will be the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or in the case of the first Distribution Date, the Closing Date) to, but excluding the related Distribution Date, calculated assuming that each month has the actual number of days in such Interest Accrual Period and each year has 360 days.

            "Interest Distribution Amount": With respect to any Class of Regular Certificates (other than the Class A-2FL Certificates) and the Class A-2FL Regular Interest for any Distribution Date, an amount equal to the sum of the Distributable Certificate Interest and the Class Unpaid Interest Shortfall with respect to such Class of Regular Certificates or the Class A-2FL Regular Interest, as applicable, for such Distribution Date.

            "Interest Reserve Account": The trust account or subaccount of the Distribution Account created and maintained by the Paying Agent pursuant to
Section 3.25 in the name of "LaSalle Bank National Association, as Paying Agent, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Interest Reserve Account," into which the amounts set forth in
Section 3.25 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

            "Interest Reserve Loan": Each Actual/360 Mortgage Loan.

            "Interested Person": The Depositor, each Master Servicer, the Special Servicer, any Independent Contractor engaged by the Special Servicer, any Holder of a Certificate, each Companion Holder (but only with respect to the related AB Mortgage Loan) or any Affiliate of any such Person.

            "Investment Account": As defined in Section 3.06(a).

            "Investment Representation Letter": As defined in Section 5.02(b).

            "JPMorgan": JPMorgan Chase Bank, National Association, a banking association organized under the laws of the United States, or its successor in interest.

            "KeyBank": KeyBank National Association, a national banking association, or its successor in interest.

            "LaSalle": LaSalle Bank National Association, a national banking association, or its successor in interest.

            "Late Collections": With respect to any Mortgage Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Companion Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Companion Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Companion Loan by reason of default) on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term "Late Collections" shall specifically exclude Penalty Charges.

            "LIBOR": With respect to the Class A-2FL Certificates and each Interest Accrual Period, the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time, on the related LIBOR Determination Date. If such rate does not appear on Dow Jones Market Service Page 3750, the rate for that Interest Accrual Period shall be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any four major reference banks in the London interbank market selected by the Paying Agent to provide such bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Paying Agent shall request the principal London office of any four major reference banks in the London interbank market selected by the Paying Agent to provide a quotation of such rates, as offered by each such bank. If at least two such quotations are provided, the rate for that Interest Accrual Period shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Accrual Period shall be the arithmetic mean of the rates quoted by major banks in New York City selected by the Paying Agent, at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date with respect to such Mortgage Loan Accrual Period for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the LIBOR Determination Date with respect to such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Paying Agent shall determine LIBOR for each Interest Accrual Period and the determination of LIBOR by Paying Agent shall be binding absent manifest error.

            "LIBOR Determination Date": (i) With respect to the initial Interest Accrual Period, the date that is two LIBOR Business Days prior to the Closing Date, and (ii) with respect to each Interest Accrual Period thereafter, the date that is two LIBOR Business Days prior to the beginning of the related Interest Accrual Period.

            "LIBOR Business Day": Any day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

            "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Controlling Class Option Holder or the Special Servicer pursuant to Section 3.18(b); (v) such Mortgage Loan is purchased by the Special Servicer, the applicable Master Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to
Section 9.01; or (vi) such Mortgage Loan is purchased by (a) the applicable Companion Holder pursuant to or as contemplated by Section 3.18(d) or (b) a mezzanine lender pursuant to the related mezzanine intercreditor agreement. With respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased by the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01; or (iii) such REO Property is purchased by (a) the applicable Companion Holder pursuant to or as contemplated by Section 3.18(d) or (b) a mezzanine lender pursuant to the related mezzanine intercreditor agreement.

            "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses incurred by the Special Servicer in connection with a liquidation of any Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.18 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

            "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer receives a full or discounted payoff (or an unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) with respect thereto from the related Mortgagor or any Liquidation Proceeds or Insurance and Condemnation Proceeds with respect to the related Mortgage Loan, or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Mortgage Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to any event described in (1) clause (iii)(A) of the definition of "Liquidation Proceeds" if such purchase occurs within the first 90 days after the Special Servicer's initial determination of the fair value of such Specially Serviced Mortgage Loan, (2) clause (iv) of the definition of "Liquidation Proceeds" if such repurchase occurs within the time parameters (including any applicable extension period) set forth in this Agreement and in the related Mortgage Loan Purchase Agreement or, if such repurchase occurs after such time period, the Mortgage Loan Seller was acting in good faith to resolve such breach or defect or (3) clause (v) and clause (vi) of the definition of "Liquidation Proceeds," (except that a Liquidation Fee will be payable with respect to any purchase by a mezzanine lender or the holder of a Companion Loan if such purchase does not occur within 90 days following the date the related Mortgage Loan becomes a Specially Serviced Mortgage Loan).

            "Liquidation Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Loan, a rate equal to 1.00%.

            "Liquidation Proceeds": Cash amounts received by or paid to any Master Servicer or the Special Servicer in connection with: (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan through a trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii)
(A) the purchase of a Defaulted Mortgage Loan by the Majority Controlling Class Certificateholder, the Special Servicer or any Master Servicer or any of their assignees pursuant to Section 3.18(a) or (B) any other sale thereof pursuant to
Section 3.18(c), Section 3.18(e) or Section 3.18(f); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Mortgage Loan or REO Property by the Holders of the Controlling Class, the Special Servicer, any Master Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01 or; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the Companion Holder pursuant to Section 3.18(d) or (b) any other mezzanine lender of the related Mortgage Loan or REO Loan.

            "Loan Group": Either Loan Group 1 or Loan Group 2.

            "Loan Group 1": Collectively, all of the Mortgage Loans that are Group 1 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 1 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 1.

            "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Loan Group 1 Principal Shortfall for such Distribution Date, (b) that portion, if any, of the Scheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 1 and (c) that portion, if any, of the Unscheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 1; provided, that the Loan Group 1 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date, (ii) Workout Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 2 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 2 Principal Distribution Amount" had the Loan Group 2 Principal Distribution Amount been sufficient to make such reimbursements in full, over (B) the Loan Group 2 Principal Distribution Amount (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 2 Principal Distribution Amount") for that Distribution Date (provided, further,
(I) that, with respect to the amounts identified in clauses (i) and (ii) above, if any of such amounts reimbursed from principal collections on the Group 1 Mortgage Loans are subsequently recovered on the related Mortgage Loan, subject to the application of any recovery to increase the Loan Group 2 Principal Distribution Amount as required under clause (II) of the definition of "Loan Group 2 Principal Distribution Amount"), such recovery will be applied to increase the Loan Group 1 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs; and (II) that in the case of clause (iii) above, if any of such amounts reimbursed from principal collections on the Loan Group 2 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will first be applied to increase the Loan Group 1 Principal Distribution Amount up to such amounts and then to increase the Loan Group 2 Principal Distribution Amount).

            "Loan Group 1 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 1 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Balance of the Class A-1, Class A-2, Class A-3A1, Class A-3A2, Class A-4 and Class A-SB Certificates and the Class A-2FL Regular Interest, exceeds
(2) the aggregate amount distributed in respect of principal on the Class A-1, Class A-2, Class A-3A1, Class A-3A2, Class A-4 and Class A-SB Certificates and the Class A-2FL Regular Interest on the prior Distribution Date. There will be no Loan Group 1 Principal Shortfall on the first Distribution Date.

            "Loan Group 2": Collectively, all of the Mortgage Loans that are Group 2 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 2 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 2.

            "Loan Group 2 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Loan Group 2 Principal Shortfall for such Distribution Date, (b) that portion, if any, of the Scheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 2 and (c) that portion, if any, of the Unscheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 2; provided, that the Loan Group 2 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date, (ii) Workout Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 1 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 1 Principal Distribution Amount" had the Loan Group 1 Principal Distribution Amount been sufficient to make such reimbursements in full, over (B) the Loan Group 1 Principal Distribution Amount (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 1 Principal Distribution Amount") for that Distribution Date (provided, further,
(I) that, with respect to the amounts identified in clauses (i) and (ii) above, if any of such amounts reimbursed from principal collections on the Group 2 Mortgage Loans are subsequently recovered on the related Mortgage Loan, subject to the application of any recovery to increase the Loan Group 1 Principal Distribution Amount as required under clause (II) of the definition of "Loan Group 1 Principal Distribution Amount", such recovery will be applied to increase the Loan Group 2 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs; and (II) that in the case of clause (iii) above, if any of such amounts reimbursed from principal collections on the Loan Group 1 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will first be applied to increase the Loan Group 2 Principal Distribution Amount up to such amounts and then to increase the Loan Group 1 Principal Distribution Amount).

            "Loan Group 2 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 2 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Balance of the Class A-1A Certificates, exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1A Certificates on the prior Distribution Date. There will be no Loan Group 2 Principal Shortfall on the first Distribution Date.

            "Loan Pair": Collectively, a Companion Loan and the related AB Mortgage Loan.

            "Lower-Tier Distribution Account": The segregated account, accounts or sub-accounts created and maintained by the Paying Agent pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled LaSalle Bank National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Lower-Tier Distribution Account." Any such account, accounts or sub-accounts shall be an Eligible Account.

            "Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii), and in the case of the Class LA-1-1, Class LA-1-2, Class LA-1-3, Class LA-1-4, Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7, Class LA-1A-8, Class LA-1A-9, Class LA-1A-10, Class LA-1A-11, Class LA-1A-12, Class LA-1A-13, Class LA-1A-14, Class LA-1A-15, Class LA-2-1, Class LA-2-2, Class LA-2FL-1, Class LA-2FL-2, Class LA-3A1-1, Class LA-3A1-2, Class LA-3A1-3, Class LA-3A1-4, Class LA-3A2-1, Class LA-3A2-2, Class LA-3A2-3, Class LA-4-1, Class LA-4-2, Class LA-4-3, Class LA-4-4, Class LA-4-5, Class LA-4-6, Class LA-SB-1, Class LA-SB-2, Class LA-SB-3, Class LA-SB-4, Class LA-SB-5, Class LA-SB-6, Class LD-1, Class LD-2, Class LD-3, Class LD-4, Class LE-1, Class LE-2, Class LF-1, Class LF-2, Class LF-3, Class LG-1, Class LG-2, Class LG-3, Class LH-1, Class LH-2, Class LK-1, Class LK-2, Class LM-1 and Class LM-2 Uncertificated Interests, as set forth in Section 4.01(b)).

            "Lower-Tier Regular Distribution Amount": As defined in Section 4.01(b).

            "Lower-Tier REMIC": One of two separate REMICs comprising a portion of the Trust Fund, the assets of which consist of the Mortgage Loans (exclusive of Excess Interest), any REO Property with respect thereto (or an allocable portion thereof, in the case of the AB Mortgage Loans), such amounts as shall from time to time be held in the Certificate Account (other than with respect to the Companion Loans), the REO Account, if any, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the Lower-Tier Distribution Account, and all other property included in the Trust Fund that is not in the Upper-Tier REMIC or the Grantor Trust.

            "LTV Ratio": With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

            "MAI": Member of the Appraisal Institute.

            "Majority Controlling Class Certificateholder": As of any date, the Controlling Class Certificateholder owning a majority of the Percentage Interests in the Controlling Class.

            "Master Servicer": With respect to (a) the Group A Mortgage Loans and any related Companion Loans and any related REO Properties, and any matters relating to the foregoing, Master Servicer No. 1, and (b) the Group B Mortgage Loans and any related Companion Loans and any related REO Properties, and any matters relating to the foregoing, Master Servicer No. 2.

            "Master Servicer No. 1": GMAC Commercial Mortgage Corporation, in its capacity as master servicer with respect to the Group A Mortgage Loans and any related Companion Loans and any related REO Properties hereunder, or any successor master servicer appointed as provided herein with respect to the Group A Mortgage Loans, any related Companion Loans and any related REO Properties.

            "Master Servicer No. 2": Midland Loan Services, Inc., in its capacity as master servicer with respect to the Group B Mortgage Loans and any related Companion Loans and any related REO Properties hereunder, or any successor master servicer appointed as provided herein with respect to the Group B Mortgage Loans, any related Companion Loans and any related REO Properties.

            "Maturity Date": With respect to any Mortgage Loan or Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Mortgage Note.

            "Mezz Cap AB Mortgage Loans": The Stoney Falls Apartments AB Mortgage Loan and the Oakridge Apartments AB Mortgage Loan.

            "Mezz Cap AB Mortgage Loan Intercreditor Agreements": The Intercreditor Agreements related to the Mezz Cap AB Mortgage Loans.

            "Monthly Payment": With respect to any Mortgage Loan or Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without respect to any Excess Interest.

            "Moody's": Moody's Investors Service, Inc. If neither Moody's nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the Master Servicers and the Special Servicer, and specific ratings of Moody's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Mortgage": With respect to any Mortgage Loan or Companion Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note and creating a lien on the fee and/or leasehold interest in the related Mortgaged Property.

            "Mortgage Deferred Interest": With respect to any Mortgage Loan as of any Due Date that has been modified to reduce the rate at which interest is paid currently below the Mortgage Rate and capitalize the amount of such interest reduction, the excess, if any, of (a) interest accrued on the Stated Principal Balance thereof during the one-month interest accrual period set forth in the related Mortgage Note at the related Mortgage Rate over (b) the interest portion of the related Monthly Payment, as so modified or reduced, or, if applicable, Assumed Scheduled Payment due on such Due Date.

            "Mortgage File": With respect to each Mortgage Loan and Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

            (i) the original executed Mortgage Note bearing, or accompanied by, all prior and intervening endorsements, assignments or allonges showing a complete chain of endorsement or assignment from the originator of the Mortgage Loan to the most recent endorsee, and further endorsed (at the direction of the Depositor given pursuant to the applicable Mortgage Loan Purchase Agreement), on its face or by allonge attached thereto, without recourse, representation or warranty, express or implied to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank, N.A., as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4" or in blank, provided that the requirements of this clause (i) will be satisfied by delivery of a signed lost note affidavit and indemnity properly assigned or endorsed to the Trustee as described above, with a copy of the Mortgage Note attached to it;

            (ii) the original Mortgage (or a certified or other copy thereof from the applicable recording office) and originals (or certified or other copies from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent mortgagee of record, in each case with evidence of recording indicated thereon (except for recording information not yet available if the Mortgage or an assignment thereof has not been returned from the applicable recording office);

            (iii) an original assignment of the Mortgage, in complete and recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the most recent assignee of record thereof prior to the Trustee, or if none, by the originator to "Wells Fargo Bank, N.A., as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4" or in blank;

            (iv) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record, in each case with evidence of recording thereon (except for recording information not yet available if the Assignment of Leases or an assignment thereof has not been returned from the applicable recording office);

            (v) an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage and to the extent not already assigned pursuant to preceding clause (iii)), in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the applicable assignee of record to "Wells Fargo Bank, N.A., as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4" or in blank;

            (vi) an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the applicable Mortgage Loan Seller;

            (vii) an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage), in complete form, executed by the applicable Mortgage Loan Seller to "Wells Fargo Bank, N.A., as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4" or in blank;

            (viii) originals or copies of all consolidation, assumption, modification, written assurance and substitution agreements, with evidence of recording thereon, where appropriate, in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been consolidated or modified or the Mortgage Loan has been assumed;

            (ix) the original lender's title insurance policy or a copy thereof, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgagor's fee or leasehold interest in the Mortgaged Property, or if the policy has not yet been issued, an original or copy of a "marked-up" written commitment (marked as binding and in all cases countersigned by the title insurer or its authorized agent) or the pro forma or specimen title insurance policy (accepted or approved in writing by the title insurer or its authorized agent) or an agreement to provide the same pursuant to lender's escrow trust instructions executed by an authorized representative of the title insurance company in connection with the related Mortgage Loan;

            (x) the original or copy of any guaranty of the obligations of the Mortgagor under the Mortgage Loan and any intervening assignments;

            (xi) all UCC Financing Statements, assignments and continuation statements or copies thereof, as filed or recorded, or in form that is complete and suitable for filing or recording, as appropriate, or other evidence of filing or recording sufficient to perfect (and maintain the perfection of) the security interest held by the originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing or recording thereon, with the exception of filing or recording information not yet available because the UCC Financing Statement, assignment or continuation statement, as the case may be, has not yet been returned from the applicable filing or recording office), and to transfer such UCC Financing Statements to the Trustee;

            (xii) the original power of attorney or a copy thereof (with evidence of recording thereon) granted by the Mortgagor if the Mortgage, Mortgage Note or other document or instrument referred to above was not signed by the Mortgagor;

            (xiii) with respect to any Mortgage Loans with Additional Debt, a co-lender agreement, a subordination agreement or other intercreditor agreement, pursuant to which such Additional Debt will be subordinated to such Mortgage Loan as set forth in such intercreditor agreement;

            (xiv) any additional documents required to be added to the Mortgage File pursuant to this Agreement;

            (xv) with respect to any Mortgage Loan secured by a ground lease, the related ground lease or a copy thereof and any related ground lessor estoppels;

            (xvi) a copy of any letter of credit securing such Mortgage Loan and, within sixty (60) days of the Closing Date or such earlier date as required by the issuer of the letter of credit, a copy of the appropriate transfer or assignment documents (which may be in the form of an amendment) for such letter of credit;

            (xvii) a copy of any Environmental Indemnity Agreement, together with a copy of any environmental insurance policy;

            (xviii) a copy of any loan agreement(s);

            (xix) a copy of any escrow agreement(s);

            (xx) a copy of any property management agreement(s);

            (xxi) a copy of any franchise agreements and comfort letters related thereto;

            (xxii) a copy of any lock-box or cash management agreement(s);

            (xxiii) a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File (the "Mortgage Loan Checklist"); and

            (xxiv) with respect to each Mortgage Loan that has one or more Companion Loan(s), the related Intercreditor Agreement and a copy of each Mortgage Note relating to such Companion Loan(s), rather than the original;

provided, however, that (a) whenever the term "Mortgage File" is used to refer to documents held by the Trustee, or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Trustee or a Custodian appointed thereby, (b) if there exists with respect to any Crossed Group only one original or certified copy of any document referred to in the definition of "Mortgage File" covering all of the Mortgage Loans in such Crossed Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a "Mortgage File" for any Companion Loan, such "Mortgage File" shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note) and (d) the execution and/or recordation of any assignment of Mortgage, any separate assignment of Assignment of Leases and any assignment of any UCC Financing Statement in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (i) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (ii) any efforts undertaken by the Trustee, any Master Servicer, or the Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by Trustee, the applicable Master Servicer or the Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

            "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. As used in this Agreement, the term "Mortgage Loan" does not include any Companion Loan.

            "Mortgage Loan Checklist": As defined in the definition of "Mortgage File."

            "Mortgage Loan Purchase Agreement": Each of the agreements between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller's right, title and interest in and to the related Mortgage Loans.

            "Mortgage Loan Schedule": The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan:

                  (i) the loan identification number and loan servicing number
            (as specified in Annex A-1 to the Prospectus);

                  (ii) the Mortgagor's name;

                  (iii) the street address (including city, county, state and zip code) and name of the related Mortgaged Property;

                  (iv) the Mortgage Rate in effect at origination;

                  (v) the Net Mortgage Rate in effect at the Cut-off Date;

                  (vi) the original principal balance;

                  (vii) the Cut-off Date Principal Balance;

                  (viii) the (a) original term to stated maturity, (b) remaining term to stated maturity and (c) Maturity Date;

                  (ix) the original and remaining amortization terms;

                  (x) the amount of the Monthly Payment due on the first Due
            Date following the Cut-off Date;

                  (xi) the applicable Servicing Fee Rate;

                  (xii) whether the Mortgage Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;

                  (xiii) the Anticipated Repayment Date, if applicable;

                  (xiv) the Revised Rate of such Mortgage Loan, if any;

                  (xv) whether such Mortgage Loan is secured by the related
            Mortgagor's interest in a ground lease;

                  (xvi) identifying any Mortgage Loans with which such Mortgage
            Loan is cross-defaulted or cross-collateralized;

                  (xvii) the originator of such Mortgage Loan and the Mortgage
            Loan Seller;

                  (xviii) whether such Mortgage Loan has a guarantor;

                  (xix) whether such Mortgage Loan is secured by a letter of credit;

                  (xx) amount of any reserve or escrowed funds that were
            deposited at origination and any ongoing periodic deposit requirements;

                  (xxi) number of grace days;

                  (xxii) whether a cash management agreement or lock-box
            agreement is in place;

                  (xxiii) the general property type of the related Mortgaged
            Property;

                  (xxiv) whether the Mortgage Loan permits defeasance;

                  (xxv) the interest accrual period; and

                  (xxvi) the applicable Loan Group to which the Mortgage Loan belongs.

            Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

            "Mortgage Loan Seller": Each of: (1) JPMorgan, or its successor in interest, (2) LaSalle, (3) Eurohypo, (4) PNC Bank, (5) Artesia and (6) KeyBank.

            "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, together with any rider, addendum or amendment thereto.

            "Mortgage Rate": With respect to: (i) any Mortgage Loan or Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Companion Loan from time to time in accordance with the related Mortgage Note and applicable law, exclusive of the Excess Rate; or (ii) any Mortgage Loan or Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date.

            "Mortgaged Property": The real property subject to the lien of a Mortgage.

            "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

            "Net Aggregate Prepayment Interest Shortfall": With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments on the Mortgage Loans during the related Due Period, exceeds (b) the aggregate amount deposited by the applicable Master Servicer in its Certificate Account for such Distribution Date pursuant to Section 3.19 in connection with such Prepayment Interest Shortfalls.

            "Net Investment Earnings": With respect to each Certificate Account, the Servicing Accounts or the REO Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

            "Net Investment Loss": With respect to each Certificate Account, the Servicing Accounts or the REO Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

            "Net Mortgage Rate": With respect to any Mortgage Loan or REO Loan as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect, minus the Administrative Cost Rate; provided, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the applicable Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Mortgagor; provided, further, that if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating Pass-Through Rates, the Net Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest or Excess Interest) in respect of such Mortgage Loan during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Interest Reserve Loan, the Net Mortgage Rate for the one month period
(A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year, and (B) preceding the Due Date in March, will be the per annum rate stated in the related Mortgage Note less the related Administrative Cost Rate. With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

            "Net Operating Income": With respect to any Mortgaged Property, for any Mortgagor's fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of "Net Operating Income" approved from time to time endorsed and put forth by the CMSA.

            "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance; provided, that Workout-Delayed Reimbursement Amounts shall constitute a Nonrecoverable Advance only when the Person making such determination in accordance with the procedures specified in the definition of Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined in accordance with the Servicing Standards or the standards applicable to the Trustee as set forth in the definitions of "Nonrecoverable P&I Advance" and "Nonrecoverable Servicing Advance" that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable from Late Collections, Insurance Proceeds or Liquidation Proceeds, or any other recovery on or in respect of the related Mortgage Loan or REO Loan, or (b) has determined in accordance with the Servicing Standards or such other applicable standard that such Workout-Delayed Reimbursement Amounts, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, would not ultimately be recovered from aggregate principal collections in respect of the pool of the Mortgage Loans or REO Loans.

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the applicable Master Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the Special Servicer may, at its option, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standards, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the applicable Master Servicer or the Trustee notice of such determination. Any such determination shall be conclusive and binding on the applicable Master Servicer and the Trustee, provided, however, the Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable, and in the absence of a determination by the Special Servicer that such P&I Advance is a Nonrecoverable P&I Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. In making such recoverability determination, the applicable Master Servicer, Special Servicer or Trustee, as applicable, will be entitled (a) to consider (among other things)
(i) whether the Mortgagor is obligated under the terms of the related Mortgage Loan as it may have been modified to pay the related Advance and (ii) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of the applicable Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses and (c) to estimate and consider (consistent with the Servicing Standards in the case of the applicable Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee) (among other things) the timing of recoveries. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout Delayed Reimbursement Amount with respect to other Mortgage Loans which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standards, in the case of the applicable Master Servicer, or in its good faith business judgment in the case of the Trustee, may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for making a recoverability determination. Absent bad faith, the applicable Master Servicer's, Special Servicer's or the Trustee's determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer or the Special Servicer or the Trustee, as applicable, that the applicable Master Servicer or the Trustee, as the case may be, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer's Certificate delivered by either the Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Paying Agent, the Directing Certificateholder (and, in the case of the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative), the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Directing Certificateholder. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or Mortgaged Property). The Trustee shall be entitled to conclusively rely on the applicable Master Servicer's determination that a P&I Advance is or would be nonrecoverable and shall conclusively rely on and be bound by any determination of the Special Servicer that a P&I Advance is or would be nonrecoverable, and the applicable Master Servicer shall conclusively rely on and be bound by the Special Servicer's determination that a P&I Advance is or would be nonrecoverable. In the case of a cross-collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

            "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property which, in the reasonable judgment of the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Property. In making such recoverability determination, such Person will be entitled to consider (among other things) whether the Mortgagor is obligated under the terms of the related Mortgage Loan as it may have been modified to pay the related Advance, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of the applicable Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (consistent with the Servicing Standards in the case of the applicable Master Servicer, or the Special Servicer, or in its good faith business judgment in the case of the Trustee) (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout Delayed Reimbursement Amounts with respect to other Mortgage Loans which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standards, in the case of the applicable Master Servicer, may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for making a recoverability determination. The determination by the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer's Certificate delivered by either of the Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Paying Agent, the Directing Certificateholder (and, in the case of the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Directing Certificateholder; provided, however, that the Special Servicer may, at its option, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standards, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the applicable Master Servicer and the Trustee notice of such determination. Any such determination shall be conclusive and binding on the applicable Master Servicer, the Special Servicer and the Trustee; provided, however, the Special Servicer shall have no such obligation to make an affirmative determination that any Servicing Advance is or would be recoverable, and in the absence of a determination by the Special Servicer that such Advance is a Nonrecoverable Servicing Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal of the related Mortgage Loan or Mortgaged Property). The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the applicable Master Servicer's determination that a Servicing Advance is or would be nonrecoverable and shall conclusively rely on and be bound by any determination of the Special Servicer that a Servicing Advance is or would be nonrecoverable, and the applicable Master Servicer shall conclusively rely on and be bound by the Special Servicer's determination that a Servicing Advance is or would be nonrecoverable. In the case of a cross collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related cross collateralized Mortgage Loan.

            "Non-Registered Certificate": Unless and until registered under the Securities Act, any Class X-1, Class A-1A, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR, Class S, Class R or Class LR Certificate.

            "Non-Specially Serviced Mortgage Loan": Any Mortgage Loan or Companion Loan that is not a Specially Serviced Mortgage Loan.

            "Non-U.S. Person": Any person other than a U.S. Person, unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI (or successor form) or (ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes. A Person shall be treated as a Non-U.S. Person, (A) notwithstanding clause (i) of the preceding sentence, if it is a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned, directly or indirectly, through one more partnerships, trusts or other pass-through entities by a Non-U.S. Person or (B) if such Person is a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment of fixed base, within the meaning of an applicable income treaty, of such Person or any other U.S. Person.

            "Notional Amount": In the case of the Class X-1 Certificates, the Class X-1 Notional Amount. In the case of the Class X-2 Certificates, the Class X-2 Notional Amount. In the case of each Component, the amount set forth in the applicable definition thereof.

            "Oakridge Apartments AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 66.

            "Oakridge Apartments Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Oakridge Apartments AB Mortgage Loan.

            "Oakridge Apartments Intercreditor Agreement": That certain Intercreditor Agreement Among Noteholders, dated as of August 9, 2005, by and between JPMorgan, as the A Note Holder, and CBA-Mezzanine Capital Finance, LLC, as the B Note Holder, and related to the Oakridge Apartments AB Mortgage Loan.

            "Offered Certificates": The Class A-1, Class A-2, Class A-2FL, Class A-3A1, Class A-3A2, Class A-4, Class A-SB, Class A-M, Class A-J, Class X-2, Class B, Class C and Class D Certificates.

            "Officer's Certificate": A certificate signed by a Servicing Officer of the applicable Master Servicer or the Special Servicer, as the case may be, or a Responsible Officer of the Trustee or Paying Agent, as the case may be.

            "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the applicable Master Servicer or the Special Servicer, acceptable in form and delivered to the Trustee and the Paying Agent, except that any opinion of counsel relating to (a) the qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) qualification of the Grantor Trust as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes or (d) the resignation of the applicable Master Servicer, the Special Servicer or the Depositor pursuant to Section 6.04, must be an opinion of counsel who is in fact Independent of the Depositor, the applicable Master Servicer or the Special Servicer, as applicable.

            "Option Holder": As defined in Section 3.18(a).

            "Option Price": As defined in Section 3.18(a).

            "Original Certificate Balance": With respect to any Class of Certificates (other than the Class S, the Class X and the Residual Certificates) and the Class A-2FL Regular Interest, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

            "Original Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

            "Original Notional Amount": With respect to the Class X-1 Notional Amount and Class X-2 Notional Amount, the initial Notional Amount thereof as of the Closing Date, as specified in the Preliminary Statement.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance": As to any Mortgage Loan or REO Loan, any advance made by the applicable Master Servicer or the Trustee, as applicable, pursuant to
Section 4.03 or Section 7.05.

            "P&I Advance Date": The Business Day immediately prior to each Distribution Date.

            "P&I Advance Determination Date": With respect to any Distribution Date, the Business Day prior to the P&I Advance Date.

            "Pass-Through Rate": Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-2FL Pass-Through Rate, the Class A-2FL Regular Interest Pass-Through Rate, the Class A-3A1 Pass-Through Rate, the Class A-3A2 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-SB Pass-Through Rate, the Class A-1A Pass-Through Rate, the Class A-M Pass-Through Rate, the Class A-J Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class H Pass-Through Rate, the Class J Pass-Through Rate, the Class K Pass-Through Rate, the Class L Pass-Through Rate, the Class M Pass-Through Rate, the Class N Pass-Through Rate, the Class P Pass-Through Rate, the Class NR Pass-Through Rate, the Class X-1 Pass-Through Rate or the Class X-2 Pass-Through Rate.

            "Paying Agent": LaSalle Bank National Association, a national banking association organized under the laws of the United States, or any successor appointed thereto pursuant to Section 5.07 or any successor Paying Agent otherwise appointed hereunder.

            "Paying Agent Fee": The portion of the Trustee Fee payable to the Paying Agent pursuant to the terms hereof and calculated at the Paying Agent Fee Rate.

            "Paying Agent Fee Rate": 0.0003% per annum.

            "Penalty Charges": With respect to any Mortgage Loan (or successor REO Loan), any amounts actually collected thereon (or, in the case of a Mortgage Loan (or successor REO Loan thereto) that is part of a Loan Pair, actually collected on such Loan Pair and allocated and paid on such Mortgage Loan (or successor REO Loan) in accordance with the related Intercreditor Agreement) that represent late payment charges and/or Default Interest, other than a Yield Maintenance Charge or prepayment premium, and other than any Excess Interest.

            "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Regular Certificate, the percentage interest is equal to the Denomination of such Certificate divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date. With respect to a Class S Certificate or a Residual Certificate, the percentage interest is set forth on the face thereof.

            "Permitted Investments": Any one or more of the following obligations or securities (including obligations or securities of the Paying Agent, if otherwise qualifying hereunder), regardless whether issued by the Depositor, the applicable Master Servicer, the Special Servicer, the Trustee or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

                  (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided, that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as evidenced in writing;

                  (ii) time deposits, unsecured certificates of deposit, or
            bankers' acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short- term debt obligations of such depository institution or trust company are rated in the highest rating categories of each Rating Agency or such other rating as would not result in the downgrading, withdrawal or qualification of the then current rating assigned by each Rating Agency to any Class of Certificates as evidenced in writing;

                  (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

                  (iv) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, which debt obligations are rated in the highest rating categories of each Rating Agency or such other rating as would not result in the downgrading, withdrawal or qualification of the then current rating assigned by each Rating Agency to any Class of Certificates as evidenced in writing; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

                  (v) commercial paper (including both non interest bearing
            discount obligations and interest bearing obligations) of any corporation or other entity organized under the laws of the United States or any state thereof payable on demand or on a specified date maturing in one (1) year or less from the date of acquisition thereof and which is rated in the highest rating category of each Rating Agency (or such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned by each Rating Agency to any Class of Certificates as evidenced in writing);

                  (vi) money market funds, rated in the highest rating
            categories of each Rating Agency; and

                  (vii) any other demand, money market or time deposit,
            obligation, security or investment, (a) with respect to which each Rating Agency shall have confirmed in writing that such investment will not result in a downgrade, qualification or withdrawal of the then current rating assigned by such Rating Agency to any Class of Certificates as evidenced in writing and (b) which qualifies as a "cash flow investment" pursuant to Section 860G(a)(6) of the Code;

provided, however, that in each case if the investment is rated by S&P, (a) it shall not have an "r" highlighter affixed to its rating from S&P, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the applicable Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

            "Permitted Transferee": Any Person who is a Qualified Institutional Buyer.

            "Person": Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(c).

            "PNC Bank": PNC Bank, National Association, a national banking association, or its successor in interest.

            "Prepayment Assumption": A "constant prepayment rate" of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided, it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

            "Prepayment Interest Excess": For any Distribution Date and with respect to any Mortgage Loan that was subject to a prepayment in full or in part during the related Due Period, which prepayment was applied to such Mortgage Loan after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trustee Fee Rate, on the amount of such prepayment from and after such Due Date and ending on the date of such prepayment.

            "Prepayment Interest Shortfall": For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trustee Fee Rate, on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on such Due Date.

            "Primary Collateral": With respect to any Crossed Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Loan.

            "Primary Servicing Fee": The monthly fee payable by the applicable Master Servicer from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

            "Prime Rate": The "Prime Rate" as published in the "Money Rates" section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Paying Agent in its reasonable discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Paying Agent in its reasonable discretion) as may be in effect from time to time.

            "Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Principal Shortfall for such Distribution Date, (b) the Scheduled Principal Distribution Amount for such Distribution Date and (c) the Unscheduled Principal Distribution Amount for such Distribution Date; provided, that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided, that, in the case of clause (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

            "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Principal Shortfall": For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount distributed in respect of principal on the Class A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificates and the Class A-2FL Regular Interest for such preceding Distribution Date pursuant to Section 4.01(a) on such preceding Distribution Date. The Principal Shortfall for the initial Distribution Date will be zero.

            "Privileged Person": Each Rating Agency, any of the Holders of each Class of Certificates, each Underwriter, the Initial Purchasers, each Mortgage Loan Seller (solely with respect to the Mortgage Loans sold by such Mortgage Loan Seller to the Trust) and certain financial market publishers (which initially shall be Bloomberg, L.P., Trepp, LLC and Intex Solutions, Inc.), each party to this Agreement, the Swap Counterparty, the Directing Certificateholder, any designee of the Depositor and any other Person who shall have provided the Paying Agent with a certificate, using the form attached hereto as Exhibit U, which form is available from the Paying Agent, certifying that such Person is a Certificateholder, a beneficial owner or a prospective purchaser of a Certificate.

            "Prospectus": The Prospectus dated September 22, 2005, as supplemented by the Prospectus Supplement dated September 22, 2005, relating to the offering of the Offered Certificates.

            "Purchase Option": As defined in Section 3.18(a)(ii).

            "Purchase Option Notice": As defined in Section 3.18(a)(iii).

            "Purchase Price": With respect to any Mortgage Loan (or REO Loan) to be purchased by a Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement, by the Majority Controlling Class Certificateholder, the Special Servicer or the applicable Master Servicer pursuant to Section 3.18(b), by the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01 or to be otherwise sold pursuant to
Section 3.18(d), a price equal to:

                  (i) the outstanding principal balance of such Mortgage Loan
            (or related REO Loan) as of the date of purchase; plus

                  (ii) all accrued and unpaid interest on such Mortgage Loan (or the related REO Loan) at the related Mortgage Rate in effect from time to time (exclusive of Default and Excess Interest) to but not including the Due Date immediately preceding the Determination Date for the related Distribution Date in which such Purchase Price is included in the Available Distribution Amount; plus

                  (iii) all related Servicing Advances that are unreimbursed out of collections from the Mortgage Loan and accrued and unpaid interest on related Advances at the Reimbursement Rate, and any Special Servicing Fees whether paid or then owing allocable to such Mortgage Loan and all additional Trust Fund expenses in respect of such Mortgage Loan; plus

                  (iv) if such Mortgage Loan (or REO Loan) is being purchased by a Mortgage Loan Seller pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, to the extent not otherwise included pursuant to clause (iii), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, including, without limitation, all legal fees and expenses relating to the enforcement of such repurchase obligation; plus

                  (v) Liquidation Fees, if any, payable with respect to such
            Mortgage Loan.

With respect to any REO Property to be sold pursuant to Section 3.18(c), the "Purchase Price" shall mean the amount calculated in accordance with the preceding sentence in respect of the related REO Loan. With respect to any REO Property to be purchased or sold pursuant to Section 3.18(b) that relates to a Loan Pair, the term "REO Loan" shall mean the REO Loan with respect to both the related Mortgage Loan and the related Companion Loans.

            "Qualified Bidder": As defined in Section 7.01(c).

            "Qualified Institutional Buyer": A "qualified institutional buyer" as defined in Rule 144A under the Act.

            "Qualified Insurer": (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with a minimum claims paying ability rating of at least "A-3" by Moody's and "A-" by Fitch and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), except as set forth in Section 3.07(c), an insurance company that has a claims paying ability rated no lower than two ratings below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A-3" by Moody's, "A-" by Fitch and "A(low)" by DBRS (or, if not rated by one of such Rating Agencies, then at least "A-" by two other nationally recognized statistical rating organizations (which may include the other Rating Agencies)) or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not cause such Rating Agency to downgrade, qualify or withdraw the then current rating assigned by such Rating Agency to any Class of Certificates as evidenced in writing.

            "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have a then current loan-to-value ratio not higher than that of the deleted Mortgage Loan as of the Closing Date and a current loan-to-value ratio not higher than the then current loan-to-value ratio of the deleted Mortgage Loan, in each case using the "value" as determined using an MAI appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Servicing File;
(ix) have a then current debt service coverage ratio of not less than the original debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and a current debt service coverage ratio of not less than the current debt service coverage ratio of the deleted Mortgage Loan; (x) constitute a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller's expense); (xi) not have a maturity date or an amortization schedule after the date two years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the deleted Mortgage Loan; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved by the Directing Certificateholder; (xv) prohibit defeasance within two years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either of the REMICs established under this Agreement or the imposition of tax on either of such REMICs other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; (xviii) become a part of the same Loan Group as the deleted Mortgage Loan, and (xix) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan, then the amounts described in clause
(i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in (ii) through (xix); provided, the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate (net of the Servicing Fee Rate and the Trustee Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not subject to a cap equal to the Weighted Average Net Mortgage Rate) of any class of Regular Certificates (other than the Class A-2FL Certificates) or the Class A-2FL Regular Interest having a principal balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee and the Directing Certificateholders.

            "Rated Final Distribution Date": As to each Class of Certificates, October 15, 2042, the first Distribution Date after the 24th month following the end of the amortization term for the Mortgage Loan that, as of the Cut-off Date, has the longest remaining amortization term.

            "Rating Agency": Each of Moody's, Fitch and DBRS or their successors in interest. If no such rating agency or any successor remains in existence, "Rating Agency" shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the Special Servicer and the Master Servicers, and specific ratings of Moody's, Fitch and DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Rating Agency Trigger Event": The reduction of the Swap Counterparty's long-term ratings below "A3" or "A-" by Moody's or Fitch, respectively, or the short-term ratings below "P-1" or "F1+" by Moody's or Fitch, respectively.

            "Record Date": With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            "Registrar Office": As defined in Section 5.02(a).

            "Regular Certificate": Any of the Class A, Class A-SB, Class A-1A, Class A-M, Class A-2FL, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR, Class X-1 and Class X-2 Certificates.

            "Regulation D": Regulation D under the Act.

            "Regulation S": Regulation S under the Act.

            "Regulation S Book-Entry Certificates": The Regular Certificates sold in offshore transactions in reliance on Regulation S and represented by one or more Book-Entry Certificates deposited with the Paying Agent as custodian for the Depository.

            "Regulation S Investor": With respect to a transferee of a Regulation S Book-Entry Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

            "Regulation S Transfer Certificate": A certificate substantially in the form of Exhibit I-1 or Exhibit I-2 hereto, as applicable.

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate.

            "Related Certificates," "Related Uncertificated Lower-Tier Interests" and "Related Components of Class X Certificates": For each of the following Classes of Certificates or the Class A-2FL Regular Interest, as applicable, the related Class of Uncertificated Lower-Tier Interests and the related Components of Class X Certificates; for the following Components of the Class X Certificates, the related Class of Uncertificated Lower-Tier Interests and the related Class of Certificates or the Class A-2FL Regular Interest, as applicable, set forth below; and for the following Classes of Uncertificated Lower-Tier Interests, the related Components of the Class X Certificates and the related Class of Certificates or the Class A-2FL Regular Interest, as applicable, set forth below:


                                                                                             Related Components
                                                     Related Uncertificated                      of Class X
          Related Certificate                         Lower-Tier Interest                       Certificates
---------------------------------------  ---------------------------------------------     -----------------------
Class A-1 Certificate                    Class LA-1-1 Uncertificated Interest                      XA-1-1
                                         Class LA-1-2 Uncertificated Interest                      XA-1-2
                                         Class LA-1-3 Uncertificated Interest                      XA-1-3
                                         Class LA-1-4 Uncertificated Interest                      XA-1-4
Class A-1A Certificate                   Class LA-1A-1 Uncertificated Interest                     XA-1A-1
                                         Class LA-1A-2 Uncertificated Interest                     XA-1A-2
                                         Class LA-1A-3 Uncertificated Interest                     XA-1A-3
                                         Class LA-1A-4 Uncertificated Interest                     XA-1A-4
                                         Class LA-1A-5 Uncertificated Interest                     XA-1A-5
                                         Class LA-1A-6 Uncertificated Interest                     XA-1A-6
                                         Class LA-1A-7 Uncertificated Interest                     XA-1A-7
                                         Class LA-1A-8 Uncertificated Interest                     XA-1A-8
                                         Class LA-1A-9 Uncertificated Interest                     XA-1A-9
                                         Class LA-1A-10 Uncertificated Interest                    XA-1A-10
                                         Class LA-1A-11 Uncertificated Interest                    XA-1A-11
                                         Class LA-1A-12 Uncertificated Interest                    XA-1A-12
                                         Class LA-1A-13 Uncertificated Interest                    XA-1A-13
                                         Class LA-1A-14 Uncertificated Interest                    XA-1A-14
                                         Class LA-1A-15 Uncertificated Interest                    XA-1A-15
Class A-2 Certificate                    Class LA-2-1 Uncertificated Interest                      XA-2-1
                                         Class LA-2-2 Uncertificated Interest                      XA-2-2
Class A-2FL Regular Interest             Class LA-2FL-1 Uncertificated Interest                    XA-2FL-1
                                         Class LA-2FL-2 Uncertificated Interest                    XA-2FL-2
Class A-3A1 Certificate                  Class LA-3A1-1 Uncertificated Interest                    XA-3A1-1
                                         Class LA-3A1-2 Uncertificated Interest                    XA-3A1-2
                                         Class LA-3A1-3 Uncertificated Interest                    XA-3A1-3
                                         Class LA-3A1-4 Uncertificated Interest                    XA-3A1-4
Class A-3A2 Certificate                  Class LA-3A2-1 Uncertificated Interest                    XA-3A2-1
                                         Class LA-3A2-2 Uncertificated Interest                    XA-3A2-2
                                         Class LA-3A2-3 Uncertificated Interest                    XA-3A2-3
Class A-3 Certificate                    Class LA-3-1 Uncertificated Interest                      XA-3-1
                                         Class LA-3-2 Uncertificated Interest                      XA-3-2
                                         Class LA-3-3 Uncertificated Interest                      XA-3-3
                                         Class LA-3-4 Uncertificated Interest                      XA-3-4
                                         Class LA-3-5 Uncertificated Interest                      XA-3-5
                                         Class LA-3-6 Uncertificated Interest                      XA-3-6
Class A-4 Certificate                    Class LA-4-1 Uncertificated Interest                      XA-4-1
                                         Class LA-4-2 Uncertificated Interest                      XA-4-2
                                         Class LA-4-3 Uncertificated Interest                      XA-4-3
                                         Class LA-4-4 Uncertificated Interest                      XA-4-4
                                         Class LA-4-5 Uncertificated Interest                      XA-4-5
                                         Class LA-4-6 Uncertificated Interest                      XA-4-6
Class A-SB Certificate                   Class LA-SB-1 Uncertificated Interest                     XA-SB-1
                                         Class LA-SB-2 Uncertificated Interest                     XA-SB-2
                                         Class LA-SB-3 Uncertificated Interest                     XA-SB-3
                                         Class LA-SB-4 Uncertificated Interest                     XA-SB-4
                                         Class LA-SB-5 Uncertificated Interest                     XA-SB-5
                                         Class LA-SB-6 Uncertificated Interest                     XA-SB-6
Class A-M Certificate                    Class LA-M Uncertificated Interest                        XA-M
Class A-J Certificate                    Class LA-J Uncertificated Interest                        XA-J
Class B Certificate                      Class LB Uncertificated Interest                          XB
Class C Certificate                      Class LC Uncertificated Interest                          XC
Class D Certificate                      Class LD-1 Uncertificated Interest                        XD-1
                                         Class LD-2 Uncertificated Interest                        XD-2
                                         Class LD-3 Uncertificated Interest                        XD-3
                                         Class LD-4 Uncertificated Interest                        XD-4
Class E Certificate                      Class LE-1 Uncertificated Interest                        XE-1
                                         Class LE-2 Uncertificated Interest                        XE-2
Class F Certificate                      Class LF-1 Uncertificated Interest                        XF-1
                                         Class LF-2 Uncertificated Interest                        XF-2
                                         Class LF-3 Uncertificated Interest                        XF-3
Class G Certificate                      Class LG-1 Uncertificated Interest                        XG-1
                                         Class LG-2 Uncertificated Interest                        XG-2
                                         Class LG-3 Uncertificated Interest                        XG-3
Class H Certificate                      Class LH-1 Uncertificated Interest                        XH-1
                                         Class LH-2 Uncertificated Interest                        XH-2
Class J Certificate                      Class LJ Uncertificated Interest                          XJ
Class K Certificate                      Class LK-1 Uncertificated Interest                        XK-1
                                         Class LK-2 Uncertificated Interest                        XK-2
Class L Certificate                      Class LL Uncertificated Interest                          XL
Class M Certificate                      Class LM-1 Uncertificated Interest                        XM-1
                                         Class LM-2 Uncertificated Interest                        XM-2
Class N Certificate                      Class LN Uncertificated Interest                          XN
Class P Certificate                      Class LP Uncertificated Interest                          XP
Class NR Certificate                     Class LNR Uncertificated Interest                         XNR

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

            "REMIC Administrator": The Paying Agent or any REMIC administrator appointed pursuant to Section 10.04.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and temporary and final Treasury regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

            "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "J.E. Robert Company, Inc., or the applicable successor Special Servicer, as Special Servicer, for the benefit of Wells Fargo Bank, N.A., as trustee, in trust for registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, REO Account." Any such account or accounts shall be an Eligible Account.

            "REO Acquisition": The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

            "REO Disposition": The sale or other disposition of the REO Property pursuant to Section 3.18.

            "REO Extension": As defined in Section 3.16(a).

            "REO Loan": The Mortgage Loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the related REO Property remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of a REO Loan. All amounts payable or reimbursable to the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional Trust Fund expenses and any unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount" shall be deemed outstanding until recovered. Collections in respect of each REO Loan (exclusive of the amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer or the Special Servicer for the payment of unreimbursed Advances and interest thereon and the costs of operating, managing, selling, leasing and maintaining the related REO Property) shall be treated: first, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate in effect from time to time to, but not including, the Due Date in the Due Period of receipt (exclusive of any portion that constitutes Excess Interest); second, as a recovery of Unliquidated Advances with respect to such REO Loan that relate to Advances and were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount"; third, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; fourth, as a recovery of Nonrecoverable Advances, with respect to such REO Loan, that relate to Advances and were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount"; and fifth, in accordance with the Servicing Standards, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Penalty Charges, (ii) Yield Maintenance Charges and (iii) Excess Interest and other amounts, in that order.

            "REO Loan Accrual Period": With respect to any REO Loan and any Due Date therefor, the one-month period immediately preceding such Due Date.

            "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (and the related Companion Holder, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Loan Pair) and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.

            "REO Revenues": All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

            "Request for Release": A release signed by a Servicing Officer of the applicable Master Servicer or the Special Servicer, as applicable, in the form of Exhibit E attached hereto.

            "Residual Certificate": Any Class R Certificate or Class LR Certificate issued, authenticated and delivered hereunder.

            "Responsible Officer": When used with respect to each of the initial Trustee or the Paying Agent, any Vice President, Assistant Vice-President, Assistant Secretary or corporate trust officer in the corporate trust department of the Trustee or the Global Securities and Trust Services Group of the Paying Agent, and with respect to any successor Trustee or the Paying Agent, any officer or assistant officer in the corporate trust department of the Successor Trustee or the Paying Agent or any other officer of the Trustee or the Paying Agent customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee or the Paying Agent because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

            "Retained Fee Rate": A rate of 0.005% per annum.

            "Revised Rate": With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

            "Roundy's Distribution Center AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 8.

            "Roundy's Distribution Center B Note Representative": The holder of the Roundy's Distribution Center Companion Loan.

            "Roundy's Distribution Center Companion Loan": That certain loan evidenced by a certain subordinate Promissory Note B, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Roundy's Distribution Center AB Mortgage Loan.

            "Roundy's Distribution Center Control Appraisal Event": Means "Threshold Event" as defined in the Roundy's Distribution Center Intercreditor Agreement.

            "Roundy's Distribution Center Intercreditor Agreement": That certain Intercreditor and Servicing Agreement, dated as of August 9, 2005, by and between LaSalle Bank National Association, as the Note A Lender, and Scottsdale Capital LLC, as the Note B Lender, and related to the Roundy's Distribution Center AB Mortgage Loan.

            "Roundy's Distribution Center Mortgaged Property": The Mortgaged Property which secures the Roundy's Distribution Center Whole Loan.

            "Roundy's Distribution Center Whole Loan": The Roundy's Distribution Center AB Mortgage Loan, together with the Roundy's Distribution Center Companion Loan, each of which is secured by the same Mortgage on the Roundy's Distribution Center Mortgaged Property.

            "Rule 144A": Rule 144A under the Act.

            "Rule 144A Book-Entry Certificate": With respect to any Class of Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If S&P nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the applicable Master Servicer and the Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Scheduled Principal Distribution Amount": With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of (a) all Monthly Payments (excluding Balloon Payments and Excess Interest) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date, prior to, the related Due Period, and all Assumed Scheduled Payments for the related Due Period, in each case to the extent either
(i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date) (and not previously distributed to Certificateholders) or (ii) advanced by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

            "Securities Act": The Securities Act of 1933, as it may be amended from time to time.

            "Security Agreement": With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03(a).

            "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and in the case of an AB Mortgage Loan, the related Companion Loan) in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including (in the case of each of such clause (a) and clause (b)), but not limited to, (x) the cost of (i) compliance with the applicable Master Servicer's obligations set forth in Section 3.03(c),
(ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i)-(iv) of the definition of "Liquidation Proceeds," (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a "Servicing Advance". Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the applicable Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

            "Servicing Fee": With respect to each Mortgage Loan, Companion Loan and REO Loan, the fee payable to the applicable Master Servicer pursuant to the first paragraph of Section 3.11(a).

            "Servicing Fee Amount": With respect to the applicable Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, (a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Due Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan over the servicing fee rate (if any) applicable to such Mortgage Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan. With respect to each Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan serviced by such Sub-Servicer,
(a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Due Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan.

            "Servicing Fee Rate": With respect to each Mortgage Loan and REO Loan, a rate equal to the per annum rate set forth on the Mortgage Loan Schedule under the heading "Servicing Fee Rate," in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan. With respect to each Companion Loan, the rate payable to the applicable Master Servicer with respect to the related Mortgage Loan as set forth in the related Intercreditor Agreement.

            "Servicing File": Shall mean a photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller with respect to a Mortgage Loan and (to the extent that the identified documents existed on the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller to the applicable Master Servicer: (i) a copy of any engineering reports, environmental reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the Mortgage Loan Seller; (iii) copies of related financial statements or operating statements;
(iv) all legal opinions (excluding attorney-client communications between the Mortgage Loan Seller and its counsel which are privileged communications or constitute legal or other due diligence analyses), Mortgagor's Certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); and (vi) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease.

            "Servicing Group": Servicing Group A or Servicing Group B, as applicable.

            "Servicing Group A": Collectively, all of the Mortgage Loans that are Group A Loans and any successor REO Loans with respect thereto.

            "Servicing Group B": Collectively, all of the Mortgage Loans that are Group B Loans and any successor REO Loans with respect thereto.

            "Servicing Officer": Any officer and/or employee of the applicable Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by the applicable Master Servicer and the Special Servicer to the Paying Agent, the Trustee and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

            "Servicing-Released Bid": As defined in Section 7.01(c).

            "Servicing-Retained Bid": As defined in Section 7.01(c).

            "Servicing Standards": As defined in Section 3.01(a).

            "Servicing Transfer Event": With respect to any Mortgage Loan or Companion Loan, the occurrence of any of the following events:

                  (i) with respect to a Mortgage Loan that is not a Balloon
            Loan, a payment default shall have occurred at the original Maturity Date, or, if the original Maturity Date of such Mortgage Loan or Companion Loan has been extended, a payment default shall have occurred at such extended Maturity Date; or

                  (ii) in the case of a Balloon Payment, such payment is
            delinquent and the related Mortgagor has not provided the applicable Master Servicer (who shall promptly forward a copy of such written commitment to the Special Servicer and the Directing Certificateholder) on or prior to the related Maturity Date with a bona fide written commitment for refinancing, reasonably satisfactory in form and substance to such Master Servicer, which provides that such refinancing will occur within 60 days, provided that if such refinancing does not occur within such 60-day period, the related Mortgage Loan will become a Specially Serviced Mortgage Loan at the end of the 60-day period (or at the end of any shorter period beyond the date on which that Balloon Payment was due within which the refinancing is scheduled to occur); or

                  (iii) any Monthly Payment (other than a Balloon Payment) is more than 60 days delinquent (unless, in the case of each AB Mortgage Loan or Mortgage Loan with mezzanine debt, prior to such Monthly Payment becoming more than 60 days delinquent the holder of the related Companion Loan or mezzanine debt cures such delinquency); or

                  (iv) the applicable Master Servicer or the Special Servicer
            (in the case of the Special Servicer, with the consent of the Directing Certificateholder), as the case may be, makes a judgment that a payment default is imminent and is not likely to be cured by the related Mortgagor within 60 days; or

                  (v) a decree or order of a court or agency or supervisory
            authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Mortgagor; provided, that if such decree or order is discharged or stayed within 60 days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within 60 days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Mortgage Loan or Companion Loan shall no longer be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed by the Special Servicer); or

                  (vi) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

                  (vii) the related Mortgagor shall admit in writing its
            inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                  (viii) a default of which the applicable Master Servicer or the Special Servicer, as the case may be, has notice (other than a failure by such Mortgagor to pay principal or interest) and which the applicable Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Directing Certificateholder) determines in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders or the holders of the related Companion Loan, if applicable, has occurred and remained unremedied for the applicable grace period specified in the related Mortgage Loan or Companion Loan documents, other than the failure to maintain terrorism insurance if such failure constitutes an Acceptable Insurance Default (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

                  (ix) the applicable Master Servicer has received notice of the foreclosure or proposed foreclosure of any other lien on the related Mortgaged Property; or

                  (x) the applicable Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Directing Certificateholder) determines that (A) a default (other than as described in clause (iv) above) under the related Mortgage Loan is imminent, (B) such default will materially impair the value of the corresponding Mortgaged Property as security for the related Mortgage Loan or otherwise materially adversely affect the interests of Certificateholders (or, with respect to each AB Mortgage Loan, the holder of the related subordinate Companion Loan) and (C) the default will continue unremedied for the applicable cure period under the terms of the related Mortgage Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the related Mortgage Loan); provided that any determination that a Servicing Transfer Event has occurred under this clause (ix), with respect to any Mortgage Loan solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism, may be made only by the Special Servicer (with the consent of the Directing Certificateholder);

provided, if a Companion Loan becomes a Specially Serviced Mortgage Loan, the related AB Mortgage Loan shall also become a Specially Serviced Mortgage Loan. If an AB Mortgage Loan becomes a Specially Serviced Mortgage Loan, the related Companion Loan shall become a Specially Serviced Mortgage Loan. If any Mortgage Loan in a Crossed Group becomes a Specially Serviced Mortgage Loan, each other Mortgage Loan in such Crossed Group shall also become a Specially Serviced Mortgage Loan.

            "Similar Law": As defined in Section 5.02(c).

            "Sole Certificateholder": Any Certificate Owner of a book-entry Certificate or a Holder of a definitive Certificate holding 100% of the Class X-1, Class X-2, Class A-1A, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificates or, with respect to such Classes of Certificates, an assignment of the voting rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-2FL, Class A-3A1, Class A-3A2, Class A-4, Class A-SB, Class A-M, Class A-J, Class B, Class C and Class D Certificates have been retired.

            "Special Servicer": J.E. Robert Company, Inc., and its successors and assigns, or any successor Special Servicer appointed as herein provided.

            "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and REO Loan, the fee payable to the Special Servicer pursuant to the first paragraph of Section 3.11(b).

            "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Loan 0.25% per annum, computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO
Loan) or Companion Loan (if provided for under the related Intercreditor Agreement) or REO Loan in the same manner as interest is calculated on the Specially Serviced Mortgage Loans.

            "Specially Serviced Mortgage Loan": As defined in Section 3.01(a).

            "Startup Day": The day designated as such in Section 10.01(b).

            "Stated Principal Balance": With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received), plus (y) any Mortgage Deferred Interest added to the principal balance of such Mortgage Loan on or before the end of the immediately preceding Due Period minus (z) the sum of:

                  (i) the principal portion of each Monthly Payment due on such
            Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the applicable Master Servicer;

                  (ii) all Principal Prepayments received with respect to such
            Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution);

                  (iii) the principal portion of all Insurance and Condemnation
            Proceeds (to the extent allocable to principal on the related Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution); and

                  (iv) any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation that occurred prior to the end of the Due Period for the most recent Distribution Date.

            With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

                  (i) the principal portion of any P&I Advance made with respect to such REO Loan; and

                  (ii) the principal portion of all Insurance and Condemnation
            Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.

            A Mortgage Loan or a REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

            With respect to any Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date.

            "Statement to Certificateholders": As defined in Section 4.02(a).

            "Stoney Falls Apartments AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 39.

            "Stoney Falls Apartments Companion Loan": That certain loan evidenced by a certain Promissory Note (Note B), which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Stoney Falls Apartments AB Mortgage Loan.

            "Stoney Falls Apartments Intercreditor Agreement": That certain Intercreditor Agreement Among Noteholders, dated as of August 15, 2005, by and between LaSalle Bank National Association, as the A Note Holder, and CBA-Mezzanine Capital Finance, LLC, as the B Note Holder, and related to the Stoney Falls Apartments AB Mortgage Loan.

            "Subordinate Certificate": Any Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P or Class NR Certificate.

            "Sub-Servicer": Any Person with which the applicable Master Servicer has entered into a Sub-Servicing Agreement.

            "Sub-Servicing Agreement": The written contract between the applicable Master Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

            "Substitution Shortfall Amount": With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loans.

            "Successful Bidder": As defined in Section 7.01(c).

            "Swap Contract": The 1992 ISDA Master Agreement, together with the related schedule, confirmation and any annexes thereto, dated as of September [30], 2005, by and among the Swap Counterparty and the Trustee, solely in its capacity as Trustee, on behalf of the Trust.

            "Swap Counterparty": JPMorgan, acting in such capacity, or its successor in interest.

            "Swap Counterparty Collateral Account": The trust account or accounts created and maintained as a separate account or accounts by the Paying Agent pursuant to Section 3.32(g), which shall be entitled "LaSalle Bank National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass Through Certificates, Series 2005-LDP4 Class A-2FL Certificates (subject to the rights of the Swap Counterparty as provided in the Swap Contract), Swap Counterparty Collateral Account," and which must be an Eligible Account (or a subaccount of an Eligible Account). The Swap Counterparty Collateral Account shall not be an asset of either the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

            "Swap Default": Any failure on the part of the Swap Counterparty to
(i) make a required payment under the Swap Contract or (ii) either post acceptable collateral or find an acceptable replacement Swap Counterparty after a Rating Agency Trigger Event has occurred as required by Part 1, paragraph (k) of the Schedule to the Master Agreement in the related Swap Contract.

            "Swap Termination Fees": Any fees or expenses payable by the Swap Counterparty to the Trust in connection with a Swap Default, termination of the Swap Contract or liquidation of the Swap Contract, as specified in the Swap Contract.

            "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions, and the applicable federal income tax returns to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transfer Affidavit": As defined in Section 5.02(d).

            "Transferable Servicing Interest": Subject to reduction by the Trustee pursuant to Section 3.11(a), the amount by which the Servicing Fee otherwise payable to the Master Servicer No. 2 hereunder exceeds the sum of (i) the Primary Servicing Fee and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate.

            "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

            "Transferor Letter": As defined in Section 5.02(d).

            "Trust": The trust created hereby and to be administered hereunder.

            "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the applicable Master Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Servicing Accounts (to the extent of the Trust Fund's interest therein), amounts on deposit in the Certificate Accounts, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Floating Rate Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Trust Fund's interest in the Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Trust Fund's interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust Fund's interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Uncertificated Lower-Tier Interests and the Class A-2FL Regular Interest; (xii) the Swap Contract; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Mortgagor).

            "Trustee": Wells Fargo Bank, N.A., a national banking association in its capacity as trustee and its successors in interest, or any successor Trustee appointed as herein provided.

            "Trustee Exception Report": As defined in Section 2.02(b).

            "Trustee Fee": The fee to be paid to the Trustee as compensation for the Trustee's activities under this Agreement. The Trustee Fee includes the Paying Agent Fee. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the principal balance of any Companion Loan.

            "Trustee Fee Rate": A rate equal to 0.0008% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (and in the same manner as interest is calculated on the related Mortgage Loan) as of the preceding Distribution Date. The Trustee Fee Rate includes the Paying Agent Fee Rate.

            "Trustee's Direction": As defined in Section 7.01(a).

            "UCC": The Uniform Commercial Code, as enacted in each applicable state.

            "UCC Financing Statement": A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

            "Uncertificated Lower-Tier Interests": Any of the Class LA-1-1, Class LA-1-2, Class LA-1-3, Class LA-1-4, Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7, Class LA-1A-8, Class LA-1A-9, Class LA-1A-10, Class LA-1A-11, Class LA-1A-12, Class LA-1A-13, Class LA-1A-14, Class LA-1A-15, Class LA-2-1, Class LA-2-2, Class LA-2FL-1, Class LA-2FL-2, Class LA-3A1-1, Class LA-3A1-2, Class LA-3A1-3, Class LA-3A1-4, Class LA-3A2-1, Class LA-3A2-2, Class LA-3A2-3, Class LA-4-1, Class LA-4-2, Class LA-4-3, Class LA-4-4, Class LA-4-5, Class LA-4-6, Class LA-SB-1, Class LA-SB-2, Class LA-SB-3, Class LA-SB-4, Class LA-SB-5, Class LA-SB-6, Class LA-M, Class LA-J, Class LB, Class LC, Class LD-1, Class LD-2, Class LD-3, Class LD-4, Class LE-1, Class LE-2, Class LF-1, Class LF-2, Class LF-3, Class LG-1, Class LG-2, Class LG-3, Class LH-1, Class LH-2, Class LJ, Class LK-1, Class LK-2, Class LL, Class LM-1, Class LM-2, Class LN, Class LP and Class LNR Uncertificated Interests.

            "Underwriters": J.P. Morgan Securities Inc., ABN AMRO Incorporated, Deutsche Bank Securities Inc., KeyBanc Capital Markets, Inc., a Division of McDonald Investments Inc. and PNC Capital Markets, Inc.

            "Uninsured Cause": Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

            "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of
Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

            "Unscheduled Principal Distribution Amount": With respect to any Distribution Date and the Mortgage Loans, the aggregate of (a) all Principal Prepayments received on such Mortgage Loans on or prior to the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date) and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional Trust Fund expenses incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loans and any REO Loans on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date), but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

            "Upper-Tier Distribution Account": The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Paying Agent pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Upper-Tier Distribution Account." Any such account or accounts shall be an Eligible Account (or a subaccount of the Distribution Account).

            "Upper-Tier REMIC": One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

            "U.S. Dollars": Lawful money of the United States of America.

            "U.S. Person": A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            "Voting Rights": The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 4% in the case of the Class X Certificates (allocated pro rata, between the Class X-1 and Class X-2 Certificates based upon their Class Notional Amounts) and (ii) in the case of any other Class of Regular Certificates (other than the Class X certificates) a percentage equal to the product of 96% and a fraction, the numerator of which is equal to the aggregate Certificate Balance of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance of the Regular Certificates (other than the Class X Certificates), each determined as of the Distribution Date immediately preceding such time. None of the Class S Certificates, the Class R Certificates and the Class LR Certificates will be entitled to any Voting Rights. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates. Appraisal Reductions shall not result in a change in the Class Voting Rights of any Class of Regular Certificates.

            "Weighted Average Net Mortgage Rate": With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Due Period (after giving effect to any payments received during any applicable grace period).

            "Withheld Amounts": As defined in Section 3.25(a).

            "Workout-Delayed Reimbursement Amounts": With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Monthly Payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

            "Workout Fee": The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan.

            "Workout Fee Rate": A fee of 1.00%, with respect to each Corrected Mortgage Loan, of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Monthly Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition) at maturity, received on each Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan.

            "Yield Maintenance Charge": With respect to any Mortgage Loan or REO Loan, the yield maintenance charge or prepayment premium set forth in the related Mortgage Loan documents; provided, that no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

            Section 1.02 Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

            (i) All calculations of interest (other than as provided in the Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            (ii) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer, the Special Servicer, the Paying Agent or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standards consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

            (iii) Any reference to the Certificate Balance of any Class of Certificates or the Class A-2FL Regular Interest on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Certificates or the Class A-2FL Regular Interest on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a), (b) any Collateral Support Deficit allocated to such Class of Certificates or the Class A-2FL Regular Interest on the immediately preceding Distribution Date pursuant to
      Section 4.04, (c) the addition of any Certificate Deferred Interest allocated to such Class of Certificates or the Class A-2FL Regular Interest and added to such Certificate Balance pursuant to Section 4.06(b) and (d) any recoveries on the related Mortgage Loan of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the Mortgage Loans that resulted in a reduction of the Principal Distribution Amount, Loan Group 1 Principal Distribution Amount or Loan Group 2 Principal Distribution Amount, which recoveries are allocated to such Class of Certificates or the Class A-2FL Regular Interest and added to the Certificate Balance pursuant to Section 4.04(a). The Certificate Balance of the Class A-2FL Certificates shall be equal to the Certificate Balance of the Class A-2FL Regular Interest at all times, and any reductions or increases in the Certificate Balance of the Class A-2FL Regular Interest shall result in a corresponding reduction or increase, as applicable, of the Certificate Balance of the Class A-2FL Certificates.

            (iv) For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related Loan Documents may provide otherwise.

                               [End of Article I]


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests) all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 1, 2, 3, 4, 5, 6(a) (excluding clause
(viii) of Section 6(a)), 6(c), 6(d), 6(e), 6(f), 6(g), 10, 11, 13, 14, 15, 17,
18 and 19 of each of the Mortgage Loan Purchase Agreements, (iii) the Intercreditor Agreements, and (iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than (i) payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date and (ii) prepayments of principal collected on or before the Cut-off Date. The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 1, 2, 3, 4, 5, 6(a) (excluding clause (viii) of
Section 6(a)), 6(c), 6(d), 6(e), 6(f), 6(g), 10, 11, 13, 14, 15, 17, 18 and 19
of each of the Mortgage Loan Purchase Agreements, it is intended that the Trustee get the benefit of Sections 10, 11 and 14 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 10, 11 and 14 in connection therewith.

            (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby, on or before the Closing Date, the Mortgage File for each Mortgage Loan so assigned, with copies to the applicable Master Servicer. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied; provided, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of the definition of "Mortgage File," with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder's office, in the case of the documents and/or instruments referred to in clause (ii) of the definition of "Mortgage File," to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Trustee or such Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 18 months, after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate public filing office or county recorder's office such original or photocopy). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of the definition of "Mortgage File," with evidence of filing or recording thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause
(ii) of the definition of "Mortgage File" by the appropriate county recorder's office to be a true and complete copy of the original thereof submitted for recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, the applicable Mortgage Loan Seller cannot deliver in complete and recordable form (or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), (v) (to the extent not already assigned pursuant to clause (iii)) or (xi) of the definition of "Mortgage File" solely because of the unavailability of filing or recording information as to any existing document or instrument and/or because such assignments are assignments in blank and have not been completed in favor of the Trustee as specified in the related clause(s) of the definition of "Mortgage File," such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided, that all required original assignments with respect to such Mortgage Loan, in fully complete and recordable form (or form suitable for filing or recording, if applicable), are delivered to the Trustee or its Custodian within 180 days after the Closing Date (or within such longer period, not to exceed 18 months, as the Trustee in its discretion may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate public filing office or county recorder's office the applicable filing or recording information as to the related document or instrument). Notwithstanding anything herein to the contrary, with respect to letters of credit, the applicable Mortgage Loan Seller shall deliver to the applicable Master Servicer and the applicable Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trust (in care of the applicable Master Servicer))) that may be required in order for the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter of credit a copy thereof to the Trustee together with an officer's certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the applicable Master Servicer or an officer's certificate from the applicable Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), one of which shall be delivered to the Trustee on the Closing Date. If a letter of credit referred to in the previous sentence is not in a form that would allow the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the applicable Master Servicer within 60 days of the Closing Date. If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the applicable Master Servicer to draw on such letter(s) of credit on behalf of the Trust and shall cooperate with the reasonable requests of the applicable Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the applicable Master Servicer on behalf of the Trust.

            (c) Pursuant to each Mortgage Loan Purchase Agreement, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement ("Assignments" and, individually, "Assignment") relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office, and on the Closing Date, such Mortgage Loan Seller may deliver one (1) omnibus assignment for all such Mortgage Loans to the Trustee or its Custodian as provided in Section 2.01(b). Except under the circumstances provided for in the last sentence of this subsection (c), the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller's expense will, promptly (and in any event within 120 days after the later of the Closing Date and the Trustee's actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each assignment to the Trustee referred to in clauses (iii) and (v) of the definition of "Mortgage File" and each UCC assignment to the Trustee referred to in clause (xi) of the definition of "Mortgage File." Each such Assignment submitted for recording shall reflect that it should be returned by the public recording office to the Trustee or its designee following recording (or to the agent of the Mortgage Loan Seller who will then be responsible for delivery of the same to the Trustee or its designee), and each such UCC assignment submitted for recording or filing shall reflect that the file copy thereof should be returned to the Trustee or its designee following recording or filing (or to the agent of the Mortgage Loan Seller who will then be responsible for delivery of the same to the Trustee or its designee). If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about 180 days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the Mortgage Loan Seller or its designee shall, at the expense of the related Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate. If, by the first anniversary of the Closing Date, the Trustee has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Trustee pursue such confirmation at the related Mortgage Loan Seller's expense, and upon such a request and provision for payment of such expenses satisfactory to the Trustee, the Trustee, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction or of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Trustee or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Trustee shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Trustee, fail to appear of record and must be resubmitted. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of "Mortgage File," or to file any UCC-3 to the Trustee referred to in clause
(xi) of the definition of "Mortgage File," in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the applicable Master Servicer, the Special Servicer, any Sub-Servicer or the Depositor.

            (d) All documents and records in the Depositor's or the applicable Mortgage Loan Seller's possession relating to the Mortgage Loans (including financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding the applicable Mortgage Loan Seller's internal communications (including such communications between the Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney-client communications which are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the applicable Master Servicer within 5 Business Days after the Closing Date and shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests) and, if applicable, on behalf of the related Companion Holder. Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.

            (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the applicable Master Servicer, on or before the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

            (f) The Depositor shall use its best efforts to require that, promptly after the Closing Date, but in all events within three Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the applicable Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

            (g) The Paying Agent hereby acknowledges the receipt by it of the Closing Date Deposit Amount. The Paying Agent shall hold such Closing Date Deposit Amount in the Distribution Account and shall include the Closing Date Deposit Amount in the Available Distribution Amount for the initial Distribution Date. The Closing Date Deposit Amount shall remain uninvested.

            Section 2.02 Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or a Custodian on its behalf, subject to the provisions of Section 2.01 and the further review provided for in this Section 2.02 and to any exceptions noted on the Trustee Exception Report, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i), (ii), (ix), (xv),
(xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by the third to the last sentence of
Section 2.01(b) hereof) and (xxiii) of the definition of "Mortgage File" with respect to each Mortgage Loan, of a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, and of all other assets included in the Trust Fund and (2) declares (a) that it or a Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files, and
(b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and, with respect to any original document in the Mortgage File for each Loan Pair, for any present or future Companion Holder (and for the benefit of the Trustee as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests), as applicable. If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Sections 2.01 and 2.02.

            (b) Within 90 days of the Closing Date, the Trustee or a Custodian on its behalf, shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than 90 days after the Closing Date), the Trustee shall, in the form attached as Exhibit V, certify in writing to each of the Rating Agencies, the Depositor, the Master Servicers, the Special Servicer, the Directing Certificateholder and the Mortgage Loan Sellers that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full) and except as specifically identified in any exception report annexed to such writing (the "Trustee Exception Report"), (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by the third to last sentence of Section 2.01(b) hereof), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv),
(vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct. With respect to each Mortgage Loan listed on the Trustee Exception Report, the Trustee shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Trustee and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder's office).

            (c) The Trustee, or a Custodian on its behalf, shall review the Mortgage Loan documents received thereby subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Trustee shall, in the form attached as Exhibit V, certify in writing to each of the Depositor, the Master Servicers, the Special Servicer, the Directing Certificateholder (and, in the case of the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) and the applicable Mortgage Loan Seller that, as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any Mortgage Loan as to which a Liquidation Event has occurred) or any Mortgage Loan specifically identified in any exception report annexed to such writing (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by the third to last sentence of Section 2.01(b) hereof), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct.

            (d) Notwithstanding anything contained in this Section 2.02 and
Section 2.03(b) to the contrary, in the case of a deficiency in any of the documents specified in clauses (ii) through (v), (viii), (ix), (xi) and (xii) in the definition of "Mortgage File," resulting solely from a delay in the return of the related documents from the applicable filing or recording office, which deficiency (i) is continuing for (a) in the case of any Mortgage Loan that is not a Specially Serviced Mortgage Loan, more than eighteen (18) months following the Closing Date or (b) in the case of any Specially Serviced Mortgage Loan, thirty (30) days following a Servicing Transfer Event, and (ii) impairs or prohibits in any material way the applicable Master Servicer's or Special Servicer's ability to act upon, or enforce, any of the Trust Fund's rights and remedies under the related Mortgage Loan, or Specially Serviced Mortgage Loan, as applicable, at the time the applicable Master Servicer or Special Servicer attempts to act upon, or enforce, any such right or remedy, the Directing Certificateholder, in its sole judgment, may permit the related Mortgage Loan Seller, in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the Trustee an amount, to be held in trust in a segregated Eligible Account, equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the Trustee a letter of credit in such amount). Such funds or letter of credit, as applicable, shall be held by the Trustee (i) until the date on which the Trustee determines that such document deficiency has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time the Trustee shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) if the related Mortgage Loan is or becomes a Specially Serviced Mortgage Loan, until the date on which the Special Servicer certifies to the Trustee that it has determined in the exercise of its reasonable judgment that the document with respect to which such document deficiency exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the Mortgage Loan or for any immediate significant servicing obligation, at which time the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with the terms and conditions of Section 2.03(b) or Section 6 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer's certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon such date, the Trustee shall deposit, or cause the applicable Master Servicer to deposit, such funds, or shall draw upon the letter of credit and deposit the proceeds of such draw, into the applicable Certificate Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds which exceed the Substitution Shortfall Amount shall be returned to the Mortgage Loan Seller) in accordance with Section 2.03(b). All such funds deposited in a Certificate Account shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an "outside reserve fund" under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

            (e) It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii), (viii), (x) and (xii) through (xxii) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (ix), whether the insurance is effective as of the date of the recordation of the related Mortgage, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the recordation of the related Mortgage. Further, with respect to the UCC financing statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC financing statements delivered to the Trustee as part of the Mortgage File indicating otherwise, the Trustee may assume, for the purposes of the filings and the certification to be delivered in accordance with this
Section 2.02 that the related Mortgage File should include one state level UCC financing statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC financing statement filing), or if the Trustee has received notice that a particular UCC financing statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC financing statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC financing statement filing). The assignments of the UCC financing statements to be assigned to the Trust will be delivered on the new national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC financing statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then current laws.

            (f) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Trustee or any Custodian finds any document or documents constituting a part of a Mortgage File (1) not to have been properly executed or
(2) subject to Section 2.01(b) and (c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a "Defect" in the related Mortgage File), the Trustee shall promptly so notify the Depositor, the applicable Master Servicer, the Special Servicer, the Directing Certificateholder (and, in the case of the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) and the applicable Mortgage Loan Seller (and in no event later than 90 days after the Closing Date and every calendar quarter thereafter, commencing with the quarter ending December 31, 2005 until September 30, 2007), by providing a Trustee Exception Report setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Trustee and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder's office or filing office).

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers' Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties.
(a) The Depositor hereby represents and warrants that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

            (ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

            (iv) There is no action, suit or proceeding pending or, to the Depositor's knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

            (v) The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust and the Mortgage Loans have been validly transferred to the Trust.

            (b) If any Certificateholder, the applicable Master Servicer, the Special Servicer, the Paying Agent or the Trustee discovers (without implying any duty of such person to make, or to attempt to make, such a discovery) or receives notice of a Defect in any Mortgage File or a breach of any representation or warranty with respect to a Mortgage Loan set forth in, or required to be made with respect to a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to, the related Mortgage Loan Purchase Agreement (a "Breach"), which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein, such Certificateholder, the applicable Master Servicer, the Special Servicer, the Trustee, the Paying Agent or the Directing Certificateholder, as applicable, shall give prompt written notice of such Defect or Breach, as the case may be, to the Depositor, the applicable Master Servicer, the Special Servicer, the applicable Mortgage Loan Seller, the Trustee, the Paying Agent and the Directing Certificateholder and shall request in writing that the applicable Mortgage Loan Seller, not later than 90 days after the earlier of (i) the applicable Mortgage Loan Seller's receipt of such notice or (ii) in the case of a Defect or Breach relating to a Mortgage Loan not being a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulation Section 1.860G-2(f)(2) that causes a defective mortgage loan to be treated as a qualified mortgage, the applicable Mortgage Loan Seller's discovery of such Defect or Breach (the "Initial Cure Period") that materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein, (i) cure such Defect or Breach, as the case may be, in all material respects, (ii) repurchase the affected Mortgage Loan or REO Loan at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (iii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan or REO Loan (provided, that in no event shall any such substitution occur later than the second anniversary of the Closing Date) and pay the applicable Master Servicer for deposit into the related Certificate Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that if such Breach or Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Breach or Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional 90 days commencing immediately upon the expiration of the Initial Cure Period (such additional 90 day period, the "Extended Cure Period") to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan or substitute a Qualified Substitute Mortgage Loan)) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer's certificate to the Rating Agencies, the applicable Master Servicer, the Special Servicer, the Trustee and the Directing Certificateholder, setting forth the reason such Breach or Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Breach or Defect will be cured within the Extended Cure Period. Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a "qualified mortgage" (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective mortgage loan to be treated as a qualified mortgage) shall be deemed to materially and adversely affect the interests of Certificateholders therein, and such Mortgage Loan shall be repurchased or substituted for without regard to the extended cure period described in the preceding sentence. If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be deposited by wire transfer to the applicable Certificate Account. If any Breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller shall cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust Fund (by wire transfer of immediately available funds) the reasonable amount of any such costs and expenses incurred by the applicable Master Servicer, the Special Servicer, the Paying Agent, the Trustee or the Trust Fund that are the basis of such Breach and have not been reimbursed by the related Mortgagor; provided, however, that in the event any such costs and expenses exceed $10,000, the related Mortgage Loan Seller shall have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the Mortgagor shall be returned to the related Mortgage Loan Seller pursuant to Section 2.03(f) below. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-off Date and received by the applicable Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the applicable Master Servicer or the Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the applicable Master Servicer to the Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt.

                  Any of the following will cause a document in the Mortgage File to be deemed to have a Defect and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Mortgage Loan and to be deemed to materially and adversely affect the interest of the Certificateholders in and the value of a Mortgage Loan: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File a certified copy of the Mortgage and a certificate stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by paragraph (ix) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignment to the Trustee on behalf of the Trust, unless there is included in the Mortgage File a certified copy of each such missing intervening assignment and a certificate stating that the original intervening assignment was sent for filing or recordation, as applicable; (e) the absence from the Mortgage File of any required letter of credit; or (f) with respect to any leasehold mortgage loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described clauses (a) through (f)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation. Notwithstanding the foregoing, the delivery of executed escrow instructions or other commitment to issue a lender's title insurance policy, as provided in clause (ix) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender's title insurance, shall not be considered a Defect or Breach with respect to any Mortgage File if such actual policy is delivered to the Trustee or a Custodian on its behalf not later than 18 months following the Closing Date.

            (c) In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by this
Section 2.03, the Trustee, the applicable Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the applicable Master Servicer and the Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the applicable Master Servicer and the Special Servicer, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be, to the applicable Mortgage Loan Seller, in the same manner as provided in Section 6 of the related Mortgage Loan Purchase Agreement, so as to vest in such Mortgage Loan Seller, the legal and beneficial ownership of such repurchased or substituted for Mortgage Loan (including property acquired in respect thereof or proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

            (d) Section 6(e) of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, with respect to any Defect in a Mortgage File or any Breach of any representation or warranty with respect to a Mortgage Loan set forth in or required to be made pursuant to Section 6 of any of the Mortgage Loan Purchase Agreements.

            (e) The applicable Master Servicer or Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the Certificateholders and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests), enforce the obligations of the applicable Mortgage Loan Seller, under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, if any shall be carried out in such form, to such extent and at such time as the applicable Master Servicer or the Special Servicer, as the case may be, would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s). Any costs incurred by the applicable Master Servicer and the Special Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller, under the applicable Mortgage Loan Purchase Agreement shall be deemed to be Servicing Advances to the extent not otherwise provided herein. The applicable Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery, if any, of costs, expenses or attorneys' fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(viii) herein out of general collections on the Mortgage Loans on deposit in the Certificate Account.

            (f) If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund under the Mortgage Loan, to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller's rights pursuant to this Section 2.03(f) shall be junior, subject and subordinate to the rights of the Trustee, the Paying Agent, the Trust Fund, the applicable Master Servicer and the Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, the Paying Agent, the Trust Fund, the Master Servicer or the Special Servicer allocable to such Mortgage Loan. The applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standards, but taking into account the subordinate nature of the reimbursement to the Mortgage Loan Seller; provided, however, that the applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, determines in the exercise of its sole discretion consistent with the Servicing Standards that such actions by it will not impair the applicable Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan which would otherwise be payable to the applicable Master Servicer, the Special Servicer, the Trustee, the Paying Agent and the Certificateholders pursuant to the terms of this Agreement; provided, further, that the applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, may waive the collection of amounts due on behalf of the Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standards.

            (g) If (i) any Mortgage Loan is required to be repurchased or substituted for in the manner described in this Section, (ii) such Mortgage Loan is a Crossed Loan, and (iii) the applicable Defect or Breach does not constitute a Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Defect or Breach, as the case may be, will be deemed to constitute a Defect or Breach, as the case may be, as to any other Crossed Loan in the Crossed Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Loan(s) in the related Crossed Group as provided in Section 2.03(b) unless such other Crossed Loans satisfy the Crossed Loan Repurchase Criteria and the Mortgage Loan affected by the applicable Breach or Defect and Qualified Substitute Mortgage Loan, if any, satisfy all other criteria for substitution and repurchase of Mortgage Loans set forth herein. In the event that the remaining Crossed Loans in such Crossed Group satisfy the aforementioned criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Breach or Defect exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Group. Any reserve or other cash collateral or letters of credit securing the Crossed Loans shall be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in Section 2.03(h), all other terms of the Mortgage Loans shall remain in full force and effect without any modification thereof.

            (h) With respect to any Crossed Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Mortgage Loan in the manner prescribed in Section 2.03(g) while the Trustee continues to hold any other Crossed Loans in the related Crossed Group, the applicable Mortgage Loan Seller and the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other's Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

            Section 2.04 Execution of Certificates; Issuance of Uncertificated Lower-Tier Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Sections 2.01 and 2.02, the delivery to it, or a Custodian on its behalf, of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC. Concurrently with such assignment and delivery, and in exchange for the Mortgage Loans (other than Excess Interest), receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Uncertificated Lower-Tier Interests by the Paying Agent to the Depositor and (ii) acknowledges the authentication and delivery of the Class LR Certificates by the Paying Agent to or upon the order of the Depositor, and (iii) immediately thereafter, the Trustee acknowledges that it has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Uncertificated Lower-Tier Interests, the Regular Certificates (other than the Class A-2FL Certificates), the Class A-2FL Regular Interest and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates and the Class A-2FL Regular Interest in authorized Denominations evidencing the entire beneficial ownership of the Upper-Tier REMIC.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class A-2FL Regular Interest to the Trustee for the benefit of the Holders of the Class A-2FL Certificates. The Trustee (i) acknowledges the assignment to it of the Class A-2FL Regular Interest and acknowledges that it has executed the Swap Contract, (ii) declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class A-2FL Certificates and (iii) declares that it has caused the Certificate Registrar to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for, the Class A-2FL Regular Interest and for entering into the Swap Contract, and the Depositor hereby acknowledges the receipt by it or its designees of the Class A-2FL Certificates in authorized Denominations. In exchange for the Excess Interest, the Trustee acknowledges that it has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor the Class S Certificates in authorized Denominations.

            Section 2.05 Grantor Trust Designations. The Class S Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest, the Excess Interest Distribution Account and proceeds thereof, which portion shall be treated as a grantor trust within the meaning of subpart E, Part I of subchapter J of the Code. The Class A-2FL Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of the Class A-2FL Regular Interest, the Swap Contract, the Floating Rate Account and the proceeds thereof, which portion shall be treated as a grantor trust within the meaning of subpart E,
Part I of subchapter J of the Code.

                               [End of Article II]


                                   ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

            Section 3.01 Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans. (a) Each of the Master Servicers and the Special Servicer shall diligently service and administer the Mortgage Loans and the Companion Loans it is obligated to service pursuant to this Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Companion Loans, the related Companion Holders and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests), as a collective whole, taking into account the subordinate nature of the Companion Loans, as the case may be (as determined by the applicable Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement and, with respect to each Loan Pair, the related Intercreditor Agreement and the terms of the respective Mortgage Loans. With respect to each Loan Pair, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided, in no event shall the applicable Master Servicer or the Special Servicer take any action in accordance with the terms of any Intercreditor Agreement that would cause the applicable Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standards. Pursuant to the terms of each Mezz Cap AB Mortgage Loan Intercreditor Agreement and the Roundy's Distribution Center Intercreditor Agreement, it is contemplated that the Mortgagor under the Mezz Cap AB Mortgage Loans and the Roundy's Distribution Center AB Mortgage Loan and the related Companion Loan will remit payments on the related Mezz Cap AB Mortgage Loans and the Roundy's Distribution Center AB Mortgage Loan to the applicable Master Servicer hereunder, and for the Companion Loan that has been securitized or if it is securitized in the future, the related Mortgagor will remit payments on the related Companion Loan directly to the servicer for such securitizations; provided, however, that under certain default or trigger events identified in each Mezz Cap AB Mortgage Loan Intercreditor Agreement and the Roundy's Distribution Center Intercreditor Agreement, the Mortgagor under the Companion Loan (even after the Companion Loan has been securitized) will be required to remit payments on such Companion Loan directly to the applicable Master Servicer under this Agreement. To the extent consistent with the foregoing, each Master Servicer and the Special Servicer shall service the Mortgage Loans in accordance with the applicable Servicing Standard. The "Servicing Standards" means the General Servicing Standard or the GMAC Servicing Standard, as applicable. The "General Servicing Standard" means with respect to any Master Servicer (other than GMAC Commercial Mortgage Corporation) or Special Servicer the servicing of the Mortgage Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans owned by such Master Servicer or the Special Servicer, as the case may be, with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans or the Specially Serviced Mortgage Loans, as applicable, and the best interests of the Trust and the Certificateholders (and in the case of an AB Mortgage Loan, the related Companion Holder, taking into account the subordinate nature of the subject Companion Loan), as determined by such Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment, in either case, giving due consideration to the customary and usual standards of practice of prudent institutional, multifamily and commercial mortgage loan servicers, but without regard to: (i) any relationship that such Master Servicer, the Special Servicer or any Affiliate of such Master Servicer or the Special Servicer may have with any Mortgagor or any Affiliate of such Mortgagor, any Mortgage Loan Seller or any other parties to this Agreement;
(ii) the ownership of any Certificate or Companion Loan by such Master Servicer, the Special Servicer or any Affiliate of such Master Servicer or Special Servicer, as applicable; (iii) the adequacy of such Master Servicer's or the Special Servicer's, as the case may be, right to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (iv) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by such Master Servicer or Special Servicer; (v) any obligation of such Master Servicer or the Special Servicer or any of its affiliates (in their capacity as a Mortgage Loan Seller) to cure a breach of a representation or warranty or document defect with respect to, or repurchase or substitute for the Mortgage Loan; and (vi) any other debt such Master Servicer or the Special Servicer or any of its Affiliates has extended to any Mortgagor or any of its Affiliates. The "GMAC Servicing Standard" means, with respect to GMAC Commercial Mortgage Corporation, the servicing of the Mortgage Loans in accordance with the higher of the following standards of care: (1) with the same care, skill and diligence as is normal and usual in its mortgage servicing activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans that are comparable to the Mortgage Loans and (2) with a view to the timely collection of all principal and interest and other amounts due and payable under the Mortgage Loans or, if applicable, the Companion Loans and the AB Mortgage Loans as a collective whole, taking into account the subordinate nature of the Companion Loans, as applicable, and without regard to: (1) any relationship that Master Servicer No. 1 or any Affiliate of Master Servicer No. 1 may have with any Mortgagor; (2) the ownership of any Certificate or, if applicable, mezzanine loan or Companion Loan, by Master Servicer No. 1 or any Affiliate of Master Servicer No. 1; (3) Master Servicer No. 1's obligation to make Advances; and (4) the adequacy of Master Servicer No. 1's right to receive compensation payable to it and reimbursement for its costs hereunder or with respect to any particular transaction.

            Without limiting the foregoing, subject to Section 3.21, (1) Master Servicer No. 1 shall be obligated to service and administer all Group A Mortgage Loans which, in each case, do not constitute Specially Serviced Mortgage Loans,
(2) Master Servicer No. 2 shall be obligated to service and administer all Group B Mortgage Loans which, in each case, do not constitute Specially Serviced Mortgage Loans and (3) the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans and Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (the "Specially Serviced Mortgage Loans") and (ii) any REO Properties; provided, that the applicable Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to such REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, however, that the applicable Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the applicable Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder. Each Mortgage Loan or Companion Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in Section 3.21(a). Without limiting the foregoing, subject to Section 3.21, the applicable Master Servicer shall be obligated to service and administer all Mortgage Loans and Companion Loans, which are not Specially Serviced Mortgage Loans. The Special Servicer shall make the inspections, use its reasonable efforts to collect the statements and forward to the applicable Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Mortgage Loans in accordance with
Section 3.12. After notification to the applicable Master Servicer, the Special Servicer may contact the Mortgagor of any Non-Specially Serviced Mortgage Loan if efforts by the applicable Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the applicable Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the Master Servicers or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicers or the Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the applicable Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on the Master Servicers or the Special Servicer for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

            (b) Subject only to the Servicing Standards and the terms of this Agreement and of the respective Mortgage Loans and, if applicable, the Companion Loans, and any applicable Intercreditor Agreements (and intercreditor agreements entered into after the Closing Date with respect to any Mortgage Loan in connection with mezzanine debt permitted under the related Mortgage Loan documents), and applicable law, the Master Servicers and the Special Servicer each shall have full power and authority, acting alone or, in the case of any Master Servicer, subject to Section 3.22, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicers and the Special Servicer, in its own name (or in the name of the Trustee and, if applicable, the Companion Holder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, with respect to each Mortgage Loan (and, with respect to a Companion Loan, the Companion Holder) it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral;
(ii) subject to Sections 3.08 and 3.20, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments. Subject to Section 3.10, the Trustee shall furnish, or cause to be furnished, to the Master Servicers or the Special Servicer any powers of attorney and other documents necessary or appropriate to enable the Master Servicers or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicers or the Special Servicer. Notwithstanding anything contained herein to the contrary, each Master Servicer or the Special Servicer, as the case may be, shall not, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating such Master Servicer's or the Special Servicer's, as the case may be, representative capacity or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

            (c) To the extent each Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including the related Intercreditor Agreement) to exercise its discretion with respect to any action which requires a confirmation of the Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates, such Master Servicer shall require the costs of such written confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents require the Mortgagor to bear the costs of any confirmation of the Rating Agencies that an action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates, the applicable Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents are silent as to who bears the costs of any confirmation of the Rating Agencies that an action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates, the applicable Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. Each Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket.

            (d) The relationship of each of the Master Servicers and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

            (e) Each Master Servicer shall, to the extent permitted by the related Mortgage Loan documents and Companion Loan documents and consistent with the Servicing Standards, permit Escrow Payments to be invested only in Permitted Investments.

            (f) Within 60 days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof and (ii) the Closing Date, the applicable Master Servicer shall notify, or cause the applicable Mortgage Loan Seller to notify, each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the Trust (in care of the applicable Master Servicer) for the benefit of the Certificateholders and any related Companion Holders shall be the beneficiary under each such letter of credit and notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the applicable Master Servicer or the Special Servicer shall service such Mortgage Loan for the benefit of the Certificateholders. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the applicable Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then the applicable Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the Master Servicers nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

            (g) Notwithstanding anything herein to the contrary, in no event shall the Master Servicers (or the Trustee, as applicable) make a Servicing Advance with respect to any Companion Loan to the extent the related AB Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

            (h) Servicing and administration of each Companion Loan shall continue hereunder for so long as the corresponding AB Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

            (i) Master Servicer No. 2 agrees that it shall pay Moody's and Fitch's annual surveillance fees and the Depositor agrees that it shall pay DBRS's annual surveillance fees.

            Section 3.02 Collection of Mortgage Loan Payments. (a) Each of the applicable Master Servicers and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and Companion Loans (subject to the right of certain Companion Holders to receive payments directly from the related Mortgagor pursuant to the related Intercreditor Agreement) it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standards); provided, that with respect to the Mortgage Loans that have Anticipated Repayment Dates, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the applicable Master Servicer and the Special Servicer, shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the maturity date of the related Mortgage Loan or the outstanding principal balance of such Mortgage Loan has been paid in full; provided that the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The applicable Master Servicer or the Special Servicer, as the case may be, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan it is obligated to service hereunder three times during any period of twenty-four consecutive months with respect to any Mortgage Loan or Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made only after the applicable Master Servicer or Special Servicer, as the case may be, has given notice of a proposed waiver to the Directing Certificateholder, and the Directing Certificateholder has consented to such additional waiver (provided, that if the applicable Master Servicer or Special Servicer, as the case may be, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver).

            (b) All amounts collected on any Mortgage Loan or Companion Loan in the form of payments from Mortgagors, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage (and, with respect to each Loan Pair, the related Intercreditor Agreement) and, in the absence of such express provisions, such payments from Mortgagors, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied (after reimbursement first to the Trustee and second to the applicable Master Servicer for any related outstanding Advances (including Workout Delayed Reimbursement Amounts that have not been reimbursed to the applicable Master Servicer) and interest thereon as provided herein and unpaid servicing compensation, Liquidation Expenses and related additional Trust Fund expenses): first, as a recovery of accrued and unpaid interest on such Mortgage Loan or Companion Loan, as applicable, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of receipt; second, as a recovery of Unliquidated Advances, third as a recovery of principal of such Mortgage Loan then due and owing, in each case, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount"; fourth, as a recovery of Nonrecoverable Advances; fifth, in accordance with the Servicing Standards, as a recovery of any other amounts due and owing on such Mortgage Loan or Companion Loan, as applicable, including, without limitation, Penalty Charges, Yield Maintenance Charges and Excess Interest; and sixth, as a recovery of principal of such Mortgage Loan or Companion Loan, as applicable, to the extent of its entire unpaid principal balance. Notwithstanding the preceding, such provisions shall not be deemed to affect the priority of distributions of payments. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, in accordance with the preceding sentence. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof.

            (c) To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Loan Pair, the related Companion Loan and Intercreditor Agreement) and applicable law, the applicable Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which such Insurance and Condemnation Proceeds were received.

            (d) In the event that the applicable Master Servicer or Special Servicer receives Excess Interest prior to the Determination Date for any Due Period, or receives notice from the related Mortgagor that such Master Servicer or Special Servicer will be receiving Excess Interest prior to the Determination Date for any Due Period, such Master Servicer or Special Servicer, as the case may be, will promptly notify the Paying Agent. None of the Master Servicers, the Special Servicer or the Paying Agent shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

            (e) With respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, the applicable Master Servicer shall, to the extent consistent with the Servicing Standards, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or court order.

            Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) Each Master Servicer shall establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents and Companion Loan documents. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee, and then the applicable Master Servicer for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the applicable Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error, (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents, or
(viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, each Master Servicer, with respect to the Mortgage Loans it is obligated to service hereunder, shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall such Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the applicable Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

            (b) The Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other Mortgage Loans (and each Companion Loan) that it is responsible for servicing hereunder, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other Mortgage Loans and Companion Loans that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standards to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the applicable Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the Master Servicer at the written direction of the Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan or Companion Loan. The applicable Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the Servicing Standards. To the extent that a Mortgage Loan or a Companion Loan does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other Mortgage Loans and Companion Loans that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standards to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

            (c) In accordance with the Servicing Standards and for all Mortgage Loans and Loan Pairs that it is responsible for servicing hereunder, the applicable Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the applicable Master Servicer shall not be required to make such advance until the later of five Business Days after such Master Servicer, the Special Servicer or the Trustee, as applicable, has received confirmation that such item has not been paid or the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The Special Servicer shall give the applicable Master Servicer and the Trustee no less than five Business Days' written (facsimile or electronic) notice before the date on which such Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Mortgage Loan or REO Property; provided, however, that only two Business Days' written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis; provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The applicable Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees. In addition, the Special Servicer shall provide the applicable Master Servicer and the Trustee with such information in its possession as such Master Servicer or the Trustee, as the case may be, may reasonably request to enable such Master Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance. Any request by the Special Servicer that any Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and such Master Servicer shall be entitled to conclusively rely on such determination; provided, that the determination shall not be binding on such Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the Special Servicer shall report to the applicable Master Servicer if the Special Servicer determines any Servicing Advance previously made by such Master Servicer with respect to a Specially Serviced Mortgage Loan or REO Loan is a Nonrecoverable Servicing Advance. Such Master Servicer shall be entitled to conclusively rely on such a determination, and such determination shall be binding upon such Master Servicer, but shall no way limit the ability of such Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in
Section 3.05. No costs incurred by the applicable Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Paying Agent's calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans or the Companion Loans, notwithstanding that the terms of such Mortgage Loans or the Companion Loans so permit. If the applicable Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, the applicable Master Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations. The Special Servicer shall have no obligation under this Agreement to make any Servicing Advances.

            Notwithstanding anything to the contrary contained in this Section 3.03(c), any Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans) to make a payment from amounts on deposit in the applicable Certificate Account (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that such Master Servicer (or Special Servicer, as applicable) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Mortgage Loans or REO Loans, the Special Servicer has notified such Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided, that in each instance, such Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standards (as evidenced by an Officer's Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders (and, if applicable the Companion Holders), all as a collective whole. Each Master Servicer or Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust Fund pursuant to the terms of 3.19(c).

            (d) In connection with its recovery of any Servicing Advance out of the applicable Certificate Account pursuant to Section 3.05(a), the Trustee and then the applicable Master Servicer, as the case may be, shall be entitled to receive, out of any amounts then on deposit in such Certificate Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. Each Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the applicable Certificate Account.

            (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan, the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan, the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master Servicer shall, in accordance with the Servicing Standards, determine whether the related Mortgagor has failed to perform its obligations under the related Mortgage Loan and report any such failure to the Special Servicer within a reasonable time after the making of the request for written confirmation.

            Section 3.04 The Certificate Accounts, the Lower-Tier and Upper-Tier Distribution Accounts, the Companion Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the Floating Rate Account. (a) Each Master Servicer shall establish and maintain, or cause to be established and maintained, a Certificate Account in which such Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the Business Day following receipt of available funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans or Companion Loans;

            (ii) all payments on account of interest on the Mortgage Loans or Companion Loans, including Excess Interest, Yield Maintenance Charges and Default Interest;

            (iii) late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional Trust Fund expenses (other than Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11;

            (iv) all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Companion Loan or REO Property (other than Liquidation Proceeds that are received in connection with the purchase by the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class, or the Holders of the Class LR Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

            (v) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c);

            (vi) any amounts required to be deposited by the applicable Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the applicable Certificate Account; and

            (vii) any amounts required to be deposited by the applicable Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

            Notwithstanding the foregoing requirements, each Master Servicer need not deposit into its related Certificate Account any amount that such Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided, that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Certificate Account and then withdrawn.

            The foregoing requirements for deposit in any Certificate Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, or amounts collected for Mortgagor checks returned for insufficient funds need not be deposited by the applicable Master Servicer in its related Certificate Account. If the applicable Master Servicer shall deposit in its related Certificate Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Certificate Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.

            Upon receipt of any of the foregoing amounts in clauses (i)-(iv) above with respect to any Specially Serviced Mortgage Loans, the Special Servicer shall remit within one (1) Business Day such amounts to the applicable Master Servicer for deposit into the applicable Certificate Account, in accordance with this Section 3.04(a). Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the applicable Master Servicer for deposit into the Certificate Account, pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier.

            Funds in the Certificate Accounts may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Certificate Account for Master Servicer No. 1 shall be located at the offices of Escrow Bank in Midvale, Utah. As of the Closing Date, the Certificate Account for Master Servicer No. 2 shall be located at the offices of PNC Bank, National Association. Each Master Servicer shall give notice to the Trustee, the Special Servicer, the Paying Agent and the Depositor of the new location of its Certificate Account prior to or promptly after any change thereof.

            (b) The Paying Agent, on behalf of the Trustee, shall establish and maintain the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Floating Rate Account and the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders (and the Trustee as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests). The applicable Master Servicer shall deliver to the Paying Agent each month, on or before the P&I Advance Date therein, for deposit in the Lower-Tier Distribution Account, that portion of the Available Distribution Amount attributable to the Mortgage Loans (in each case, calculated without regard to clauses (a)(iv), (a)(viii), (c) and (d) of the definition of Available Distribution Amount) for the related Distribution Date then on deposit in the applicable Certificate Account after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii)-(xx).

            With respect to the Companion Loans, each Companion Paying Agent shall establish and maintain an account, which may be a subaccount of the applicable Certificate Account, for distributions to each Companion Holder (the "Companion Distribution Account") to be held for the benefit of the related Companion Holder and shall, promptly upon receipt, deposit in the Companion Distribution Account any and all amounts received by the Companion Paying Agent that are required by the terms of this Agreement to be deposited therein. Each Master Servicer shall deliver to the applicable Companion Paying Agent each month, on or before the P&I Advance Date therein, for deposit in the Companion Distribution Account, an aggregate amount of immediately available funds, to the extent of available funds, equal to the amount to be distributed to the related Companion Holder pursuant to the terms of this Agreement and the related Intercreditor Agreement.

            The Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Floating Rate Account and the Companion Distribution Account may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

            In addition to the amounts required to be deposited in the Lower-Tier Distribution Account pursuant to the third preceding paragraph, each Master Servicer shall, as and when required hereunder, deliver to the Paying Agent for deposit in the Lower-Tier Distribution Account:

            (i) any amounts required to be deposited by such Master Servicer pursuant to Section 3.19 as Compensating Interest Payments in connection with Prepayment Interest Shortfalls;

            (ii) any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03;

            (iii) any Liquidation Proceeds paid by such Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to
      Section 9.01 (exclusive of that portion thereof required to be deposited in the applicable Certificate Account pursuant to Section 9.01);

            (iv) any Yield Maintenance Charges actually collected; and

            (v) any other amounts required to be so delivered for deposit in the Lower-Tier Distribution Account pursuant to any provision of this Agreement.

            If, as of the close of business (New York City time), on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) are required to be delivered hereunder, the applicable Master Servicer shall not have delivered to the Paying Agent for deposit in the Lower-Tier Distribution Account and the Excess Interest Distribution Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance pursuant to Section 4.03(a) hereof), such Master Servicer shall pay the Paying Agent interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any grace period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Paying Agent.

            The Paying Agent shall, upon receipt, deposit in the Lower-Tier Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Paying Agent that are required by the terms of this Agreement to be deposited therein.

            Promptly on each Distribution Date, the Paying Agent shall be deemed to withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Regular Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date allocated in payment of the Uncertificated Lower-Tier Interests as specified in Sections 4.01(b) and 4.01(d), respectively, and then immediately be deemed to withdraw from the Upper-Tier Distribution Account and deposit in the Floating Rate Account an aggregate amount of immediately available funds equal to the Class A-2FL Regular Interest Distribution Amount, as specified in Section 4.01(a).

            Funds on deposit in the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Companion Distribution Account, the Floating Rate Account, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account shall remain uninvested. As of the Closing Date, the Interest Reserve Account, the Floating Rate Account, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account shall be located at the offices of the Paying Agent. The Paying Agent shall give notice to the Trustee, the Master Servicers and the Depositor of the location of the Interest Reserve Account, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Floating Rate Account and, if established, the Excess Interest Distribution Account and, if established, the Gain-on-Sale Reserve Account, and of the proposed location of such accounts prior to any change thereof.

            (c) Prior to any Determination Date for the first Due Period during which Excess Interest is received on any Mortgage Loan, and upon notification from the applicable Master Servicer or Special Servicer pursuant to Section 3.02(d), the Paying Agent, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in the name of the Paying Agent in trust for the benefit of the Class S Certificateholders. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, each Master Servicer shall remit to the Paying Agent for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Due Period.

            Following the distribution of Excess Interest to Class S Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Paying Agent shall terminate the Excess Interest Distribution Account.

            (d) The Paying Agent shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders. The Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Paying Agent. Funds in the Gain-on-Sale Reserve Account shall be held uninvested.

            Upon the disposition of any REO Property in accordance with Section
3.09 or Section 3.18, the Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized in connection with such sale and remit such funds to the Paying Agent for deposit into the Gain-on-Sale Reserve Account, other than Gain-on-Sale Proceeds allocable to the Companion Loans, which shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

            (e) On or before the Closing Date, the Paying Agent shall establish and maintain the Floating Rate Account in trust for the benefit of the Class A-2FL Certificateholders. The Floating Rate Account shall (i) at all times be an Eligible Account and (ii) relate solely to the Class A-2FL Certificates.

            The Paying Agent shall deposit into the Floating Rate Account all amounts received in respect of distributions on the Class A-2FL Regular Interest, as specified in Section 3.04(b), and shall immediately deposit into the Floating Rate Account all amounts received under the Swap Contract.

            Section 3.05 Permitted Withdrawals from the Certificate Accounts, the Distribution Accounts, the Companion Distribution Account, the Excess Interest Distribution Account and the Floating Rate Account. (a) Each Master Servicer may, from time to time, make withdrawals from its related Certificate Account for any of the following purposes (without duplication):

            (i) no later than 4:00 p.m. New York City time on each P&I Advance Date, to remit to the Paying Agent for deposit in the Lower-Tier Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted pursuant to the first paragraph of Section 3.04(b) and Section 3.04(c) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and pursuant to the second paragraph of
      Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited on the date specified in the related Intercreditor Agreement with respect to the Companion Loans;

            (ii) (A) to pay itself unpaid Servicing Fees in respect of each Mortgage Loan, Companion Loan, Specially Serviced Mortgage Loan and REO Loan, as applicable, such Master Servicer's rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Companion Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to pay the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Mortgage Loan or REO Loan or Corrected Mortgage Loan, as applicable, and any expense incurred by the Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties;

            (iii) to reimburse the Trustee, itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order), for unreimbursed P&I Advances, the applicable Master Servicer's or the Trustee's right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which such P&I Advances were made; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall additionally thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in its Certificate Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.05 (a));

            (iv) to reimburse the Trustee, itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order), for unreimbursed Servicing Advances, the applicable Master Servicer's or the Trustee's respective rights to receive payment pursuant to this clause
      (iv) with respect to any Mortgage Loan, Companion Loan or REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided, that, in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan subject to the terms of the related Intercreditor Agreement); provided, however, that if such Servicing Advance becomes a Workout Delayed Reimbursement Amount, then such Servicing Advance shall additionally thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in its Certificate Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.05(a));

            (v) to reimburse the Trustee, itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds received on the related Mortgage Loan and Companion Loan then out of the principal portion of general collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.05
      (a)), then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.19(c), out of other collections on the Mortgage Loans and REO Properties and, (2) with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.05 (a)), net of such amounts being reimbursed pursuant to (1) above (provided, that in case of such reimbursement relating to an AB Mortgage Loan, such reimbursement shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan subject to the terms of the related Intercreditor Agreement) or to pay itself, with respect to any Mortgage Loan and the Companion Loans, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the applicable Certificate Account of all amounts received in connection therewith;

            (vi) at such time as it reimburses the Trustee, itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as applicable (in that order) for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(c), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself, the Trustee or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), as the case may be, any interest accrued and payable thereon in accordance with Sections 3.03(d) and 3.11(c) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Trustee or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), or such other servicing party, as the case may be, any interest accrued and payable thereon;

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller under
      Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation, each such Person's right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan or Companion Loan being limited to that portion of the Purchase Price or Substitution Shortfall Amount paid with respect to such Mortgage Loan or Companion Loan that represents such expense in accordance with clause
      (iv) of the definition of Purchase Price; provided that, in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related AB Mortgage Loan to the extent provided in the related Intercreditor Agreement;

            (viii) in accordance with Section 2.03(e), to reimburse itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), or the Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller's obligations under Section 6 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise (provided, that in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan subject to the terms of the related Intercreditor Agreement);

            (ix) to pay for costs and expenses incurred by the Trust Fund pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties (provided, that in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan in accordance with the terms of the related Intercreditor Agreement);

            (x) to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (A) interest and investment income earned in respect of amounts relating to the Trust Fund held in its Certificate Account and the Companion Distribution Account as provided in
      Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to its Certificate Account and the Companion Distribution Account for the period from and including the prior P&I Advance Date to and including the Business Day prior to the P&I Advance Date related to such Distribution Date) and (B) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan is a Specially Serviced Mortgage Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund (other than Special Servicing Fees) in accordance with Section 3.11(d); and (b) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.11(b), Penalty Charges collected on Specially Serviced Mortgage Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund in accordance with Section 3.11(d));

            (xi) to recoup any amounts deposited in the applicable Certificate Account in error;

            (xii) to pay itself, the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement), the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 6.03(a) or 6.03(b) (provided, that in case of such payments relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan subject to the terms of the related Intercreditor Agreement prior to being payable out of general collections);

            (xiii) to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.16(a), 3.17(b), 3.20(a), 3.20(d) and
      10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Section 11.01(a) or 11.01(c) in connection with an amendment to this Agreement requested by the Trustee or the applicable Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.16(a) (provided, that in case of such payments relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan subject to the terms of the related Intercreditor Agreement prior to being payable out of general collections);

            (xiv) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicers, the Special Servicer, the Paying Agent or the Trustee is liable therefor pursuant to Section 10.01(g);

            (xv) to reimburse the Paying Agent out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund pursuant to Section 10.01(c);

            (xvi) to pay itself, the Special Servicer or the applicable Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller pursuant to Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the last two sentences of the first paragraph of Section 2.03(b);

            (xvii) to remit to the Paying Agent for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.25;

            (xviii) to clear and terminate the applicable Certificate Account at the termination of this Agreement pursuant to Section 9.01;

            (xix) to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the second paragraph of Section 3.04(b); and

            (xx) to pay for any expenditures to be borne by the Trust Fund pursuant to the second paragraph of Section 3.03(c).

            Each Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from its related Certificate Account.

            Each Master Servicer shall pay to the Special Servicer or the Paying Agent from its related Certificate Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Paying Agent describing the item and amount to which the Special Servicer or the Paying Agent is entitled. Each Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the applicable Certificate Account. To the extent a Nonrecoverable Advance or Workout Delayed Reimbursement Amount with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans pursuant to clauses (iii), (iv) or (v) of this Section 3.05(a), such reimbursement shall be made first, from the principal collection available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout Delayed Reimbursement Amounts related to such other Loan Group). To the extent a Nonrecoverable Advance with respect to a Mortgage Loan is required to be reimbursed from the interest portion of the general collections on the Mortgage Loans pursuant to clauses (iii), (iv) or (v) of this Section 3.05(a), such reimbursement shall be made first, from the interest collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the interest collections in such Loan Group are not sufficient to make such reimbursement in full, then from the interest collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances related to such other Loan Group).

            (b) The Paying Agent may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes:

            (i) to be deemed to make deposits of the Lower-Tier Regular Distribution Amount pursuant to Section 4.01(b) and to distribute the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(d) in the Upper-Tier Distribution Account, subject to the penultimate paragraph of Section 3.04(b), and to make distributions on the Class LR Certificates pursuant to Section 4.01(b);

            (ii) to pay to the Trustee and the Paying Agent or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person, with respect to the Mortgage Loans, pursuant to Section 8.05(b);

            (iii) to pay the Trustee or the Paying Agent, the Trustee Fee and the Paying Agent Fee as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

            (iv) to pay for the cost of the Opinions of Counsel sought by the Trustee or the Paying Agent (A) as provided in clause (v) of the definition of "Disqualified Organization," (B) as contemplated by Section 3.20(d), 8.02(ii) and 10.01(f), or (C) as contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Paying Agent, which amendment is in furtherance of the rights and interests of Certificateholders, in each case, to the extent not paid pursuant to Section 11.01(g);

            (v) to pay any and all federal, state and local taxes imposed on either the Lower-Tier REMIC or Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Paying Agent, the REMIC Administrator, the applicable Master Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(g);

            (vi) to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(e);

            (vii) to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Account not required to be deposited therein; and

            (viii) to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (c) The Paying Agent shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(i).

            (d) The Paying Agent on behalf of the Trustee may make, or be deemed to make, withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

            (i) to make distributions to Certificateholders (other than Holders of the Class A-2FL Certificates and the Class LR Certificates) and in respect of the Class A-2FL Regular Interest on each Distribution Date pursuant to Section 4.01 or 9.01, as applicable, subject to the penultimate paragraph of Section 3.04(b); and

            (ii) to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (e) Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in any Certificate Account and the Lower-Tier Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii) and the Trustee Fee and the Paying Agent Fee listed in Section 3.05(b)(ii) and (iii), then the Trustee Fee and the Paying Agent Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in any Certificate Account and the Lower-Tier Distribution Account are not sufficient to pay the full amount of such Trustee Fee and such Paying Agent Fee, the Trustee and the Paying Agent shall be paid based on the amount of such fees and (ii) if amounts on deposit in any Certificate Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iii), (iv), (v) and (vi), then reimbursements shall be paid first to the Trustee and Paying Agent and second to the applicable Master Servicer.

            (f) The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(j).

            (g) The Paying Agent may make withdrawals from the Floating Rate Account for any of the following purposes:

            (i) to withdraw amounts deposited in the Floating Rate Account in error and pay such amounts to the Persons entitled thereto;

            (ii) to pay any funds required to be paid to the Swap Counterparty under the Swap Contract as specified in Section 3.32(c), and to pay costs or expenses, if any, related to the Swap Contract pursuant to Section 3.32(f);

            (iii) to make distributions to the Holders of the Class A-2FL Certificates pursuant to Section 4.01(k); and

            (iv) to clear and terminate the Floating Rate Account pursuant to
      Section 9.01.

            Section 3.06 Investment of Funds in the Certificate Accounts and the REO Account. (a) Each Master Servicer may direct any depository institution maintaining its related Certificate Account, the Companion Distribution Account, or any Servicing Account (for purposes of this Section 3.06, an "Investment Account"), the Special Servicer may direct any depository institution maintaining the REO Account (also for purposes of this Section 3.06, an "Investment Account") to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand,
(i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). Each Master Servicer (in the case of each Certificate Account, Companion Distribution Account, or any Servicing Account maintained by or for such Master Servicer) or the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer), on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in each Certificate Account, Companion Distribution Account, the Servicing Accounts or REO Account, as applicable, that is either (i) a "certificated security," as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a "security entitlement" (within the meaning of Section 8-102(a)(17) of the UCC), each Master Servicer or the Special Servicer, as applicable, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (in the case of the Certificate Account, the Companion Distribution Account or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall:

            (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

            (ii) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) Interest and investment income realized on funds deposited in the applicable Certificate Account, the Companion Distribution Account or any Servicing Account maintained by or for the applicable Master Servicer maintaining such account, to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the prior P&I Advance Date to the P&I Advance Date related to such Distribution Date, shall be for the sole and exclusive benefit of such Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Sections 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account or any Servicing Account maintained by or for the Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any P&I Advance Date to but excluding the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(c). In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the applicable Master Servicer or Special Servicer, as the case may be, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the applicable Master Servicer or Special Servicer, as applicable, and on deposit in any of the Certificate Account, the Companion Distribution Account, the Servicing Account or the REO Account, such Master Servicer (in the case of the Certificate Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer) and the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior P&I Advance Date to but excluding the P&I Advance Date related to such Distribution Date; provided, that neither the applicable Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to a Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of such Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency).

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, each Master Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) The applicable Master Servicer (with respect to the Mortgage Loans and the Specially Serviced Mortgage Loans) or the Special Servicer (with respect to the REO Properties) shall use its efforts consistent with the Servicing Standards to cause the Mortgagor to maintain, to the extent required by the terms of the related Mortgage Notes all insurance coverage as is required under the related Mortgage Loan except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default. If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, the applicable Master Servicer (with respect to Mortgage Loans and at the direction of the Special Servicer in the case of a Specially Serviced Mortgage Loan) or the Special Servicer (with respect to REO Properties) shall maintain for each Mortgage Loan all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer or the Special Servicer and, if available, can be obtained at commercially reasonable rates, except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default; provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the applicable Master Servicer or the Special Servicer, as the case may be, shall impose such insurance requirements as are consistent with the Servicing Standards, provided, that with respect to the immediately preceding proviso, such Master Servicer will be obligated to maintain insurance against property damage resulting from terrorist or similar acts unless the Mortgagor's failure is an Acceptable Insurance Default and only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer and, if available, can be obtained at commercially reasonable rates. Subject to Section 3.17(a) and the costs of such insurance being reimbursed or paid to the Special Servicer as provided in the last sentence of this paragraph, the Special Servicer shall maintain for each REO Property no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan and Companion Loan unless the Special Servicer, with Directing Certificateholder consent, determines that such insurance is not available at commercially reasonable rates. All Insurance Policies maintained by the Master Servicers or the Special Servicer shall (i) contain a "standard" mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans and Companion Loans other than REO Properties) or to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, or (y) the outstanding principal balance owing on the related Mortgage Loan, Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancellable without 30 days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the applicable Master Servicer or the Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standards and the provisions of the related Mortgage Loan and Companion Loan) shall be deposited in the applicable Certificate Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by the applicable Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans and Companion Loans (other than REO Properties) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by the applicable Master Servicer as a Servicing Advance and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan and Companion Loan, notwithstanding that the terms of such Mortgage Loan or Companion Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, advanced by the applicable Master Servicer as a Servicing Advance.

            Notwithstanding the foregoing, with respect to the Mortgage Loans that either (x) require the Mortgagor to maintain "all risk" property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan reasonably requires from time to time in order to protect its interests, the applicable Master Servicer will be required to, consistent with the Servicing Standards,
(A) actively monitor whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the applicable Master Servicer pursuant to clause (B) above. If the Special Servicer determines in accordance with the related Servicing Standard that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the applicable Master Servicer and such Master Servicer shall be required to use efforts consistent with the Servicing Standards to cause the Mortgagor to maintain such insurance. Furthermore, the Special Servicer shall inform the Rating Agencies as to such conclusions for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that the Special Servicer is evaluating the availability of such insurance, the applicable Master Servicer will not be liable for any loss related to its failure to require the Mortgagor to maintain such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

            (b) (i) If the applicable Master Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans or REO Properties, as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the applicable Master Servicer or the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the applicable Certificate Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standards. In connection with its activities as administrator and Master Servicer of the Mortgage Loans, each Master Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standards, may maintain, earthquake insurance on REO Properties, provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

            (ii) If any Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming such Master Servicer or the Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event the applicable Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by such Master Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case the applicable Master Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into its Certificate Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standards.

            (c) Each of the Master Servicers and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering such Master Servicer's and the Special Servicer's, as the case may be, officers and employees acting on behalf of such Master Servicer and the Special Servicer in connection with its activities under this Agreement. Notwithstanding the foregoing, so long as the long term debt or the deposit obligations or claims-paying ability of the applicable Master Servicer or the Special Servicer, as the case may be, is rated at least "A2" by Moody's, "A" by Fitch and "A" by DBRS, such Master Servicer or the Special Servicer, as applicable, shall be allowed to provide self-insurance with respect to a fidelity bond and an "errors and omissions" Insurance Policy. Such amount of coverage shall be, with respect to non-multifamily Mortgage Loans, in such form and amount as are consistent with the Servicing Standards or, with respect to multifamily Mortgage Loans, at least equal to the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, with respect to the applicable Master Servicer or the Special Servicer if such Master Servicer or the Special Servicer, as applicable, were servicing and administering the Mortgage Loans or Specially Serviced Mortgage Loans, as applicable, for Fannie Mae or Freddie Mac. Coverage of any Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the applicable Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). The Special Servicer and the applicable Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect. The Master Servicers and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

            (d) At the time any Master Servicer determines in accordance with the Servicing Standards that any Mortgaged Property is in a federally designated special flood hazard area (and such flood insurance has been made available), such Master Servicer will use efforts consistent with the Servicing Standards to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by such Master Servicer in accordance with the Servicing Standards and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standards. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan, and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. If the cost of any insurance described above is not borne by the Mortgagor, the applicable Master Servicer shall promptly make a Servicing Advance for such costs.

            (e) During all such times as any REO Property shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standards), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, paid by the applicable Master Servicer as a Servicing Advance.

            Section 3.08 Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a) As to each Mortgage Loan or Companion Loan which contains a provision in the nature of a "due-on-sale" clause, which by its terms:

            (i) provides that such Mortgage Loan or Companion Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property; or

            (ii) provides that such Mortgage Loan or Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan or Companion Loan is being serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the applicable Master Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise) the rights of the lender in the Mortgage Loan Documents provided, that
(i) with respect to all Non-Specially Serviced Mortgage Loans, such Master Servicer has obtained the prior written consent of the Special Servicer, which consent shall be deemed given 15 Business Days after receipt by the Special Servicer from such Master Servicer of such Master Servicer's analysis and recommendation with respect to such waiver together with such other information reasonably required by the Special Servicer, (ii) with respect to all Specially Serviced Mortgage Loans and Non-Specially Serviced Mortgage Loans, the Special Servicer shall, prior to consenting to such a proposed action of a Master Servicer, obtain, and, prior to itself taking such an action, the Special Servicer shall obtain, the prior written consent of the Directing Certificateholder, which consent shall be deemed given 10 Business Days after receipt by the Directing Certificateholder of such Master Servicer's or Special Servicer's, as applicable, analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Certificateholder, and (iii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than 5% of the aggregate Stated Principal Balance of all the Mortgage Loans then outstanding or (z) together with any other Mortgage Loans cross-collateralized with such Mortgage Loan, or together with all other Mortgage Loans with the same or an affiliated Mortgagor, is one of the ten largest of the then outstanding Mortgage Loans, by Stated Principal Balance, the applicable Master Servicer or the Special Servicer, as the case may be, shall not take such action unless it has obtained confirmation from each Rating Agency stating that none of the then-current rating or ratings of all outstanding Classes of the Certificates would be qualified, downgraded or withdrawn by such Rating Agency, as a result of such waiver) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the sale or transfer.

            (b) As to each Mortgage Loan and Companion Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

            (i) provides that such Mortgage Loan and Companion Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property; or

            (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property;

then, for so long as such Mortgage Loan and Companion Loan is serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the applicable Master Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise), provided, that (i) (a) with respect to all Non-Specially Serviced Mortgage Loans, such Master Servicer has made a recommendation and obtained the prior written consent of the Special Servicer, which consent shall be deemed given ten (10) Business Days after receipt by the Special Servicer from the applicable Master Servicer of such Master Servicer's analysis and recommendation with respect to such waiver together with such other information reasonably required by the Special Servicer and (b) the Special Servicer has obtained (i) the prior written consent of the Directing Certificateholder, which consent shall be deemed given 10 Business Days after receipt by the Directing Certificateholder of the Special Servicer's analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Certificateholder, and (ii) from each Rating Agency a confirmation that such waiver would not result in the downgrade, withdrawal or qualification of the then-current ratings on any Class of outstanding Certificates if such Mortgage Loan (1) has an outstanding principal balance (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (2) has an LTV Ratio (including existing and proposed debt) greater than 85% (including any proposed debt) or (3) a Debt Service Coverage Ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and the principal amount of the proposed additional loan) or (4) is one of the ten (10) largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any such additional lien or other encumbrance, in a manner consistent with the Servicing Standards.

            (c) Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

            (d) Except as otherwise permitted by Sections 3.20 and 3.08(a), (b) and (e), neither the Master Servicers nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The Master Servicers and the Special Servicer shall each provide copies of any waivers it effects pursuant to Section 3.08(a) or (b) to the other and each Rating Agency with respect to each Mortgage Loan. To the extent not previously provided, the Master Servicers shall provide copies of any waivers it effects pursuant to Section 3.08(a) or (b) to the Special Servicer and each Rating Agency with respect to each Mortgage Loan.

            (e) Notwithstanding any other provisions of this Section 3.08 or
Section 3.20, each Master Servicer may with respect to Non-Specially Serviced Mortgage Loans, without any Directing Certificateholder approval, Rating Agency confirmation or Special Servicer approval (provided, the applicable Master Servicer delivers notice thereof to the Special Servicer and Directing Certificateholder, except to the extent that the Special Servicer or the Directing Certificateholder, as the case may be, notifies such Master Servicer that such party does not desire to receive copies of such items), (i) grant waivers of non-material covenant defaults (other than financial covenants), including late financial statements; (ii) grant releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due provided such releases are required by the related Mortgage Loan documents;
(iii) approve or consent to grants of easements or right of way for utilities, access, parking, public improvements or another purpose or subordinations of the lien of Mortgage Loans to easements that do not materially affect the use or value of a Mortgaged Property or a Mortgagor's ability to make any payments with respect to the related Mortgage Loan; (iv) grant other routine approvals, including the granting of subordination, non-disturbance and attornment agreements and leasing consents that affect less than the lesser of (a) 25% of the net rentable area of the Mortgaged Property, or (b) 30,000 square feet; (v) consents to actions related to condemnation of non-material, non-income producing parcels of the Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan or Companion Loan as and when due; (vi) consents to a change in property management relating to any Mortgage Loan or Companion Loan with respect to Mortgage Loans or Companion Loans with an outstanding principal balance of less than $2,500,000; and (vii) approve of annual operating budgets; provided, that any such modification, waiver or amendment (w) would not in any way affect a payment term of the Certificates,
(x) would not constitute a "significant modification" of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes, (y) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standards, and (z) agreeing to such modification, waiver or amendment shall not violate the terms, provisions or limitations of this Agreement or any other document contemplated hereby.

            (f) Notwithstanding any other provision of this Agreement, each Master Servicer may not waive its rights or grant its consent under any "due on sale" or "due on encumbrance" clause without the consent of the Special Servicer and the Special Servicer may not waive its rights or grant its consent under any "due-on-sale" or "due-on-encumbrance" clause relating to a Non-Specially Serviced Mortgage Loan having a Stated Principal Balance greater than or equal to $2,500,000 or relating to any Specially Serviced Mortgage Loan without the consent of the Directing Certificateholder. The Directing Certificateholder shall have 10 Business Days after receipt of notice along with the applicable Master Servicer's or Special Servicer's recommendation and analysis with respect to such waiver and any additional information the Directing Certificateholder may reasonably request from the Special Servicer of a proposed waiver or consent under any "due on sale" or "due on encumbrance" clause in which to grant or withhold its consent (provided, that if the Special Servicer fails to receive a response to such notice from the Directing Certificateholder in writing within such period, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver or consent).

            (g) Notwithstanding the foregoing, prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event with respect to the Roundy's Distribution Center Whole Loan, the rights set forth in Sections 3.08(a) and 3.08(b) of the Directing Certificateholder shall instead be exercised by the Roundy's Distribution Center B Note Representative, provided, that any direction provided by the Roundy's Distribution Center B Note Representative shall not violate the Servicing Standards.

            Section 3.09 Realization Upon Defaulted Mortgage Loans. (a) The Special Servicer shall, subject to subsections (b) through (d) of this Section
3.09 and Section 3.29, exercise reasonable efforts, consistent with the Servicing Standards, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing such Mortgage Loans or Companion Loans, as come into and continue in default as to which no satisfactory arrangements can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the applicable Master Servicer or Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to such Master Servicer for such Servicing Advance, and such Master Servicer or Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the Special Servicer in any such proceedings shall be advanced by the applicable Master Servicer, provided, that in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section 3.09 shall be construed so as to require the applicable Master Servicer or the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by such Master Servicer or the Special Servicer in its reasonable judgment taking into account the factors described in Section 3.18(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standards. If and when the Special Servicer or the applicable Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Companion Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer or such Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by such Master Servicer as a Servicing Advance.

            (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

            (i) such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

            (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund (to the extent not allocable to a Companion
      Loan) will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC under the REMIC Provisions or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate, or any security issued by such a commercial mortgage securitization trust, is outstanding.

            (c) Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.29, neither the Special Servicer nor the Master Servicers shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders and/or any related Companion Holder(s), would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standards, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six months prior to any such acquisition of title or other action, that:

            (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, for such purposes taking into account any insurance coverage provided pursuant to any environmental insurance polices in effect and obtained on behalf of the Mortgagee with respect to the related Mortgaged Property; and

            (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions.

            The cost of any such Environmental Assessment shall be paid by the applicable Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the applicable Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust Fund and may be withdrawn by such Master Servicer from its Certificate Account); and if any such Environmental Assessment so warrants, the Special Servicer shall (except with respect to any Companion Loan and any Environmental Assessment ordered after the related AB Mortgage Loan has been paid in full), at the expense of the Trust Fund, perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Mortgage Loans, the applicable Master Servicer and, with respect to Specially Serviced Mortgage Loans, the Special Servicer shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests).

            (d) If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and
(ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and any related Companion Loan(s) and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 6 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Mortgage Loan pursuant to
Section 6 of the applicable Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided, that if such Mortgage Loan has a then outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Trustee, the Paying Agent, the applicable Master Servicer and the Directing Certificateholder in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Paying Agent shall have notified the Certificateholders in writing of the Special Servicer's intention to so release such Mortgaged Property, (iii) the Holders of Certificates entitled to a majority of the Voting Rights shall have consented to such release within 30 days of the Paying Agent's distributing such notice (failure to respond by the end of such 30-day period being deemed consent), and (iv) the Special Servicer shall have received written confirmation from each Rating Agency that such release will not cause the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates. To the extent any fee charged by each Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided, that the applicable Master Servicer and the Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

            (e) The Special Servicer shall provide written reports and a copy of any Environmental Assessments to the Trustee, the Paying Agent, the Directing Certificateholder and the applicable Master Servicer monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property. The Paying Agent shall forward, or cause to be forwarded all such reports to each Rating Agency and the Certificateholders upon request.

            (f) The Special Servicer shall notify the applicable Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Companion Loan which is abandoned or foreclosed and such Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099C (or any successor form), all forgiveness of indebtedness to the extent such information has been provided to such Master Servicer by the Special Servicer. Upon request, each Master Servicer shall deliver a copy of any such report to the Trustee and the Paying Agent.

            (g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standards, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan and applicable Companion Loan permit such an action.

            (h) The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Mortgage Loan, defaulted Companion Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate promptly delivered to the Trustee, the Paying Agent, the Directing Certificateholder and the applicable Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

            Section 3.10 Trustee to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by any Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master Servicer or Special Servicer, as the case may be, will immediately notify the Trustee and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Certificate Account pursuant to Section 3.04(a) or remitted to the applicable Master Servicer to enable such deposit, have been or will be so deposited. Within seven Business Days (or within such shorter period as release can reasonably be accomplished if the applicable Master Servicer or the Special Servicer notifies the Trustee of an exigency) of receipt of such notice and request, the Trustee shall release, or cause any related Custodian to release, the related Mortgage File to the applicable Master Servicer or Special Servicer, as the case may be. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Certificate Account.

            (b) From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (and any related Companion Loan), the applicable Master Servicer or the Special Servicer shall deliver to the Trustee a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Trustee shall deliver or cause the related Custodian to deliver, the Mortgage File or any document therein to the applicable Master Servicer or the Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Trustee or the related Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the applicable Master Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Certificate Account pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee to the applicable Master Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

            (c) Within seven Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing the related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.11 Servicing Compensation. (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, each Companion Loan and REO Loan (including Specially Serviced Mortgage Loans) that it is responsible for servicing hereunder. As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). Each Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). Except as set forth in the third paragraph of this Section 3.11(b) and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the applicable Master Servicer's duties and obligations hereunder to a successor master servicer in accordance with the terms of this Agreement).

            Each Master Servicer shall be entitled to retain, and shall not be required to deposit in its Certificate Account pursuant to Section 3.04(a), additional servicing compensation in the form of (i) 100% of modification, waiver and consent fees pursuant to Section 3.08(e), provided the consent of the Special Servicer is not required to take such action, (ii) 100% of all defeasance fees and 50% of all application fees received on Non-Specially Serviced Mortgage Loans and (iii) 50% of all assumption, waiver and consent fees pursuant to Section 3.08(a) and 3.08(b) on the Non-Specially Serviced Mortgage Loans, to the extent that such fees are paid by the Mortgagor and for which the Special Servicer's consent or approval is required on the Non-Specially Serviced Mortgage Loans and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid. In addition, each Master Servicer shall be entitled to retain as additional servicing compensation any charges for processing Mortgagor requests, beneficiary statements or demands, reasonable and customary consent fees, fees in connection with defeasance, if any, and other customary charges, and amounts collected for checks returned for insufficient funds, in each case only to the extent actually paid by the related Mortgagor and shall not be required to deposit such amounts in its Certificate Account or the Companion Distribution Account pursuant to Section 3.04(a). Subject to Section 3.11(d), each Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust Fund in its Certificate Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the prior P&I Advance Date to the P&I Advance Date related to such Distribution Date), (iii) interest or other income earned on deposits in the Servicing Account which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor and (iv) the difference, if positive, between Prepayment Interest Excess and Prepayment Shortfalls collected on the Mortgage Loans during the related Due Period to the extent not required to be paid as Compensating Interest Payments. Each Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of its Certificate Account and such Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            Notwithstanding anything herein to the contrary, Master Servicer No. 2 may at its option assign or pledge to any third party or retain for itself the Transferable Servicing Interest; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 6.04 and who requires market rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction. Master Servicer No. 2 shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent Master Servicer No. 2 is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of Master Servicer No. 2 hereunder (subject to reduction pursuant to the preceding sentence).

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Loan. As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Mortgage Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

            (c) Additional servicing compensation in the form of (i) 100% of all fees with respect to application, assumption, extension, modification, waiver, consent, earnout and defeasance fees, in each case, received on any Specially Serviced Mortgage Loans to the extent such fees are paid by the Mortgagor, (ii) 50% of all application fees received on Non-Specially Serviced Mortgage Loans and (iii) 50% of all assumption, waiver and consent fees pursuant to Section 3.08(a) and 3.08(b) or 3.20 received with respect to all Non Specially Serviced Mortgage Loans and for which the Special Servicer's consent or approval is required, shall be promptly paid to the Special Servicer by the applicable Master Servicer to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the applicable Certificate Account pursuant to
Section 3.04(a). The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Mortgage Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Mortgage Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or Companion Loans that became Corrected Mortgage Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Mortgage Loan subsequently becomes a Specially Serviced Mortgage Loan. If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing with respect to which one (1) scheduled payment has been made, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Mortgage Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Mortgage Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments. The successor Special Servicer will not be entitled to any portion of such Workout Fees. The Special Servicer will not be entitled to receive any Workout Fees after a termination for cause. A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan as to which the Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with the repurchase of any Mortgage Loan by a Mortgage Loan Seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation so long as such repurchase is completed within the period (including any extension thereof) provided for such repurchase in this Agreement and the Mortgage Loan Purchase Agreement, the purchase of any Specially Serviced Mortgage Loan, within the first 90 days after the Special Servicer's initial determination of the fair value of such Specially Serviced Mortgage Loan, by the Majority Controlling Class Certificateholder or the Special Servicer, the purchase of any Specially Serviced Mortgage Loan by the applicable Master Servicer or the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the Trust Fund pursuant to Section
9.01. If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Mortgage Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any subordinate Companion Loan, the Liquidation Fee, if any, will be computed as provided in the related Intercreditor Agreement. Subject to Section 3.11(d), the Special Servicer will also be entitled to additional fees in the form of Penalty Charges to the extent provided in subsection (d). The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the applicable Certificate Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (d) In determining the compensation of the Master Servicers or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan since the prior Distribution Date shall be applied (in such order) to reimburse
(i) the applicable Master Servicer or the Trustee for interest on Advances on such Mortgage Loan due on such Distribution Date, (ii) the Trust Fund for all interest on Advances previously paid to the applicable Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) hereof with respect to such Mortgage Loan and (iii) the Trust Fund for costs of all additional Trust Fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan; Penalty Charges remaining thereafter shall be distributed to the applicable Master Servicer, if and to the extent collected while the Mortgage Loan was a Non-Specially Serviced Mortgage Loan and to the Special Servicer if and to the extent actually collected on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Mortgage Loan.

            Section 3.12 Inspections; Collection of Financial Statements. (a) Each Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property securing a Mortgage Note that it is responsible for servicing hereunder with a stated Principal Balance of (i) $2,000,000 or more at least once every 12 months and (ii) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2006 (and each Mortgaged Property shall be inspected on or prior to September 2007); provided, however, that if a physical inspection has been performed by the Special Servicer in the previous 12 months and such Master Servicer has no knowledge of a material adverse change in the Mortgaged Property since such physical inspection, such Master Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the Special Servicer shall inspect the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Mortgage Loan. The cost of such inspection by the Special Servicer shall be an expense of the Trust Fund, and to the extent not paid by the related mortgagee reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the applicable Certificate Account pursuant to Section 3.05(a)(ii). The Special Servicer or the applicable Master Servicer, as the case may be, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of the Mortgaged Property and specifying the existence of (i) any vacancy in the Mortgaged Property that the preparer of such report deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge, (iii) any adverse change in the condition of the Mortgaged Property that the preparer of such report deems material, (iv) any visible material waste committed on the Mortgaged Property and (v) photographs of each inspected Mortgaged Property. The Special Servicer and the applicable Master Servicer shall deliver a copy of each such report prepared by the Special Servicer and the applicable Master Servicer, respectively, to the other, to the Directing Certificateholder and, upon request, to the Trustee, the Paying Agent and the Rating Agencies within five (5) Business Days after request (or if such request is received before such report is completed, within five (5) Business Days after completion of such report). The Paying Agent shall deliver a copy of each such report to the Controlling Class Certificateholder upon request and to each Holder of a Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificate, upon request (which such request may state that such items be delivered until further notice).

            (b) The Special Servicer, in the case of any Specially Serviced Mortgage Loans, and the applicable Master Servicer, in the case of any Non-Specially Serviced Mortgage Loans, shall make reasonable efforts to collect promptly from each Mortgagor annual operating statements and rent rolls of the related Mortgaged Property, financial statements of such Mortgagor and any other reports required to be delivered under the terms of the Mortgage Loans (and each Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage.

            (c) The Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of any Non-Specially Serviced Mortgage Loan shall make reasonable efforts to collect promptly from each related Mortgagor quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage. Each Master Servicer shall not be required to request such statements more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver all such items to the applicable Master Servicer within five (5) days of receipt and such Master Servicer and the Special Servicer each shall deliver copies of all the foregoing items so collected thereby to the Trustee, the Paying Agent, the Directing Certificateholder and, upon request, to the Depositor and each other, in each case within 60 days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing June 30, 2006. The Paying Agent shall, upon request, deliver copies (in hard copy, electronic format or make available on its Internet website) of the foregoing items to the Underwriters, the Trustee, the Rating Agencies, the Controlling Class Certificateholders, the Mortgage Loan Sellers or, to the extent the Certificate Registrar has confirmed the Ownership Interest in Certificates held thereby, any Certificate Owner, a copy (or image in suitable electronic media) of each such report prepared by the applicable Master Servicer or the Special Servicer.

            Within 45 days after receipt by the applicable Master Servicer, with respect to Non-Specially Serviced Mortgage Loans it is responsible for servicing hereunder, or the Special Servicer with respect to Specially Serviced Mortgage Loans of any annual operating statements or rent rolls with respect to any Mortgaged Property or REO Property, or if such date would be after June 30 of any year, then within 30 days after receipt, such Master Servicer shall, based upon such operating statements or rent rolls received, prepare (or, if previously prepared, update) the analysis of operations and the CMSA NOI Adjustment Worksheet and the CMSA Operating Statement Analysis Report. Upon the occurrence and continuation of a Servicing Transfer Event, the applicable Master Servicer shall provide the Special Servicer with all prior CMSA Operating Statement Analysis Reports and CMSA NOI Adjustment Worksheets for the related Mortgage Loan (including underwritten figures), and the Special Servicer's obligations hereunder shall be subject to its having received all such reports. The applicable Master Servicer and Special Servicer shall forward to the other and the Directing Certificateholder electronically monthly all operating statements and rent rolls received from any Mortgagor from the prior month. All CMSA Operating Statement Analysis Reports and CMSA NOI Adjustment Worksheets shall be maintained by the applicable Master Servicer with respect to each Mortgaged Property and REO Property, and such Master Servicer shall forward copies (in hard copy, electronic format or make available on its Internet website) thereof and the related operating statements or rent rolls (in each case, promptly following the initial preparation and each material revision thereof) to the Paying Agent (in electronic format only), the Directing Certificateholder and each applicable Companion Holder and, upon written request, the Special Servicer. The Paying Agent shall, upon request and to the extent such items have been delivered to the Paying Agent by the applicable Master Servicer, deliver to the Underwriters, the Rating Agencies, the Mortgage Loan Sellers, any Certificateholder or, to the extent the Certificate Registrar has confirmed the Ownership Interest in the Certificates held thereby, any Certificate Owner, a copy of such CMSA Operating Statement Analysis Report (or update thereof) and CMSA NOI Adjustment Worksheet (or update thereof), upon written request, and the related operating statement or rent rolls. The applicable Master Servicer shall maintain a CMSA Operating Statement Analysis Report and a CMSA NOI Adjustment Worksheet with respect to each Mortgaged Property and REO Property.

            (d) At or before 12:00 p.m. (New York City time) on each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer the CMSA Special Servicer Loan File with respect to the Specially Serviced Mortgage Loans and any REO Properties, providing the information required of the Special Servicer in an electronic format, reasonably acceptable to such Master Servicer as of such Determination Date, which CMSA Special Servicer Loan File shall include data, to enable such Master Servicer to produce the following CMSA Supplemental Reports:
(i) a CMSA Delinquent Loan Status Report, (ii) a CMSA Historical Liquidation Report, (iii) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (iv) a CMSA REO Status Report, (v) a CMSA Comparative Financial Status Report and (vi) a CMSA NOI Adjustment Worksheet and a CMSA Operating Statement Analysis Report.

            (e) Not later than 1:00 p.m. (New York City time) on the P&I Advance Date, beginning in December 2005, the applicable Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Paying Agent the following reports and data files: (i) to the extent the applicable Master Servicer has received the CMSA Special Servicer Loan File at the time required, the most recent CMSA Delinquent Loan Status Report, CMSA Historical Liquidation Report, CMSA Historical Loan Modification and Corrected Mortgage Loan Report, and CMSA REO Status Report,
(ii) CMSA Loan Setup File (with respect to the first Distribution Date), (iii) the most recent CMSA Property File, and CMSA Comparative Financial Status Report (in each case incorporating, to the extent the Master Servicer has received the CMSA Special Servicer Loan File, the data required to be included in the CMSA Special Servicer Loan File pursuant to Section 3.12(d) by the Special Servicer and Master Servicer), (iv) a CMSA Servicer Watch List with information that is current as of such Determination Date, (v) CMSA Financial File, (vi) CMSA Loan Level Reserve LOC Report, (vii) the Realized Loss Report and (viii) the CMSA Advance Recovery Report. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date, the applicable Master Servicer shall deliver or cause to be delivered to the Paying Agent via electronic format the CMSA Loan Periodic Update File. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the applicable Master Servicer, or any payments or collections not received by the applicable Master Servicer, as of the Business Day prior to the Business Day on which the report is due.

            (f) The Special Servicer shall deliver to the Master Servicers the reports required of the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d), and each Master Servicer shall deliver to the Paying Agent the reports and data files set forth in Section 3.12(e). Each Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d). The Paying Agent may, absent manifest error, conclusively rely on the reports and/or data to be provided by each Master Servicer pursuant to Section 3.12(e). In the case of information or reports to be furnished by any Master Servicer to the Paying Agent pursuant to Section 3.12(e), to the extent that such information or reports are, in turn, based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(c) or Section 3.12(d) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(c) or Section 3.12(d), such Master Servicer shall have no obligation to provide such information or reports to the Paying Agent until it has received the requisite information or reports from the Special Servicer, and such Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(e) caused by the Special Servicer's failure to timely provide any information or report required under Section 3.12(c) or Section 3.12(d) of this Agreement.

            (g) Notwithstanding the foregoing, however, the failure of any Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent such Master Servicer or Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. Each Master Servicer and Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standards. Each Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (h) Unless otherwise specifically stated herein, if any Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, such Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) except with respect to information to be provided to the Paying Agent, the Directing Certificateholder and any Companion Holder, making such statement, report or information available on such Master Servicer's or the Special Servicer's Internet website, unless this Agreement expressly specifies a particular method of delivery.

            Notwithstanding the foregoing, each Master Servicer and the Special Servicer shall deliver any statements, reports or other information to the Paying Agent in an electronic format mutually agreeable to the Paying Agent and such Master Servicer, or the Special Servicer as the case may be. Each Master Servicer or the Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems.

            Section 3.13 Annual Statement as to Compliance. Each of the Master Servicers and the Special Servicer will deliver to the Trustee, the Paying Agent and the Rating Agencies, with a copy to the Depositor, on or before March 15th of each year, beginning March 15, 2006, an Officer's Certificate stating, as to each signer thereof, that (i) a review of the activities of the applicable Master Servicer or the Special Servicer, as the case may be, during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the applicable Master Servicer or the Special Servicer, as the case may be, has fulfilled in all material respects its obligations under this Agreement throughout such year, or, if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (iii) the applicable Master Servicer or the Special Servicer, as the case may be, has received no notice regarding qualification, or challenging the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body or, if it has received any such notice, specifying the details thereof. A copy of such Officer's Certificate may be obtained by Certificateholders upon written request to the Paying Agent pursuant to Section 8.12 hereof. However, to the extent the Commission promulgates new rules with respect to this annual statement of compliance that are required to be implemented with respect to this Agreement, the form of the compliance statement required by this Section 3.13 shall conform to the requirements of the Commission. Promptly after receipt of such Officer's Certificates, the Depositor shall review such Officer's Certificates and, if applicable, consult with each Master Servicer or the Special Servicer, as applicable, as to the nature of any defaults by such Master Servicer or the Special Servicer, as applicable, in the fulfillment of any of such Master Servicer's or the Special Servicer's obligations.

            Section 3.14 Reports by Independent Public Accountants. Each of the Master Servicers and the Special Servicer at their own expense shall cause a nationally recognized firm of independent certified public accountants to furnish to the Trustee, the Paying Agent and each Rating Agency, with a copy to the Depositor on or before March 15th of each year, commencing with March 15, 2006, a report stating that (i) it has obtained from the applicable Master Servicer or the Special Servicer, as the case may be, a letter of representation regarding certain matters from the management of such Master Servicer or the Special Servicer, as the case may be, which includes an assertion that such Master Servicer or the Special Servicer, as the case may be, has complied with certain minimum mortgage loan servicing standards (to the extent applicable to commercial and multifamily mortgage loans), identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to such Master Servicer's or the Special Servicer's, as the case may be, servicing of commercial and multifamily mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such assertion is fairly stated in all material respects, subject to such exceptions and other qualifications that, in the opinion of such firm, such standards require it to report. In rendering its report such firm may rely, as to the matters relating to the direct servicing of commercial and multifamily mortgage loans by Sub-Servicers, upon comparable reports of firms of independent certified public accountants rendered during the previous 12 months on the basis of examinations conducted in accordance with the same standards with respect to those Sub-Servicers. However, to the extent the Commission promulgates new rules with respect to these reports by firms of independent certified public accountants that are required to be implemented with respect to this Agreement, the form of these reports required by this Section 3.14 shall conform to the requirements of the Commission. Promptly after receipt of such reports, the Depositor shall review such reports and, if applicable, consult with each Master Servicer or the Special Servicer, as applicable, as to the nature of any defaults by such Master Servicer or the Special Servicer, as applicable, in the fulfillment of any of such Master Servicer's or the Special Servicer's obligations.

            Section 3.15 Access to Certain Information. Each of the Master Servicers and the Special Servicer shall provide or cause to be provided to any Certificateholder or Certificate Owner that is, or is affiliated with, a federally insured financial institution, the Trustee, the Paying Agent, the Depositor, each Mortgage Loan Seller, each Rating Agency, the Directing Certificateholder, any Companion Holder to the applicable Master Servicer, or to the Special Servicer, as applicable, and to the OTS, the FDIC, the Federal Reserve Board and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, and to each Holder of a Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P or Class NR Certificate, and to each Companion Holder (solely with respect to the related AB Mortgage Loan) access to any documentation or information regarding the Mortgage Loans and related Companion Loans and the Trust Fund within its control which may be required by this Agreement or by applicable law. At the election of each Master Servicer or the Special Servicer, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and such Master Servicer or the Special Servicer shall be permitted to require payment (other than from the Directing Certificateholder and the Trustee) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of each Master Servicer or the Special Servicer, as the case may be, designated by it; provided, however, that Certificateholders and Certificate Owners shall be required to pay their own photocopying costs and execute a reasonable and customary confidentiality agreement with respect to such information. The failure of any Master Servicer or the Special Servicer to provide access as provided in this Section 3.15 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.15; provided, that nothing in this paragraph shall provide a basis for not providing to the Directing Certificateholder any information specifically required to be delivered to it under the terms of this Agreement. The Master Servicers and the Special Servicer may each deny any of the foregoing persons access to confidential information or any intellectual property which such Master Servicer or the Special Servicer is restricted by license or contract from disclosing. In connection with providing access to information pursuant to this Section 3.15 to parties other than the Trustee or the Paying Agent, each Master Servicer and the Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of any Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that such Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standards, that such disclosure would violate applicable law or any provision of a Mortgage Loan document or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

            Section 3.16 Title to REO Property; REO Account. (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or a nominee thereof on behalf of the Certificateholders and, if applicable, on behalf of the Companion Holders. The Special Servicer, on behalf of the Trust Fund shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee, the Paying Agent and the applicable Master Servicer an Opinion of Counsel, addressed to the Trustee, the Paying Agent and the applicable Master Servicer, to the effect that the holding by the Trust Fund of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust Fund payable out of the applicable Certificate Account pursuant to Section 3.05(a).

            (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee in trust for the benefit of the Certificateholders and, if applicable, on behalf of the Companion Holder(s), as their interest shall appear, and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within 1 Business Day after receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall give notice to the Trustee and the applicable Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

            (c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On or prior to each Determination Date, the Special Servicer shall withdraw from the REO Account and remit to the applicable Master Servicer, which shall deposit into its related Certificate Account (or such subaccount of the applicable Certificate Account for each Companion Loan, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Due Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standards, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to each Determination Date, the Special Servicer shall provide the applicable Master Servicer with a written accounting of amounts remitted to the such Master Servicer for deposit in its related Certificate Account, as applicable, on such date. The applicable Master Servicer shall apply all such amounts as instructed by the Special Servicer on the Determination Date for the related Distribution Date.

            (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

            Section 3.17 Management of REO Property. (a) If title to any REO Property is acquired, the Special Servicer shall manage, consent, protect, operate and lease such REO Property for the benefit of the Certificateholders and the Companion Holders, as applicable, and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and, in the case of each Loan Pair, the related Companion Holder(s)) and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests) all as a collective whole (as determined by the Special Servicer in its reasonable judgment in accordance with the Servicing Standards). Subject to this Section 3.17, the Special Servicer may allow the Trust Fund to earn "net income from foreclosure property" within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than 1 Business Day following receipt of such funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

            (i) all insurance premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

            (iii) any ground rents in respect of such REO Property, if applicable; and

            (iv) all costs and expenses necessary to maintain and lease such REO Property.

            To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) -
(iv) above with respect to such REO Property, the applicable Master Servicer (subject to receiving notice from the Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee, the Depositor, the Paying Agent and the Directing Certificateholder) such advances would, if made, constitute Nonrecoverable Servicing Advances.

            (b) Without limiting the generality of the foregoing, the Special Servicer shall not:

            (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            (c) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the acquisition date thereof, provided that:

            (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

            (ii) the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

            (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

            (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

            (v) the Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standards.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            (d) When and as necessary, the Special Servicer shall send to the Trustee, the Paying Agent and the applicable Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

            Section 3.18 Sale of Defaulted Mortgage Loans and REO Properties.

            (a) (i) Within thirty (30) days after a Mortgage Loan has become a Specially Serviced Mortgage Loan with respect to any Defaulted Mortgage Loan, the Special Servicer shall order an Appraisal (but shall not be required to be received) and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Mortgage Loan in accordance with the Servicing Standards; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Mortgage Loan contained herein may have on the value of such Defaulted Mortgage Loan; provided, further, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standards, conducted not less often than every 90 days. The Special Servicer shall notify the Trustee, the Master Servicers, the Paying Agent and the Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (the "Controlling Class Option Holder"), promptly upon its making a fair value determination and any subsequent adjustment thereto. The Special Servicer shall also deliver to the Master Servicers, the Rating Agencies and the Controlling Class Option Holder (to the extent such parties have not already received), the most recent Appraisal of the related Mortgaged Property then in the Special Servicer's possession, together with such other third-party reports and other information then in the Special Servicer's possession that the Special Servicer reasonably believes to be relevant to the fair value determination with respect to such Mortgage Loan (such materials are, collectively, the "Determination Information"). If the Special Servicer will not be determining whether the Option Price represents fair value of the Defaulted Mortgage Loan, pursuant to the second to last paragraph of Section 3.18(a)(iv), the Special Servicer shall also deliver the Determination Information to the Trustee.

            In determining the fair value of any Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Special Servicer shall refer to the Determination Information and all other relevant information obtained by it or otherwise contained in the Mortgage File; provided, that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal. Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may conclusively rely on the opinion and reports of independent third parties in making such determination.

            (ii) Subject to the terms and conditions of clauses (d), (e), (f) and (g) of this Section 3.18, at the time a Mortgage Loan becomes a Defaulted Mortgage Loan, the Special Servicer and Controlling Class Option Holder (each, together with their assignees, an "Option Holder") will have an assignable option (the "Purchase Option") to purchase such Defaulted Mortgage Loan from the Trust Fund at a price (the "Option Price") equal to
      (A) if the Special Servicer has not yet determined the fair value of such Defaulted Mortgage Loan, the sum of (1) the Stated Principal Balance thereof, together with all accrued and unpaid interest thereon at the Mortgage Rate, (2) any related Yield Maintenance Charge or prepayment premium then payable (except if the Purchase Option is exercised by the Controlling Class Option Holder), (3) all related Advances for which the Trust Fund or the related Master Servicer has not been reimbursed, together with all accrued and unpaid interest thereon at the Reimbursement Rate to the extent not included in (1) above, and (4) all accrued Special Servicing Fees and additional Trust Fund expenses allocable to such Defaulted Mortgage Loan whether recovered or unrecovered from the related Mortgagor or (B) if the Special Servicer has determined the fair value of such Defaulted Mortgage Loan pursuant to clause (i) above, an amount at least equal to such fair value. Notwithstanding the foregoing, for a period of sixty (60) days after it receives notice of the Special Servicer's fair value determination (the "Controlling Class Certificateholder's Option Period"), only the Purchase Option held by the Controlling Class Option Holder may be exercised.

            Any Option Holder may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Defaulted Mortgage Loan to any party at any time after the related Mortgage Loan becomes a Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee, the Paying Agent and the Master Servicers of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee.

            Each Option Holder's Purchase Option with respect to any Defaulted Mortgage Loan, if not exercised, will automatically terminate (A) once the related Defaulted Mortgage Loan is no longer a Defaulted Mortgage Loan; provided, however, that if such Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable, (B) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (C) upon the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout or
      (D) subject to the applicable Master Servicer's determination set forth in clause (iv) below, upon another Option Holder's exercise of its Purchase Option with respect to the related Mortgage Loan becoming effective pursuant to clause (iii) below.

            (iii) Upon receipt of notice from the Special Servicer indicating that a Mortgage Loan has become a Defaulted Mortgage Loan, and after the expiration of the Controlling Class Certificateholder's Option Period, each Option Holder (whether the original grantee of such option or any subsequent transferee) may exercise its Purchase Option by providing the Master Servicers, the Paying Agent and the Trustee written notice thereof (the "Purchase Option Notice"), in the form of Exhibit J, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the related Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. Immediately upon receipt of such Purchase Option Notice, the Special Servicer shall notify the remaining Option Holders that a Purchase Option has been exercised. Within ten (10) days thereafter, each remaining Option Holder may submit to the Special Servicer a Purchase Option Notice for the related Defaulted Mortgage Loan. Upon the expiration of such ten (10) day period, or such sooner time as all remaining Option Holders have submitted Purchase Option Notices, the Special Servicer shall notify the Option Holder whose Purchase Option Notice included the highest exercise price that the exercise of its Purchase Option is effective. The Special Servicer shall also notify the Trustee of such effective exercise. In the event that more than one Option Holder exercises its Purchase Option at the same price, the Purchase Option Notice first received by the Special Servicer shall be effective. The exercise of any Purchase Option pursuant to this clause (iii) shall be irrevocable; provided that the assignor of the Purchase Option shall have no liability to the Trust or any other party hereto for the failure of its third party assignee to close the sale of the Defaulted Mortgage Loan after its exercise of the option, and upon such failure, the Purchase Option shall revert to the Option Holder as provided herein as if the Purchase Option had not been exercised, and the Special Servicer shall pursue against such assignee whatever remedies it may have against the assignee.

            (iv) If the Special Servicer or any Controlling Class Option Holder, or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, the applicable Master Servicer shall determine as soon as reasonably practicable (and, in any event, within thirty (30) days) after such Master Servicer has received the written notice and the Determination Information to be provided to such Master Servicer by the Special Servicer under Section 3.18(a)(i), whether the Option Price represents fair value for the Defaulted Mortgage Loan; provided, that, if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged Property, then such Master Servicer shall make its fair value determination with respect to such Mortgage Loan as soon as reasonably practicable (but in any event within thirty (30) days) after such Master Servicer's receipt of such new Appraisal. Such fair value determination shall be made in accordance with the Servicing Standards. In determining the fair value of any Defaulted Mortgage Loan, the applicable Master Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the applicable Master Servicer shall refer to the Determination Information and all other relevant information delivered to it by the Special Servicer or otherwise contained in the Mortgage File; provided, that such Master Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to such Master Servicer that has occurred subsequent to, and that would, in such Master Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, such appraisal. Furthermore, the applicable Master Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the applicable Master Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The applicable Master Servicer may conclusively rely on the opinion and reports of independent third parties in making such determination. The applicable Master Servicer shall be entitled to receive out of the applicable Certificate Account as additional compensation a reasonable fee, not to exceed $2,500 plus reasonable out-of-pocket costs and expenses, for each determination made in accordance with this clause
      (iv), provided, however, with respect to any Mortgage Loan, such fee shall be collectible once in any six-month period. The reasonable cost of all third party consultants and related reports, including but not limited to appraisals, inspection reports and broker opinions of value, reasonably incurred by the applicable Master Servicer pursuant to this Section 3.18(a)(iv) shall constitute, and be reimbursable as, Servicing Advances; provided, that the applicable Master Servicer may rely on the most current Appraisal and property inspection report obtained for the related Mortgaged Property pursuant to Section 3.12. The other parties to this Agreement shall cooperate with all reasonable requests for information.

            Notwithstanding anything contained in this clause (iv) to the contrary, if the Special Servicer or the Controlling Class Option Holder, or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, and the applicable Master Servicer and the Special Servicer are Affiliates, the Trustee, subject to the Directing Certificateholder's reasonable prior written consent, which consent shall not be unreasonably withheld, shall designate an Independent third party, independent of the Directing Certificateholder, to determine whether the Option Price represents fair value for the Defaulted Mortgage Loan, in the manner and within the time set forth in the first paragraph of this clause (iv). In the event that the Trustee is called upon to designate such a third party to make such determination, the Trustee will not assume any responsibility for such third party's determination which determination the Trustee shall be entitled to conclusively rely upon. The Trustee may pay such third party a fee of up to $2,500. The reasonable costs of such Independent third party appraisals, all inspection reports and broker opinions of value, reasonably incurred by the Trustee or any such third party pursuant to this paragraph shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as, Servicing Advances. In connection with the Trustee's designating an Independent third party, the Special Servicer shall deliver to the Trustee for such Independent third party's use the Determination Information.

            In the event the applicable Master Servicer or any designated third party, as applicable, determines that the Option Price is less than the fair value of the Defaulted Mortgage Loan, such party shall provide its determination, together with all information and reports it relied upon in making such determination, to the Special Servicer, who may then adjust its fair value determination and, consequently, the Option Price, pursuant to Section 3.18(a)(i). The Special Servicer shall promptly provide written notice of any adjustment of the Option Price to the Option Holder whose Purchase Option has been declared effective pursuant to clause (iii) above. Upon receipt of such notice, such Option Holder shall have three
      (3) Business Days to (i) accept the Option Price as adjusted and proceed in accordance with clause (v) below, or (ii) reject the Option Price as adjusted, in which case such Option Holder shall not be obligated to close the purchase of the Defaulted Mortgage Loan. Upon notice from such Option Holder, or the Special Servicer, that such Option Holder rejects the Option Price as adjusted, the applicable Master Servicer and the Trustee shall provide the notices described in the second paragraph of clause (v) below and thereafter any Option Holder may exercise its purchase option in accordance with Section 3.18(a), at the Option Price as adjusted.

            (v) The Option Holder whose Purchase Option is declared effective pursuant to clause (iii) above shall be required to pay the purchase price specified in its Purchase Option Notice to the applicable Master Servicer within ten (10) Business Days of its receipt of the Special Servicer's notice confirming that the exercise of its Purchase Option is effective. Upon receipt of an Officer's Certificate from the Special Servicer specifying the date for closing the purchase of the related Defaulted Mortgage Loan, and the purchase price to be paid therefor, the Trustee shall deliver at such closing for release to or at the direction of such Option Holder, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by such Option Holder and are reasonably necessary to vest in the purchaser or any designee thereof the ownership of such Mortgage Loan on a servicing released basis. In connection with any such purchase by any Person other than it, the Special Servicer shall deliver the related Mortgage File to or at the direction of the purchaser. In any case, the applicable Master Servicer shall deposit the purchase price (except that portion of any purchase price constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account) into the applicable Certificate Account within one (1) Business Day following the closing of the sale of the related Defaulted Mortgage Loan.

            The Master Servicer shall immediately notify the Trustee and the Special Servicer upon the holder of the effective Purchase Option's failure to remit the purchase price specified in its Purchase Option Notice pursuant to this clause (v). Thereafter, the Trustee shall notify each Option Holder of such failure and any Option Holder may then exercise its purchase option in accordance with this Section 3.18(a).

            (vi) Unless and until the Purchase Option with respect to any Defaulted Mortgage Loan is exercised or expires, the Special Servicer shall pursue such other resolution strategies with respect to such Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standards; provided, however, the Special Servicer shall not sell any Defaulted Mortgage Loan (other than in connection with exercise of a related Purchase Option or as otherwise permitted in this Section 3.18).

            (b) (i) The Special Servicer may purchase any REO Property (at the Purchase Price therefor) (in the case of a Loan Pair, such purchase shall be a purchase of the entire REO Property, including the portion relating to the Companion Loans). The Special Servicer may also offer to sell to any Person any REO Property (in the case of a Loan Pair, such sale shall be a sale of the entire REO Property, including the portion relating to the Companion Loans), if and when the Special Servicer determines, consistent with the Servicing Standards, that such a sale would be in the best economic interests of the Trust Fund and the Companion Holders. The Special Servicer shall give the Trustee, the applicable Master Servicer, the Paying Agent and the Directing Certificateholder not less than five (5) Business Days' prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standards, the applicable Master Servicer, an Affiliate of such Master Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm's-length.

            In the absence of any such offer, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such REO Property, if the highest bidder is a Person other than an Interested Person, or if such price is determined to be such a price by the Trustee, if the highest bidder is an Interested Person. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

            The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standards, that rejection of such offer would be in the best interests of the Certificateholders. In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standards, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable).

            In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund. In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust Fund's obligation to comply with REMIC Provisions.

            (ii) Subject to the Servicing Standards, the Special Servicer shall act on behalf of the Trust Fund and the Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the applicable Master Servicer, the Special Servicer, the Paying Agent or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust
      Fund) and, if consummated in accordance with the terms of this Agreement, none of the applicable Master Servicer, the Special Servicer, the Depositor, the Paying Agent nor the Trustee shall have any liability to the Trust Fund or any Certificateholder or Companion Holder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (c) Any sale of a Defaulted Mortgage Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

            (d) Notwithstanding anything in this Section 3.18 to the contrary, pursuant to the terms of the related Intercreditor Agreement, the Companion Holder will have the right to purchase the related AB Mortgage Loan, as applicable, or related REO Property. With respect to each AB Mortgage Loan, such right of the Companion Holder shall be given priority over any provision described in this Section 3.18, subject, to the extent applicable, to any rights of a mezzanine lender as set forth in Section 3.18(e). If the AB Mortgage Loan or REO Property is purchased by the Companion Holder, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related Companion Loan will no longer be subject to this Agreement. None of the Trustee, the Paying Agent, the Master Servicers nor the Trust Fund shall acquire the Companion Loan.

            (e) Notwithstanding anything in this Section 3.18 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan and cure defaults relating thereto as set forth in the related mezzanine intercreditor agreement.

            (f) In the event any Master Servicer or the Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither such Master Servicer nor the Special Servicer shall exercise such right.

            Section 3.19 Additional Obligations of the Applicable Master Servicer and Special Servicer. (a) The applicable Master Servicer shall deliver all Compensating Interest Payments on the Mortgage Loans that it is responsible for servicing hereunder to the Paying Agent for deposit in the Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

            (b) The applicable Master Servicer shall provide to each Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

            (c) Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the applicable Certificate Account and available for distribution on the next Distribution Date, the applicable Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then current Determination Date, for successive one-month periods for a total period not to exceed 12 months. If any Master Servicer (or the Trustee) makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by any Master Servicer (or the Trustee) to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, such Master Servicer (or the Trustee) shall further be authorized to wait for principal collections on the Mortgage Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such collection period; provided, however, if, at any time the applicable Master Servicer or the Trustee, as the case may be, elects not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one-month collection period will exceed the full amount of the principal portion of general collections deposited in the Certificate Account for such Distribution Date, then the applicable Master Servicer or the Trustee, as the case may be, shall use its reasonable efforts to give Moody's, Fitch and DBRS 15 days' notice of such determination, unless extraordinary circumstances make such notice impractical. The applicable Master Servicer and the Trustee, as the case may be, shall have no liability for any loss, liability or expense resulting from any notice provided to Moody's, Fitch and DBRS contemplated by the immediately preceding sentence. Nothing herein shall give any Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the applicable Certificate Account pursuant to Section 3.05(a)(v).

            The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to any Master Servicer or the Special Servicer, as applicable, constitute a violation of the Servicing Standards and/or with respect to the Trustee, constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If any Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then such Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in its Certificate Account or such other Master Servicer's Certificate Account (if amounts in such Master Servicer's Certificate Account are not sufficient for such reimbursement) for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer's or the Trustee's, as the case may be, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of such Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over the applicable Master Servicer's or the Trustee's, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standards and none of the Master Servicers, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.

            Section 3.20 Modifications, Waivers, Amendments and Consents. (a) Except as set forth in Section 3.08(a), Section 3.08(b), Section 3.08(f),
Section 3.20(a), Section 3.20(d), and Section 3.20(i), but subject to any other conditions set forth thereunder, and, with respect to an AB Mortgage Loan, subject to the rights of the related Companion Holder to advise the applicable Master Servicer with respect to, or consent to, a modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the Master Servicers shall not modify, waive or amend a Mortgage Loan and/or a Companion Loan without the prior written consent of the Special Servicer; provided, that the applicable Master Servicer shall forward to the Special Servicer requests to extend the maturity date of a Mortgage Loan and/or Companion Loan that is not a Specially Serviced Mortgage Loan, and the Special Servicer may approve such request, provided, further, that except as provided in the following sentence, no such extension entered into pursuant to this Section 3.20(a) shall extend the Maturity Date beyond the earlier of (i) two years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured by a leasehold estate and not also the related fee interest, the date twenty years or, to the extent consistent with the Servicing Standards giving due consideration to the remaining term of the ground lease, ten years, prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of a Mortgage Loan and/or Companion Loan for more than twelve months from and after the original Maturity Date of such Mortgage Loan and/or Companion Loan and such Mortgage Loan and/or Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, the applicable Master Servicer must provide the Trustee, the Special Servicer and the Directing Certificateholders with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required to be paid by the Mortgagor, to be paid as a Servicing Advance and the Special Servicer shall not consent to such extension without the consent of the Directing Certificateholder) that such extension would not constitute a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b). Notwithstanding the foregoing, the applicable Master Servicer, without the consent of the Special Servicer, may modify or amend the terms of any Mortgage Loan and/or Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error, provided, that, if the Mortgage Loan and/or Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

            Subject to applicable law and the Mortgage Loan documents, neither the applicable Master Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan is not in default pursuant to the terms of the related Mortgage Loan documents or default with respect thereto is not reasonably foreseeable unless (i) such Master Servicer or the Special Servicer, as applicable, obtains from each Rating Agency (and delivers to the Directing Certificateholder) a written confirmation that such substitution will not cause a downgrade, qualification or withdrawal of the then current rating assigned to any of the Certificates and (ii) either (a) such substitution is at the unilateral option of the Mortgagor or otherwise occurs automatically pursuant to the terms of the Mortgage Loan in effect on the Startup Day, within the meaning of Treasury Regulations Section 1.1001-3, or (b) it has received an Opinion of Counsel to the effect that such substitution would not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b). Notwithstanding the foregoing, with respect to the Roundy's Distribution Center Whole Loan, prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, (i) to the extent consistent with the Roundy's Distribution Center Intercreditor Agreement, the Roundy's Distribution Center B Note Representative, instead of the Directing Certificateholder, shall be entitled to the rights of the Directing Certificateholder under this Section, (ii) any references to the Directing Certificateholder in this Section shall be deemed to also include references to the Roundy's Distribution Center B Note Representative and (iii) the applicable Master Servicer and the Special Servicer shall, with respect to the proposed modification, follow the notice and approval procedures specified in Section 3.28. Following the occurrence and during the continuance of a Roundy's Distribution Center Control Appraisal Event, the Directing Certificateholder shall exercise such rights.

            (b) If the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer's judgment, reasonably foreseeable (as evidenced by an Officer's Certificate of the Special Servicer), is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders as the holders of such Companion Loans than liquidation of such Specially Serviced Mortgage Loan, then the Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Mortgage Loan, subject to (x) the provisions of this Section 3.20(b) and Section 3.20(c), (y) the approval of the Directing Certificateholder as provided in Section 3.21 and (z) with respect to an AB Mortgage Loan, the rights of the related Companion Holder to advise the Special Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement.

            The Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Mortgage Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if such modification, waiver or amendment would extend the maturity date of any such Specially Serviced Mortgage Loan to a date occurring later than the earlier of
(a) two years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Mortgage Loan is secured by a leasehold estate and not also the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standards giving due consideration to the remaining term of the ground lease, with the consent of the Directing Certificateholder, ten years prior to the expiration of such leasehold estate.

            (c) Any provision of this Section 3.20 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this paragraph shall be collected by any Master Servicer or Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage
Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a "significant modification" of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

            (d) To the extent consistent with this Agreement, the applicable Master Servicer or the Special Servicer may agree to any waiver, modification or amendment of a Mortgage Loan or Companion Loan that is not in default or as to which default is not reasonably foreseeable only if it provides the Trustee and the Paying Agent with an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid by the applicable Master Servicer or Special Servicer as a Servicing Advance) to the effect that the contemplated waiver, modification or amendment (i) will not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause (x) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or (y) either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to any tax under the REMIC Provisions. Notwithstanding the foregoing, neither the applicable Master Servicer nor the Special Servicer may waive the payment of any Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Companion Loan that is not a Specially Serviced Mortgage Loan.

            (e) In the event of a modification which creates Mortgage Deferred Interest, such Mortgage Deferred Interest will be allocated to reduce the Distributable Certificate Interest of the Class or Classes of Certificates pursuant to Section 4.06.

            (f) Subject to Section 3.20(c), the applicable Master Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within such Master Servicer's or the Special Servicer's, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to such Master Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request.

            (g) All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this
Section 3.20 shall be in writing, signed by the applicable Master Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor's signature is required by the Special Servicer in accordance with the Servicing Standards).

            (h) Each of the Master Servicers with respect to the Mortgage Loans it is servicing hereunder and the Special Servicer shall notify the Rating Agencies, the Trustee, the Directing Certificateholder and each applicable Companion Holder and each other in writing of any modification, waiver or amendment of any term of any Mortgage Loan or Companion Loan and the date thereof, and shall deliver to the Trustee or the related Custodian with a copy to the applicable Master Servicer (if such notice is being delivered by the Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution thereof. Following receipt of the applicable Master Servicer's or the Special Servicer's, as applicable, delivery of the aforesaid modification, waiver or amendment to the Paying Agent, the Paying Agent shall forward a copy thereof to each Holder of a Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class NR Certificate upon request.

            (i) Notwithstanding the foregoing, neither the Master Servicers nor the Special Servicer shall permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and the applicable Master Servicer or the Special Servicer, as applicable, has received
(i) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (ii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust Fund, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iii) to the extent consistent with the related Mortgage Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor Mortgagor, if so required by the Rating Agencies, (iv) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, such Master Servicer or Special Servicer, as applicable shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor Mortgagor and
(v) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, such Master Servicer or Special Servicer, as applicable shall obtain, at the expense of the related Mortgagor, written confirmation from the Rating Agencies that such defeasance will not cause the downgrade, withdrawal or modification of the then current ratings of the Certificates; provided, however, that (a) the applicable Master Servicer or Special Servicer, as applicable shall not be required to obtain such written confirmation from Fitch unless such Mortgage Loan (or Mortgage Loans if the single purpose entity established pursuant to clause (iii) above holds assets for more than one Mortgagor) at the time of such defeasance is (A) one of the ten largest Mortgage Loans by Stated Principal Balance, (B) a Mortgage Loan with a Cut-off Date Principal Balance greater than $20,000,000 or (C) a Mortgage Loan that represents 5% or more of the Cut-off Date Principal Balance of all Mortgage Loans and (b) the applicable Master Servicer or Special Servicer, as applicable shall not be required to obtain the Moody's confirmation referenced in clause
(v) above with respect to any Mortgage Loan which has a Stated Principal Balance less than $20,000,000 and represents less than 5% of the Stated Principal Balance of all the Mortgage Loans, so long as such Mortgage Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance.

            (j) Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents to the contrary, the applicable Master Servicer or the Special Servicer may permit the substitution of "government securities," within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof) in lieu of the defeasance collateral specified in the related Mortgage Loan or Companion Loan documents; provided, that the applicable Master Servicer or the Special Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the applicable Master Servicer or the Special Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable, Companion Loan documents or paid as a Servicing Advance) to the effect that such use would not be and would not constitute a "significant modification" of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any REMIC; provided, further, that the requirements set forth in
Section 3.20(i) (including the ratings confirmations) are satisfied; provided, further, that such securities are backed by the full faith and credit of the United States government, or the applicable Master Servicer or the Special Servicer shall obtain a written confirmation of each Rating Agency that the use of such securities will not result in the downgrade, withdrawal or qualification of the then current ratings of any Class of Certificates outstanding.

            (k) If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standards, each Master Servicer shall establish and maintain one or more accounts (the "Defeasance Accounts"), which shall be Eligible Accounts, into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall such Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 90 days, unless such amounts are reinvested by such Master Servicer in "government securities," within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8). To the extent not required or permitted to be placed in a separate account, such Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Certificate Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause
(a)(i) of the definition of Available Distribution Amount, and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall such Master Servicer permit such amounts to be maintained in the Certificate Account for a period in excess of 365 days (or 366 days in the case of a leap year).

            Section 3.21 Transfer of Servicing between Master Servicer and Special Servicer; Recordkeeping; Asset Status Report. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan or Companion Loan, the applicable Master Servicer or the Special Servicer, as the case may be, shall promptly give notice to the applicable Master Servicer or the Special Servicer, as the case may be, and the Directing Certificateholder thereof, and the applicable Master Servicer shall deliver the related Mortgage File and Servicing File to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and, if applicable, the related Companion Loan, either in the applicable Master Servicer's possession or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. Each Master Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Companion Loan(s) until the Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Companion Loan. Each Master Servicer shall deliver to the Trustee, the Paying Agent and the Directing Certificateholder a copy of the notice of such Servicing Transfer Event provided by such Master Servicer to the Special Servicer, or by the Special Servicer to such Master Servicer, pursuant to this Section. The Paying Agent shall deliver to each Controlling Class Certificateholder and each applicable Companion Holder a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer pursuant to this Section.

            Upon determining that a Specially Serviced Mortgage Loan or Companion Loan (other than an REO Loan) has become current and has remained current for three consecutive Monthly Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan(s)), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof to the applicable Master Servicer and the Directing Certificateholder and each applicable Companion Holder, and shall return the related Mortgage File and Servicing File to the applicable Master Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to the applicable Master Servicer, the Special Servicer's obligation to service such Corrected Mortgage Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and, if applicable, the Companion Loan, shall recommence.

            (b) In servicing any Specially Serviced Mortgage Loans and Companion Loans, the Special Servicer will provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (with a copy of each such original to the applicable Master Servicer), and provide the applicable Master Servicer with copies of any additional related Mortgage Loan or Companion Loan information including correspondence with the related Mortgagor.

            (c) Notwithstanding the provisions of Section 3.12(d), each Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and Companion Loans and REO Properties and shall provide the Special Servicer with any information in its possession with respect to such records to enable the Special Servicer to perform its duties under this Agreement, provided, that this statement shall not be construed to require any Master Servicer to produce any additional reports.

            (d) No later than 45 days after a Servicing Transfer Event for a Mortgage Loan and, if applicable, the Companion Loan, the Special Servicer shall deliver to the applicable Master Servicer, each Rating Agency, the Trustee (upon request), the Paying Agent (upon request) and the Directing Certificateholder a report (the "Asset Status Report") with respect to such Mortgage Loan or Companion Loan and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Certificateholder if they are the same entity. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer
Event:

            (i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

            (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standards, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel has been retained;

            (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

            (iv) the Special Servicer's recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the applicable Master Servicer for regular servicing or otherwise realized upon;

            (v) a copy of the last obtained Appraisal of the Mortgaged Property; and

            (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standards.

            If within ten Business Days of receiving an Asset Status Report, the Directing Certificateholder, and, prior to a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative, does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report and shall promptly furnish the applicable Mortgage Loan Seller with a copy thereof; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standards or the terms of the applicable Mortgage Loan documents. If the Directing Certificateholder disapproves such Asset Status Report within 10 Business Days of receipt, the Special Servicer will revise such Asset Status Report and deliver to the Directing Certificateholder, the Rating Agencies, the applicable Mortgage Loan Seller, the Trustee and the applicable Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.21(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten
(10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below. Notwithstanding the foregoing, in the event the Directing Certificateholder and the Special Servicer have been unable to agree upon an Asset Status Report with respect to a Specially Serviced Mortgage Loan within 90 days, of the Directing Certificateholder's receipt of the initial Asset Status Report, the Special Servicer, subject to the rights of the related Companion Holder pursuant to the related Intercreditor Agreement, if applicable, shall implement the actions described in the most recent Asset Status Report submitted to the Directing Certificateholder by the Special Servicer, and the Special Servicer shall promptly furnish the applicable Mortgage Loan Seller with a copy of any Asset Status Report which the Special Servicer intends to, or commences to, implement pursuant to this Section 3.21(d). The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders or, if a Loan Pair is involved, the Companion Holder, and it has made a reasonable effort to contact the Directing Certificateholder and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interest of all the Certificateholders pursuant to the Servicing Standards. Notwithstanding the foregoing, so long as the Roundy's Distribution Center B Note Representative is entitled to exercise the approval rights with respect to recommended actions pursuant to Section 6.07 hereof, the Directing Certificateholder shall not have any of the rights set forth under this Section
3.21 with respect to the Roundy's Distribution Center Whole Loan, and such rights shall be exercised by the Roundy's Distribution Center B Note Representative, provided that all notices required to be delivered to the Roundy's Distribution Center B Note Representative with respect to the Roundy's Distribution Center Whole Loan under this Section 3.21 shall also be provided to the Directing Certificateholder. Following the occurrence and during the continuance of a Roundy's Distribution Center Control Appraisal Event, the Directing Certificateholder shall exercise such rights.

            The Special Servicer shall have the authority to meet with the Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standards and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standards.

            No direction or disapproval of the Directing Certificateholder (and, in the case of the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standards and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Trustee, the Paying Agent or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer's, Trustee's or the Master Servicer's responsibilities under this Agreement.

            (e) Upon receiving notice of (i) the occurrence of the events described in clause (iv) of the definition of Servicing Transfer Event (without regard to the 60 day period set forth therein), or (ii) the request by a Mortgagor for the amendment or modification of a Mortgage Loan or Companion Loan which is not a Specially Serviced Mortgage Loan for which the Special Servicer is responsible for such amendment or modification pursuant to Section 3.08 and
Section 3.20, the applicable Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Mortgage Loan or Companion Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Mortgagor and prepare for any such proceedings. Each Master Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each such event.

            Section 3.22 Sub-Servicing Agreements. (a) Each Master Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations under Articles II, III, IV and X hereof; provided, that the Sub-Servicing Agreement as amended or modified:
(i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement;
(ii) provides that if such Master Servicer shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such Master Servicer under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein (subject to Section 3.22(g) hereof); (iii) provides that the Trustee for the benefit of the Certificateholders, the related Companion Holder (if applicable) and the Trustee (as holder of the Class A-2FL Regular Interest and the Uncertificated Lower-Tier Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the applicable Master Servicer thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust Fund, the Trustee, the Paying Agent, the Special Servicer, any successor Master Servicer or any Certificateholder (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.22(g) hereof and in such additional manner as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund and (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the applicable Master Servicer is permitted hereunder to modify such Mortgage Loan. Any successor Master Servicer hereunder shall, upon becoming successor Master Servicer, be assigned and shall assume any Sub-Servicing Agreements from the predecessor master servicer (subject to Section 3.22(g) hereof). In addition, each Sub-Servicing Agreement entered into by any Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder shall terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Mortgage Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. Each Master Servicer shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by any Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of such Master Servicer hereunder to make Advances shall be deemed to have been advanced by such Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the applicable Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with
Section 3.03(d), such interest to be allocable between the applicable Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, each Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. Each Master Servicer shall notify the Special Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer, except that such Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

            (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the applicable Master Servicer's obligations under this Agreement.

            (c) As part of its servicing activities hereunder, each Master Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standards. Each Master Servicer shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement.

            (d) In the event the Trustee or its designee becomes successor Master Servicer and assumes the rights and obligations of any Master Servicer under any Sub-Servicing Agreement, such Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

            (e) Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.22, each Master Servicer shall remain obligated and responsible to the Trustee, the Special Servicer, holders of the Companion Loans serviced hereunder and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and such Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust Fund bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer's termination under any Sub-Servicing Agreement.

            (f) The Trustee shall furnish to any Sub-Servicer any powers of attorney and other documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement; provided, however, that the Trustee shall not be held liable for any negligence, and shall be indemnified by the Sub-Servicer, with respect to, or misuse of, any such power of attorney by a Sub-Servicer, and provided further that the use of such power of attorney by a Sub-Servicer is subject to the last sentence of Section 3.01(b).

            (g) Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes successor Master Servicer, the Trustee or such successor Master Servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor Master Servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer's rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the Master Servicer's servicing rights under this Agreement; provided, that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor Master Servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor Master Servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

            (h) With respect to Mortgage Loans subject to a Sub-Servicing Agreement, the Special Servicer shall, to the extent required, remit amounts, deliver reports and information, and afford access to facilities and information to the related Sub-Servicer that would be required to be remitted, delivered or afforded, as the case may be, to the applicable Master Servicer pursuant to the terms hereof (and within the same period of time required herein), within a sufficient period of time to allow the Sub-Servicer to fulfill its obligations under such Sub-Servicing Agreement and in no event later than 1 Business Day prior to the applicable Determination Date (or such other date as specified herein).

            (i) Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, unless (i) the Special Servicer receives the consent of the Directing Certificateholder and (ii) the Special Servicer receives the written confirmation of Fitch that such agreement will not cause the downgrade, withdrawal or qualification of any of the then current ratings assigned to any Class of Certificates.

            Section 3.23 Representations, Warranties and Covenants of the Master Servicers. (a) Each Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and to the other Master Servicer, the Depositor, the Paying Agent and the Special Servicer, as of the Closing Date, that:

            (i) Such Master Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California (in the case of Master Servicer No. 1), or a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (in the case of Master Servicer No. 2), and such Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by such Master Servicer, and the performance and compliance with the terms of this Agreement by such Master Servicer, does not (A) violate the applicable Master Servicer's organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which such Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) Such Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Special Servicer, the Paying Agent and the Depositor, constitutes a valid, legal and binding obligation of the applicable Master Servicer, enforceable against such Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) Such Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, local or governmental agency, which default, in such Master Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of such Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of such Master Servicer's knowledge, threatened against such Master Servicer which would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer;

            (vii) Such Master Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 3.07 hereof; and

            (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Master Servicer, or compliance by such Master Servicer with, this Agreement or the consummation of the transactions of such Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations hereunder.

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

            Section 3.24 Representations, Warranties and Covenants of the Special Servicer. (a) The Special Servicer hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the Depositor, the Paying Agent and the Master Servicers, as of the Closing Date, that:

            (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Virginia, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, does not (A) violate the Special Servicer's organizational documents and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Master Servicers, the Paying Agent and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject (A) to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, local or governmental agency, which default, in the Special Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment could reasonably be expected to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

            (vii) Each officer, manager or employee of the Special Servicer that has or, following the occurrence of a Servicing Transfer Event, would have responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c); and

            (viii) No consent, approval, authorization or order of any court or governmental agency or body under federal or state law is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

            Section 3.25 Interest Reserve Account. (a) On each P&I Advance Date relating to any Interest Accrual Period ending in any January and on any P&I Advance Date which occurs in a year which is not a leap year relating to any Interest Accrual Period ending in any December, the Paying Agent, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one day's interest on the Stated Principal Balance of the Interest Reserve Loans as of the Due Date occurring in the month preceding the month in which such P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January, "Withheld Amounts").

            (b) On each P&I Advance Date occurring in March, the Paying Agent shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier Distribution Account.

            Section 3.26 Excess Interest Distribution Account. Prior to the applicable Distribution Date, each Master Servicer is required to remit to the Paying Agent for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Due Period.

            Section 3.27 Directing Certificateholder Contact with Master Servicers. No less often than on a monthly basis, each of the Master Servicers and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from the Directing Certificateholder regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which such Master Servicer or the Special Servicer, as the case may be, is responsible.

            Section 3.28 Controlling Class Certificateholders and Directing Certificateholder; Certain Rights and Powers of Directing Certificateholder. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Paying Agent and to notify the Master Servicers, the Paying Agent and Special Servicer of the transfer of any Certificate of a Controlling Class, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Master Servicers, Special Servicer and Paying Agent when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the Special Servicer, it shall be the Directing Certificateholder.

            (b) A "Controlling Class" as of any time of determination shall be the Class outstanding with the most subordinate Class of Regular Certificates having at least 25% of its Original Certificate Balance.

            (c) Once a Directing Certificateholder has been selected, each of the Master Servicers, the Special Servicer, the Depositor, the Trustee, the Paying Agent and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Directing Certificateholder shall have notified the Master Servicers, Special Servicer, the Trustee, the Paying Agent and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. Upon the resignation of a Directing Certificateholder, the Paying Agent shall request the Controlling Class Certificateholders to select a new Directing Certificateholder.

            (d) Until it receives notice to the contrary each of the Master Servicers and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder, and the Directing Certificateholder.

            (e) Upon request, the Paying Agent shall deliver to the Trustee, the Special Servicer and the Master Servicers a list of each Controlling Class Certificateholder and the Directing Certificateholder, including names and addresses. In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Directing Certificateholder or the existence of a new Controlling Class Certificateholder, the Paying Agent shall notify the Trustee, the Master Servicers and the Special Servicer. Notwithstanding the foregoing, JER Investor Trust Inc. shall be the initial Directing Certificateholder and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

            Until it receives notice to the contrary, each of the Master Servicers, the Special Servicer, the Paying Agent and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Certificateholder.

            (f) If at any time a Book-Entry Certificate belongs to a Controlling Class, the Paying Agent shall notify the related Certificateholders (through the Depository) of such event.

            (g) Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class; (iii) the Directing Certificateholder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class; (iv) the Directing Certificateholder may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates; and (v) the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

            (h) Until it receives notice to the contrary, each of the Master Servicers, the Special Servicer, the Paying Agent and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Certificateholder.

            (i) All requirements of the Master Servicers and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) provided to the Directing
Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related AB Mortgage Loan.

            (j) If a Roundy's Distribution Center Control Appraisal Event has occurred and is continuing, then: (i) the Roundy's Distribution Center B Note Representative shall not be authorized to exercise any of its approval and consent rights in this Agreement with respect to the Roundy's Distribution Center Whole Loan; and (ii) the Directing Certificateholder shall exercise such rights; provided, however, that the Roundy's Distribution Center B Note Representative shall nevertheless retain the right to receive distributions, notices and reports under this Agreement.

            Section 3.29 Intercreditor Agreements. Each of the Master Servicers and Special Servicer with respect to the Mortgage Loan it is servicing hereunder acknowledges and agrees, as applicable, that each Loan Pair being serviced by it under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Loan Pair and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict, the related Intercreditor Agreement shall govern. Notwithstanding anything contrary in this Agreement, each of the Master Servicers and Special Servicer agrees not to take any action with respect to a Loan Pair or the related Mortgaged Property without the prior consent of the related Companion Holder to the extent that the related Intercreditor Agreement provides that such Companion Holder is required to consent to such action. Each of the Master Servicers and Special Servicer acknowledges and agrees that each Companion Holder has the right to purchase the related AB Mortgage Loan in each case pursuant to the terms and conditions of the related Intercreditor Agreement.

            Neither the Master Servicers nor the Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require the Master Servicers or the Special Servicer to abide by any instruction or direction of a Companion Holder, neither the Master Servicers nor the Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the Master Servicers or Special Servicer for its own account without reimbursement. In no event shall the Master Servicers or the Special Servicer be required to consult with or obtain the consent of any Companion Holder unless such Companion Holder has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders is set forth in
Section 11.05 under this Agreement.

            No direction or disapproval of the Companion Holders shall (a) require or cause the Master Servicers or Special Servicer to violate the terms of a Mortgage Loan, applicable law or any provision of this Agreement, including each Master Servicer's or Special Servicer's obligation to act in accordance with the Servicing Standards and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) materially expand the scope of the Special Servicer's, Trustee's or each Master Servicer's responsibilities under this Agreement.

            Section 3.30 Companion Paying Agent. (a) Master Servicer No. 1 shall be the Companion Paying Agent with respect to the Mortgage Loans for which it is responsible for servicing hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth herein.

            (b) No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

            (c) Upon the resignation or removal of the applicable Master Servicer pursuant to Article VII of this Agreement, the applicable Companion Paying Agent shall be deemed simultaneously to resign or be removed.

            (d) This Section shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards rights accrued prior to such resignation or removal.

            Section 3.31 Companion Register. The Companion Paying Agent shall maintain a register (the "Companion Register") on which it will record the names and address of, and wire transfer instructions for, the Companion Holders from time to time, to the extent such information is provided in writing to it by each Companion Holder. The initial Companion Holders, along with their respective name, address, wiring instructions and tax identification number, are listed on Exhibit S hereto. In the event a Companion Holder transfers a Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in the Companion Loan and shall have no obligation to recover and redirect such payment.

            The Companion Paying Agent shall promptly provide the name and address of the Companion Holder to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

            Section 3.32 Swap Contract. (a) On or before the Closing Date, the Trustee, not in its individual capacity but solely in its capacity as Trustee, on behalf of the Trust, shall enter into the Swap Contract and related agreements with the Swap Counterparty. The Paying Agent shall perform the duties and obligations of the Trustee under the Swap Contract.

            (b) On the Business Day prior to each P&I Advance Date, based on the reports provided by each Master Servicer pursuant to Section 3.12(e), information that the Paying Agent obtains from the Swap Counterparty and the Swap Contract, and subject to the priorities set forth in Sections 4.01(a), 4.01(b) and 4.01(d) hereof, the Paying Agent shall calculate the Class A-2FL Net Swap Payment and notify the Swap Counterparty in accordance with the terms of the Swap Contract.

            (c) No later than 4:00 p.m. New York City time on each Distribution Date, the Paying Agent shall remit the Class A-2FL Net Swap Payment, if any, to the Swap Counterparty from the Floating Rate Account; provided, that upon the occurrence and during the continuation of a Class A-2FL Distribution Conversion, the Paying Agent shall not make such payments to the Swap Counterparty. Promptly upon receipt of any payment or other receipt in respect of the Swap Contract, the Paying Agent shall deposit the same into the Floating Rate Account.

            (d) The Trustee (or the Paying Agent on the behalf of the Trustee) shall at all times enforce the Trust's rights under the Swap Contract. In the event of a Swap Default, the Trustee (or the Paying Agent on its behalf) shall promptly provide written notice to the Holders of the Class A-2FL Certificates and shall be required, subject to the Trustee's or the Paying Agent's, as applicable, determination that costs of enforcement will be recoverable from or indemnified by the Class A-2FL holders, to take such actions (following the expiration of any applicable grace period specified in the Swap Contract), unless otherwise directed in writing by the Holders of 25% (by Certificate Balance) of the Class A-2FL Certificates, to enforce the rights of the Trust under the Swap Contract as may be permitted by the terms thereof and use any Swap Termination Fees received from the Swap Counterparty to enter into a replacement interest rate swap contract on substantially identical terms or on such other terms reasonably acceptable to the Trustee (or Paying Agent on its behalf), with a replacement swap counterparty that would not cause a Rating Agency Trigger Event, subject, in each case, to written confirmation by the Rating Agencies that such action will not result in a qualification, downgrade or withdrawal of the then-current ratings of the Certificates. If the costs attributable to entering into a replacement interest rate swap contract would exceed the amount of any Swap Termination Fees, a replacement interest rate swap contract shall not be entered into and any such proceeds will instead be distributed, pro rata, to the Holders of the Class A-2FL Certificates on the immediately succeeding Distribution Date. The Trustee and the Paying Agent shall be entitled to require reasonable assurances of payment (including, without limitation, reasonable indemnity therefor) from the Holders of the Class A-2FL Certificates prior to the incurrence of any costs in connection with the enforcement of the Swap Contract.

            Any Class A-2FL Distribution Conversion shall become permanent following the determination by the Trustee (or the Paying Agent acting on its behalf) not to enter into a replacement interest rate swap contract and distribution of any Swap Termination Fees to the Holders of the Class A-2FL Certificates. Any such Swap Default (or termination of the Swap Contract) and the consequent Class A-2FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement.

            Upon any change (or notification to the Paying Agent that such change is imminent) in the payment terms on the Class A-2FL Certificates, including as a result of a Class A-2FL Distribution Conversion, termination of a Class A-2FL Distribution Conversion, a Swap Default or the cure of a Swap Default, the Paying Agent shall promptly notify DTC of the change in payment terms.

            (e) In the event that the Swap Contract is terminated and no replacement interest rate swap agreement is entered into, the Paying Agent shall provide notice of such termination to the Class A-2FL Certificateholders, which notice shall include: "The Swap Contract with respect to the Class A-2FL Certificates is terminated as of [date]. Certificateholders and beneficial owners that are Plans are advised that the Exemption will no longer apply to the Class A-2FL Certificates, effective 60 days after the receipt of this notice. "Exemption", as used in this notice, shall mean Prohibited Transaction Exemption 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), granted by the U.S. Department of Labor to J.P. Morgan Securities Inc. All other capitalized terms used in this notice shall have the meaning assigned to them in the Pooling and Servicing Agreement."

            (f) Any costs and expenses related to the Swap Contract (other than Net Swap Payments) will only be payable (subsequent to the distribution of all amounts of principal and interest and reimbursement of Collateral Support Deficits payable to the Class A-2FL Certificates) from the Floating Rate Account, which in no circumstances will constitute Additional Trust Fund Expenses.

            (g) The Trustee (or the Paying Agent on the Trustee's behalf) shall establish a Swap Counterparty Collateral Account. The Trustee (or the Paying Agent on the Trustee's behalf) shall deposit all collateral received from the Swap Counterparty under any Credit Support Annex (as defined in the Swap Contract) of the Swap Contract into the Swap Counterparty Collateral Account. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Swap Counterparty Collateral Account shall be
(i) for application to obligations of the Swap Counterparty under a Swap Contract if such Swap Contract becomes subject to early termination or upon default by the relevant Swap Counterparty or (ii) to return collateral to the relevant Swap Counterparty when and as required by a Swap Contract. The Trustee (or the Paying Agent on the Trustee's behalf) agrees to give the Swap Counterparty prompt notice if it obtains knowledge that the Swap Counterparty Collateral Account or any funds on deposit therein or otherwise to the credit of the Swap Counterparty Collateral Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. Funds credited to the Swap Counterparty Collateral Account shall be applied as contemplated in the Swap Contract. Subject to the terms of the Swap Contract, proceeds of liquidation of any Swap Contract collateral (if such Swap Contract becomes subject to early termination or upon default by the relevant Swap Counterparty) shall be deposited in the Floating Rate Account for application as applicable.

                              [End of Article III]


                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions. (a) On each Distribution Date, to the extent of the Available Distribution Amount for such Distribution Date, the Paying Agent shall be deemed to transfer the Lower-Tier Regular Distribution Amount from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account (subject to the provisions of the penultimate paragraph of Section 3.04(b) with respect to the Class A-2FL Net Swap Payment) in the amounts and priorities set forth in Section 4.01(b) with respect to each Class of Uncertificated Lower-Tier Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

            (i) first, concurrently (A) to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3A1 Certificates, the Class A-3A2 Certificates, the Class A-4 Certificates and the Class A-SB Certificates and the Class A-2FL Regular Interest, pro rata, (based upon their respective entitlements to interest for such Distribution
      Date), in respect of interest, from the Loan Group 1 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates for such Distribution Date, (B) to the Holders of the Class A-1A Certificates, in respect of interest, from the Loan Group 2 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date and (C) to the Holders of the Class X-1 Certificates and the Class X-2 Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount payable in respect of such Classes of Certificates for such Distribution Date; provided, however, that if the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount is insufficient to pay in full the Interest Distribution Amount provided above, payable in respect of any Class A Certificates or Class X Certificates on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Class A Certificates and the Class X Certificates, up to an amount equal to, and pro rata as among such Classes in accordance with, the Interest Distribution Amount in respect of each such Class of Certificates for such Distribution Date;

            (ii) second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3A1 Certificates, the Class A-3A2 Certificates, the Class A-4 Certificates, the Class A-SB Certificates and the Class A-1A Certificates and the Class A-2FL Regular Interest in reduction of the Certificate Balances thereof, concurrently: (A)(1) first, to the Holders of the Class A-SB Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount for such Distribution Date remaining after the payments specified in clause (B) below have been made on such Distribution Date, until the Certificate Balance of the Class A-SB Certificates is reduced to the Class A-SB Planned Principal Balance;
      (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount (or a portion of it remaining after payments specified in clause (A)(1) above) and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clause (A)(1) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates and the Class A-2FL Regular Interest, pro rata, in an amount up to the Loan Group 1 Principal Distribution Amount (or a portion of it remaining after payments specified in clauses (A)(1) and (2) above) and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses
      (A)(1) and (2) above and clause (B) below have been made on such Distribution Date, until the outstanding Certificate Balances of the Class A-2 Certificates and the Class A-2FL Regular Interest have been reduced to zero; (4) fourth, to the Holders of the Class A-3A1 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount (or a portion of it remaining after payments as specified in clauses (A)(1), (2) and (3) above) and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1), (2) and (3) above and (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-3A1 Certificates has been reduced to zero; (5) fifth, to the Holders of the Class A-3A2 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount (or the portion of it remaining after payments as specified in clauses (A)(1), (2), (3) and (4) above) and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1), (2), (3) and (4) above and (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-3A2 Certificates has been reduced to zero; (6) sixth, to the Holders of the Class A-4 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (A)(1), (2), (3), (4) and
      (5) above) and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1), (2), (3), (4) and (5) above and (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-4 Certificates has been reduced to zero and (7) seventh, to the Holders of the Class A-SB Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (A)(1), (2),
      (3), (4), (5) and (6) above) and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount, in each case, to the extent remaining after payments as specified in clauses (A)(1), (2), (3), (4),
      (5) and (6) above and (B) below have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to zero, and (B) to the Holders of the Class A-1A Certificates, in an amount up to the Loan Group 2 Principal Distribution Amount and, after the Certificate Balance of the Class A-4 and Class A-SB Certificates have been reduced to zero, the Loan Group 1 Principal Distribution Amount remaining after payments specified in clauses (A)(1),
      (2), (3), (4), (5), (6) and (7) above have been made on such Distribution Date, until the Certificate Balance of the Class A-1A Certificates has been reduced to zero;

            (iii) third, to the Holders of the Class A-1 Certificates, Class A-2 Certificates, Class A-3A1 Certificates, Class A-3A2 Certificates, Class A-4 Certificates, Class A-SB Certificates and Class A-1A Certificates and the Class A-2FL Regular Interest, pro rata (based upon the aggregate unreimbursed Collateral Support Deficit allocated to each such Class), until all amounts of Collateral Support Deficit previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

            (iv) fourth, to the Holders of the Class A-M Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (v) fifth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Holders of the Class A-M Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class A-M Certificates has been reduced to zero;

            (vi) sixth, to the Holders of the Class A-M Certificates until all amounts of Collateral Support Deficit previously allocated to the Class A-M Certificates, but not previously reimbursed, have been reimbursed in full;

            (vii) seventh, to the Holders of Class A-J Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amounts in respect of such Class of Certificates for such Distribution Date;

            (viii) eighth, after the Certificate Balances of the Class A Certificates and the Class A-M Certificates have been reduced to zero, to the Holders of the Class A-J Certificates, in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates and the Class A-M Certificates on such Distribution
      Date), until the outstanding Certificate Balances of the Class A-J Certificates have been reduced to zero;

            (ix) ninth, to the Holders of the Class A-J Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class A-J Certificates, as applicable, but not previously reimbursed, have been reimbursed in full;

            (x) tenth, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xi) eleventh, after the Certificate Balances of the Class A Certificates, the Class A-M Certificates and Class A-J Certificates have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates and Class A-J Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class B Certificates has been reduced to zero;

            (xii) twelfth, to the Holders of the Class B Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

            (xiii) thirteenth, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xiv) fourteenth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, the Class A-J Certificates and Class B Certificates have been reduced to zero, to the Holders of the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, the Class A-J Certificates and Class B Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class C Certificates has been reduced to zero;

            (xv) fifteenth, to the Holders of the Class C Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

            (xvi) sixteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xvii) seventeenth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates and Class C Certificates have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates and Class C Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

            (xviii) eighteenth, to the Holders of the Class D Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

            (xix) nineteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xx) twentieth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates and Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates and Class D Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

            (xxi) twenty-first, to the Holders of the Class E Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxii) twenty-second, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxiii) twenty-third, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

            (xxiv) twenty-fourth, to the Holders of the Class F Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxv) twenty-fifth, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxvi) twenty-sixth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and Class F Certificates have been reduced to zero, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and Class F Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

            (xxvii) twenty-seventh, to the Holders of the Class G Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class G Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxviii) twenty-eighth, to the Holders of the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxix) twenty-ninth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates have been reduced to zero, to the Holders of the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class H Certificates has been reduced to zero;

            (xxx) thirtieth, to the Holders of the Class H Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class H Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxi) thirty-first, to the Holders of the Class J Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxxii) thirty-second, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates and Class H Certificates have been reduced to zero, to the Holders of the Class J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates and Class H Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class J Certificates has been reduced to zero;

            (xxxiii) thirty-third, to the Holders of the Class J Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class J Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxiv) thirty-fourth, to the Holders of the Class K Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxxv) thirty-fifth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates and Class J Certificates have been reduced to zero, to the Holders of the Class K Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates and Class J Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class K Certificates has been reduced to zero;

            (xxxvi) thirty-sixth, to the Holders of the Class K Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class K Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxvii) thirty-seventh, to the Holders of the Class L Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxxviii) thirty-eighth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates and Class K Certificates have been reduced to zero, to the Holders of the Class L Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates and Class K Certificates a on such Distribution Date), until the outstanding Certificate Balance of the Class L Certificates has been reduced to zero;

            (xxxix) thirty-ninth, to the Holders of the Class L Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class L Certificates, but not previously reimbursed, have been reimbursed in full;

            (xl) fortieth, to the Holders of the Class M Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xli) forty-first, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates and Class L Certificates have been reduced to zero, to the Holders of the Class M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates and Class L Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class M Certificates has been reduced to zero;

            (xlii) forty-second, to the Holders of the Class M Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class M Certificates, but not previously reimbursed, have been reimbursed in full;

            (xliii) forty-third, to the Holders of the Class N Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xliv) forty-fourth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates and Class M Certificates have been reduced to zero, to the Holders of the Class N Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates and Class M Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class N Certificates has been reduced to zero;

            (xlv) forty-fifth, to the Holders of the Class N Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class N Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlvi) forty-sixth, to the Holders of the Class P Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xlvii) forty-seventh, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates and Class N Certificates have been reduced to zero, to the Holders of the Class P Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates and Class N Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class P Certificates has been reduced to zero;

            (xlviii) forty-eighth, to the Holders of the Class P Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class P Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlix) forty-ninth, to the Holders of the Class NR Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (l) fiftieth, after the Certificate Balances of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates and Class P Certificates have been reduced to zero, to the Holders of the Class NR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates and Class P Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class NR Certificates has been reduced to zero;

            (li) fifty-first, to the Holders of the Class NR Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class NR Certificates, but not previously reimbursed, have been reimbursed in full; and

            (lii) fifty-second, to the Holders of the Class R Certificates, the amount, if any, of the Available Distribution Amount remaining in the Upper-Tier Distribution Account with respect to such Distribution Date.

            If, in connection with any Distribution Date, the Paying Agent has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Monthly Payments, balloon payments or unscheduled principal payments are subsequently received by any Master Servicer and required to be part of the Available Distribution Amount for such Distribution Date, such Master Servicer shall promptly notify the Paying Agent and the Paying Agent will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Master Servicers, the Special Servicer or the Paying Agent shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

            (b) On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of principal or reimbursement of Collateral Support Deficit in an amount equal to the amount of principal or reimbursement of Collateral Support Deficit actually distributable to its respective Related Certificates as provided in Sections 4.01(a), 4.01(c) and 4.01(d) (in the case of (i) the Class A-1 Certificates, first, to the Class LA-1-1 Uncertificated Interest, second, to the Class LA-1-2 Uncertificated Interest, third, to the Class LA-1-3 Uncertificated Interest, and fourth, to the Class LA-1-4 Uncertificated Interest, in each case, until reduced to zero, (ii) the Class A-1A Certificates, first, to the Class LA-1A-1 Uncertificated Interest, second, to the Class LA-1A-2 Uncertificated Interest, third, to the Class LA-1A-3 Uncertificated Interest, fourth, to the Class LA-1A-4 Uncertificated Interest, fifth, to the Class LA-1A-5 Uncertificated Interest, sixth, to the Class LA-1A-6 Uncertificated Interest, seventh, to the Class LA-1A-7 Uncertificated Interest, eighth, to the Class LA-1A-8 Uncertificated Interest, ninth, to the Class LA-1A-9 Uncertificated Interest, tenth, to the Class LA-1A-10 Uncertificated Interest, eleventh, to the Class LA-1A-11 Uncertificated Interest, twelfth, to the Class LA-1A-12 Uncertificated Interest, thirteenth, to the Class LA-1A-13 Uncertificated Interest, fourteenth, to the Class LA-1A-14 Uncertificated Interest, and fifteenth, to the Class LA-1A-15 Uncertificated Interest, in each case, until reduced to zero, (iii) the Class A-2 Certificates, first, to the Class LA-2-1 Uncertificated Interest and second, to the Class LA-2-2 Uncertificated Interest, in each case, until reduced to zero, (iv) the Class A-2FL Regular Interest, first to the Class LA-2FL-1 Uncertificated Interest and second, to the Class LA-2FL-2 Uncertificated Interest, in each case, until reduced to zero, (v) the Class A-3A1 Certificates, first, to the Class LA-3A1-1 Uncertificated Interest, second, to the Class LA-3A1-2 Uncertificated Interest, third, to the Class LA-3A1-3 Uncertificated Interest and fourth, to the Class LA-3A1-4 Uncertificated Interest, in each case, until reduced to zero, (vi) the Class A-3A2 Certificates, first, to the Class LA-3A2-1 Uncertificated Interest, second, to the Class LA-3A2-2 Uncertificated Interest and third, to the Class LA-3A2-3 Uncertificated Interest, in each case, until reduced to zero, (vii) the Class A-4 Certificates, first, to the Class LA-4-1 Uncertificated Interest, second, to the Class LA-4-2 Uncertificated Interest, third, to the Class LA-4-3 Uncertificated Interest, fourth, to the Class LA-4-4 Uncertificated Interest, fifth, to the Class LA-4-5 Uncertificated Interest, and sixth, to the Class LA-4-6 Uncertificated Interest, in each case, until reduced to zero, (viii) the Class A-SB Certificates, first, to the Class LA-SB-1 Uncertificated Interest, second, to the Class LA-SB-2 Uncertificated Interest, third, to the Class LA-SB-3 Uncertificated Interest, fourth, to the Class LA-SB-4 Uncertificated Interest, fifth, to the Class LA-SB-5 Uncertificated Interest, and sixth, to the Class LA-SB-6 Uncertificated Interest, in each case, until reduced to zero, (ix) the Class D Certificates, first, to the Class LD-1 Uncertificated Interest, second, to the Class LD-2 Uncertificated Interest, third, to the Class LD-3 Uncertificated Interest, and fourth, to the Class LD-4 Uncertificated Interest, in each case, until reduced to zero, (x) the Class E Certificates, first, to the Class LE-1 Uncertificated Interest, and second, to the Class LE-2 Uncertificated Interest, in each case, until reduced to zero, (xi) the Class F Certificates, first, to the Class LF-1 Uncertificated Interest, second, to the Class LF-2 Uncertificated Interest, and third, to the Class LF-3 Uncertificated Interest, in each case, until reduced to zero, (xii) the Class G Certificates, first, to the Class LG-1 Uncertificated Interest, second, to the Class LG-2 Uncertificated Interest and third, to the Class LG-3 Uncertificated Interest, in each case, until reduced to zero, (xiii) the Class H Certificates, first, to the Class LH-1 Uncertificated Interest, and second, to the Class LH-2 Uncertificated Interest, in each case, until reduced to zero, (xiv) the Class K Certificates, first, to the Class LK-1 Uncertificated Interest, and second, to the Class LK-2 Uncertificated Interest, in each case, until reduced to zero and (xv) the Class M Certificates, first, to the Class LM-1 Uncertificated Interest and second, to the Class LM-2 Uncertificated Interest, in each case, until reduced to zero. On each Distribution Date (subject to the provisions of the penultimate paragraph of Section 3.04(b) with respect to the Class A-2FL Net Swap Payment), each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of its Related Certificates (in the case of each of (i) the Class LA-1-1, Class LA-1-2, Class LA-1-3 and Class LA-1-4 Uncertificated Interests, (ii) the Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7, Class LA-1A-8, Class LA-1A-9, Class LA-1A-10, Class LA-1A-11, Class LA-1A-12, Class LA-1A-13, Class LA-1A-14 and Class LA-1A-15 Uncertificated Interests, (iii) the Class LA-2-1 and Class LA-2-2 Uncertificated Interests,
(iv) the Class LA-2FL-1 and Class LA-2FL-2 Uncertificated Interests, (v) the Class LA-3A1-1, Class LA-3A1-2, Class LA-3A1-3 and Class LA-3A1-4 Uncertificated Interests, (vi) the Class LA-3A2-1, Class LA-3A2-2 and Class LA-3A3 Uncertificated Interests, (vii) the Class LA-4-1, Class LA-4-2, Class LA-4-3, Class LA-4-4, Class LA-4-5 and Class LA-4-6 Uncertificated Interests, (viii) the Class LA-SB-1, Class LA-SB-2, Class LA-SB-3, Class LA-SB-4, Class LA-SB-5 and Class LA-SB-6 Uncertificated Interests, (ix) the Class LD-1, Class LD-2, Class LD-3 and Class LD-4 Uncertificated Interests, (x) the Class LE-1 and Class LE-2 Uncertificated Interests, (xi) the Class LF-1, Class LF-2 and Class LF-3 Uncertificated Interests, (xii) the Class LG-1, Class LG-2 and Class LG-3 Uncertificated Interests, (xiii) the Class LH-1 and Class LH-2 Uncertificated Interests, (xiv) the Class LK-1 and Class LK-2 Uncertificated Interests and (xv) the Class LM-1 and Class LM-2 Uncertificated Interests, pro rata, based on their respective Certificate Balances) and its related Component of the Class X-1 Certificates and Class X-2 Certificates, in each case to the extent actually distributable thereon as provided in Section 4.01(a). For this purpose, interest distributed on the Class X-1 Certificates and Class X-2 Certificates shall be treated as having been paid to their respective Components pro rata, based on the interest accrued with respect thereto at its Class X-1 Strip Rate or Class X-2 Strip Rate. Such amounts distributed to the Uncertificated Lower-Tier Interests in respect of principal and interest with respect to any Distribution Date are referred to herein collectively as the "Lower-Tier Regular Distribution Amount," and shall be made by the Paying Agent by deeming such Lower-Tier Regular Distribution Amount to be deposited in the Upper-Tier Distribution Account.

            As of any date, the principal balance of each Uncertificated Lower-Tier Interest equals the Certificate Balance of the Related Certificates with respect thereto (in the case of the aggregate of (i) the Class LA-1-1, Class LA-1-2, Class LA-1-3 and Class LA-1-4 Uncertificated Interests, the Class A-1 Certificates, (ii) the Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7 and Class LA-1A-8, Class LA-1A-9, Class LA-1A-10, Class LA-1A-11, Class LA-1A-12, Class LA-1A-13, Class LA-1A-14 and Class LA-1A-15 Uncertificated Interests, the Class A-1A Certificates, (iii) the Class LA-2-1 and Class LA-2-2 Uncertificated Interests, the Class A-2 Certificates, (iv) the Class LA-2FL-1 and Class LA-2FL-2 Uncertificated Interests, the Class A-2FL Regular Interest, (v) the Class LA-3A1-1, Class LA-3A1-2, Class LA-3A1-3 and Class LA-3A1-4 Uncertificated Interests, the Class A-3A1 Certificates, (vi) the Class LA-3A2-1, Class LA-3A2-2 and Class LA-3A2-3 Uncertificated Interests, the Class A-3A2 Certificates, (vii) the Class LA-4-1, Class LA-4-2, Class LA-4-3, Class LA-4-4, Class LA-4-5 and Class LA-4-6 Uncertificated Interests, the Class A-4 Certificates, (viii) the Class LA-SB-1, Class LA-SB-2, Class LA-SB-3, Class LA-SB-4, Class LA-SB-5 and Class LA-SB-6 Uncertificated Interests, the Class A-SB Certificates, (ix) the Class LD-1, Class LD-2, Class LD-3 and Class LD-4 Uncertificated Interests, the Class D Certificates, (x) the Class LE-1 and Class LE-2 Uncertificated Interests, the Class E Certificates, (xi) the Class LF-1, Class LF-2 and Class LF-3 Uncertificated Interests, the Class F Certificates, (xii) the Class LG-1, Class LG-2 and Class LG-3 Uncertificated Interests, the Class G Certificates,
(xiii) the Class LH-1 and Class LH-2 Uncertificated Interests, the Class H Certificates, (xiv) the Class LK-1 and LK-2 Uncertificated Interests, the Class K Certificates and (xv) the Class LM-1 and Class LM-2 Uncertificated Interests, the Class M Certificates, as adjusted for the allocation of Collateral Support Deficits, as provided in Sections 4.04(b) and 4.04(c) and of Certificate Deferred Interest as provided in Section 4.06. The initial principal balance of each Uncertificated Lower-Tier Interest equals the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Uncertificated Lower-Tier Interest will be the rate per annum set forth in the Preliminary Statement hereto.

            Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Regular Distribution Amount and distribution of Yield Maintenance Charges pursuant to Section 4.01(d)(iii) shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

            (c) Notwithstanding the priorities set forth in clause (a) above, on and after the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero, the Principal Distribution Amount will be distributed, pro rata, among the Class A-1, Class A-1A, Class A-2, Class A-3A1, Class A-3A2, Class A-4 and Class A-SB Certificates and the Class A-2FL Regular Interest without regard to Loan Group, based on their respective Certificate Balances immediately prior to such Distribution Date, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero, and any amounts representing reimbursements of Collateral Support Deficits previously allocated to such Classes, if available, will be distributed pro rata based on their respective Certificate Balances, without regard to Loan Group.

            (d) (i) On each Distribution Date (subject to the provisions of the penultimate paragraph of Section 3.04(b) with respect to the Class A-2FL Net Swap Payment), Yield Maintenance Charges collected during the related Due Period will be distributed by the Paying Agent to the following Classes: to the Class A-1 Certificates, Class A-2 Certificates, Class A-2FL Regular Interest, Class A-3A1 Certificates, Class A-3A2 Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates and Class H Certificates with respect to the related Loan Group on each Distribution Date, in an amount equal to the product of (a) a fraction whose numerator is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1 Certificates, Class A-2 Certificates, Class A-2FL Regular Interest, Class A-3A1 Certificates, Class A-3A2 Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates, Class P Certificates and Class NR Certificates on such Distribution Date, (b) the Base Interest Fraction for the related principal payment on such Class of Certificates, and (c) the aggregate amount of Yield Maintenance Charges collected on such principal prepayments during the related Due Period. If more than one such Class of Certificates is entitled to distributions of principal with respect to the related Loan Group on any particular Distribution Date on which Yield Maintenance Charges are distributable, the aggregate amount of such Yield Maintenance Charges will be allocated among all such Classes up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with this Section 4.01(d)(i). Any Yield Maintenance Charge collected during the related Due Period remaining after such distributions will be distributed to the holders of the Class X-1 Certificates.

            (ii) No Yield Maintenance Charge will be distributed to the holders of the Class L, Class M, Class N, Class P, Class NR, Class X-2, Class S or Residual Certificates. After the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-2FL Regular Interest, Class A-3A1 Certificates, Class A-3A2 Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates and Class K Certificates have been reduced to zero, all Yield Maintenance Charges with respect to the Mortgage Loans shall be distributed to the holders of the Class X-1 Certificates.

            (iii) All distributions of Yield Maintenance Charges made in respect of the respective Classes of Regular Certificates and the Class A-2FL Regular Interest on each Distribution Date (subject to the provisions of the penultimate paragraph of Section 3.04(b) with respect to the Class A-2FL Net Swap Payment) pursuant to Section 4.01(d)(i) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Uncertificated Lower-Tier Interests for such Distribution Date pursuant to
      Section 4.01(b) above.

            (iv) Any distributions of Yield Maintenance Charges in respect of the Class A-2FL Regular Interest shall be paid to the Holders of the Class A-2FL Certificates or to the Swap Counterparty as specified in Section 4.01(k).

            (e) On each Distribution Date, the Paying Agent shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the Regular Certificates (other than the Class A-2FL Certificates) and the Class A-2FL Regular Interest (in order of alphabetical Class designation) (first deeming such amounts to be distributed with respect to the Related Uncertificated Lower-Tier Interests) up to an amount equal to all Collateral Support Deficits, if any, previously deemed allocated to them and unreimbursed after application of the Available Distribution Amount for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of the Classes of Certificates or Class A-2FL Regular Interest receiving such distributions. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Collateral Support Deficits and related Collateral Support Deficits and upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Class LR Certificateholders.

            (f) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(g), 4.01(h) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Paying Agent with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Registrar. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Collateral Support Deficit previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Paying Agent, the Certificate Registrar, the Depositor, the Master Servicers, the Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

            (g) Except as otherwise provided in Section 9.01, whenever the Paying Agent expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Collateral Support Deficit previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Paying Agent shall, no later than the related P&I Advance Determination Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

            (i) the Paying Agent expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

            (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Paying Agent, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g).

            (h) Distributions in reimbursement of Collateral Support Deficit previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a) or Section 4.01(e), as applicable, to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided that all distributions in reimbursement of Collateral Support Deficit previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 11.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Paying Agent shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(g) as if such Holder had failed to surrender its Certificates.

            (i) On each Distribution Date, any Excess Interest received during the related Due Period with respect to the Mortgage Loans shall be distributed to the holders of the Class S Certificates from the Excess Interest Distribution Account.

            (j) On the date as specified in the related Intercreditor Agreement, with respect to the Companion Loans, the applicable Companion Paying Agent shall make withdrawals and payments from its Companion Distribution Account for each Companion Loan in the following order of priority:

            (i) to pay the Trustee or the Paying Agent or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to the Loan Pair related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

            (ii) to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Companion Distribution Account not required to be deposited therein;

            (iii) to pay all amounts remaining in the Companion Distribution Account related to such Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

            (iv) to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the Companion Holder by wire transfer in immediately available funds to the account of such Companion Holder or an agent therefor appearing on the Companion Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Companion Register). Any such account shall be located at a commercial bank in the United States.

                  (k) (i) On each Distribution Date, to the extent of the Class A-2FL Available Funds for such Distribution Date, the Paying Agent shall make distributions from the Floating Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

                  (A) first, to the Holders of the Class A-2FL Certificates, in respect of interest, up to an amount equal to the Class A-2FL Interest Distribution Amount for such Distribution Date;

                  (B) second, to the Holders of the Class A-2FL Certificates, in reduction of the Certificate Balances thereof, an amount equal to the Class A-2FL Principal Distribution Amount, until the outstanding Certificate Balance thereof has been reduced to zero;

                  (C) third, to the Holders of the Class A-2FL Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class A-2FL Certificates (as a result of the allocation of Collateral Support Deficit to the Class A-2FL Regular Interest) but not previously reimbursed, has been reimbursed in full;

                  (D) fourth, to pay (1) any costs and expenses related to the
            Swap Contract and (2) any termination payments to the Swap Counterparty, in that order and solely to the extent provided herein, including Section 4.01(k)(iii); and

                  (E) fifth, any remaining amount to the Holders of the Class
            A-2FL Certificates.

            (ii) So long as a Class A-2FL Distribution Conversion is not in effect, any Yield Maintenance Charges paid on the Class A-2FL Regular Interest shall be payable to the Swap Counterparty pursuant to the terms of the Swap Contract on a net basis as part of the Class A-2FL Net Swap Payment as specified in Section 3.32. On each Distribution Date for which a Class A-2FL Distribution Conversion is in effect, any Yield Maintenance Charges paid on the Class A-2FL Regular Interest shall be distributed to the Holders of the Class A-2FL Certificates.

            (iii) Any termination payments due to the Swap Counterparty under the Swap Contract shall be payable solely from amounts, if any, remaining in the Floating Rate Account after all other amounts have been paid under the Class A-2FL Certificates (including all principal and interest amounts outstanding and reimbursement of any Collateral Support Deficit).

            Section 4.02 Statements to Certificateholders; CMSA Investor Reporting Package (IRP)s; Grant of Power of Attorney. (a) On each Distribution Date, the Paying Agent shall make available to the general public a statement (substantially in the form set forth as Exhibit G hereto and based on the information supplied to the Paying Agent in the related CMSA Investor Reporting Package (IRP) in accordance with CMSA guidelines) as to the distributions made on such Distribution Date (each, a "Statement to Certificateholders") which shall include:

            (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof;

            (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to Distributable Certificate Interest, and with respect to the Class A-2FL Certificates, notification that the amount of interest distributed thereon is the equal to the Interest Distribution Amount with respect to the Class A-2FL Regular Interest, which is being paid as a result of a Class A-2FL Distribution Conversion;

            (iii) the aggregate amount of Advances made, with respect to the pool of Mortgage Loans and with respect to each Loan Group, during the period from, but not including, the previous Distribution Date to, and including, such Distribution Date and details of P&I Advances as of the P&I Advance Date;

            (iv) the aggregate amount of compensation paid to the Trustee and the Paying Agent and servicing compensation paid to the Master Servicers and the Special Servicer with respect to the Due Period for such Determination Date together with detailed calculations of servicing compensation paid to the Master Servicers and Special Servicer;

            (v) the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans and with respect to each Loan Group, outstanding immediately before and immediately after such Distribution Date;

            (vi) the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans and with respect to each Loan Group, as of the end of the related Due Period for such Distribution Date;

            (vii) the number and aggregate principal balance of Mortgage Loans
      (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, (D) current but specially serviced or in foreclosure but not REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

            (viii) the value of any REO Property included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, based on the most recent Appraisal or valuation;

            (ix) the Available Distribution Amount for such Distribution Date;

            (x) the Accrued Certificate Interest in respect of such Class of Certificates for such Distribution Date, separately identifying any Certificate Deferred Interest for such Distribution Date allocated to such Class of Certificates;

            (xi) the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates allocable to (A) Yield Maintenance Charges and (B) Excess Interest;

            (xii) the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

            (xiii) the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans and with respect to each Loan Group;

            (xiv) the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Collateral Support Deficit on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Collateral Support Deficits to date;

            (xv) the Certificate Factor for each Class of Regular Certificates immediately following such Distribution Date;

            (xvi) the amount of any Appraisal Reductions effected in connection with such Distribution Date on a loan-by-loan basis and the total Appraisal Reduction effected in connection with such Distribution Date, together with a detailed worksheet showing the calculation of each Appraisal Reduction on a current and cumulative basis;

            (xvii) the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

            (xviii) the amount of any remaining Class Unpaid Interest Shortfall for such Class as of such Distribution Date;

            (xix) a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

            (xx) a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

            (xxi) all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

            (xxii) in the case of the Residual Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), (b) and
      (d);

            (xxiii) the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates in reimbursement of previously allocated Collateral Support Deficit;

            (xxiv) the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans and with respect to each Loan Group;

            (xxv) with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Collateral Support Deficit in connection with such Liquidation Event;

            (xxvi) with respect to any REO Property included in the Trust Fund as to which a Final Recovery Determination was made during the related Due Period or prior to the Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Collateral Support Deficit in respect of the related REO Loan in connection with such Final Recovery Determination;

            (xxvii) the aggregate amount of interest on P&I Advances paid to each Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans and with respect to each Loan Group;

            (xxviii) the aggregate amount of interest on Servicing Advances paid to each Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off
      Date);

            (xxix) the original and then current credit support levels for each Class of Certificates;

            (xxx) the original and then current ratings for each Class of Regular Certificates;

            (xxxi) the amount of the distribution on the Distribution Date to the Holders of the Residual Certificates;

            (xxxii) the aggregate amount of Yield Maintenance Charges collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

            (xxxiii) LIBOR as calculated for the related Distribution Date and the next succeeding Distribution Date;

            (xxxiv) the amounts received and paid in respect of the Swap
      Contract;

            (xxxv) identification of any Rating Agency Trigger Event or Swap Default as of the close of business on the last day of the immediately preceding calendar month with respect to the Swap Contract;

            (xxxvi) the amount of any (A) payment by the Swap Counterparty as a termination payment, (B) payments in connection with the acquisition of a replacement interest rate swap contract, and (C) collateral posted in connection with any Rating Agency Trigger Event; and

            (xxxvii) the amount of, and identification of, any payments on the Class A-2FL Certificates in addition to the amount of principal and interest due thereon (including without limitation, any termination payment received in connection with the Swap Contract).

            In the case of information furnished pursuant to clauses (i), (ii),
(x), (xi), (xxxiv) and (xxxvii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

            Within a reasonable period of time after the end of each calendar year, the Paying Agent shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i), (ii) and (xi) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Paying Agent deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Paying Agent shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Paying Agent pursuant to any requirements of the Code as from time to time are in force.

            On each Distribution Date, the Paying Agent shall make available to the general public via its website initially located at "www.etrustee.net" (i) the related Statement to Certificateholders, (ii) the CMSA Loan Periodic Update File, the CMSA Loan Setup File, the CMSA Bond Level File, the CMSA Collateral Summary File, the CMSA Property File and (iii) as a convenience to the general public (and not in furtherance of the distribution thereof under the securities laws), the prospectus supplement, the prospectus, and this Agreement.

            The Paying Agent shall make available the Statement to Certificateholders through its home page on the Internet. The Paying Agent hereby acknowledges and agrees that its home page as of the date hereof is located at "www.etrustee.net" on the world wide web. In addition, if the Depositor so directs the Paying Agent, and on terms acceptable to the Paying Agent, the Paying Agent shall make certain other information and reports related to the Mortgage Loans available through its internet website.

            The Paying Agent shall make available to the Companion Holders all reports via its Internet Website that the Paying Agent has made available to Certificateholders under this Agreement.

            In addition, on each Distribution Date, the Paying Agent shall make available, to any Privileged Person via its website, each of the "surveillance reports" identified as such in the definition of "CMSA Investor Reporting Package" (the cost of the annual surveillance fees to the Rating Agencies shall be paid pursuant to Section 3.01(i) hereof), eight supplemental reports and the CMSA Operating Statement Analysis Report and CMSA NOI Adjusted Worksheets and seven CMSA data files, the Realized Loss Report and the CMSA Advance Recovery Report to the extent delivered by each Master Servicer pursuant to this Agreement and the Trustee's Exception Report as updated from time to time to the extent delivered to the Paying Agent.

            The Paying Agent makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor. In addition, the Paying Agent may disclaim responsibility for any information distributed by it for which it is not the original source.

            In connection with providing access to the Paying Agent's Internet website, the Paying Agent may require registration and the acceptance of a disclaimer. The Paying Agent shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Paying Agent's Internet website can be directed to the Paying Agent's CMBS customer service desk at (312) 904-9387.

            Each Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information such Master Servicer is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or prospective Certificateholder to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. In connection with providing access to such Master Servicer's Internet website, such Master Servicer shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. Each Master Servicer shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. Each Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, each Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (with respect to Master Servicer No. 2: www.midlandls.com) any reports or other information such Master Servicer is required or permitted to provide to any Mortgagor with respect to such Mortgagor's Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law.

            (b) The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such Master Servicer to the Paying Agent. Neither the Paying Agent nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by such Master Servicer. Unless the Paying Agent has actual knowledge that any report or file received from the applicable Master Servicer contains erroneous information, the Paying Agent is authorized to rely thereon in calculating and making distributions to Certificateholders in accordance with Section 4.01, preparing the statements to Certificateholders required by Section 4.02(a) and allocating Collateral Support Deficit to the Certificates in accordance with Section 4.04.

            Notwithstanding the foregoing, the failure of any Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(b) or Section 4.02(c) shall not constitute a breach of this Section 4.02(b) or of Section 4.02(c) to the extent such Master Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. Each Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Paying Agent shall provide the requesting Certificateholder with such information that is in the Paying Agent's possession or can reasonably be obtained by the Paying Agent as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, the Paying Agent nor the Trustee shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

            (d) The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

            (e) (i) The Paying Agent, the Master Servicers and the Special Servicer shall reasonably cooperate with the Depositor in connection with the Trust's satisfying the reporting requirements under the Exchange Act. The Paying Agent shall prepare on behalf of the Trust any Forms 8-K and 10-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Commission thereunder, and the Paying Agent shall file (via the Commission's Electronic Data Gathering and Retrieval System) such forms on behalf of the Depositor. The Paying Agent shall deliver a draft of each such form to be filed to the Depositor for its review and execution no later than 5 Business Days prior to the filing deadline applicable to each such report and the Depositor shall deliver each such executed form to the Paying Agent no later than 2 Business Days prior to the filing deadline applicable to each such report. Alternatively, the Depositor may deliver to the Paying Agent manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor's board of directors authorizing such power of attorney, each to be filed with each Form 8-K, in which case the Paying Agent shall sign such Forms 8-K on behalf of the Depositor. In the event that the Paying Agent signs the Forms 8-K on behalf of the Depositor pursuant to such powers of attorney, the Paying Agent shall deliver a draft of each such Form 8-K to the Depositor no later than 2 Business Days prior to the filing deadline applicable to such report.

            (ii) Each Form 8-K shall be filed by the Paying Agent within 15 days after each Distribution Date, including a copy of the Statement to the Certificateholders for such Distribution Date as an exhibit thereto. Prior to March 30th of each year (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Commission), the Paying Agent shall file a Form 10-K, in substance as required by applicable law or applicable Commission staff's interpretations. Such Form 10-K shall include as exhibits each Master Servicer's and the Special Servicer's annual statement of compliance described under Section 3.13 and the accountant's report described under Section 3.14. If they are not timely delivered, the Paying Agent shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Paying Agent. The Paying Agent shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Paying Agent's inability or failure to obtain any information not resulting from its own negligence, willful misconduct or bad faith. The Form 10-K shall also include a certification in the form attached hereto as Exhibit Q (the "Certification") (or in such other form as required by the Rules and Regulations of the Commission), which shall be signed by the senior officer of the Depositor in charge of securitization.

            (iii) The Paying Agent shall sign a certification (in the form attached hereto as Exhibit R-1 or in such other form as may be appropriate or necessary and as may be agreed upon by the Paying Agent and Depositor as a result of changes promulgated by the Commission in the Certification required to be filed with the Form 10-K, which are applicable to the Trust) for the benefit of the Depositor and its officers, directors and Affiliates (provided, however, that the Paying Agent shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K), each Master Servicer shall sign a certification (in the form attached hereto as Exhibit R-2 or in such other form as may be appropriate or necessary and as may be agreed upon by such Master Servicer and Depositor as a result of changes promulgated by the Commission in the Certification required to be filed with the Form 10-K, which are applicable to the Trust) and the Special Servicer shall sign a certification (in the form attached hereto as Exhibit R-3 or in such other form as may be appropriate or necessary and as may be agreed upon by the Special Servicer and Depositor as a result of changes promulgated by the Commission in the Certification required to be filed with the Form 10-K, which are applicable to the Trust), in each case, for the benefit of the Depositor, the Paying Agent and their officers, directors and Affiliates by March 15th of each year beginning in 2006 (or if not a Business Day, the immediately preceding Business Day). The Certification attached hereto as Exhibit Q shall be delivered by the Depositor to the Paying Agent for filing by March 20th of each year beginning in 2006 (or if not a Business Day, the immediately preceding Business Day). In addition, (i) the Paying Agent shall indemnify and hold harmless the Depositor and its officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Paying Agent's obligations under this Section 4.02(e) or the Paying Agent's negligence, bad faith or willful misconduct in connection therewith, and (ii) each Master Servicer and Special Servicer shall each severally and not jointly indemnify and hold harmless the Depositor, the Paying Agent and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of such Master Servicer's or Special Servicer's obligations of such Master Servicer or the Special Servicer, as the case may be, under this Section 4.02(e) or the negligence, bad faith or willful misconduct of such Master Servicer or the Special Servicer, as the case may be, in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, then (i) the Paying Agent agrees that it shall contribute to the amount paid or payable to the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Paying Agent on the other in connection with a breach of the Paying Agent's obligations under this Section 4.02(e) or the Paying Agent's negligence, bad faith or willful misconduct in connection therewith, (ii) each Master Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and such Master Servicer on the other in connection with a breach of such Master Servicer's obligations under this
      Section 4.02(e) or such Master Servicer's negligence, bad faith or willful misconduct in connection therewith and (iii) the Special Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Special Servicer on the other in connection with a breach of the Special Servicer's obligations under this
      Section 4.02(e) or the Special Servicer's negligence, bad faith or willful misconduct in connection therewith.

            (iv) Upon any filing with the Commission, the Paying Agent shall promptly deliver to the Depositor a copy of any such executed report, statement or information, along with evidence of such filing via the Commission's Electronic Data Gathering and Retrieval System, and shall provide notice of such filing to the Master Servicers and Special Servicer.

            (v) Prior to January 30 of the first year in which the Paying Agent is able to do so under applicable law, the Paying Agent shall file a Form 15 Suspension Notification with respect to the Trust after which time no Form 8-K or Form 10-K will be filed unless otherwise required by the Exchange Act. The Paying Agent shall provide prompt written notice to the Depositor of the filing of such Form 15 and a copy thereof.

            Section 4.03 P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the applicable Master Servicer shall either (i) remit to the Paying Agent for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in its Certificate Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances or
(iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the applicable Certificate Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer's records and replaced by such Master Servicer by deposit in the Certificate Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). Each Master Servicer shall notify the Paying Agent of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before 2 Business Days prior to such Distribution Date. If any Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, in each case unless such Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Paying Agent) by 11:00 a.m. on such Distribution Date. In the event that any Master Servicer fails to make a required P&I Advance hereunder, the Paying Agent shall notify the Trustee of such circumstances by 4:30 p.m. (New York City time) on the related P&I Advance Date.

            (b) Subject to Sections 4.03(c) and (e) below, the amount of P&I Advances to be made by any Master Servicer with respect to any Distribution Date and each Mortgage Loan that it is responsible for servicing hereunder shall be equal to: (i) the Monthly Payments (net of related Servicing Fees) other than Balloon Payments, that were due during the related Due Period and delinquent as of the close of business on the Business Day preceding the related P&I Advance Date and (ii) with respect to each Mortgage Loan as to which the related Balloon Payment was due during or prior to the related Due Period and was delinquent as of the end of the related Due Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of each Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan or REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to a Companion Loan.

            (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.

            (d) In connection with the recovery of any P&I Advance out of the applicable Certificate Account, pursuant to Section 3.05(a), the applicable Master Servicer shall be entitled to pay the Trustee, itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement) (in that order of priority) as the case may be out of any amounts then on deposit in such Certificate Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan until after the related Due Date has passed and any applicable grace period has expired or (ii) if the related Monthly Payment is received after the Determination Date but on or prior to the related P&I Advance Date. Each Master Servicer shall reimburse itself or the other Master Servicer (if amounts in such other Master Servicer's Certificate Account are not sufficient for such reimbursement) and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section
3.19 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in its Certificate Account.

            (e) Notwithstanding the foregoing, (i) neither the Master Servicers nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest or Penalty Charges and (ii) if an Appraisal Reduction has been made with respect to any Mortgage Loan then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this subsection (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction, if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Monthly Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

            (f) In no event shall either the Master Servicers or the Trustee be required to make a P&I Advance with respect to any Companion Loan.

            (g) None of the Master Servicers, the Paying Agent or the Trustee shall advance any amount due to be paid by the Swap Counterparty for distribution to the Class A-2FL Certificates.

            Section 4.04 Allocation of Collateral Support Deficit. (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01 and the allocation of Certificate Deferred Interest pursuant to Section 4.06, the Paying Agent shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to
Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans, expected to be outstanding immediately following such Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Regular Certificates (other than the Class A-2FL Certificates) and the Class A-2FL Regular Interest after giving effect to distributions of principal on such Distribution Date and the allocation of Certificate Deferred Interest pursuant to Section 4.06 (any such deficit, the "Collateral Support Deficit"). Any allocation of Collateral Support Deficit to a Class of Regular Certificates (other than the Class A-2FL Certificates) and the Class A-2FL Regular Interest shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Collateral Support Deficit allocated to the Class A-2FL Regular Interest shall result in a corresponding reduction of the Certificate Balance of the Class A-2FL Certificates. Any Collateral Support Deficit allocated to a Class of Regular Certificates (or, in the case of the Class A-2FL Certificates, an amount corresponding to any Collateral Support Deficit allocated to the Class A-2FL Regular Interest) shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Collateral Support Deficit shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates (or, in the case of the Class A-2FL Certificates, an amount corresponding to any Collateral Support Deficit allocated to the Class A-2FL Regular Interest) in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount, Loan Group 1 Principal Distribution Amount or Loan Group 2 Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Certificates or Class A-2FL Regular Interest that previously were allocated Collateral Support Deficit, in sequential order, in each case up to the amount of the unreimbursed Collateral Support Deficit allocated to such Class of Certificates or Class A-2FL Regular Interest. If the Certificate Balance of any Class of Certificates or Class A-2FL Regular Interest is so increased, the amount of unreimbursed Collateral Support Deficit of such Class of Certificates or Class A-2FL Regular Interest shall be decreased by such amount.

            (b) On each Distribution Date, the Certificate Balances of the Regular Certificates and the Class A-2FL Regular Interest will be reduced without distribution, as a write-off to the extent of any Collateral Support Deficit, if any, allocable to such Certificates or Class A-2FL Regular Interest, as applicable, with respect to such Distribution Date. Any such write-off shall be allocated first to the Class NR Certificates; second to the Class P Certificates; third to the Class N Certificates; fourth to the Class M Certificates; fifth to the Class L Certificates; sixth to the Class K Certificates; seventh to the Class J Certificates; eighth to the Class H Certificates; ninth to the Class G Certificates, tenth to the Class F Certificates, eleventh to the Class E Certificates, twelfth to the Class D Certificates, thirteenth to the Class C Certificates, fourteenth to the Class B Certificates, fifteenth to the Class A-J Certificates, sixteenth, to the Class A-M Certificates and seventeenth to the Class A-1 Certificates, Class A-2 Certificates, Class A-2FL Regular Interest (and correspondingly to the Class A-2FL Certificates), Class A-3A1 Certificates, Class A-3A2 Certificates, Class A-4 Certificates, Class A-SB Certificates and the Class A-1A Certificates, pro rata (based upon their respective Certificate Balances), until the remaining Certificate Balances of such Classes of Certificates have been reduced to zero.

            (c) With respect to any Distribution Date, any Collateral Support Deficit allocated to a Class of Certificates or Class A-2FL Regular Interest pursuant to Section 4.04(b) with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest with respect thereto as a write-off (in the case of (i) the Class A-1 Certificates, first, to the Class LA-1-1 Uncertificated Interest, second, to the Class LA-1-2 Uncertificated Interest, third, to the Class LA-1-3 Uncertificated Interest, and fourth, to the Class LA-1-4 Uncertificated Interest, in each case, until reduced to zero, (ii) the Class A-1A Certificates, first, to the Class LA-1A-1 Uncertificated Interest, second, to the Class LA-1A-2 Uncertificated Interest, third, to the Class LA-1A-3 Uncertificated Interest, fourth, to the Class LA-1A-4 Uncertificated Interest, fifth, to the Class LA-1A-5 Uncertificated Interest, sixth, to the Class LA-1A-6 Uncertificated Interest, seventh, to the Class LA-1A-7 Uncertificated Interest, eighth, to the Class LA-1A-8 Uncertificated Interest, ninth, to the Class LA-1A-9 Uncertificated Interest, tenth, to the Class LA-1A-10 Uncertificated Interest, eleventh, to the Class LA-1A-11 Uncertificated Interest, twelfth, to the Class LA-1A-12 Uncertificated Interest, thirteenth, to the Class LA-1A-13 Uncertificated Interest, fourteenth, to the Class LA-1A-14 Uncertificated Interest, and fifteenth, to the Class LA-1A-15 Uncertificated Interest, in each case, until reduced to zero, (iii) the Class A-2 Certificates, first, to the Class LA-2-1 Uncertificated Interest, and second, to the Class LA-2-2 Uncertificated Interest, in each case, until reduced to zero, (iv) the Class A-2FL Regular Interest, first, to the Class LA-2FL-1 Uncertificated Interest, and second, to the Class LA-2FL-2 Uncertificated Interest, in each case, until reduced to zero,
(v) the Class A-3A1 Certificates, first, to the Class LA-3A1-1 Uncertificated Interest, second, to the Class LA-3A1-2 Uncertificated Interest, third, to the Class LA-3A1-3 Uncertificated Interest and fourth, to the Class LA-3A1-4 Uncertificated Interest, in each case, until reduced to zero, (vi) the Class A-3A2 Certificates, first, to the Class LA-3A2-1 Uncertificated Interest, second, to the Class LA-3A2-2 Uncertificated Interest, and third, to the Class LA-3A2-3 Uncertificated Interest, in each case, until reduced to zero, (vii) the Class A-4 Certificates, first, to the Class LA-4-1 Uncertificated Interest, second, to the Class LA-4-2 Uncertificated Interest, third, to the Class LA-4-3 Uncertificated Interest, fourth, to the Class LA-4-4 Uncertificated Interest, fifth, to the Class LA-4-5 Uncertificated Interest, and sixth, to the Class LA-4-6 Uncertificated Interest, in each case, until reduced to zero, (viii) the Class A-SB Certificates, first, to the Class LA-SB-1 Uncertificated Interest, second, to the Class LA-SB-2 Uncertificated Interest, third, to the Class LA-SB-3 Uncertificated Interest, fourth, to the Class LA-SB-4 Uncertificated Interest, fifth, to the Class LA-SB-5 Uncertificated Interest, and sixth, to the Class LA-SB-6 Uncertificated Interest, in each case, until reduced to zero, (ix) the Class D Certificates, first, to the Class LD-1 Uncertificated Interest, second, to the Class LD-2 Uncertificated Interest, third, to the Class LD-3 Uncertificated Interest and fourth, to the Class LD-4 Uncertificated Interest, in each case, until reduced to zero, (x) the Class E Certificates, first, to the Class LE-1 Uncertificated Interest, and second, to the Class LE-2 Uncertificated Interest, in each case, until reduced to zero, (xi) the Class F Certificates, first, to the Class LF-1 Uncertificated Interest, second, to the Class LF-2 Uncertificated Interest, and third, to the Class LF-3 Uncertificated Interest, in each case, until reduced to zero, (xii) the Class G Certificates, first, to the Class LG-1 Uncertificated Interest, second, to the Class LG-2 Uncertificated Interest and third, to the Class LG-3 Uncertificated Interest, in each case, until reduced to zero, (xiii) the Class H Certificates, first, to the Class LH-1 Uncertificated Interest, and second, to the Class LH-2 Uncertificated Interest, in each case, until reduced to zero, (xiv) the Class K Certificates, first, to the Class LK-1 Uncertificated Interest, and second, to the Class LK-2 Uncertificated Interest, in each case, until reduced to zero and (xv) the Class M Certificates, first, to the Class LM-1 Uncertificated Interest, and second, to the Class LM-2 Uncertificated Interest, in each case, until reduced to zero.

            Section 4.05 Appraisal Reductions. The aggregate Appraisal Reduction will be allocated by the Paying Agent on each Distribution Date, only for purposes of determining the amount of P&I Advances with respect to the related Mortgage Loan, to the Certificate Balance of the Class NR, Class P, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates, the Class A-J Certificates and then the Class A-M Certificates in that order, up to the amount of their respective Certificate Balances. On any Distribution Date, an Appraisal Reduction that otherwise would be allocated to a Class of Certificates will be allocated to the next most subordinate Class to the extent that the Certificate Balance on such Distribution Date for such Class of Certificates (prior to taking the Appraisal Reduction into account) is less than the Appraisal Reduction for such Distribution Date.

            With respect to any AB Mortgage Loan, Appraisal Reductions will be calculated based on the aggregate outstanding principal balance of such AB Mortgage Loan and the related Companion Loan. Any resulting Appraisal Reductions will be allocated to the related Companion Loan up to the principal amount of such Companion Loan prior to being allocated to the AB Mortgage Loan.

            Section 4.06 Certificate Deferred Interest. (a) On each Distribution Date, the amount of interest distributable to a Class of Certificates (other than the Class A-2FL and the Class X Certificates and the Residual Certificates) and the Class A-2FL Regular Interest shall be reduced by an amount equal to the amount of Mortgage Deferred Interest for all Mortgage Loans for the Due Dates occurring in the related Due Period allocated to such Class of Certificates or the Class A-2FL Regular Interest, as applicable, such Mortgage Deferred Interest to be allocated first, to the Class NR Certificates; second, to the Class P Certificates; third, to the Class N Certificates; fourth, to the Class M Certificates; fifth, to the Class L Certificates; sixth, to the Class K Certificates; seventh, to the Class J Certificates; eighth, to the Class H Certificates; ninth, to the Class G Certificates, tenth, to the Class F Certificates, eleventh, to the Class E Certificates, twelfth, to the Class D Certificates, thirteenth, to the Class C Certificates, fourteenth, to the Class B Certificates, fifteenth, to the Class A-J Certificates, sixteenth, to the Class A-M Certificates and then pro rata (based upon Accrued Certificate Interest) to the Class A-1, Class A-1A, Class A-2, Class A-3A1, Class A-3A2, Class A-4 and Class A-SB Certificates and the Class A-2FL Regular Interest (and correspondingly to the Class A-2FL Certificates), in each case up to the respective Accrued Certificate Interest for each such Class of Certificates for such Distribution Date. Certificate Deferred Interest allocated to the Class A-2FL Regular Interest will, by virtue of such allocation, be allocated to the Class A-2FL Certificates.

            (b) On each Distribution Date, the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-2FL Regular Interest, Class A-3A1 Certificates, Class A-3A2 Certificates, Class A-4 Certificates, Class A-SB Certificates, Class A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates, Class P Certificates and Class NR Certificates shall be increased by the amount of the Certificate Deferred Interest allocated to such Class of Certificates or the Class A-2FL Regular Interest, as applicable, on such Distribution Date pursuant to Section 4.06(a) above. On each Distribution Date the Certificate Deferred Interest allocated to the Related Uncertificated Lower-Tier Interest (in the case of (i) the Class A-1 Certificates, first, to the Class LA-1-1 Uncertificated Interest, second, to the Class LA-1-2 Uncertificated Interest, third, to the Class LA-1-3 Uncertificated Interest, and fourth, to the Class LA-1-4 Uncertificated Interest, in each case, until reduced to zero, (ii) the Class A-1A Certificates, first, to the Class LA-1A-1 Uncertificated Interest, second, to the Class LA-1A-2 Uncertificated Interest, third, to the Class LA-1A-3 Uncertificated Interest, fourth, to the Class LA-1A-4 Uncertificated Interest, fifth, to the Class LA-1A-5 Uncertificated Interest, sixth, to the Class LA-1A-6 Uncertificated Interest, seventh, to the Class LA-1A-7 Uncertificated Interest, eighth, to the Class LA-1A-8 Uncertificated Interest, ninth, to the Class LA-1A-9 Uncertificated Interest, tenth, to the Class LA-1A-10 Uncertificated Interest, eleventh, to the Class LA-1A-11 Uncertificated Interest, twelfth, to the Class LA-1A-12 Uncertificated Interest, thirteenth, to the Class LA-1A-13 Uncertificated Interest, fourteenth, to the Class LA-1A-14 Uncertificated Interest, and fifteenth, to the Class LA-1A-15 Uncertificated Interest, in each case, until reduced to zero, (iii) the Class A-2 Certificates, first, to the Class LA-2-1 Uncertificated Interest, and second, to the Class LA-2-2 Uncertificated Interest, in each case, until reduced to zero, (iv) the Class A-2FL Regular Interest, first, to the Class LA-2FL-1 Uncertificated Interest, and second, to the Class LA-2FL-2 Uncertificated Interest, in each case, until reduced to zero,
(v) the Class A-3A1 Certificates, first, to the Class LA-3A1-1 Uncertificated Interest, second, to the Class LA-3A1-2 Uncertificated Interest, third, to the Class LA-3A1-3 Uncertificated Interest and fourth, to the Class LA-3A1-4 Uncertificated Interest, in each case, until reduced to zero, (vi) the Class A-3A2 Certificates, first, to the Class LA-3A2-1 Uncertificated Interest, second, to the Class LA-3A2-2 Uncertificated Interest, and third, to the Class LA-3A2-3 Uncertificated Interest, in each case, until reduced to zero, (vii) the Class A-4 Certificates, first, to the Class LA-4-1 Uncertificated Interest, second, to the Class LA-4-2 Uncertificated Interest, third, to the Class LA-4-3 Uncertificated Interest, fourth, to the Class LA-4-4 Uncertificated Interest, fifth, to the Class LA-4-5 Uncertificated Interest, and sixth, to the Class LA-4-6 Uncertificated Interest, in each case, until reduced to zero, (viii) the Class A-SB Certificates, first, to the Class LA-SB-1 Uncertificated Interest, second, to the Class LA-SB-2 Uncertificated Interest, third, to the Class LA-SB-3 Uncertificated Interest, fourth, to the Class LA-SB-4 Uncertificated Interest, fifth, to the Class LA-SB-5 Uncertificated Interest, and sixth, to the Class LA-SB-6 Uncertificated Interest, in each case, until reduced to zero, (ix) the Class D Certificates, first, to the Class LD-1 Uncertificated Interest, second, to the Class LD-2 Uncertificated Interest, third, to the Class LD-3 Uncertificated Interest and fourth, to the Class LD-4 Uncertificated Interest, in each case, until reduced to zero, (x) the Class E Certificates, first, to the Class LE-1 Uncertificated Interest, and second, to the Class LE-2 Uncertificated Interest, in each case, until reduced to zero, (xi) the Class F Certificates, first, to the Class LF-1 Uncertificated Interest, second, to the Class LF-2 Uncertificated Interest, and third, to the Class LF-3 Uncertificated Interest, in each case, until reduced to zero, (xii) the Class G Certificates, first, to the Class LG-1 Uncertificated Interest, second, to the Class LG-2 Uncertificated Interest and third, to the Class LG-3 Uncertificated Interest, in each case, until reduced to zero, (xiii) the Class H Certificates, first, to the Class LH-1 Uncertificated Interest, and second, to the Class LH-2 Uncertificated Interest, in each case, until reduced to zero, (xiv) the Class K Certificates, first, to the Class LK-1 Uncertificated Interest, and second, to the Class LK-2 Uncertificated Interest, in each case, until reduced to zero and (xv) the Class M Certificates, first, to the Class LM-1 Uncertificated Interest, and second, to the Class LM-2 Uncertificated Interest, in each case, until reduced to zero.

            (c) With respect to any Distribution Date, any Certificate Deferred Interest with respect to such Distribution Date allocated pursuant to Section 4.06(a) to a Class of Certificates or the Class A-2FL Regular Interest, as applicable, shall be allocated in reduction of the amount of interest distributable to the Related Uncertificated Lower-Tier Interest with respect thereto (in the case of (i) the Class A-1 Certificates, first, to the Class LA-1-1 Uncertificated Interest, second, to the Class LA-1-2 Uncertificated Interest, third, to the Class LA-1-3 Uncertificated Interest, and fourth, to the Class LA-1-4 Uncertificated Interest, in each case, until reduced to zero, (ii) the Class A-1A Certificates, first, to the Class LA-1A-1 Uncertificated Interest, second, to the Class LA-1A-2 Uncertificated Interest, third, to the Class LA-1A-3 Uncertificated Interest, fourth, to the Class LA-1A-4 Uncertificated Interest, fifth, to the Class LA-1A-5 Uncertificated Interest, sixth, to the Class LA-1A-6 Uncertificated Interest, seventh, to the Class LA-1A-7 Uncertificated Interest, eighth, to the Class LA-1A-8 Uncertificated Interest, ninth, to the Class LA-1A-9 Uncertificated Interest, tenth, to the Class LA-1A-10 Uncertificated Interest, eleventh, to the Class LA-1A-11 Uncertificated Interest, twelfth, to the Class LA-1A-12 Uncertificated Interest, thirteenth, to the Class LA-1A-13 Uncertificated Interest, fourteenth, to the Class LA-1A-14 Uncertificated Interest, and fifteenth, to the Class LA-1A-15 Uncertificated Interest, in each case, until reduced to zero, (iii) the Class A-2 Certificates, first, to the Class LA-2-1 Uncertificated Interest, and second, to the Class LA-2-2 Uncertificated Interest, in each case, until reduced to zero (iv) the Class A-2FL Regular Interest, first, to the Class LA-2FL-1 Uncertificated Interest, and second, to the Class LA-2FL-2 Uncertificated Interest, in each case, until reduced to zero, (v) the Class A-3A1 Certificates, first, to the Class LA-3A1-1 Uncertificated Interest, second, to the Class LA-3A1-2 Uncertificated Interest, third, to the Class LA-3A1-3 Uncertificated Interest and fourth, to the Class LA-3A1-4 Uncertificated Interest, in each case, until reduced to zero, (vi) the Class A-3A2 Certificates, first, to the Class LA-3A2-1 Uncertificated Interest, second, to the Class LA-3A2-2 Uncertificated Interest, and third, to the Class LA-3A2-3 Uncertificated Interest, in each case, until reduced to zero, (vii) the Class A-4 Certificates, first, to the Class LA-4-1 Uncertificated Interest, second, to the Class LA-4-2 Uncertificated Interest, third, to the Class LA-4-3 Uncertificated Interest, fourth, to the Class LA-4-4 Uncertificated Interest, fifth, to the Class LA-4-5 Uncertificated Interest, and sixth, to the Class LA-4-6 Uncertificated Interest, in each case, until reduced to zero, (viii) the Class A-SB Certificates, first, to the Class LA-SB-1 Uncertificated Interest, second, to the Class LA-SB-2 Uncertificated Interest, third, to the Class LA-SB-3 Uncertificated Interest, fourth, to the Class LA-SB-4 Uncertificated Interest, fifth, to the Class LA-SB-5 Uncertificated Interest, and sixth, to the Class LA-SB-6 Uncertificated Interest, in each case, until reduced to zero, (ix) the Class D Certificates, first, to the Class LD-1 Uncertificated Interest, second, to the Class LD-2 Uncertificated Interest, third, to the Class LD-3 Uncertificated Interest and fourth, to the Class LD-4 Uncertificated Interest, in each case, until reduced to zero, (x) the Class E Certificates, first, to the Class LE-1 Uncertificated Interest, and second, to the Class LE-2 Uncertificated Interest, in each case, until reduced to zero, (xi) the Class F Certificates, first, to the Class LF-1 Uncertificated Interest, second, to the Class LF-2 Uncertificated Interest, and third, to the Class LF-3 Uncertificated Interest, in each case, until reduced to zero, (xii) the Class G Certificates, first, to the Class LG-1 Uncertificated Interest, second, to the Class LG-2 Uncertificated Interest and third, to the Class LG-3 Uncertificated Interest, in each case, until reduced to zero, (xiii) the Class H Certificates, first, to the Class LH-1 Uncertificated Interest, and second, to the Class LH-2 Uncertificated Interest, in each case, until reduced to zero, (xiv) the Class K Certificates, first, to the Class LK-1 Uncertificated Interest, and second, to the Class LK-2 Uncertificated Interest, in each case, until reduced to zero and (xv) the Class M Certificates, first, to the Class LM-1 Uncertificated Interest, and second, to the Class LM-2 Uncertificated Interest, in each case, until reduced to zero; provided, that no such allocation shall be made in respect of the portion of such interest representing the related Class X-1 Strip Rate or Class X-2 Strip Rate). On each Distribution Date, to the extent provided in Section 4.06(b) with respect to the Related Certificates, Certificate Deferred Interest will be added to the Lower-Tier Principal Amount of the Uncertificated Lower-Tier Interests in the same manner as the interest thereon was reduced pursuant to the preceding sentence.

            Section 4.07 Grantor Trust Reporting. The parties intend that the portion of the Trust Fund constituting the Grantor Trust, which consists of (i) the Excess Interest allocable to the Mortgage Loans, proceeds thereof held in the Certificate Accounts pertaining to the Excess Interest allocable to the Mortgage Loans and the Excess Interest Distribution Account and (ii) the Class A-2FL Regular Interest, the Swap Contract, the Floating Rate Account and proceeds thereof, shall constitute, and that the affairs of the Trust Fund (exclusive of the Lower-Tier REMIC and the Upper-Tier REMIC) shall be conducted so as to qualify such portion as, a "grantor trust" under subpart E, Part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Paying Agent shall (A) file, or cause to be filed, Internal Revenue Service Form 1041 or such other form as may be applicable with the Internal Revenue Service, (B) furnish, or cause to be furnished, to the Class S Certificateholders, their allocable share of income with respect to Excess Interest accrued or received, as applicable, and (C) furnish, or cause to be furnished, to the Class A-2FL Certificateholders, their allocable share of income and expense with respect to the Class A-2FL Regular Interest and the Swap Contract, each in the time or times and in the manner required by the Code.

                               [End of Article IV]


                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-29. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Regular Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Class S, Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates (each, a "Definitive Certificate") substantially in the form of Certificates of each Class and with such applicable legends as are set forth in the Exhibits hereto corresponding to such Class. Each Certificate will share ratably in all rights of the related Class. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Offered Certificates (other than the Class X-2 Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class X-1, the Class S and the Residual Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $250,000, and in integral multiples of $1.00 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class S, Class R and Class LR Certificates will be issuable only in one or more Definitive Certificates in denominations representing Percentage Interests of not less than 20%. With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (a) set forth on the face thereof or, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Participants, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth above. The Book-Entry Certificates will be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners will hold interests in the Book-Entry Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations as set forth in the above. No Certificate Owner of a Book-Entry Certificate of any Class thereof will be entitled to receive a Definitive Certificate representing its interest in such Class, except as provided in Section 5.03 herein. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures.

            (a) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Registrar by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. LaSalle Bank National Association, located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, is hereby initially appointed Authenticating Agent with power to act on the Trustee's behalf in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If LaSalle Bank National Association, located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, is removed as Paying Agent, then LaSalle Bank National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

            (b) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            Section 5.02 Registration of Transfer and Exchange of Certificates.
(a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. LaSalle Bank National Association, located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, is hereby initially appointed Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Trustee, the Paying Agent, the Special Servicer and the Master Servicers, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor certificate registrar may prescribe, provided that the predecessor certificate registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If LaSalle Bank National Association resigns or is removed as Paying Agent, the Trustee shall immediately succeed to its predecessor's duties as Certificate Registrar. The Depositor, the Trustee, the Master Servicers and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of Certificate Owners. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Master Servicers, the Paying Agent, the Trustee, the Special Servicer and any agent of any of them shall not be affected by any notice or knowledge to the contrary. A Definitive Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its office maintained at LaSalle Bank National Association, as Certificate Registrar, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services Group, J.P. Morgan 2005-LDP4 (the "Registrar Office"), together with an assignment and transfer (executed by the Holder or his duly authorized attorney). Subject to the requirements of Sections 5.02(b), (c) and (d), the Certificate Registrar shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Definitive Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

            (b) No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to JER Investors Trust Inc.) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

            (i) Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate During the Restricted Period. If, during the Restricted Period, a Certificate Owner of an interest in a Rule 144A Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Book-Entry Certificate, such Certificate Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(i). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Depository Participant to be debited for, such beneficial interest, and
      (3) a certificate in the form of Exhibit K hereto given by the Certificate Owner that is transferring such interest, the Certificate Registrar, as custodian of the Book-Entry Certificates shall reduce the Denomination of the Rule 144A Book-Entry Certificate by the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred and, concurrently with such reduction, increase the Denomination of the Regulation S Book-Entry Certificate by the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Book-Entry Certificate was reduced upon such transfer.

            (ii) Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate After the Restricted Period. If, after the Restricted Period, a Certificate Owner of an interest in a Rule 144A Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Book-Entry Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in a Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(ii). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Depository Participant to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit N hereto given by the Certificate Owner that is transferring such interest, the Certificate Registrar as custodian of the Book-Entry Certificates shall reduce the Denomination of the Rule 144A Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred and, concurrently with such reduction, increase the Denomination of the Regulation S Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Book-Entry Certificate was reduced upon such transfer.

            (iii) Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If the Certificate Owner of an interest in a Regulation S Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Regulation S Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Book-Entry Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate only upon compliance with the provisions of this Section 5.2(b)(iii). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Rule 144A Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant to be credited with, and the account of the Depository Participant (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for such beneficial interest, and (3) with respect to a transfer of a beneficial interest in the Regulation S Book-Entry Certificate for a beneficial interest in the related Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit O hereto given by the Certificate Owner, or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an "Investment Representation Letter"), the Certificate Registrar, as custodian of the Book-Entry Certificates, shall reduce the Denomination of the Regulation S Book-Entry Certificate by the Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be transferred, and, concurrently with such reduction, increase the Denomination of the Rule 144A Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Rule 144A Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Book-Entry Certificate was reduced upon such transfer.

            (iv) Transfers Within Regulation S Book-Entry Certificates During Restricted Period. If, during the Restricted Period, the Certificate Owner of an interest in a Regulation S Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Certificate to a Person who wishes to take delivery thereof in the form of a Regulation S Book-Entry Certificate, such Certificate Owner may transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(iv) and all Applicable Procedures. Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in such Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant to be credited with, and the account of the Depository Participant (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for, such beneficial interest and (3) a certificate in the form of Exhibit P hereto given by the transferee, the Certificate Registrar, as custodian of the Book-Entry Certificates, shall debit the account of the transferring Regulation S Certificateholder and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount specified in such instructions by which the account to be debited was reduced upon such transfer.

            (v) Transfers of Book-Entry Certificates to Definitive Certificates. Any and all transfers from a Book-Entry Certificate to a transferee wishing to take delivery in the form of a Definitive Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Definitive Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Definitive Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this
      Section 5.02(b)(v).

                  (A) Transfers of a beneficial interest in a Book-Entry
            Certificate to an Institutional Accredited Investor will require delivery of such Certificate to the transferee in the form of a Definitive Certificate and the Certificate Registrar shall register such transfer only if prior to the transfer (i) two years have expired after the later of the Closing Date or the last date on which the Depositor or any Affiliate thereof held such Certificate, or (ii) such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter in the form of Exhibit C attached hereto to the effect that the transfer is being made to an Institutional Accredited Investor in accordance with an applicable exemption under the Act, and (2) if required by the Certificate Registrar, an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act.

                  (B) Transfers of a beneficial interest in a Book-Entry
            Certificate to a Regulation S Investor wishing to take delivery in the form of a Definitive Certificate will be registered by the Certificate Registrar only if the transferor has provided the Certificate Registrar with a certificate in the form of Exhibit P attached hereto. Transfers of a beneficial interest in a Book-Entry Certificate to a Qualified Institutional Buyer wishing to take delivery in the form of a Definitive Certificate will be registered by the Certificate Registrar only if such transferee furnishes to the Certificate Registrar an Investment Representation Letter in the form of Exhibit C attached hereto to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A under the Act.

                  (C) Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Book-Entry Certificate to a Definitive Certificate pursuant to subparagraph (B) above shall be made prior to the expiration of the Restricted Period. Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

            (vi) Transfers of Definitive Certificates to the Book-Entry Certificates. If a Holder of a Definitive Certificate (other than a Class S Certificate) wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Book-Entry Certificate or the related Rule 144A Book-Entry Certificate, such transfer may be effected only in accordance with the Applicable Procedures, and this Section 5.02(b)(vi). Upon receipt by the Certificate Registrar at the Registrar Office of (1) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(d), (2) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in such Regulation S Book-Entry Certificate or such Rule 144A Book-Entry Certificate, as the case may be, in an amount equal to the Denomination of the Definitive Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with such beneficial interest, and (4) (x) if delivery is to be taken in the form of a beneficial interest in the Regulation S Book-Entry Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, if delivery is to be taken in the form of a beneficial interest in the Rule 144A Book-Entry Certificate, the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder, and the Certificate Registrar, as custodian of the Book-Entry Certificates, shall increase the Denomination of the Regulation S Book-Entry Certificate or the Rule 144A Book-Entry Certificate, as the case may be, by the Denomination of the Definitive Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who, in the case of any increase in the Regulation S Book-Entry Certificate during the Restricted Period, shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a corresponding Denomination of the Rule 144A Book-Entry Certificate or the Regulation S Book-Entry Certificate, as the case may be.

            It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Book-Entry Certificate.

            (vii) Transfers of Definitive Certificates to Definitive Certificates. Any and all transfers from a Definitive Certificate to a transferee wishing to take delivery in the form of a Definitive Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Definitive Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Definitive Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with procedures substantially consistent with those set forth in Section 5.02(b)(v), provided, however, that any such transfer of a Class S Certificate shall be made only to a transferee that is a Qualified Institutional Buyer.

            (viii) An exchange of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate or Certificates, an exchange of a Definitive Certificate or Certificates for a beneficial interest in the Book-Entry Certificate and an exchange of a Definitive Certificate or Certificates for another Definitive Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and in the case of the Book-Entry Certificates, so long as the Book-Entry Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

            Any purported or attempted transfer of a Non-Registered Certificate in violation of the provisions of this Section 5.02(b) shall be null and void ab initio and shall vest no rights in any purported transferee.

            Unless the Non-Registered Certificates have been registered under the Securities Act, each of the Non-Registered Certificates shall bear a legend substantially to the following effect:

                  THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

                  THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (d) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

                  THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

            (c) With respect to the ERISA Restricted Certificates and the Class S Certificates, no sale, transfer, pledge or other disposition of any such Certificate shall be made unless the Certificate Registrar shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F attached hereto, to the effect that such proposed purchaser or transferee is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than, except in the case of the Class S Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or (ii) if such Certificate, other than a Class S Certificate, which may be held only by a person not described in (a) or (b) above, is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt "prohibited transaction" within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Paying Agent, the Certificate Registrar, the Master Servicers, the Special Servicer, the Underwriters, the Initial Purchasers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Certificate Registrar shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate or Class S Certificate unless the Certificate Registrar has received either the representation letter described in clause (i) above or in the case of an ERISA Restricted Certificate, the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Paying Agent, the Underwriters, the Initial Purchasers, the Certificate Registrar or the Trust Fund. Each Certificate Owner of an ERISA Restricted Certificate or Class S Certificate shall be deemed to represent that it is not a Person specified in clauses (a) or (b) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates or Class S Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(c) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

            So long as any of the Class of Certificates remains outstanding, each Master Servicer or the Special Servicer, as applicable, will make available, or cause to be made available, upon request, to any Holder and any Person to whom any such Certificate of any such Class of Certificates may be offered or sold, transferred, pledged or otherwise disposed of by such Holder, information with respect to such Master Servicer, the Special Servicer or the Mortgage Loans necessary to the provision of an Opinion of Counsel described in this Section 5.02(c).

            (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Paying Agent under clause (ii) below to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                  (A) (i) No Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan, including any entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulations ss. 2510.3-101 (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and (ii) each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and in each case shall promptly notify the Master Servicers, the Trustee and the Certificate Registrar of any change or impending change to such status;

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Residual Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached hereto as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee and is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of this Section 5.02(c) and agrees to be bound by them;

                  (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (b) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person or is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected; and

                  (D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached hereto as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            (ii) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(c) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Master Servicers, the Authenticating Agent and the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement; provided, however, that the Certificate Registrar shall be under such liability for a registration of Transfer of a Residual Certificate if it has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person in violation of Section 5.02(c)(i)(C) above or is not a Permitted Transferee.

            (iii) The Paying Agent shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information in its possession and necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization or Agent thereof, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate.

            (d) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Definitive Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor certificate registrar or transfer agent appointed by the Certificate Registrar, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Subject to the restrictions on transfer set forth in this Section 5.02 and Applicable Procedures, any Certificate Owner owning a beneficial interest in a Non-Registered Certificate may cause the Certificate Registrar to request that the Depository exchange such Certificate Owner's beneficial interest in a Book-Entry for a Definitive Certificate or Certificates. Following a proper request for transfer or exchange, the Certificate Registrar shall, within 5 Business Days of such request if made at such Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at such Registrar Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, a Definitive Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Definitive Certificate shall not be valid unless made at the Registrar Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (e) In the event a Responsible Officer of the Certificate Registrar becomes aware that a Definitive Certificate (other than a Definitive Certificate issued in exchange for a Certificate representing an interest in the Class A-1, Class A-2, Class A-2FL, Class A-3A1, Class A-3A2, Class A-4, Class A-SB, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F or Class X-2 Certificates) or a beneficial interest in a Book-Entry Certificate representing a Non-Registered Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Definitive Certificate or beneficial interest in such Book-Entry Certificate to an Eligible Investor within 14 days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (f) The Certificate Registrar shall, upon written request, provide an updated copy of the Certificate Register to the Trustee, the Master Servicers, the Special Servicer, the Paying Agent and the Depositor.

            (g) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 except as provided below. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            (h) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

            Section 5.03 Book-Entry Certificates. (a) The Regular Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.02(d) above or subsection (c) below, shall not be entitled to Definitive Certificates in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            (b) The Trustee, the Paying Agent, the Master Servicers, the Special Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Paying Agent may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

            (c) If (i)(A) the Depositor advises the Trustee, the Paying Agent and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Certificates and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee, the Paying Agent and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository, the Paying Agent shall notify the affected Certificate Owners, through the Depository with respect to all, any Class or any portion of any Class of the Certificates or (iii) the Certificate Registrar determines that Definitive Certificates are required in accordance with the provisions of Section 5.03(e), of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Book-Entry Certificates by the Depository or any custodian acting on behalf of the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, within 5 Business Days of such request if made at the Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), the Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicers, the Trustee, the Paying Agent, the Special Servicer, the Authenticating Agent and the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Certificates, the registered Holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            (d) The Book-Entry Certificates (i) shall be delivered by the Certificate Registrar to the Depository, or pursuant to the Depository's instructions, and shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

            Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of
            DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            The Book-Entry Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            (e) If the Trustee has instituted or if the Special Servicer or the Master Servicers or the Paying Agent, on the Trustee's behalf, has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of all or any portion of the Certificates evidenced by Book-Entry Certificates, the Trustee may in its sole discretion determine that such Certificates shall no longer be represented by such Book-Entry Certificates. In such event, the Certificate Registrar will execute, the Authenticating Agent will authenticate and the Certificate Registrar will deliver, in exchange for such Book-Entry Certificates, Definitive Certificates in a Denomination equal to the aggregate Denomination of such Book-Entry Certificates to the party so requesting such Definitive Certificates. In such event, the Certificate Registrar shall notify the affected Certificate Owners and make appropriate arrangements for the effectuation of the purpose of this clause.

            (f) Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on a schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

            (g) If a Holder of a Definitive Certificate (other than a Definitive Certificate that is a Class S Certificate) wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Book-Entry Certificate, such transfer may be effected only in accordance with Applicable Procedures, Section 5.02(b) and this Section 5.03(g). Upon receipt by the Certificate Registrar at the Registrar Office of
(i) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), and all required items pursuant to Section 5.02(b)(v), the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar as custodian of the Book-Entry Certificates shall increase the Denomination of the related Book-Entry Certificate by the Denomination of the Definitive Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions a corresponding Denomination of such Book-Entry Certificate.

            Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.05 Persons Deemed Owners. Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Paying Agent, the Trustee, the Certificate Registrar and any agents of any of them may treat the person in whose name such Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder," and none of the Depositor, the Master Servicers, the Special Servicer, the Paying Agent, the Trustee, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d).

            Section 5.06 Certificate Ownership Certification. To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Paying Agent shall make such determination based on a certificate of such Person which shall be addressed to the Paying Agent and shall specify, in reasonable detail satisfactory to the Paying Agent, such Person's name and address, the Class and Certificate Balance or Notional Amount of the Regular Certificate beneficially owned, and any intermediaries through which such Person's interest in such Regular Certificate is held (any such certification, other than one which the Paying Agent shall refuse to recognize pursuant to the following procedures, a "Certificate Ownership Certification"); provided, however, that the Paying Agent shall not knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible Officer of such party, acquired its interest in a Regular Certificate in violation of the transfer restrictions herein, or if such Person's certification that it is a Certificate Owner is in direct conflict with information obtained by the Paying Agent from the Depository or any Depository Participant with respect to the identity of a Certificate Owner; provided, however, that to the extent the Paying Agent is required to obtain such Certificate Owner information from the Depository or any Depository Participant, the Paying Agent shall be reimbursed for any cost or expense in obtaining such information from the Distribution Account. The Paying Agent may conclusively rely on such Certificate Ownership Certification. Each Master Servicer will only be required to acknowledge the status of any Person as a Certificateholder or Certificate Owner to the extent that the Paying Agent, at the request of such Master Servicer, identifies such Person as a Certificateholder or Certificate Owner.

            Section 5.07 Appointment of Paying Agent.

            (a) LaSalle Bank National Association, located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, is hereby initially appointed Paying Agent to act on the Trustee's behalf in accordance with the terms of this Agreement. If the Paying Agent resigns or is terminated, the Trustee shall appoint a successor Paying Agent which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Paying Agent hereunder which must be
(i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) an institution whose long-term senior unsecured debt is rated "A" by Moody's, "A" by Fitch and "A" by DBRS (or such entity as would not, as evidenced in writing by such Rating Agency, result in the qualification, downgrading or withdrawal of any of the ratings then assigned thereby to the Certificates).

            (b) The Paying Agent may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

            (c) The Paying Agent, at the expense of the Trust Fund (but only if such amount constitutes "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

            (d) The Paying Agent shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

            (e) The Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Paying Agent of its duties or obligations hereunder.

            (f) The Paying Agent shall not be responsible for any act or omission of the Trustee, the Master Servicers or the Special Servicer or of the Depositor.

                               [End of Article V]

                                   ARTICLE VI

                      THE DEPOSITOR, THE MASTER SERVICERS,
                            THE SPECIAL SERVICER AND
                         THE DIRECTING CERTIFICATEHOLDER

            Section 6.01 Liability of the Depositor, the Master Servicers and the Special Servicer. The Depositor, the Master Servicers and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicers and the Special Servicer herein.

            Section 6.02 Merger, Consolidation or Conversion of the Depositor, the Master Servicers or the Special Servicer. (a) Subject to subsection (b) below, the Depositor, the Master Servicers and the Special Servicer each will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            (b) The Depositor, the Master Servicers and the Special Servicer each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, any Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, any Master Servicer or the Special Servicer, shall be the successor of the Depositor, any Master Servicer and the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the applicable Master Servicer or the Special Servicer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession will not result in a withdrawal, downgrading or qualification of the then-current ratings of the Classes of Certificates that have been so rated (as evidenced by a letter to such effect from each Rating Agency).

            Section 6.03 Limitation on Liability of the Depositor, the Master Servicers, the Special Servicer and Others. (a) None of the Depositor, the Master Servicers, the Special Servicer and their respective Affiliates or any of the directors, officers, employees or agents of any of the foregoing shall be under any liability to the Trust or the Certificateholders or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicers, the Special Servicer and their respective Affiliates or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Depositor, the Master Servicers and the Special Servicer and their respective Affiliates and any director, officer, member, manager, employee or agent of the Depositor, such Master Servicer or the Special Servicer or their respective Affiliates may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicers, the Special Servicer and their respective Affiliates and any director, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its directors, officers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. Each of the Master Servicers and the Special Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by such Master Servicer or the Special Servicer to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

            (b) None of the Depositor, the Master Servicers and the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust Fund; provided, however, that the Depositor, each Master Servicer or the Special Servicer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, each Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans and Companion Loans on deposit in the Certificate Accounts, as provided by Section 3.05(a).

            (c) Each of the Master Servicers and the Special Servicer agrees to indemnify the Depositor, the Trustee, the Paying Agent and the Trust and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of such Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Trustee, the Paying Agent or the Depositor, as the case may be, shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon such Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Paying Agent or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless such Master Servicer's, or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby.

            (d) Each of the Trustee and the Paying Agent, respectively (and not jointly and severally) agrees to indemnify each Master Servicer and the Special Servicer and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Trustee or the Paying Agent, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Paying Agent, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided, that such indemnity shall not cover indirect or consequential damages. Each Master Servicer or the Special Servicer, as the case may be, shall immediately notify the Trustee and the Paying Agent, respectively, if a claim is made by a third party with respect to this Agreement, whereupon the Trustee or the Paying Agent shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicers or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Paying Agent shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee's or the Paying Agent's defense of such claim is materially prejudiced thereby.

            (e) The Depositor agrees to indemnify each Master Servicer and the Special Servicer and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided, that such indemnity shall not cover indirect or consequential damages. Each Master Servicer or the Special Servicer, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicers or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby.

            The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of each Master Servicer, the Trustee, the Paying Agent and the Special Servicer.

            Section 6.04 Depositor, Master Servicers and Special Servicer Not to Resign. Subject to the provisions of Section 6.02, neither the Master Servicers nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party's duties hereunder are no longer permissible under applicable law or (b) in the case of each Master Servicer, upon the appointment of, and the acceptance of such appointment by, a successor Master Servicer and receipt by the Trustee of written confirmation from each applicable Rating Agency that such resignation and appointment will not cause such Rating Agency to downgrade, withdraw or qualify any of the then current ratings assigned by such Rating Agency to any Class of Certificates. Only the applicable Master Servicer shall be permitted to resign pursuant to clause (b) above. Any such determination permitting the resignation of any Master Servicer or the Special Servicer pursuant to clause
(a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and the Directing Certificateholder. No such resignation by any Master Servicer or the Special Servicer shall become effective until the Trustee or a successor Master Servicer shall have assumed such Master Servicer's or Special Servicer's, as applicable, responsibilities and obligations in accordance with Section 7.02. Upon any termination or resignation of any Master Servicer hereunder, such Master Servicer shall have the right and opportunity to appoint any successor Master Servicer with respect to this Section 6.04, provided that such successor Master Servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld.

            Section 6.05 Rights of the Depositor in Respect of the Master Servicers and the Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of each Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of any Master Servicer and the Special Servicer hereunder or exercise the rights of any Master Servicer or Special Servicer, as applicable, hereunder; provided, however, that each Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by each Master Servicer or the Special Servicer and is not obligated to supervise the performance of each Master Servicer or the Special Servicer under this Agreement or otherwise.

            Section 6.06 The Master Servicers and the Special Servicer as Certificate Owner. Each Master Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of "Certificateholder") the same rights it would have if it were not a Master Servicer, the Special Servicer or an Affiliate thereof.

            Section 6.07 The Directing Certificateholder and the Roundy's Distribution Center B Note Representative. The Directing Certificateholder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Mortgage Loans, (2) the Special Servicer and the applicable Master Servicer with respect to Non-Specially Serviced Mortgage Loans as to which such Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the Special Servicer or by the applicable Master Servicer subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, Section 3.08(f) and the second paragraph of this Section 6.07, the applicable Master Servicer or Special Servicer, as the case may be, shall not be permitted to take any of the following actions as to which the Directing Certificateholder has objected in writing within ten (10) Business Days of being notified thereof (provided, that if such written objection has not been received by such Master Servicer or the Special Servicer, as applicable, within such ten (10) Business Day period, then the Directing Certificateholder will be deemed to have waived its right to object):

            (i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans as come into and continue in default;

            (ii) any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding waiver of Default Interest or late payment charges) of a Mortgage Loan or any extension of the maturity date of any Mortgage Loan;

            (iii) any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Purchase Price;

            (iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

            (v) any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, other than required pursuant to the specific terms of the related Mortgage Loan;

            (vi) any waiver of a "due-on-sale" or "due-on-encumbrance" clause with respect to a Mortgage Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

            (vii) any property management company changes or franchise changes with respect to a Mortgage Loan, with a principal balance greater than $2,500,000 with respect to management company changes or franchise charges for which such Master Servicer is required to consent or approve;

            (viii) releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the Mortgage Loans with no material lender discretion;

            (ix) any acceptance of an assumption agreement releasing a Mortgagor from liability under a Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan; and

            (x) any determination by the Special Servicer of an Acceptable Insurance Default;

provided, that, in the event that the Special Servicer or the applicable Master Servicer (in the event such Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the Special Servicer or such Master Servicer, as applicable may take any such action without waiting for the Directing Certificateholder's response.

            In addition, the Directing Certificateholder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided, that notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph, may require or cause the Special Servicer to violate any provision of any Mortgage Loan, applicable law, this Agreement or the REMIC Provisions, including without limitation the Special Servicer's obligation to act in accordance with the Servicing Standards, or expose each Master Servicer, the Special Servicer, the Paying Agent, the Trust Fund or the Trustee to liability, or materially expand the scope of the Special Servicer's responsibilities hereunder or cause the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Special Servicer is not in the best interests of the Certificateholders.

            With respect to the Roundy's Distribution Center Whole Loan, to the extent a Roundy's Distribution Center Control Appraisal Event has not occurred or, if occurring, is no longer continuing, the Roundy's Distribution Center B Note Representative, instead of the Directing Certificateholder, will have the rights of the Directing Certificateholder described in the two preceding paragraphs above insofar as it relates solely to the Roundy's Distribution Center Whole Loan.

            In the event the Special Servicer or any Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder would otherwise cause the Special Servicer or such Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law, this Agreement, including without limitation, the Servicing Standards, the Special Servicer or such Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the other servicer, the Directing Certificateholder (and, in the case of the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative), the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the applicable Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate any law or the Servicing Standards or any other provisions of this Agreement, will not result in any liability on the part of the applicable Master Servicer or the Special Servicer.

            The Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) shall have no liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) shall not be protected against any liability to the Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class (or with respect to the Roundy's Distribution Center B Note Representative, the interests of the Roundy's Distribution Center Companion Loan) over other Classes of the Certificates, and that the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) may act solely in the interests of the Holders of the Controlling Class (or with respect to the Roundy's Distribution Center B Note Representative, the interests of the Roundy's Distribution Center Companion Loan) including the Holders of the Controlling Class (or with respect to the Roundy's Distribution Center B Note Representative, the interests of the Roundy's Distribution Center Companion
Loan), that the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class, that the Roundy's Distribution Center B Note Representative does not have any duties or liability to the Holders of any Class of Certificates, that the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class including the Holders of the Controlling Class (or with respect to the Roundy's Distribution Center B Note Representative, the interests of the Roundy's Distribution Center Companion Loan), and that the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder (and prior to the occurrence and continuance of a Roundy's Distribution Center Control Appraisal Event, with respect to the Roundy's Distribution Center Whole Loan, the Roundy's Distribution Center B Note Representative) or any director, officer, employee, agent or principal thereof for having so acted.

                               [End of Article VI]


                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default; Master Servicer and Special Servicer Termination. (a) "Event of Default," wherever used herein, means any one of the following events:

            (i) (A) any failure by the applicable Master Servicer to make any deposit required to be made by that Master Servicer to the Certificate Account on the day and by the time such deposit is required to be made under the terms of this Agreement, which failure is not remedied within one Business Day or (B) any failure by the applicable Master Servicer to deposit into, or remit to the Paying Agent for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

            (ii) any failure by the Special Servicer to deposit into the REO Account, within one Business Day after such deposit is required to be made or to remit to the applicable Master Servicer for deposit into the Certificate Account, or to deposit into, or to remit to the Paying Agent for deposit into, the Lower-Tier Distribution Account any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

            (iii) any failure on the part of the applicable Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (5 days in the case of the Master Servicer's or Special Servicer's, as applicable, obligations contemplated by Sections 3.13, 3.14 and 4.02(e) hereof, 10 days in the case of the applicable Master Servicer's failure to make a Servicing Advance or 15 days in the case of a failure to pay the premium for any insurance policy required to be maintained hereunder) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the applicable Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or (B) to the applicable Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates of any Class evidencing as to that Class' Percentage Interests aggregating not less than 25%; provided, however, if such failure is capable of being cured and the applicable Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 30 days; or

            (iv) any breach on the part of the applicable Master Servicer or the Special Servicer of any representation or warranty contained in Section
      3.23 or Section 3.24, as applicable, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicers or the Special Servicer, as the case may be, by the Depositor, the Paying Agent or the Trustee, or to the Master Servicers, the Special Servicer, the Depositor, the Paying Agent and the Trustee by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25%; provided, however, if such breach is capable of being cured and the applicable Master Servicer or Special Servicer, as the case may be, is diligently pursuing such cure, such 30-day period will be extended an additional 30 days; or

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the applicable Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

            (vi) the applicable Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

            (vii) the applicable Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

            (viii) Moody's places its ratings of any Class of Certificates on a "watch" status in contemplation of a ratings downgrade or withdrawal, citing servicing or special servicing concerns, as applicable, as the sole or a material factor in such rating action and such "watch" status is not rescinded within 60 days (or such longer period as would not, as confirmed by Moody's in writing, result in a qualification, downgrade or withdrawal of one or more ratings assigned by such Rating Agency to the Certificates); or

            (ix) Moody's downgrades the then current ratings of any Class of Certificates, citing servicing or special servicing concerns, as applicable, as the sole or a material factor in such downgrade; or

            (x) the Trustee has received a written notice from DBRS or Fitch (which the Trustee is required to promptly forward to the applicable Master Servicer or the Special Servicer, as the case may be), to the effect that if the applicable Master Servicer or the Special Servicer, as the case may be, continues to act in such capacity, the rating or ratings on one or more Classes of Certificates will be downgraded or withdrawn, citing servicing concerns relating to the applicable Master Servicer or the Special Servicer, as the case may be, as the sole or material factor in such action; provided, such Master Servicer or the Special Servicer, as applicable, shall have ninety (90) days to resolve such matters to the satisfaction of DBRS or Fitch, as applicable (or such longer time period as may be agreed in writing by DBRS or Fitch, as applicable) prior to the replacement of the applicable Master Servicer or the Special Servicer or the downgrade of any Class of Certificates; or

            (xi) the applicable Master Servicer or the Special Servicer is no longer rated at least "CMS3" or "CSS3", respectively by Fitch and such Master Servicer or Special Servicer is not reinstated to that rating within 90 days of the delisting.

            (b) If any Event of Default with respect to any Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee or the Depositor may, and at the written direction of the Directing Certificateholder or the Holders of Certificates entitled to at least 51% of the Voting Rights, the Trustee shall, terminate, by notice in writing to the Defaulting Party, with a copy of such notice to the Depositor, all of the rights (subject to Section 3.11 and Section 6.03) and obligations of the Defaulting Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Defaulting Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Defaulting Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of any Master Servicer or the Special Servicer pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Master Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume the applicable Master Servicer's or the Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of such Master Servicer's or the Special Servicer's, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.03) hereunder, including, without limitation, the transfer within 5 Business Days to the Trustee or the applicable Master Servicer, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to the applicable Certificate Account or any Servicing Account (if it is the Defaulting Party) or by the Special Servicer to the REO Account (if it is the Defaulting Party) or thereafter be received with respect to the Mortgage Loans or any REO Property (provided, however, that each Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Special Servicer or the applicable Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.03 notwithstanding any such termination).

            (c) If any Master Servicer receives notice of termination solely due to an Event of Default under Section 7.01(b) solely due to an Event of Default under Section 7.01(a)(viii) through (x) and if such Master Servicer to be terminated pursuant to Section 7.01(b) provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination notice, then such Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(c). Upon receipt of the "request for proposal" materials, Trustee shall promptly thereafter (using such "request for proposal" materials provided by such Master Servicer pursuant to Section 7.01(b)) solicit good faith bids for the rights to service the Mortgage Loans and Companion Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Sections 6.02 and 7.02 (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee's request, the applicable Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the applicable Master Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans and Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements (each, a "Servicing-Retained Bid"); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 (each, a "Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the "Successful Bidder") to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive confirmation in writing by each Rating Agency that the appointment of such Successful Bidder as successor Master Servicer will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any class of Certificates within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above-described 45-day time period) until such confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the applicable Master Servicer.

            Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.11) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing-Retained Bid, to the Master Servicer to be terminated pursuant to Section 7.01(b), the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing-Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective Bid Allocation.

            The Master Servicer to be terminated pursuant to Section 7.01(b) shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

            If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the Master Servicer to be terminated pursuant to Section 7.01(b) shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with
Section 7.02.

            (d) The Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.03(d)) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days' notice to the Special Servicer, the Master Servicers, the Paying Agent and the Trustee; such termination to be effective upon the appointment of a successor Special Servicer meeting the requirements of this Section 7.01(d). Upon a termination or resignation of such Special Servicer, the Directing Certificateholder shall appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 and
(ii) as evidenced in writing by each of the Rating Agencies, the proposed successor of such Special Servicer will not, in and of itself, result in a downgrading, withdrawal or qualification of the then-current ratings provided by the Rating Agencies in respect to any Class of then outstanding Certificates that is rated.

            (e) No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs and expenses of any such termination made without cause shall be paid by the Holders of the Controlling Class.

            (f) The applicable Master Servicer and Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standards in order to prevent the Certificates from being placed on "watch" status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time a Master Servicer or the Special Servicer, as the case may be, either resigns pursuant to Subsection (a) of the first sentence of Section 6.04 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to the applicable Master Servicer or the Special Servicer, until such successor is appointed by the Directing Certificateholder as provided in Section 7.01(c), as applicable, in all respects in its capacity as a Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.03) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of a Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party's failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor Master Servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor Special Servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to a Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of such Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or Special Servicer or for any losses incurred by such Master Servicer pursuant to
Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor Master Servicer or Special Servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor Master Servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans which such Master Servicer would have been entitled to if such Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to
Section 3.11, the Trustee as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of a Master Servicer or the Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as such Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor Master Servicer or successor Special Servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Master Servicer or Special Servicer, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if the Directing Certificateholder or the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.04 and otherwise herein, as the successor to a Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or Special Servicer hereunder. No appointment of a successor to a Master Servicer or the Special Servicer hereunder shall be effective until the assumption in writing by the successor to the applicable Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter and upon Rating Agency confirmation, and which appointment has been approved by the Directing Certificateholder, such approval not to be unreasonably withheld. Pending appointment of a successor to a Master Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to a Master Servicer or Special Servicer as described herein, the Trustee or the applicable Master Servicer, as the case may be, may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor Master Servicer or successor Special Servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, each Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor servicer.

            Section 7.03 Notification to Certificateholders. (a) Upon any resignation of any Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of any Master Servicer or the Special Servicer pursuant to
Section 7.01 or any appointment of a successor to any Master Servicer or the Special Servicer pursuant to Section 7.02, the Paying Agent shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

            (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five (5) days after the Paying Agent would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Paying Agent shall transmit by mail to the Depositor and all Certificateholders notice of such occurrence, unless such default shall have been cured.

            Section 7.04 Waiver of Events of Default. The Holders of Certificates representing at least 66(2)/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default within 20 days of the receipt of notice from the Paying Agent of the occurrence of such Event of Default; provided, however, that an Event of Default under clause (i) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Event of Default by Certificateholders, the Trustee shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Event of Default prior to such waiver from the Trust Fund. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

            Section 7.05 Trustee as Maker of Advances. In the event that any Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days following such failure by such Master Servicer with respect to Servicing Advances resulting in an Event of Default under Section 7.01(a)(iii) hereof to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Paying Agent's notice of failure pursuant to
Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the applicable Master Servicer's rights with respect to Advances hereunder, including, without limitation, such Master Servicer's rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer's default in its obligations hereunder); provided, however, that if Advances made by the Trustee and any Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

                              [End of Article VII]


                                  ARTICLE VIII

                   CONCERNING THE TRUSTEE AND THE PAYING AGENT

            Section 8.01 Duties of the Trustee and the Paying Agent. (a) Each of the Trustee and the Paying Agent, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Paying Agent contained in this Agreement shall not be construed as a duty.

            (b) The Trustee or the Paying Agent, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Paying Agent which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Paying Agent shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Paying Agent shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, any Master Servicer or the Special Servicer or another Person, and accepted by the Trustee or the Paying Agent in good faith, pursuant to this Agreement.

            (c) No provision of this Agreement shall be construed to relieve the Trustee or the Paying Agent from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

            (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

            (ii) Neither the Trustee nor the Paying Agent shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Paying Agent, respectively, unless it shall be proved that the Trustee or the Paying Agent, respectively, was negligent in ascertaining the pertinent facts; and

            (iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

            (d) The Paying Agent shall promptly make available via its internet website to the Companion Holders all reports that the Paying Agent has made available to Certificateholders under this Agreement.

            Section 8.02 Certain Matters Affecting the Trustee and the Paying Agent. Except as otherwise provided in Section 8.01:

            (i) The Trustee and the Paying Agent may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) The Trustee and the Paying Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

            (iii) Neither the Trustee nor the Paying Agent shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Paying Agent, as applicable, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Paying Agent shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

            (iv) Neither the Trustee nor the Paying Agent shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) Prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, neither the Trustee nor the Paying Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Paying Agent, respectively, not reasonably assured to the Trustee or the Paying Agent by the security afforded to it by the terms of this Agreement, the Trustee or the Paying Agent, respectively, may require reasonable indemnity from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

            (vi) The Trustee or the Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee or the Paying Agent of its duties or obligations hereunder;

            (vii) For all purposes under this Agreement, the Trustee shall not be deemed to have notice of any Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office, and such notice references the Certificates or this Agreement; and

            (viii) Neither the Trustee nor the Paying Agent shall be responsible for any act or omission of any Master Servicer or the Special Servicer (unless the Trustee is acting as a Master Servicer or Special Servicer, as the case may be in which case the Trustee shall only be responsible for its own actions as a Master Servicer or Special Servicer) or of the Depositor.

            Section 8.03 Trustee and Paying Agent Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Paying Agent in Sections 2.02 and 2.05 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall be taken as the statements of the Depositor, each Master Servicer or the Special Servicer, as the case may be, and the Trustee or the Paying Agent assume no responsibility for their correctness. Neither the Trustee nor the Paying Agent makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee or the Paying Agent set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Paying Agent shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the applicable Certificate Account or any other account by or on behalf of the Depositor, each Master Servicer, the Special Servicer or in the case of the Trustee, the Paying Agent (unless the Trustee is acting as Paying Agent). The Trustee and the Paying Agent shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, any Master Servicer or the Special Servicer and accepted by the Trustee or the Paying Agent, in good faith, pursuant to this Agreement.

            Section 8.04 Trustee or Paying Agent May Own Certificates. The Trustee or the Paying Agent each in its individual capacity, not as Trustee or the Paying Agent, may become the owner or pledgee of Certificates, and may deal with the Depositor, each Master Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or Paying Agent.

            Section 8.05 Fees and Expenses of Trustee and Paying Agent; Indemnification of Trustee and Paying Agent. (a) As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee and the Paying Agent will be paid the Paying Agent Fee, in each case, equal to the Trustee's and the Paying Agent's respective portion of one month's interest at the Trustee Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee and the Paying Agent, respectively. The Trustee Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan, the Trustee Fee and the Paying Agent Fee shall accrue from time to time at the Trustee's and the Paying Agent's respective portion of Trustee Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan and a 360-day year consisting of twelve 30-day months. The Trustee Fee and the Paying Agent Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's and the Paying Agent's, respectively, sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Paying Agent hereunder. No Trustee Fee shall be payable with respect to the Companion Loans.

            (b) The Trustee, the Paying Agent and any director, officer, employee or agent of the Trustee and the Paying Agent, respectively, shall be entitled to be indemnified and held harmless by the Trust Fund (to the extent of amounts on deposit in the Certificate Accounts or Lower-Tier Distribution Account from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee or the Paying Agent, respectively, relating to the exercise and performance of any of the powers and duties of the Trustee or the Paying Agent, respectively, hereunder; provided, however, that none of the Trustee, the Paying Agent nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Paying Agent, respectively, in the normal course of the Trustee or the Paying Agent, respectively, performing its duties in accordance with any of the provisions hereof, which are not "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations
Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's or the Paying Agent's, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee or the Paying Agent, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Paying Agent, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Paying Agent in its capacities of Certificate Registrar and Authenticating Agent.

            Section 8.06 Eligibility Requirements for Trustee and the Paying Agent. The Trustee and the Paying Agent hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of any Master Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, any Master Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) with respect to the Trustee only, an institution whose long-term senior unsecured debt is rated at least "AA-" by S&P, "Aa3" by Moody's, "AA-" by Fitch or "AA(low)" by DBRS (or such entity as would not, as evidenced in writing by such Rating Agency, result in the qualification, downgrading or withdrawal of any of the ratings then assigned thereby to the Certificates).

            If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Paying Agent administers the Upper-Tier REMIC and the Lower-Tier REMIC or in which the Trustee's office is located is in a state or local jurisdiction that imposes a tax on the Trust Fund on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Paying Agent or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Upper-Tier REMIC and the Lower-Tier REMIC from a state and local jurisdiction that does not impose such a tax.

            Section 8.07 Resignation and Removal of the Trustee and Paying Agent. (a) The Trustee and/or the Paying Agent may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, each Master Servicer, the Special Servicer and the Swap Counterparty and the Trustee or the Paying Agent, as applicable, and to all Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or paying agent acceptable to each Master Servicer and the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Paying Agent and to the successor trustee or paying agent. A copy of such instrument shall be delivered to each Master Servicer, the Special Servicer, the Certificateholders, the Swap Counterparty and the Trustee or Paying Agent, as applicable, by the Depositor. If no successor trustee or paying agent shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Paying Agent may petition any court of competent jurisdiction for the appointment of a successor Trustee.

            (b) If at any time the Trustee or Paying Agent shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Paying Agent, Section 5.07) and shall fail to resign after written request therefor by the Depositor or any Master Servicer, or if at any time the Trustee or Paying Agent shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Paying Agent or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Paying Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Paying Agent (if different than the Trustee) shall fail (other than by reason of the failure of either the applicable Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's or Paying Agent's, as applicable, reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Trustee or Paying Agent pursuant to Section 4.02 and such failure shall continue unremedied for a period of five days, or if the Trustee or Paying Agent fails to make distributions required pursuant to Sections 3.05(c), 4.01 or 9.01, then the Depositor may remove the Trustee or Paying Agent, as applicable, and appoint a successor trustee or paying agent acceptable to each Master Servicer or paying agent acceptable to the Trustee or Paying Agent, as applicable, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Paying Agent so removed and to the successor trustee or paying agent in the case of the removal of the Trustee or Paying Agent. A copy of such instrument shall be delivered to each Master Servicer, the Special Servicer and the Certificateholders by the Depositor.

            (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and/or Paying Agent and appoint a successor trustee or paying agent by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee or Paying Agent so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by each Master Servicer.

            (d) Any resignation or removal of the Trustee or Paying Agent and appointment of a successor trustee or paying agent pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee or paying agent as provided in Section 8.08.

            Upon any succession of a trustee or paying agent under this Agreement, the predecessor trustee or paying agent shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No trustee or paying agent shall be personally liable for any action or omission of any successor trustee or paying agent.

            Section 8.08 Successor Trustee or Paying Agent. (a) Any successor trustee or paying agent appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, the Special Servicer and to its predecessor trustee or paying agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee or paying agent shall become effective and such successor trustee or paying agent without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Paying Agent herein. The predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian, at Custodian's option shall become the agent of the successor Trustee), and the Depositor, each Master Servicer, the Special Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

            (b) No successor trustee or successor paying agent shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor paying agent, as applicable, shall be eligible under the provisions of Section 8.06.

            (c) Upon acceptance of appointment by a successor trustee or successor paying agent as provided in this Section 8.08, the Trustee (in the case of the appointment of a successor paying agent) and the Paying Agent (in the case of the appointment of a successor trustee) shall mail notice of the succession of such trustee or paying agent, as applicable, to the Depositor and the Certificateholders.

            Section 8.09 Merger or Consolidation of Trustee or Paying Agent. Any Person into which the Trustee or the Paying Agent may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Paying Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Paying Agent shall be the successor of the Trustee or the Paying Agent, as applicable, hereunder; provided, that, in the case of the Trustee, such successor Person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee or the Paying Agent, as applicable, will provide notice of such event to each Master Servicer, the Special Servicer, the Depositor and the Rating Agencies.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof. All co-trustee fees shall be payable out of the Trust Fund.

            (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to any Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

            (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            Section 8.11 Appointment of Custodians. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor or any Affiliate of the Depositor. Each Custodian shall be subject to the same obligations and standard of care as would be imposed on the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions.

            Section 8.12 Access to Certain Information. (a) On or prior to the date of the first sale of any Non-Registered Certificate to an Independent third party, the Depositor shall provide to the Paying Agent and the Trustee three copies of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Non-Registered Certificate relates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee and the Paying Agent, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Paying Agent and the Trustee a copy of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Paying Agent (or with respect to item (ii)(j) below, the Trustee) shall maintain at its offices primarily responsible for administering the Trust Fund and shall, upon reasonable advance notice, make available during normal business hours for review by any Holder of a Certificate, the Depositor, each Master Servicer, the Special Servicer, any Rating Agency or any other Person to whom the Paying Agent (or the Trustee, if applicable) believes such disclosure is appropriate, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Non-Registered Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Non-Registered Certificate belongs, in the form most recently provided to the Paying Agent and
(ii) in all cases (a) this Agreement and any amendments hereto entered into pursuant to Section 11.01, (b) all statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, (c) all Officer's Certificates delivered to the Paying Agent and the Trustee since the Closing Date pursuant to Section 3.13, (d) all accountants' reports delivered to the Trustee and the Paying Agent since the Closing Date pursuant to Section 3.14, (e) any inspection report prepared by any Master Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Trustee and the Paying Agent and the applicable Master Servicer in respect of each Mortgaged Property pursuant to Section 3.12(a), (f) as to each Mortgage Loan and Companion Loan pursuant to which the related Mortgagor is required to deliver such items or the Special Servicer has otherwise acquired such items, the most recent annual operating statement and rent roll of the related Mortgaged Property and financial statements of the related Mortgagor and any other reports of the Mortgagor collected by the applicable Master Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Paying Agent pursuant to Section 3.12(c), together with the accompanying written reports to be prepared by the Special Servicer and delivered to the Paying Agent pursuant to Section 3.12(b), (g) any and all notices, reports and Environmental Assessments delivered to the Paying Agent with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and Companion Loan as to which the environmental testing contemplated by Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied (but only for so long as such Mortgaged Property or the related Mortgage Loan are part of the Trust Fund), (h) any and all modifications, waivers and amendments of the terms of a Mortgage Loan and Companion Loan entered into by the applicable Master Servicer or the Special Servicer and delivered to the Paying Agent pursuant to Section 3.20 (but only for so long as the affected Mortgage Loan and Companion Loan is part of the Trust Fund), (i) any and all Officer's Certificates delivered to the Paying Agent to support the applicable Master Servicer's determination that any P&I Advance or Servicing Advance was or, if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be, (j) any and all of the Mortgage Loan and Companion Loan documents contained in the Mortgage File, (k) any and all Appraisals obtained pursuant to the definition of "Appraisal Reduction" herein, (l) information regarding the occurrence of Servicing Transfer Events as to the Mortgage Loans and (m) any and all Sub-Servicing Agreements and any amendments thereto and modifications thereof. Copies of any and all of the foregoing items will be available from the Paying Agent upon request; provided, however, that the Paying Agent (or the Trustee, if applicable) shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies, except in the case of copies provided to the Directing Certificateholder or the Rating Agencies, which shall be free of charge (except for extraordinary or duplicate requests). In addition, without limiting the generality of the foregoing, any Class L, Class M, Class N, Class P and Class NR Certificateholder may upon request from the Paying Agent obtain a copy of any factual report (other than the Asset Status Report) delivered to the Rating Agencies under this Agreement.

            (b) The Paying Agent shall make available to certain financial market publishers, which initially shall be Bloomberg, L.P., Trepp, LLC and Intex Solutions LLC on a monthly basis all CMSA reports and any other reports required to be delivered by the Paying Agent pursuant to Article IV hereof. If any such information is provided on or before December 28, 2005, the Paying Agent shall make the Prospectus available to Bloomberg, L.P., Trepp, LLC and Intex Solutions, Inc.

            (c) Notwithstanding anything to the contrary herein, in addition to the reports and information made available and distributed pursuant to the terms of this Agreement (including the information set forth in Section 8.12(a)), the Paying Agent shall, in accordance with such reasonable rules and procedures as each may adopt (which may include the requirement that an agreement that provides that such information shall be used solely for purposes of evaluating the investment characteristics of the Certificates be executed), also provide the reports available to Certificateholders pursuant to Section 4.02, as well as certain additional information received by the Paying Agent, to any Certificateholder, the Underwriters, the Placement Agents, any Certificate Owner or any prospective investor identified as such by a Certificate Owner or Underwriter, that requests such reports or information; provided that the Paying Agent, as the case may be, shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information.

            (d) With respect to any information furnished by the Paying Agent pursuant to this Section 8.12, the Paying Agent shall be entitled to indicate the source of such information and the Paying Agent may affix thereto any disclaimer it deems appropriate in its discretion. The Paying Agent shall notify Certificateholders of the availability of any such information in any manner as it, in its sole discretion, may determine. In connection with providing access to or copies of the items described in the preceding paragraph, the Paying Agent may require (a) in the case of Certificate Owners, a confirmation executed by the requesting Person substantially in form and substance reasonably acceptable to the Paying Agent, as applicable, generally to the effect that such Person is a beneficial holder of Certificates, is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential and (b) in the case of a prospective purchaser, confirmation executed by the requesting Person in form and substance reasonably acceptable to the Paying Agent, generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information solely for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. The Paying Agent shall not be liable for the dissemination of information in accordance with this Agreement.

            Section 8.13 Representations and Warranties of the Trustee. (a) The Trustee hereby represents and warrants to the Depositor, the Master Servicers, the Special Servicer and the Paying Agent and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Trustee is a national banking association duly organized under the laws of the United States, duly organized, validly existing and in good standing under the laws thereof;

            (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

            (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee; and

            (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee.

            (b) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

            Section 8.14 Representations and Warranties of the Paying Agent. (a) The Paying Agent hereby represents and warrants to the Depositor, the Master Servicers, the Special Servicer and the Trustee and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Paying Agent is a national banking association duly organized under the laws of the United States, duly organized, validly existing and in good standing under the laws thereof;

            (ii) The execution and delivery of this Agreement by the Paying Agent, and the performance and compliance with the terms of this Agreement by the Paying Agent, will not violate the Paying Agent's charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

            (iii) The Paying Agent has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Paying Agent, enforceable against the Paying Agent in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Paying Agent is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Paying Agent's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Paying Agent to perform its obligations under this Agreement or the financial condition of the Paying Agent; and

            (vi) No litigation is pending or, to the best of the Paying Agent's knowledge, threatened against the Paying Agent which would prohibit the Paying Agent from entering into this Agreement or, in the Paying Agent's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Paying Agent to perform its obligations under this Agreement or the financial condition of the Paying Agent.

            (b) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Paying Agent, or compliance by the Paying Agent with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Paying Agent of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Paying Agent to perform its obligations hereunder.

                              [End of Article VIII]


                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Paying Agent, the Depositor, the Master Servicers, the Special Servicer and the Trustee (other than the obligations of the Paying Agent to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Paying Agent and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan or REO Property subject thereto or
(ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer, any Master Servicer or the Holders of the Class LR Certificates, in that order of priority, of all the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust Fund's portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected and mutually agreed upon by the applicable Master Servicer and the Trustee, and approved by more than 50% of the Voting Rights of the Classes of Certificates then outstanding (other than the Controlling Class unless the Controlling Class is the only Class of Certificates then outstanding)) (which approval shall be deemed given unless more than 50% of such Certificateholders object within 20 days of receipt of notice thereof) and
(3) the reasonable out-of-pocket expenses of each Master Servicer with respect to such termination, unless a Master Servicer is the purchaser of such Mortgage Loans, minus (b) solely in the case where a Master Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to such Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees, remaining outstanding (which items shall be deemed to have been paid or reimbursed to such Master Servicer in connection with such purchase) and (iii) exchange by the Sole Certificateholder pursuant to the terms of the immediately succeeding paragraph, the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Certificate Accounts an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicers, the Special Servicer, the Trustee and the Paying Agent hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Certificate Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Certificate Account. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from the Certificate Account pursuant to the first paragraph of Section 3.04(b). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class S and the Residual Certificates) on the final Distribution Date, the Trustee shall, upon receipt of a Request for Release from each Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with Section 9.02. Such transfers shall be subject to any rights of any Sub-Servicers to service or perform select servicing functions with respect to the Mortgage Loans. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class S and the Residual Certificates), plus accrued, unpaid interest with respect thereto, and the Paying Agent shall credit such amounts against amounts distributable in respect of such Certificates and Related Uncertificated Lower-Tier Interests.

            The obligations and responsibilities under this Agreement of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Paying Agent and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related AB Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

            The Holders of the majority of the Controlling Class, the Special Servicer, each Master Servicer or the Holders of the Class LR Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any Mortgage Loan) and the Trust Fund's portion of each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the Trustee, the Paying Agent and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that each Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates may so elect to purchase all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund's portion of any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that any Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates purchases all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Certificate Account). In addition, the applicable Master Servicer shall transfer to the Lower-Tier Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Certificate Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Certificate Account that would otherwise be held for future distribution and, without duplication, pay to the Swap Counterparty any Class A-2FL Net Swap Payment as required by the penultimate paragraph of Section 3.04(b). Upon confirmation that such final deposits and payments have been made, the Trustee shall release or cause to be released to the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund.

            For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Trust Fund, then the Special Servicer, then each Master Servicer, and then the Holders of the Class LR Certificates. For purposes of this Section 9.01, the Directing Certificateholder, with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

            Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Paying Agent by letter to the Certificateholders, the Swap Counterparty and each Rating Agency and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

            After transferring the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(d) to the Upper-Tier Distribution Account (and with respect to any amounts payable to the Class A-2FL Regular Interest, from the Upper-Tier Distribution Account to the Floating Rate Account), in each case pursuant to Section 3.04(b), and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Paying Agent shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier Distribution Account (or, in the case of the Class A-2FL Certificates, amounts then on deposit in the Floating Rate Account after payment of any Class A-2FL Net Swap Payment to the Swap Counterparty, as specified in Section 4.01(k)) that are allocable to payments on the Class of Certificates so presented and surrendered and to the Holders of the Class S Certificates any amounts remaining on deposit in the Excess Interest Distribution Account. Amounts transferred from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account as of the final Distribution Date (exclusive of any portion of such amounts payable or reimbursable to any Person pursuant to clause (ii) of Section 3.05(e)) shall be allocated for these purposes, in the amounts and in accordance with the priority set forth in Sections 4.01(b), 4.01(d) and 4.01(e) and shall be distributed in termination and liquidation of the Uncertificated Lower-Tier Interests and the Class LR Certificates in accordance with Sections 4.01(b), 4.01(d) and 4.01(e). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(g).

            Section 9.02 Additional Termination Requirements. (a) In the event any Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates purchases all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which meet the definition of a "qualified liquidation" in Section 860F(a)(4) of the Code:

            (i) the Paying Agent shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the Upper-Tier REMIC's and the Lower-Tier REMIC's final Tax Return pursuant to Treasury Regulations Section 1.860F-1;

            (ii) during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Paying Agent on behalf of the Trustee shall sell all of the assets of the Trust Fund to the applicable Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, for cash; and

            (iii) within such 90 day liquidation period and immediately following the making of the final payment on the Uncertificated Lower-Tier Interests and the Certificates, the Paying Agent shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class LR Certificates (in the case of the Lower-Tier REMIC) and the Class R Certificates (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust Fund and each of the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate at that time.

            (b) In the event the Trust Fund is to be terminated while the Swap Contract is still in effect, the Paying Agent shall promptly notify the Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and that the notional amount of the Swap Contract will be reduced to zero on such date. Based on the date of termination, the Paying Agent shall calculate the Class A-2FL Net Swap Payment, if any, as specified in Section 3.32, and prior to any final distributions to the Holders of the Class A-2FL Certificates pursuant to Section 9.01, shall pay such Class A-2FL Net Swap Payment, if any, to the Swap Counterparty. In the event that any fees (including termination fees) are payable to the Swap Counterparty in connection with such termination, such fees will be payable to the Swap Counterparty solely from amounts remaining in the Floating Rate Account after all distributions to the Class A-2FL Certificates are made pursuant to Section 9.01.

                               [End of Article IX]


                                    ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

            Section 10.01 REMIC Administration. (a) The Paying Agent shall make elections or cause elections to be made to treat each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Uncertificated Lower-Tier Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates (other than the Class A-2FL Certificates) and the Class A-2FL Regular Interest shall be designated as the "regular interests" and the Class R Certificates shall be designated as the sole class of "residual interests" in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Uncertificated Lower-Tier Interests shall be designated as the "regular interests" and the Class LR Certificates shall be designated as the sole class of "residual interests" in the Lower-Tier REMIC. None of the Special Servicer, the Master Servicers, the Paying Agent nor the Trustee shall permit the creation of any "interests" (within the meaning of Section 860G of the Code) in the Lower-Tier REMIC or the Upper-Tier REMIC other than the foregoing interests.

            (b) The Closing Date is hereby designated as the "startup day" of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of
Section 860G(a)(9) of the Code.

            (c) The Paying Agent shall act on behalf of each REMIC in relation to any tax matter or controversy involving any REMIC and shall represent each REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys' or accountants' fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust Fund and the Paying Agent shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Certificate Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Paying Agent's willful misfeasance, bad faith or gross negligence. The Holder of the largest Percentage Interest in each of the (i) Class R and (ii) Class LR Certificates shall be designated, in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations Section 301.6231(a)(7)-1T, as the "tax matters person" of the (i) Upper-Tier REMIC and
(ii) the Lower-Tier REMIC, respectively. By their acceptance thereof, the Holders of the largest Percentage Interest in each of the (i) Class R and (ii) Class LR Certificates hereby agrees to irrevocably appoint the Paying Agent as their agent to perform all of the duties of the "tax matters person" for the (i) Upper-Tier REMIC and (ii) the Lower-Tier REMIC, respectively.

            (d) The Paying Agent shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder, and shall cause the Trustee to sign such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Paying Agent without any right of reimbursement therefor. The Paying Agent agrees to indemnify and hold harmless the Trustee with respect to any tax or liability arising from the Trustee's signing of Tax Returns that contain errors or omissions, if such errors or omissions are caused by the negligence, bad faith or willful misconduct of the Paying Agent.

            (e) The Paying Agent shall provide or cause to be provided (i) to any Transferor of a Class R Certificate or Class LR Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate or Class LR Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an Agent thereof, to such Agent,
(ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service on Form 8811, within 30 days after the Closing Date, the name, title, address and telephone number of the "tax matters person" who will serve as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder.

            (f) The Paying Agent shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Paying Agent's control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Paying Agent to the extent reasonably requested by the Paying Agent to do so. Neither the Master Servicers nor the Special Servicer shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) result in the imposition of a tax upon the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") (either such event an "Adverse REMIC Event") unless the Paying Agent receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Paying Agent determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Paying Agent or the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC created hereunder, endanger such status or, unless the Paying Agent determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax (not including a tax on "net income from foreclosure property"). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Paying Agent has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or any of their respective assets, or causing the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to take any action, which is not expressly permitted under the terms of this Agreement, the Trustee will consult with the Paying Agent or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC and the Trustee shall not take any such action or cause the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to take any such action as to which the Paying Agent has advised it in writing that an Adverse REMIC Event could occur. The Paying Agent may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Paying Agent or the Trustee. At all times as may be required by the Code, the Paying Agent will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each of the Lower-Tier REMIC and the Upper-Tier REMIC as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (g) In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any "net income from foreclosure property" pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Paying Agent in writing), and shall remit to the applicable Master Servicer such reserved amounts as such Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the applicable Master Servicer shall withdraw from the applicable Certificate Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by the Lower-Tier REMIC or the Upper-Tier REMIC (but such authorization shall not prevent the Paying Agent from contesting, at the expense of the Trust Fund (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Paying Agent is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any "prohibited transaction" under Section 860F(a) of the Code or the amount of any taxable contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of "net income from foreclosure property") is paid to the Internal Revenue Service or applicable state or local tax authorities, the Paying Agent shall retain an equal amount from future amounts otherwise distributable to the Holders of Residual Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Uncertificated Lower-Tier REMIC Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Collateral Support Deficit arising therefrom and then to the Holders of the Class LR Certificates in the manner specified in Section 4.01(b) and (y) in the case of the Upper-Tier REMIC, to the Holders of Class A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class NR, Class X-1 and Class X-2 Certificates and the Class A-2FL Regular Interest, as applicable, in the manner specified in Section 4.01(a), to the extent they are fully reimbursed for any Collateral Support Deficit, arising therefrom and then to the Holders of the Class R Certificates. None of the Trustee, the Paying Agent, the Master Servicers or the Special Servicer shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misfeasance, bad faith, or negligence by such party.

            (h) The Paying Agent shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

            (i) Following the Startup Day, neither the Paying Agent nor the Trustee shall accept any contributions of assets to the Lower-Tier REMIC and the Upper-Tier REMIC unless the Paying Agent and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in the Lower-Tier REMIC or the Upper-Tier REMIC will not (i) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interests or Certificates are outstanding or (ii) subject any of the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (j) Neither the Paying Agent nor the Trustee shall enter into any arrangement by which the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services nor permit the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (k) Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" by which the Certificate Balance or Notional Amount of the Class A-2FL Regular Interest and each Class of Certificates (other than the Class X-2 Certificates) representing a "regular interest" in the Upper-Tier REMIC and by which the Lower-Tier Principal Amount of each Class of Uncertificated Lower-Tier Interests representing a "regular interest" in the Lower-Tier REMIC would be reduced to zero is the Rated Final Distribution Date. The "latest possible maturity date" of the Class X-2 Certificates is the Class X-2 Termination Date.

            (l) None of the Trustee, the Paying Agent, the Master Servicers or the Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of the Trust Fund pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement) or acquire any assets for the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC or sell or dispose of any investments in the Certificate Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (b) unless the Trustee, the Paying Agent, each Master Servicer or the Special Servicer, as applicable, has determined in its sole discretion to indemnify the Trust Fund against such tax, cause the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on "prohibited transactions" pursuant to the REMIC Provisions.

            Section 10.02 Use of Agents. (a) The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this
Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

            (b) The Paying Agent may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Paying Agent shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

            Section 10.03 Depositor, Master Servicers and Special Servicer to Cooperate with Paying Agent. (a) The Depositor shall provide or cause to be provided to the Paying Agent within ten (10) days after the Depositor receives a request from the Paying Agent, all information or data that the Paying Agent reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates.

            (b) Each Master Servicer and the Special Servicer shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Paying Agent in order to enable it to perform its duties hereunder.

            Section 10.04 Appointment of REMIC Administrators. (a) The Paying Agent may appoint at the Paying Agent's expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Paying Agent in performing the functions set forth in Section 10.01 herein. The Paying Agent shall cause any such REMIC Administrator to execute and deliver to the Paying Agent an instrument in which such REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Paying Agent from any of its obligations hereunder, and the Paying Agent shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Paying Agent and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Paying Agent hereby agrees to act in such capacity in accordance with the terms hereof. If LaSalle Bank National Association is removed as Paying Agent, then LaSalle Bank National Association shall be terminated as REMIC Administrator.

            (b) Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Paying Agent or the REMIC Administrator.

            (c) Any REMIC Administrator may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Certificate Registrar, the Paying Agent, the Master Servicers, the Special Servicer and the Depositor. The Paying Agent may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicers, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Paying Agent may appoint a successor REMIC Administrator, in which case the Paying Agent shall given written notice of such appointment to the Master Servicers and the Depositor and shall mail notice of such appointment to all Certificateholders; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Paying Agent.

                               [End of Article X]


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.01 Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Holders:

            (i) to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder;

            (ii) to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder;

            (iii) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee and Paying Agent has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder;

            (iv) to change the timing and/or nature of deposits into the Certificate Accounts, any Distribution Accounts or REO Account, provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, (b) such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and
      (c) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect;

            (v) to modify, eliminate or add to the provisions of Section 5.02(c) or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

            (vi) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement, provided that such action shall not, (x) as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and (y) result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency;

            (vii) to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; and

            (viii) to modify the provisions of Sections 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates;

provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            (b) This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            (c) Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            (d) Promptly after the execution of any such amendment, the Paying Agent shall furnish a statement describing the amendment to each Certificateholder and the Trustee and shall furnish a copy of such amendment to each Rating Agency.

            (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Paying Agent may prescribe.

            (f) The Trustee shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

            (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if any Master Servicer or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a) or (c) shall be payable out of the Certificate Account.

            (h) The Servicing Standards shall not be amended unless each Rating Agency provides a written confirmation that such amendment would not cause a downgrading, qualification or withdrawal of the then current ratings assigned to any of the Certificates.

            (i) Notwithstanding any contrary provisions of this Agreement, this Agreement may not be amended in a manner that would adversely affect the distributions to the Swap Counterparty or the Class A-2FL Certificates or the rights of the Swap Counterparty under the Swap Contract or the rights of the holders of the Class A-2FL Certificates without the consent of the Swap Counterparty and 66(2)/3% of the Holders of the Class A-2FL Certificates, respectively.

            Section 11.02 Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee at the expense of the Depositor on direction by the Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            (c) The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee's place of business, the costs of which, if any, to be at the Trustee's expense.

            Section 11.03 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee and the Paying Agent a written notice of default hereunder, and of the continuance thereof, as herein before provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this
Section 11.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.04 Governing Law. This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            Section 11.05 Notices. Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission or mailed by registered mail, postage prepaid (except for notices to the Paying Agent and the Trustee which shall be deemed to have been duly given only when received), to: (i) in the case of the Depositor, J.P. Morgan Chase Commercial Mortgage Securities Corp., 270 Park Avenue, 10th Floor, New York 10017, Attention: Dennis Schuh, Vice President, fax number:
(212) 834-6593 with a copy to it at 270 Park Avenue, 40th Floor, New York 10017,
Attention: Bianca A. Russo, fax number (212) 270-7473; (ii) (a) in the case of Master Servicer No. 1, GMAC Commercial Mortgage Corporation, 200 Witmer Road, Horsham, Pennsylvania 19044, Attention: Managing Director, Commercial Servicing Operations, Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass Through Certificates, Series 2005-LDP4, fax number:
(215) 328-3478, with a copy to GMAC General Counsel, fax number: (215) 328-3622,
(b) in the case of Master Servicer No. 2, Midland Loan Services, Inc., 10851 Mastin, Suite 700, Overland Park, Kansas 66210, Attention: President, Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, fax number: (913) 253-9001; (iii) in the case of the Special Servicer, J.E. Robert Company, Inc., 1650 Tysons Blvd., Suite 1600, McLean, Virginia 22102, Attention: Keith W. Belcher, fax number: (703) 714-8101, with a copy to J.E. Robert Company, Inc., 15455 Dallas Parkway, Suite 600, Addison, Texas 75001, Attention: Debra H. Morgan, fax number: (972) 692-5632; (iv) in the case of the initial Directing Certificateholder, JER Investor Trust Inc. c/o J.E. Robert Company, Inc., 1650 Tysons Blvd., Suite 1600, McLean, Virginia 22102, Attention: Keith W. Belcher, fax number: (703) 714-8101, with a copy to J.E. Robert Company, Inc., 15455 Dallas Parkway, Suite 600, Addison, Texas 75001, Attention: Debra H. Morgan, fax number: (972) 692-5632; (v) in the case of the Trustee, Wells Fargo Bank, N.A., 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services (CMBS), J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2005-LDP4, fax number (410) 715-2380; (vi) in the case of the Rating Agencies, (a) Dominion Bond Rating Service, Inc., 101 North Wacker Drive, Suite 100, Chicago, Illinois 60606, Attention: CMBS Surveillance, fax number: (312) 332-3492; (b) Moody's Investors Services, Inc., 99 Church Street, 4th Floor, New York, New York 10041, Attention: Commercial Mortgage Surveillance Group, fax number: (212) 553-0300; and (c) Fitch, Inc., One State Street Plaza, New York, New York, Attention: Commercial Mortgage-Backed Securities Group, fax number:
(212) 635-0295; (vii) in the case of the initial Paying Agent, the initial Certificate Registrar and the initial Authenticating Agent, LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services Group, J.P. Morgan 2005-LDP4, fax number (312) 904-2084; (viii) in the case of the Mortgage Loan Sellers, (a) JPMorgan Chase Bank, N.A., 270 Park Avenue, 10th Floor, Attention:
Dennis Schuh, Vice President, fax number: (212) 834-6593; (b) LaSalle Bank National Association, 135 South LaSalle Street, Suite 3410, Chicago, Illinois 60603, Attention: Managing Director RECM, fax number: (312) 904-0900; (c) Eurohypo AG, New York Branch, 1114 Avenue of the Americas, 29th Floor, New York, New York 10024, Attention: Chris Dunn, fax number: (212) 479-5800; (d) PNC Bank, National Association, 10851 Mastin, Suite 300, Overland Park, Kansas 66210 (for deliveries or courier), and P.O. Box-25965, Shawnee Mission, Kansas 66225-5965 (for United States mail), Attention: Harry Funk, fax number: (913) 253-9001, with a copy to it at One PNC Plaza, 249 Fifth Avenue, 21st Floor, Pittsburgh, Pennsylvania-15222 Attention: Gretchen Lengel Kelly, fax number: (412) 762-4334;
(e) Artesia Mortgage Capital Corporation, 1180 NW Maple Street, Suite 202, Issaquah, Washington 98027, Attention: Diana Kutas, fax number: (425) 313-1005; and (f) KeyBank Real Estate Capital, 911 Main Street, Suite 1500, Kansas City, Missouri, 64105 Attention: Clay M. Sublett, fax number: (816) 221-8848 (with a copy to, 127 Public Square, Cleveland, Ohio 44114 Attention: Robert C. Bowes);
(ix) in the case of the Swap Counterparty, JPMorgan Chase Bank, N.A.; 270 Park Avenue, 6th Floor, New York, New York 10017, Attention: Andrew Taylor, fax number: (212) 834-6598; and (x) in the case of a Companion Holder, the address set forth in the related Intercreditor Agreement; or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

            Section 11.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 11.07 Grant of a Security Interest. The Depositor intends that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Certificate Accounts, the Distribution Accounts, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Interest Reserve Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 11.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

            Section 11.08 Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Each Mortgage Loan Seller and the Companion Holders (and their agents) is an intended third-party beneficiary in respect of the respective rights afforded it hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

            Section 11.09 Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            Section 11.10 Notices to the Rating Agencies. (a) The Trustee shall use reasonable efforts promptly to provide notice to each Rating Agency and the Swap Counterparty with respect to each of the following of which it has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the Paying Agent, any Master Servicer or the Special Servicer; and

            (iv) the repurchase or substitution of Mortgage Loans by a Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement.

            (b) Each Master Servicer shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) the resignation or removal of the Trustee;

            (ii) any change in the location of any Certificate Account;

            (iii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

            (iv) any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

            (v) any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then aggregate outstanding principal balances of the Mortgage Loans or (2) $35,000,000;

            (vi) any material damage to any Mortgaged Property;

            (vii) any assumption with respect to a Mortgage Loan; and

            (viii) any release or substitution of any Mortgaged Property.

            (c) Upon written request, each of the Master Servicers and the Special Servicer shall promptly furnish to each Rating Agency copies of inspection reports and other items delivered to each of the Master Servicers and Special Servicer pursuant to Sections 3.12(a) and 3.12(b).

            (d) The Paying Agent shall promptly furnish notice to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

            (e) The Trustee, the Paying Agent, each Master Servicer and the Special Servicer, as applicable, shall furnish to each Rating Agency with respect to each Mortgage Loan such information as the Rating Agency shall reasonably request and which the Trustee, the Paying Agent, such Master Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, each Master Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 11.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.

                               [End of Article XI]

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                            J.P. MORGAN CHASE COMMERCIAL
                                               MORTGAGE SECURITIES CORP.,
                                               Depositor


                                            By:  /s/ Charles Y. Lee
                                               ---------------------------------
                                               Name:  Charles Y. Lee
                                               Title: Vice President


                                            GMAC COMMERCIAL MORTGAGE
                                               CORPORATION,
                                               Master Servicer No. 1


                                            By: /s/ Monica Barsamella
                                               ---------------------------------
                                               Name:  Monica Barsamella
                                               Title: Vice President


                                            MIDLAND LOAN SERVICES, INC.,
                                               Master Servicer No. 2


                                            By:  /s/ Lawrence D. Ashley
                                               ---------------------------------
                                               Name:  Lawrence D. Ashley
                                               Title: Senior Vice President


                                            J.E. ROBERT COMPANY, INC.,
                                               Special Servicer


                                            By:  /s/ Keith Belcher
                                               ---------------------------------
                                               Name:  Keith Belcher
                                               Title: Managing Director


                                            WELLS FARGO BANK, N.A.,
                                               Trustee


                                            By:  /s/ Ruth Fussell
                                               ---------------------------------
                                               Name:  Ruth Fussell
                                               Title: Vice President


                                            LASALLE BANK NATIONAL ASSOCIATION,
                                               Paying Agent


                                            By:  /s/ Brian D. Ames
                                               ---------------------------------
                                               Name:  Brian D. Ames
                                               Title: First Vice President

STATE OF NEW YORK       )
                        )   ss.:
COUNTY OF NEW YORK      )

            On the 27th day of September 2005, before me, a notary public in and for said State, personally appeared Charles Y. Lee known to me to be a Vice President of J.P. Morgan Chase Commercial Mortgage Securities Corp., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                /s/ Marc B. Ledesma
                                            ------------------------------------
                                                        Notary Public


                          [SEAL]

My commission expires:

May 20, 2006
------------------------------

STATE OF PENNSYLVANIA    )
                         )  ss.:
COUNTY OF MONTGOMERY     )

            On the 29th day of September 2005, before me, a notary public in and for said State, personally appeared Monica Barsamella known to me to be a Vice President of GMAC Commercial Mortgage Corporation, that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                /s/ Sandy Thieu
                                            ------------------------------------
                                                        Notary Public


                          [SEAL]

My commission expires:

      4/25/09
------------------------------

STATE OF KANSAS         )
                        )  ss.:
COUNTY OF JOHNSON       )

            On the 26th day of September 2005, before me, a notary public in and for said State, personally appeared Lawrence D. Ashley known to me to be a Senior Vice President of Midland Loan Services, Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                /s/ Joyce Mayo
                                            ------------------------------------
                                                        Notary Public


                          [SEAL]

My commission expires:

      6/11/2006
------------------------------

STATE OF VIRGINIA       )
                        )  ss.:
COUNTY OF FAIRFAX       )

            On the 26 day of September 2005 before me, a notary public in and for said State, personally appeared Keith Belcher known to me to be a Managing Director of J.E. Robert Company, Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                /s/ Kelli S. Haas
                                            ------------------------------------
                                                        Notary Public


                          [SEAL]

My commission expires:

 February 29, 2008
------------------------------

STATE OF NEW YORK     )
                      )  ss.:
COUNTY OF NEW YORK    )

            On the 27th day of September 2005, before me, a notary public in and for said State, personally appeared Ruth H. Fussell known to me to be a Vice President of Wells Fargo Bank, N.A., that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                /s/ Janet M. Jolley
                                            ------------------------------------
                                                        Notary Public


                          [SEAL]

My commission expires:

  Jan. 3, 2009
------------------------------

STATE OF ILLINOIS     )
                      )  ss.:
COUNTY OF COOK        )

            On the 27th day of September 2005, before me, a notary public in and for said State, personally appeared Brian D. Ames known to me to be a FVP of LaSalle Bank National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                /s/ Megan K. Olson
                                            ------------------------------------
                                                        Notary Public


                          [SEAL]

My commission expires:

      11/20/2005
------------------------------

                                   EXHIBIT A-1

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS A-1

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.6130%              MASTER SERVICERS: GMAC COMMERCIAL
                                                          MORTGAGE CORPORATION
                                                          AND MIDLAND LOAN
DENOMINATION: $84,707,000                                 SERVICES, INC.

DATE OF POOLING AND SERVICING           SPECIAL SERVICER: J.E. ROBERT COMPANY,
AGREEMENT: AS OF SEPTEMBER 1, 2005                        INC.

CUT-OFF DATE: AS SET FORTH IN THE       TRUSTEE: WELLS FARGO BANK, N.A.
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                        PAYING AGENT: LASALLE BANK NATIONAL
                                                      ASSOCIATION
CLOSING DATE: SEPTEMBER 29, 2005

                                        CUSIP NO.: 46625Y TX 1
FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005
                                        ISIN NO.: US46625YTX12

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                     COMMON CODE NO.: 023164167
OF THE CLASS A-1 CERTIFICATES
AS OF THE CLOSING DATE: $84,707,000
                                        CERTIFICATE NO.: A-1-[--]

                              CLASS A-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-1 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-1 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-2

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS A-2

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.7900%               MASTER SERVICERS: GMAC COMMERCIAL
                                                           MORTGAGE CORPORATION
                                                           AND MIDLAND LOAN
DENOMINATION: $227,323,000                                 SERVICES, INC.

DATE OF POOLING AND SERVICING            SPECIAL SERVICER: J.E. ROBERT COMPANY,
AGREEMENT: AS OF SEPTEMBER 1, 2005                         INC.

CUT-OFF DATE: AS SET FORTH IN THE        TRUSTEE: WELLS FARGO BANK, N.A.
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         PAYING AGENT: LASALLE BANK NATIONAL
                                                       ASSOCIATION
CLOSING DATE: SEPTEMBER 29, 2005

                                         CUSIP NO.: 46625Y TY 9
FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005
                                         ISIN NO.: US46625YTY94

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                      COMMON CODE NO.: 023164213
OF THE CLASS A-2 CERTIFICATES
AS OF THE CLOSING DATE: $227,323,000
                                         CERTIFICATE NO.: A-2-[--]

                              CLASS A-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-2 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-2 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-2 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-2 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-3

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2005-LDP4, CLASS A-2FL

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE REPRESENTS AN UNDIVIDED BENEFICIAL INTEREST IN A REMIC REGULAR INTEREST AND A SWAP CONTRACT AND CONSTITUTES AN INTEREST IN A GRANTOR TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THE PASS-THROUGH RATE ON THIS CERTIFICATE IS BASED UPON LIBOR AND THEREFORE IS SUBJECT TO CHANGE OVER TIME BASED UPON CHANGES IN THE RATE OF LIBOR. IN ADDITION, THE PASS-THROUGH RATE ON THIS CLASS A-2FL CERTIFICATE MAY CONVERT TO A FIXED PER ANNUM RATE UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

PASS-THROUGH RATE: FLOATING IN           MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                            MORTGAGE CORPORATION
SERVICING AGREEMENT                                        AND MIDLAND LOAN
                                                           SERVICES, INC.

DENOMINATION: $200,000,000
                                         SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                           INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                         TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS      PAYING AGENT: LASALLE BANK NATIONAL
DEFINED HEREIN)                                        ASSOCIATION

CLOSING DATE: SEPTEMBER 29, 2005         CUSIP NO.: 46625Y UD 3

FIRST DISTRIBUTION DATE:                 ISIN NO.: US46625YUD39
OCTOBER 15, 2005

                                         COMMON CODE: 023164124
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-2FL CERTIFICATES          CERTIFICATE NO.: A-2FL-[--]
AS OF THE CLOSING DATE: $200,000,000

                             CLASS A-2FL CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-2FL Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-2FL Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D and represents a beneficial interest in a portion of a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended, which portion consists of the Class A-2FL Regular Interest, the Swap Contract and the Floating Rate Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges in limited circumstances as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (calculated on the basis of the actual number of days in the month and assuming each year has 360 days) during the applicable Interest Accrual Period relating to such Distribution Date at the Class A-2FL Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Class A-2FL Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement. Distributions in respect of the Class A-2FL Certificates may depend, in part, on payments from the Swap Counterparty under the Swap Contract as more specifically set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account, the Distribution Accounts and the Floating Rate Account will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts and the Floating Rate Account) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-2FL Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-2FL CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-4

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2005-LDP4, CLASS A-3A1

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.8710%               MASTER SERVICERS: GMAC COMMERCIAL
                                                           MORTGAGE CORPORATION
                                                           AND MIDLAND LOAN
DENOMINATION: $179,929,000                                 SERVICES, INC.

DATE OF POOLING AND SERVICING            SPECIAL SERVICER: J.E. ROBERT COMPANY,
AGREEMENT: AS OF SEPTEMBER 1, 2005                         INC.

CUT-OFF DATE: AS SET FORTH IN THE        TRUSTEE: WELLS FARGO BANK, N.A.
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         PAYING AGENT: LASALLE BANK NATIONAL
                                                       ASSOCIATION
CLOSING DATE: SEPTEMBER 29, 2005

                                         CUSIP NO.: 46625Y TZ 6
FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005
                                         ISIN NO.: US46625YTZ69

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                      COMMON CODE NO.: 023164299
OF THE CLASS A-3A1 CERTIFICATES
AS OF THE CLOSING DATE: $179,929,000
                                         CERTIFICATE NO.: A-3A1-[--]

                             CLASS A-3A1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-3A1 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-3A1 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-3A1 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-3A1 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-3A1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-5

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2005-LDP4, CLASS A-3A2

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.9030%             MASTER SERVICERS: GMAC COMMERCIAL
                                                         MORTGAGE CORPORATION
                                                         AND MIDLAND LOAN
DENOMINATION: $75,000,000                                SERVICES, INC.

DATE OF POOLING AND SERVICING          SPECIAL SERVICER: J.E. ROBERT COMPANY,
AGREEMENT: AS OF SEPTEMBER 1, 2005                       INC.

CUT-OFF DATE: AS SET FORTH IN THE      TRUSTEE: WELLS FARGO BANK, N.A.
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       PAYING AGENT: LASALLE BANK NATIONAL
                                                     ASSOCIATION
CLOSING DATE: SEPTEMBER 29, 2005

                                       CUSIP NO.: 46625Y VQ 3
FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005
                                       ISIN NO.: US46625YVQ33

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                    COMMON CODE NO.: 023164302
OF THE CLASS A-3A2 CERTIFICATES
AS OF THE CLOSING DATE: $75,000,000
                                       CERTIFICATE NO.: A-3A2-[--]

                             CLASS A-3A2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-3A2 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-3A2 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-3A2 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-3A2 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-3A2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-6

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS A-4

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.9180% SUBJECT TO   MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                        MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                           AND MIDLAND LOAN
                                                          SERVICES, INC.

DENOMINATION: [$500,000,000]
[$80,269,000]                           SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                          INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005      TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS SET FORTH IN THE       PAYING AGENT: LASALLE BANK NATIONAL
POOLING AND SERVICING AGREEMENT (AS                   ASSOCIATION
DEFINED HEREIN)

                                        CUSIP NO.: 46625Y UA 9
CLOSING DATE: SEPTEMBER 29, 2005

                                        ISIN NO.: US46625YUA99
FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005
                                        COMMON CODE NO.: 023164337

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                     CERTIFICATE NO.: A-4-[--]
OF THE CLASS A-4 CERTIFICATES
AS OF THE CLOSING DATE: $580,269,000

                              CLASS A-4 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-4 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-4 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-4 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-4 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-4 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-7

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2005-LDP4, CLASS A-SB

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.8240% SUBJECT TO  MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                       MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                          AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $130,376,000
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                         INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: LASALLE BANK NATIONAL
DEFINED HEREIN)                                      ASSOCIATION

CLOSING DATE: SEPTEMBER 29, 2005       CUSIP NO.: 46625Y UB 7

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YUB72
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023164361
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-SB CERTIFICATES         CERTIFICATE NO.: A-SB-[--]
AS OF THE CLOSING DATE: $130,376,000

                             CLASS A-SB CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-SB Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-SB Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-SB Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-SB Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-SB CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-8

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2005-LDP4, CLASS A-1A

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE: 4.8900% SUBJECT    MASTER SERVICERS: GMAC COMMERCIAL
TO A MAXIMUM RATE AS SET FORTH IN                       MORTGAGE CORPORATION
THE POOLING AND SERVICING AGREEMENT                     AND MIDLAND LOAN
                                                        SERVICES, INC.

DENOMINATION: $396,348,000
                                      SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                        INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                      TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS   PAYING AGENT: LASALLE BANK NATIONAL
DEFINED HEREIN)                                     ASSOCIATION

CLOSING DATE: SEPTEMBER 29, 2005      CUSIP NO.: U48138 ZA 9(1), 46625Y UP
                                      6(2), 46625Y UQ 4(3)

FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005                      ISIN NO.: USU48138ZA97(1),
                                      US46625YUP68(2), US46625YUQ42(3)

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                   COMMON CODE NO.: 023163225(1)
OF THE CLASS A-1A CERTIFICATES        023163624(2)
AS OF THE CLOSING DATE: $396,348,000

                                      CERTIFICATE NO.: A-1A-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                             CLASS A-1A CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-1A Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1A Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1A Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-1A Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                   EXHIBIT A-9

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS X-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS X-1 CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-1 CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: [$500,000,000]
[$500,000,000] [$500,000,000]          SPECIAL SERVICER: J.E. ROBERT COMPANY,
[$500,000,000] [$500,000,000]                            INC.
[$177,074,880] OR AS OTHERWISE SET
FORTH ON SCHEDULE A HERETO
                                       TRUSTEE: WELLS FARGO BANK, N.A.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005     PAYING AGENT: LASALLE BANK NATIONAL
                                                     ASSOCIATION

CUT-OFF DATE: AS DEFINED IN THE
POOLING AND SERVICING AGREEMENT (AS    CUSIP NO.: U48138 YZ 5(1), 46625Y UM
DEFINED HEREIN)                        3(2), 46625Y UN 1(3)

CLOSING DATE: SEPTEMBER 29, 2005       ISIN NO.: USU48138YZ57(1),
                                       US46625YUM38(2), US46625YUN11(3)

FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005                       COMMON CODE NO.: 023163268(1)
                                       023163616(2)

APPROXIMATE AGGREGATE NOTIONAL AMOUNT
OF THE CLASS X-1 CERTIFICATES AS OF    CERTIFICATE NO.: X-1-[--]
THE CLOSING DATE: $2,677,074,880

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                              CLASS X-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X-1 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Special Servicer and the Master Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate will not be entitled to distributions in respect of principal. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            This Class X-1 Certificate has no principal balance and will not receive any distribution of principal.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date Class X-1 Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to such Distribution Date, as specified above. Interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class X-1 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of not less than $1,000,000 initial Notional Amount, and in integral multiples of $1 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS X-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

          Notional Amount of Definitive
            Certificates exchanged or
           transferred for, or issued
             in exchange for or upon
         transfer of, an interest in this   Remaining Notional Amount   Notation
 Date         Book-Entry Certificate        of Book-Entry Certificate   Made By
------   --------------------------------   -------------------------   --------

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

______   ________________________________   _________________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-10

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS X-2

THIS CLASS X-2 CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-2 CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: [$500,000,000]
[$500,000,000] [$500,000,000]          SPECIAL SERVICER: J.E. ROBERT COMPANY,
[$500,000,000] [$500,000,000]                            INC.
[$102,260,000]

                                       TRUSTEE: WELLS FARGO BANK, N.A.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       PAYING AGENT: LASALLE BANK NATIONAL
                                                     ASSOCIATION
CUT-OFF DATE: AS DEFINED IN THE
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.: 46625Y UF 8

CLOSING DATE: SEPTEMBER 29, 2005       ISIN NO.: US46625YUF86

FIRST DISTRIBUTION DATE:               COMMON CODE: 023164477
OCTOBER 15, 2005

                                       CERTIFICATE NO.: X-2-[--]
APPROXIMATE AGGREGATE NOTIONAL AMOUNT
OF THE CLASS X-2 CERTIFICATES AS OF
THE CLOSING DATE: $2,602,260,000

                              CLASS X-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X-2 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Special Servicer and the Master Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate will not be entitled to distributions in respect of principal. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            This Class X-2 Certificate has no principal balance and will not receive any distribution of principal.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date Class X-2 Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to such Distribution Date, as specified above. Interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class X-2 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of not less than $1,000,000 initial Notional Amount, and in integral multiples of $1 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS X-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-11

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS A-M

THIS CLASS A-M CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.9990% SUBJECT    MASTER SERVICERS: GMAC COMMERCIAL
TO A MAXIMUM RATE AS SET FORTH IN                       MORTGAGE CORPORATION
THE POOLING AND SERVICING AGREEMENT                     AND MIDLAND LOAN
                                                        SERVICES, INC.

DENOMINATION: $267,707,000
                                      SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                        INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                      TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS   PAYING AGENT: LASALLE BANK NATIONAL
DEFINED HEREIN)                                     ASSOCIATION

CLOSING DATE: SEPTEMBER 29, 2005      CUSIP NO.: 46625Y UC 5

FIRST DISTRIBUTION DATE:              ISIN NO.: US46625YUC55
OCTOBER 15, 2005

                                      COMMON CODE: 023164396
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-M CERTIFICATES         CERTIFICATE NO.: A-M-[--]
AS OF THE CLOSING DATE: $267,707,000

                              CLASS A-M CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-M Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-M Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-M Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-M CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-12

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS A-J

THIS CLASS A-J CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 5.0400% SUBJECT TO  MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                       MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                          AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $204,127,000
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                         INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: LASALLE BANK NATIONAL
DEFINED HEREIN)                                      ASSOCIATION

CLOSING DATE: SEPTEMBER 29, 2005       CUSIP NO.: 46625Y UE 1

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YUE12
OCTOBER 15, 2005

                                       COMMON CODE: 023164418
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-J CERTIFICATES          CERTIFICATE NO.: A-J-[--]
AS OF THE CLOSING DATE: $204,127,000

                              CLASS A-J CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-J Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-J Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-J Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class A-J Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-13

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS B

THIS CLASS B CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 5.1290% SUBJECT TO  MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                       MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                          AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $50,196,000
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                         INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS DEFINED IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: LASALLE BANK NATIONAL
DEFINED HEREIN)                                      ASSOCIATION

CLOSING DATE: SEPTEMBER 29, 2005       CUSIP NO.: 46625Y UG 6

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YUG69
OCTOBER 15, 2005

                                       COMMON CODE: 023164485
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS B CERTIFICATES            CERTIFICATE NO.: B-[--]
AS OF THE CLOSING DATE: $50,196,000

                               CLASS B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class B Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class B Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class B Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class B Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-14

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS C

THIS CLASS C CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $23,424,000
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                         INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       TRUSTEE: WELLS FARGO BANK, N.A.

CUT-OFF DATE: AS DEFINED IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: LASALLE BANK NATIONAL
DEFINED HEREIN)                                      ASSOCIATION

CLOSING DATE: SEPTEMBER 29, 2005       CUSIP NO.: 46625Y UH 4

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YUH43
OCTOBER 15, 2005

                                       COMMON CODE: 023164507
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS C CERTIFICATES            CERTIFICATE NO.: C-[--]
AS OF THE CLOSING DATE: $23,424,000

                               CLASS C CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class C Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class C Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP3 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class C Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class C Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-15

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS D

THIS CLASS D CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $46,849,000
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                         INC.

                                        TRUSTEE: WELLS FARGO BANK, N.A.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       PAYING AGENT: LASALLE BANK NATIONAL
                                                     ASSOCIATION
CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        CUSIP NO.: 46625Y UJ 0

CLOSING DATE: SEPTEMBER 29, 2005       ISIN NO.: US46625YUJ09

FIRST DISTRIBUTION DATE:               COMMON CODE: 023164566
OCTOBER 15, 2005

                                       CERTIFICATE NO.: D-[--]
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS D CERTIFICATES
AS OF THE CLOSING DATE: $46,849,000

                               CLASS D CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class D Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class D Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP3 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class D Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class D Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-16

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS E

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS E CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $23,424,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                   INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS DEFINED IN THE                      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.: U48138 ZB 7(1) 46625Y UR
                                       2(2) 46625Y US 0(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                       ISIN NO.: USU48138ZB70(1)
FIRST DISTRIBUTION DATE:               US46625YUR25(2) US46625YUS08(3)
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023163292(1)
APPROXIMATE AGGREGATE                  023163667(2)
CERTIFICATE BALANCE
OF THE CLASS E CERTIFICATES
AS OF THE CLOSING DATE: $23,424,000    CERTIFICATE NO.: E-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS E CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class E Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class E Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP3 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class E Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class E Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-17

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS F

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS F CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $40,156,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                   INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS DEFINED IN THE                      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.: U48138 ZC 5(1) 46625Y UT 8(2)
                                       46625Y UU 5(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                       ISIN NO.: USU48138ZC53(1)
FIRST DISTRIBUTION DATE:               US46625YUT80(2) US46625YUU53(3)
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023163306(1)
APPROXIMATE AGGREGATE                  023163683(2)
CERTIFICATE BALANCE
OF THE CLASS F CERTIFICATES
AS OF THE CLOSING DATE: $40,156,000    CERTIFICATE NO.: F-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS F CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class F Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class F Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP3 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class F Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class F Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-18

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS G

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS G CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $26,771,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                   INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                    ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.: U48138 ZD 3(1) 46625Y UV
                                       3(2) 46625Y UW 1(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                       ISIN NO.: USU48138ZD37(1)
FIRST DISTRIBUTION DATE:               US46625YUV37(2) US46625YUW10(3)
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023163322(1)
APPROXIMATE AGGREGATE                  023163721(2)
CERTIFICATE BALANCE
OF THE CLASS G CERTIFICATES
AS OF THE CLOSING DATE: $26,771,000    CERTIFICATE NO.: G-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS G CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class G Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class G Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP3 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class G Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class G Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS G CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-19

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS H

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS H CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE: VARIABLE IN         MASTER SERVICERS: GMAC COMMERCIAL
ACCORDANCE WITH THE POOLING AND                          MORTGAGE CORPORATION
SERVICING AGREEMENT                                      AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $30,117,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                   INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                    ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.: U48138 ZE 1(1) 46625Y UX
                                       9(2) 46625Y UY 7(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                       ISIN NO.: USU48138ZE10(1)
FIRST DISTRIBUTION DATE:               US46625YUX92(2) US46625YUY75(3)
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023163365(1)
APPROXIMATE AGGREGATE                  023163799(2)
CERTIFICATE BALANCE
OF THE CLASS H CERTIFICATES
AS OF THE CLOSING DATE: $30,117,000    CERTIFICATE NO.: H-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS H CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class H Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class H Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class H Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class H Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS H CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-20

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS J

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS J CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

PASS-THROUGH RATE: 4.6700% SUBJECT TO   MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                        MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                           AND MIDLAND LOAN
                                                          SERVICES, INC.

DENOMINATION: $10,039,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A       SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                    INC.

DATE OF POOLING AND SERVICING           TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                        PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                     ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                        CUSIP NO.: U48138 ZF 8(1) 46625Y UZ
                                        4(2) 46625Y VA 8(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                        ISIN NO.: USU48138ZF84(1)
FIRST DISTRIBUTION DATE:                US46625YUZ41(2) US46625YVA80(3)
OCTOBER 15, 2005

                                        COMMON CODE NO.: 023163411(1)
APPROXIMATE AGGREGATE                   023163837(2)
CERTIFICATE BALANCE
OF THE CLASS J CERTIFICATES
AS OF THE CLOSING DATE: $10,039,000     CERTIFICATE NO.: J-[--]

----------

(1) For Book-Entry Regulation S Investors Only.
(2) For Book-Entry Rule 144A Only.
(3) For Institutional Accredited Investors Only.

                               CLASS J CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class J Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class J Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class J Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class J Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-21

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS K

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS K CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

----------

(1) For Book-Entry Regulation S Investors Only.

PASS-THROUGH RATE: 4.6700% SUBJECT TO  MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                       MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                          AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $13,386,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                  INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                    ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)

CLOSING DATE: SEPTEMBER 29, 2005       CUSIP NO.: U48138 ZG 6(2) 46625Y VB
                                       6(3) 46625Y VC 4(4)

FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005                       ISIN NO.: USU48138ZG67(1)
                                       US46625YVB63(2) US46625YVC47(3)

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                    COMMON CODE NO.: 023163454(1)
OF THE CLASS K CERTIFICATES            023163845(2)
AS OF THE CLOSING DATE: $13,386,000

                                       CERTIFICATE NO.: K-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS K CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class K Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class K Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class K Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class K Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS K CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-22

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS L

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS L CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

----------

(1) For Book-Entry Regulation S Investors Only.

PASS-THROUGH RATE: 4.6700% SUBJECT    MASTER SERVICERS: GMAC COMMERCIAL
TO A MAXIMUM RATE AS SET FORTH IN                       MORTGAGE CORPORATION
THE POOLING AND SERVICING AGREEMENT                     AND MIDLAND LOAN
                                                        SERVICES, INC.

DENOMINATION: $13,385,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A     SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                 INC.

DATE OF POOLING AND SERVICING         TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                      PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                   ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                      CUSIP NO.: U48138 ZH 4(1) 46625Y VD
                                      2(2) 46625Y VE 0(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                      ISIN NO.: USU48138ZH41(1)
FIRST DISTRIBUTION DATE:              US46625YVD20(2) US46625YVE03(3)
OCTOBER 15, 2005

                                      COMMON CODE NO.: 023163489(1)
APPROXIMATE AGGREGATE                 023163853(2)
CERTIFICATE BALANCE
OF THE CLASS L CERTIFICATES
AS OF THE CLOSING DATE: $13,385,000

                                      CERTIFICATE NO.: L-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS L CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class L Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class L Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class L Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class L Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS L CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-23

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS M

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS M CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

----------

(1) For Book-Entry Regulation S Investors Only.

PASS-THROUGH RATE: 4.6700% SUBJECT TO  MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                       MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                          AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $6,693,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                   INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                    ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.: U48138 ZJ 0(1) 46625Y VF
                                       7(2) 46625Y VG 5(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                       ISIN NO.: USU48138ZJ07(1)
FIRST DISTRIBUTION DATE:               US46625YVF77(2) US46625YVG50(3)
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023163519(1)
APPROXIMATE AGGREGATE                  023163870(2)
CERTIFICATE BALANCE
OF THE CLASS M CERTIFICATES
AS OF THE CLOSING DATE: $6,693,000

                                       CERTIFICATE NO.: M-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS M CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class M Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class M Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class M Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS M CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-24

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS N

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS N CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

----------

(1) For Book-Entry Regulation S Investors Only.

PASS-THROUGH RATE: 4.6700% SUBJECT TO  MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                       MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                          AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $3,346,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                   INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                    ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.: U48138 ZK 7(1)(1) 46625Y
                                       VH 3(2) 46625Y VJ 9(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                       ISIN NO.: USU48138ZK79(1)
FIRST DISTRIBUTION DATE:               US46625YVH34(2) US46625YVJ99(3)
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023163535(1)
APPROXIMATE AGGREGATE                  023163888(2)
CERTIFICATE BALANCE
OF THE CLASS N CERTIFICATES
AS OF THE CLOSING DATE: $3,346,000

                                       CERTIFICATE NO.: N-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS N CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class N Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class N Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class N Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS N CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-25

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS P

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS P CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

----------

(1) For Book-Entry Regulation S Investors Only.

PASS-THROUGH RATE: 4.6700% SUBJECT    MASTER SERVICERS: GMAC COMMERCIAL
TO A MAXIMUM RATE AS SET FORTH IN                       MORTGAGE CORPORATION
THE POOLING AND SERVICING AGREEMENT                     AND MIDLAND LOAN
                                                        SERVICES, INC.

DENOMINATION: $10,039,000 OR AS
OTHERWISE SET FORTH ON SCHEDULE A     SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                  INC.

DATE OF POOLING AND SERVICING         TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                      PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                   ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                      CUSIP NO.: U48138 ZL 5(1) 46625Y VK
                                      6(2) 46625Y VL 4(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                      ISIN NO.: USU48138ZL52(1)
FIRST DISTRIBUTION DATE:              US46625YVK62(2) US46625YVL46(3)
OCTOBER 15, 2005

                                      COMMON CODE NO.: 023163560(1)
APPROXIMATE AGGREGATE                 023163900(2)
CERTIFICATE BALANCE
OF THE CLASS P CERTIFICATES
AS OF THE CLOSING DATE: $10,039,000

                                      CERTIFICATE NO.: P-[--]

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                               CLASS P CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class P Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class P Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class P Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class P Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS P CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-26

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS NR

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS CLASS NR CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE REPRESENTS A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.(1)

----------

(1) For Book-Entry Regulation S Investors Only.

PASS-THROUGH RATE: 4.6700% SUBJECT TO  MASTER SERVICERS: GMAC COMMERCIAL
A MAXIMUM RATE AS SET FORTH IN THE                       MORTGAGE CORPORATION
POOLING AND SERVICING AGREEMENT                          AND MIDLAND LOAN
                                                         SERVICES, INC.

DENOMINATION: $33,463,880 OR AS
OTHERWISE SET FORTH ON SCHEDULE A      SPECIAL SERVICER: J.E. ROBERT COMPANY,
HERETO                                                   INC.

DATE OF POOLING AND SERVICING          TRUSTEE: WELLS FARGO BANK, N.A.
AGREEMENT: AS OF SEPTEMBER 1, 2005

                                       PAYING AGENT: LASALLE BANK NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE                    ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.: U48138 ZM 3(1) 46625Y VM
                                       2(2)  46625Y VN 0(3)
CLOSING DATE: SEPTEMBER 29, 2005

                                       ISIN NO.: USU48138ZM36(1)
FIRST DISTRIBUTION DATE:               US46625YVM29(2) US46625YVN02(3)
OCTOBER 15, 2005

                                       COMMON CODE NO.: 023163586(1)
APPROXIMATE AGGREGATE                  023163969(2)
CERTIFICATE BALANCE
OF THE CLASS NR CERTIFICATES
AS OF THE CLOSING DATE: $33,463,880

                                       CERTIFICATE NO.: NR-[--]

----------

(1) For Book-Entry Regulation S Investors Only.

(2) For Book-Entry Rule 144A Only.

(3) For Institutional Accredited Investors Only.

                              CLASS NR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain on Sale Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class NR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class NR Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class NR Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class NR Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS NR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                   SCHEDULE A

         Certificate Balance of Definitive
       Certificates exchanged or transferred
       for, or issued in exchange for or upon   Remaining Certificate
          transfer of, an interest in this      Balance of Book-Entry   Notation
Date           Book-Entry Certificate                Certificate        Made By
----   --------------------------------------   ---------------------   --------

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

____   ______________________________________   _____________________   ________

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-27

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS S

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THIS CERTIFICATE REPRESENTS AN INTEREST IN A GRANTOR TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101).

EACH PURCHASER OF THIS CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

PERCENTAGE INTEREST EVIDENCED BY THIS  MASTER SERVICERS: GMAC COMMERCIAL
CERTIFICATE: 100%                                        MORTGAGE CORPORATION
                                                         AND MIDLAND LOAN
                                                         SERVICES, INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                        INC.
CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        TRUSTEE: WELLS FARGO BANK, N.A.

CLOSING DATE: SEPTEMBER 29, 2005       PAYING AGENT: LASALLE BANK NATIONAL
                                                     ASSOCIATION

FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005                       CERTIFICATE NO.: S-[--]

CLASS S PERCENTAGE INTEREST: 100%

                               CLASS S CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT J.E. ROBERT COMPANY, INC.

is the registered owner of the interest evidenced by this Certificate in the Class S Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended, which portion consists of the Excess Interest and the Excess Interest Distribution Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of the Excess Interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to Excess Interest collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(f) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(f) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            The Class S Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer of this Certificate, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS S CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-28

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                            SERIES 2005-LDP4, CLASS R

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE. OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR A CHURCH PLAN, AS DEFINED IN SECTION 3(33) OF ERISA, FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION
5.02 OF THE POOLING AND SERVICING AGREEMENT AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

PERCENTAGE INTEREST EVIDENCED BY THIS  MASTER SERVICERS: GMAC COMMERCIAL
CERTIFICATE: 100%                                        MORTGAGE CORPORATION
                                                         AND MIDLAND LOAN
                                                         SERVICES, INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                         INC.
CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        TRUSTEE: WELLS FARGO BANK, N.A.

CLOSING DATE: SEPTEMBER 29, 2005       PAYING AGENT: LASALLE BANK NATIONAL
                                                     ASSOCIATION

FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005                       CUSIP NO.: 46625Y UK 7

CLASS R PERCENTAGE INTEREST: 100%      ISIN NO.: US46625YUK71

                                       CERTIFICATE NO.: R-[--]

                               CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Class R Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class R Certificates shall be the "tax matters person" for the Upper-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Master Servicer is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the "tax matters person".

            Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Paying Agent in an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under Section 5.02(d) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Master Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            The Class R and Class LR Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                  EXHIBIT A-29

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2005-LDP4, CLASS LR

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE. OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR A CHURCH PLAN, AS DEFINED IN SECTION 3(33) OF ERISA, FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION
5.02 OF THE POOLING AND SERVICING AGREEMENT AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

PERCENTAGE INTEREST EVIDENCED BY THIS  MASTER SERVICERS: GMAC COMMERCIAL
CERTIFICATE: 100%                                        MORTGAGE CORPORATION
                                                         AND MIDLAND LOAN
                                                         SERVICES, INC.
DATE OF POOLING AND SERVICING
AGREEMENT: AS OF SEPTEMBER 1, 2005
                                       SPECIAL SERVICER: J.E. ROBERT COMPANY,
                                                         INC.
CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)                        TRUSTEE: WELLS FARGO BANK, N.A.

CLOSING DATE: SEPTEMBER 29, 2005       PAYING AGENT: LASALLE BANK NATIONAL
                                                     ASSOCIATION

FIRST DISTRIBUTION DATE:
OCTOBER 15, 2005                       CUSIP NO.: 46625Y UL 5

CLASS LR PERCENTAGE INTEREST: 100%     ISIN NO.: US46625YUL54

                                       CERTIFICATE NO.: LR-[--]

                              CLASS LR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Floating Rate Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE APPLICABLE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

is the registered owner of the interest evidenced by this Certificate in the Class LR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicers, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Class LR Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class LR Certificates shall be the "tax matters person" for the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Master Servicer is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the "tax matters person".

            Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Paying Agent in an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the applicable Master Servicer (with respect to the applicable Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the applicable Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Each Person who has or who acquires any Ownership Interest in a Class LR Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under Section 5.02(b) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class LR Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class LR Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Master Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class LR Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class LR Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class LR Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class LR Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class LR Certificate and (2) not to transfer its Ownership Interest in such Class LR Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            The Class R and Class LR Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the applicable Master Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Trustee, the Paying Agent, the Depositor, the Master Servicer or the Special Servicer, without the consent of any of the Certificateholders or the Companion Holders, to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder; to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto and result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if the Depositor, the Master Servicers, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller or adversely affect any Companion Holder without the consent of such Companion Holder.

            The Pooling and Servicing Agreement may also be amended from time to time by the Trustee, the Paying Agent, the Depositor, any Master Servicer or the Special Servicer, with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Master Servicers nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicers, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The applicable Master Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Certificate
                                        Registrar under the Pooling and
                                        Servicing Agreement.


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

Dated: September 29, 2005

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        Authenticating Agent


                                        By:_____________________________________
                                           AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common            UNIF GIFT MIN ACT ___________ Custodian
                                                             (Cust)
TEN ENT - as tenants by the entireties

JT TEN  - as joint tenants with rights   Under Uniform Gifts to Minors
          of survivorship and not as
          tenants in common              Act _________________________
                                                     (State)

            Additional abbreviations may also be used though not in the above list.

                                FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________
     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________
            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                        ________________________________________
Dated: ________________                 NOTICE: The signature to this assignment
                                        must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________, as its agent.

                                    EXHIBIT B

                             MORTGAGE LOAN SCHEDULE



JPMCC 2005-LDP4
Mortgage Loan Schedule (Combined)



Loan #   Mortgagor Name
------   -------------------------------------------------------------------------------------
     1   USRP I, LLC
  1.01
  1.02
  1.03
  1.04
  1.05
  1.06
  1.07
  1.08
  1.09
  1.10
  1.11
  1.12
  1.13
  1.14
  1.15
  1.16
  1.17
  1.18
  1.19
  1.20
     2   Silver City Galleria L.L.C.


     3   TABB Realty, LLC
  3.01
  3.02
  3.03
  3.04
  3.05
  3.06
  3.07
  3.08
  3.09
  3.10
  3.11
  3.12
  3.13
  3.14
     4   GREIT-One World Trade Center, L.P.
     5   Behringer Harvard Western Portfolio LP
  5.01
  5.02
  5.03
  5.04
  5.05
     6   Creekside Associates, Ltd.
     7   Hertz Gateway Center, LP
     8   Pabst Farms - RDC, LLC
     9   EHP Glendale, LLC
    10   NNN Waterway Plaza 1, LLC, NNN Waterway Plaza 2, LLC,
         NNN Waterway Plaza 3, LLC, et. Al
    11   Highland Owner LLC
    12   Hurricane Associates, L.L.C.
 12.01
 12.02
    13   CADC-1, LLC
    14   Church Street Plaza, LLC
    15   MAH-Sterling Pointe, LLC
    16   SES/D.C. Venture, LLC.
    17   Mack-Cali Holmdel L.L.C.
    18   MBS-Walnut Creek, Ltd.
    19   Merchant 99-111 Founders, LLC
    20   Pinnacle Property Holdings, LLC and Pinnacle I at Bishop's Drive Office Park, LLC
 20.01
 20.02
 20.03
    21   300 CRA LLC
    22   Central Park, L.L.C.

    23   Princeton Corporate Plaza, LLC and One Naylon Place LLC
 23.01
 23.02
    24   Pelican Square, LLC
    25   162 Fifth Avenue Associates LLC
    26   Shops at Grand Canyon 14, LLC
    27   Loudoun Medical L.L.C. #2
    28   Brookwood Club Apartment Investors, LLC
    29   TIC Merchant Street, LLC
    30   Inland Western Lewisville Lakepointe Limited Partnership
    31   IMT-LB Superstition Vista LLC
    32   Martinsburg WV IRS, Inc.
    33   NNN Papago Spectrum, LLC
    34   TIO Milestone James Pointe Apartments Investors, LLC
    35   OTTO C, LLC
    36   Terra Vida Apartments Investors, LLC
    37   Windermere Apartments Acquisitions, LLC, Windermere Apartments TIC 1, LLC,
         Windermere Apartments TIC 2, LLC, Windermere Apartments TIC 3, LLC,
         Windermere Apartments TIC 4, LLC, Windermere Apartments TIC 5, LLC,
         Windermere Apartments TIC 6, LLC, Windermere Apartments TIC 7, LLC,
         Windermere Apartments TIC 8, LLC, Windermere Apartments TIC 9, LLC,
         Windermere Apartments TIC 10, LLC, Windermere Apartments TIC 11, LLC,
         Windermere Apartments TIC 12, LLC, Windermere Apartments TIC 13, LLC,
         Windermere Apartments TIC 14, LLC, Windermere Apartments TIC 15, LLC,
         Windermere Apartments TIC 16, LLC, Windermere Apartments TIC 17, LLC,
         Windermere Apartments TIC 18, LLC, Windermere Apartments TIC 19, LLC,
         Windermere Apartments TIC 20, LLC, Windermere Apartments TIC 21, LLC,
         Windermere Apartments TIC 22, LLC, Windermere Apartments TIC 23, LLC,
         Windermere Apartments TIC 24, LLC, Windermere Apartments TIC 25, LLC,
         Windermere Apartments TIC 26, LLC, Windermere Apartments TIC 27, LLC,
         Windermere Apartments TIC 28, LLC, Windermere Apartments TIC 29, LLC,
         Windermere Apartments Investors, LLC
    38   MECG-Cypress II, LLC, et. Al.
    39   Stoney Falls Apartments (Kentucky), LLC
    40   Gaslamp Retail Phase One, Ltd.
    41   Westfield Building, LLC, Kepner Building, LLC, LXP-SCE I, LLC, Walnut Building,
         LLC, Triad Building, LLC, 226 W. Gray, LLC
 41.01
 41.02
 41.03
 41.04
 41.05
 41.06
 41.07
 41.08
    42   Concord Place Investments, LLC, Geneva Concord Place, LLC,
         Huntington Concord Place, LLC, Metzger Concord Place, LLC
    43   Lakha Properties - Portland II, LLC
    44   Lexington Chester Industrial, LLC
    45   University Club Apartments, LLC and University Club Master, LLC
    46   SOMA Storage, LP
    47   Preston Greens Apartments Investors, L.P.
    48   Lexington Tempe L.P.
    49   Inland Western San Antonio Mission Limited Partnership
    50   Stone Farm, LLC
    51   260 Springside Drive, Akron OH LLC
 51.01
 51.02
 51.03
    52   Edwards Corner, LLC
    53   IMT-LB Meadows LLC
    54   Silver HIlls Apartments, LTD
    55   Harbour Town SP, LLC
    56   TIO Milestone Costa Del Sol Apartments Investors, L.P.
    57   Country View Apartment Investors, L.P.
    58   People Against Drugs Affordable Public Housing Agency
    59   Oxnard Redhill Partners
    60   Grandview Estates, LLC
    61   TIO Milestone Springfield Apartments Investors, L.P.
    62   Maumelle Housing Associates, LLC
    63   FW DC - Spring Valley Shopping Center, LLC
    64   Cooper Pass, LLC and Lake Highway Pass, LLC
    65   Lakes at Renaissance Park Apartments Investors, L.P.
    66   Oakridge Gardens, LLC
    67   River Village Twin Creek, LLC
    68   KRG-The Crescent, LLC
    69   Stoney Brooke Apartments (Kentucky), LLC
    70   Venable Court, LLC
    71   Oakwood Estates Apartments I-15, LLC, et al




    72   Laguna Regional Business Park, LLC
    73   TIO Milestone Gables Apartments Investors, L.P.
    74   The Shoppes at Geneva Commons One LLC,
         The Shoppes at Geneva Commons Two LLC
    75   S.E. International Way S.P.E. L.L.C.
    76   Jes Wauwatosa, LLC
    77   Ariel NNN United, LP, Ariel Staples, LLC, Ariel HV Muncie, LLC, Ariel HV FW, LLC,
         Ariel HV MS, LLC
 77.01
 77.02
 77.03
 77.04
 77.05
    78   Amorita Holdings, LLC
    79   Integral Development Associates
    80   Clark Industrial Park, LLC
    81   Snackpack, LLC
    82   Millcraft Center Limited Partnership
    83   Arbors of Wells Branch Apartments Investors, L.P.
    84   RS Hulen Gardens Apartments 1, LLC; RS Hulen Gardens Apartments 2, LLC;
         RS Hulen Gardens Apartments 3, LLC; RS Hulen Gardens Apartments 4, LLC;
         RS H\ulen Gardens Apartments 5, LLC; RS Hulen Gardens Apartments 6, LLC;
         RS Hulen Gardens Apartments 7, LLC; RS Hulen Gardens Apartments 8, LLC;
         RS Hulen Gardens Apartments 8-A, LLC; RS Hulen Gardens Apartments 9, LLC;
         RS Hulen Gardens Apartments 10, LLC
    85   KACE Investments, LLC
    86   Oxnard Redhill Partners
    87   Telegraph Storage, L.C.
    88   The Oaks Housing Partners, Ltd.
    89   Flat Rock View, LLC
    90   RS Oakwood Apartments 1, LLC, RS, et al.
    91   Continental-Harbour View Associates, L.L.C.
    92   Roshan, LLC
    93   Alta Enterprises I LLC
    94   2222 Pinnacle LLC
    95   Almaden Valley Tseng Investments, LLC
    96   Sierra North Associates, Limited Partnership
    97   SSH Apartments, Inc.
    98   Dolphin Banderas, LP
    99   Summerhill Retail, LLC
   100   Grand Parkway Development I, L.P.
   101   Hitters Alley 7, LLC
   102   Pomona Properties, LLC
   103   Hammonton Square of Ohio, LLC
   104   Lokie's Legacy, LLC
   105   9165 Washington Boulevard LLC
   106   Pineville Park Avenue Associates, L.P.
   107   Clover Shopping Center, L.L.C.
   108   Moving & Self Storage Depot, LLC
   109   Adlan III, L.L.C.
   110   V-Sullyfield Properties III, LLC
   111   LP Call Street LLC
   112   Cross Park, LLC
   113   Century Investments, L.L.C.
   114   Klairmont Oak, LLC
   115   Shoppes of Hidden Harbour, Ltd.
   116   Reuben Investments, LLC
   117   ASP- Indio II Self-Storage, LLC
   118   Woodlark Properties V LLC
   119   Best Building, LLC
   120   Brookwood-Feu Follet, L.L.C.
   121   Stonebridge Property Investors, LLC, CGD Stonebridge, LLC
   122   Carey Enterprises, LLC
   123   Pacific PETC-Miami LLC
   124   PT Management Group, LLC
124.01
124.02
124.03
124.04
   125   Southgate View I LLC, Southgate View II LLC
125.01
125.02
   126   Heartland Development of Minnesota, LLP
   127   Jams Chouteau LLC, L&S Pariser #1 LLC, and Chouteau 135 LLC
   128   Abstract Holdings, Inc.
   129   Labelle Albuquerque, LLC
   130   KSNJ Investment, Inc.
   131   MRI Pioneer and Colorado Investment Fund, L.P., Pioneer and Colorado TIC Granzow LLC,
         Pioneer and Colorado TIC Cochran LLC, Pioneer and Colorado TIC Byrne LLC,
         Pioneer and Colorado TIC Patrick LLC, Pioneer and Colorado TIC Filbeck LLC
131.01
131.02
   132   Heights Retail, Ltd.
   133   Roosevelt Mini-Storage Associates L.L.C.
   134   Renton Partners LLC and Northwest Co-Investment No. 6, LLC
   135   365 South Street, LLC
   136   Pacific PETC-Bloomingdale LLC
   137   Willow Avenue Plaza, Inc.
   138   13901 Ventura, LLC
   139   Canton Realty Associates Limited Partnership
   140   JDV Hernando Properties, LLC
   141   Store More America Watsonville, LLC
   142   Greenhill Partners, LP
   143   Denton La Prairie Apartments LP
   144   G Four Bellingham LLC
   145   JSR Canton, LLC
   146   Arrow Self Storage, LLC
   147   Pacific PETC-Roseville LLC
   148   Universal Square, LP
   149   Bungalows of Champlin, LLC
   150   Howard and 76th Holding Co.
   151   DP Holding Company, LLC
   152   3550 Salt Creek Associates, L.L.C.
   153   Clough & Eight Mile Realty, LLC
   154   Birsa-Sikeston LLC
   155   Southgate Village LLC
   156   The Rey Hotel, LLC
   157   La Primavera Associates, L.P.
   158   99 East, LLC
   159   Y & O Frank LLC
   160   AV Bridgewood, Ltd.
   161   Fifty-Nine 22-MLK, LLC
   162   S.B. 23, LLC
   163   Stephenville Spencer, LLC
   164   Northwest Highway and Lake Highlands Drive, L.P.
   165   PDQ 9604 PACV, LLC
   166   MacDade-Kedron Associates L.P.
   167   Old Barnwell, LLC
   168   Meislin Clay LLC
   169   JAMS Lee's Buster LLC, Hallbuster Summit LLC, L&S Pariser #2 LLC
   170   BWS Humble Center, LP
   171   Alpha Omega Stor-All, LLC
   172   Houston Spencer, LLC
   173   California Brook Estates, Inc.
   174   Acorn Ministorage of Brevard, Inc.
   175   Maximus Grey LLC
   176   Triton Center, L.L.C.
   177   Arlington Arms, L.L.C.
   178   Chesapeake Professional Building, LLC
   179   Y & O Sealy I LLC
   180   Pacifica - GSPT, LLC
   181   Lucas Real Estate Inc.
   182   Trail Boss Investors, LLC
   183   LGV Property, LLC
   184   Anaheim Hills Professional Center, LLC



Loan #   Property Address                                                         City                     State
------   ----------------------------------------------------------------------   ----------------------   -------
     1   Various                                                                  Various                  Various
  1.01   13043 Lee Jackson Memorial Highway                                       Fairfax                  VA
  1.02   7001 Manchester Boulevard                                                Franconia                VA
  1.03   711 Village Boulevard                                                    West Palm Beach          FL
  1.04   11046 Lee Highway                                                        Fairfax                  VA
  1.05   625-709 Hamburg Turnpike                                                 Wayne                    NJ
  1.06   100-820 Kenhorst Plaza                                                   Reading                  PA
  1.07   24 Watkins Park Drive                                                    Upper Marlboro           MD
  1.08   1608 - 1718 West Newport Pike                                            Wilmington               DE
  1.09   2395 York Road                                                           Jamison                  PA
  1.10   73 Old Dublin Pike                                                       Doylestown               PA
  1.11   3544 West Chester Pike                                                   Newton                   PA
  1.12   6410-6442 Frankford Avenue                                               Philadelphia             PA
  1.13   6851 New Hampshire Avenue                                                Takoma Park              MD
  1.14   1704-1738 Marsh Road                                                     Wilmington               DE
  1.15   9100-9158 Rothbury Drive                                                 Gaithersburg             MD
  1.16   7003-7047 Mechanicsville Turnpike                                        Mechanicsville           VA
  1.17   400-4390 South Laburnum Avenue                                           Richmond                 VA
  1.18   505-531 Quince Orchard Road                                              Gaithersburg             MD
  1.19   3808 Mechanicsville Turnpike                                             Richmond                 VA
  1.20   928-976 South George Street                                              York                     PA
     2   2 Galleria Mall Drive                                                    Taunton                  MA


     3   Various                                                                  Various                  Various
  3.01   4101 Pardue Road                                                         Pineville                LA
  3.02   3310 West Springfield Avenue                                             Champaign                IL
  3.03   18015 State Route 65                                                     Jackson Center           OH
  3.04   3201 Miller Park North                                                   Garland                  TX
  3.05   7150 Jerfferson Metropolitan Parkway                                     McCalla                  AL
  3.06   4211 Amberjack Blvd.                                                     Plant City               FL
  3.07   108 Industrial Drive                                                     East Longmeadow          MA
  3.08   41575 Ann Arbor Road                                                     Plymouth Township        MI
  3.09   850 W Smith Road                                                         Medina                   OH
  3.10   1351 Hix Road                                                            Westland                 MI
  3.11   500 N Dunham Street                                                      Dundee                   MI
  3.12   222 Kerry Street                                                         Highland                 TX
  3.13   435 Roush Road                                                           Lima                     OH
  3.14   300 Washington Street                                                    Jackson Center           OH
     4   One World Trade Center                                                   Long Beach               CA
     5   Various                                                                  Various                  Various
  5.01   17655 and 17657 Waterview Parkway                                        Dallas                   TX
  5.02   7632 Southwest Durham Road                                               Tigard                   OR
  5.03   21950 East Copley Drive                                                  Diamond Bar              CA
  5.04   21810 East Copley Drive                                                  Diamond Bar              CA
  5.05   1550 Valley Vista Drive                                                  Diamond Bar              CA
     6   2500 Knights Road                                                        Bensalem                 PA
     7   420 Fort Duquesne Boulevard                                              Pittsburgh               PA
     8   1111 Delafield Road                                                      Oconomowoc               WI
     9   100 West Glenoaks Boulevard                                              Glendale                 CA
    10   10001 & 10003 Woodloch Forest Drive                                      The Woodlands            TX

    11   3075 Highland Parkway                                                    Downers Grove            IL
    12   Various                                                                  Various                  Various
 12.01   1200 Harrison Avenue                                                     Kearny                   NJ
 12.02   901 West Landstreet Road                                                 Orlando                  FL
    13   425 West Capitol Avenue                                                  Little Rock              AR
    14   900-950 Church Street, 1700-1706 Maple Avenue, 1701-1749 Maple Avenue    Evanston                 IL
    15   Highway 65 and Sterling Parkway                                          Lincoln                  CA
    16   1250 22nd Street, N.W.                                                   Washington               DC
    17   23 Main Street                                                           Holmdel                  NJ
    18   12001 Dessau Rd                                                          Austin                   TX
    19   99 and 111 Founders Plaza                                                East Hartford            CT
    20   Various                                                                  Brookfield               WI
 20.01   13935 Bishops Drive                                                      Brookfield               WI
 20.02   13845 Bishops Drive                                                      Brookfield               WI
 20.03   13890 Bishops Drive                                                      Brookfield               WI
    21   301, 303, 305 and 307 College Road East                                  Princeton                NJ
    22   47305 Central Park Boulevard                                             Novi                     MI

    23   Various                                                                  Various                  NJ
 23.01   1-11 Deer Park Drive                                                     Monmouth Junction        NJ
 23.02   One Naylon Place                                                         Livingston Township      NJ
    24   4575 Highway One                                                         Rehoboth Beach           DE
    25   162 Fifth Avenue                                                         New York                 NY
    26   4175 and 4205 South Grand Canyon Drive                                   Las Vegas                NV
    27   44045 Riverside Parkway                                                  Leesburg                 VA
    28   1385 Brookwood Forest Boulevard                                          Jacksonville             FL
    29   134, 135, and 144 Merchant Street                                        Springdale               OH
    30   715 Hebron Parkway                                                       Lewisville               TX
    31   450 South Acacia Avenue                                                  Mesa                     AZ
    32   145 Murall Drive                                                         Martinsburg              WV
    33   1225 West Washington Street                                              Tempe                    AZ
    34   632 East 6400 Street South                                               Murray                   UT
    35   2650 North Tenaya Way                                                    Las Vegas                NV
    36   150 South Roosevelt Road                                                 Mesa                     AZ
    37   3701 North Marleon Drive                                                 Muncie                   IN















    38   5796, 5816, 5836 and 5856 Corporate Avenue                               Cypress                  CA
    39   2020 Armstrong Mill Road                                                 Lexington                KY
    40   405 5th Avenue                                                           San Diego                CA
    41   Various                                                                  Various                  Various

 41.01   8450 Westfield Boulevard                                                 Indianapolis             IN
 41.02   1500 Kepner Drive                                                        Lafayette                IN
 41.03   3601 Sagamore Parkway                                                    Lafayette                IN
 41.04   3601 Sagamore Parkway                                                    Lafayette                IN
 41.05   226 West Gray Street                                                     Norman                   OK
 41.06   101 Triad Village Drive                                                  Norman                   OK
 41.07   1600 North Main                                                          Noble                    OK
 41.08   3421 Walnut Drive                                                        Oklahoma City            OK
    42   2999 North 44th Street                                                   Phoenix                  AZ

    43   1405 NW Johnson Street                                                   Portland                 OR
    44   590 Ecology Lane                                                         Chester                  SC
    45   700 South Howard Street                                                  Kalamazoo                MI
    46   1475 Mission Street                                                      San Francisco            CA
    47   5990 Arapaho Road                                                        Dallas                   TX
    48   8555 South River Parkway                                                 Tempe                    AZ
    49   2902 Goliad Road                                                         San Antonio              TX
    50   42 Wolf Road                                                             Lebanon                  NH
    51   Various                                                                  Various                  OH
 51.01   260 Springside Drive                                                     Fairlawn                 OH
 51.02   3874 Highland Park NW                                                    North Canton             OH
 51.03   4032 Linden Avenue                                                       Dayton                   OH
    52   53 Edwards Village Drive                                                 Edwards                  CO
    53   2151 East Southern Avenue                                                Mesa                     AZ
    54   2602 Silver Hills Drive                                                  Orlando                  FL
    55   149 Lighthouse Rd                                                        Hilton Head Island       SC
    56   16100 Henderson Pass                                                     San Antonio              TX
    57   8727 Fredericksburg Road                                                 San Antonio              TX
    58   1702 North Jupiter Road                                                  Garland                  TX
    59   1701-1741 Ventura Boulevard                                              Oxnard                   CA
    60   1125 First Street South                                                  Sartell                  MN
    61   2305 Driftwood Drive                                                     Mesquite                 TX
    62   100 Commercial Park Court                                                Maumelle                 AR
    63   4841-4859 Massachusetts Avenue, NW                                       Washington               DC
    64   1420 U.S. Highway 41 North                                               Inverness                FL
    65   14000 Renaissance Court                                                  Austin                   TX
    66   3330 West Greenway Road                                                  Phoenix                  AZ
    67   3604 to 4112 Twin Creek Drive                                            Bellevue                 NE
    68   3473 and 3483 Satellite Boulevard                                        Duluth                   GA
    69   175 North Mount Tabor Road                                               Lexington                KY
    70   402 14th Street NW                                                       Charlottesville          VA
    71   6869 Chickering Road                                                     Fort Worth               TX




    72   1620 Alpine Boulevard                                                    Alpine                   CA
    73   1500 Eldorado Parkway                                                    McKinney                 TX
    74   1002-1096 Commons Drive                                                  Geneva                   IL

    75   4607 SE International Way                                                Milwaukie                OR
    76   4420 North Harley Davidson Drive                                         Wauwatosa                WI
    77   Various                                                                  Various                  Various

 77.01   1701 Garth Brooks Boulevard                                              Yukon                    OK
 77.02   109 West 9th Street                                                      Muleshoe                 TX
 77.03   2909 Terry Road                                                          Jackson                  MS
 77.04   117 East Rudisill Boulevard                                              Fort Wayne               IN
 77.05   424 East 13th Street                                                     Muncie                   IN
    78   8550 East McDowell Road                                                  Scottsdale               AZ
    79   976 Bethlehem Pike                                                       Montgomeryville          PA
    80   Walker Way & Fritz Blvd                                                  Colonie                  NY
    81   11899 Exit Five Parkway                                                  Fishers                  IN
    82   90 West Chestnut Street                                                  Washington               PA
    83   1831 Wells Branch Parkway                                                Austin                   TX
    84   7415 Tallow Wind Trail                                                   Fort Worth               TX





    85   1100 Avenue D                                                            Snohomish                WA
    86   1700, 1720, 1740 & 1742 Ventura Boulevard                                Oxnard                   CA
    87   8935 Telegraph Road                                                      Lorton                   VA
    88   210 Nettles Lane                                                         St. Augustine            FL
    89   2123 Rockford Street                                                     Mount Airy               NC
    90   2757 East Southlake Boulevard                                            Southlake                TX
    91   7021 Harbour View Boulevard                                              Suffolk                  VA
    92   4323 East Mills Center                                                   Ontario                  CA
    93   5898-5918 Leesburg Pike                                                  Falls Church             VA
    94   2222 West Pinnacle Peak Road                                             Phoenix                  AZ
    95   700 and 702 University Drive East                                        College Station          TX
    96   106, 141, 181, 200, & 201 Sierra Drive                                   Altoona                  PA
    97   6310 Dumfries Drive                                                      Houston                  TX
    98   30211 Avenida de las Banderas                                            Rancho Santa Margarita   CA
    99   23910-23928 Summerhill Lane                                              Valencia                 CA
   100   17310 & 17320 West Grand Parkway and 5610 & 5630 West River Park Drive   Sugar Land               TX
   101   12411-51 Burbank Boulevard                                               Valley Village           CA
   102   725 South Dobson Road                                                    Chandler                 AZ
   103   8295 Bavaria Road                                                        Macedonia                OH
   104   12817 East 40th Street                                                   Tulsa                    OK
   105   9165 Washington Street                                                   Savage                   MD
   106   7 North Park Avenue                                                      Norristown               PA
   107   2075-2099 Marlton Pike East                                              Cherry Hill              NJ
   108   25065 Globe Street                                                       Moreno Valley            CA
   109   1000 Sagamore Parkway                                                    West Lafayette           IN
   110   14100 Parke Long Court                                                   Chantilly                VA
   111   631 East Call Street                                                     Tallahassee              FL
   112   9219 Cross Park Drive                                                    Knoxville                TN
   113   6300 East Lake Sammamish Parkway SE                                      Issaquah                 WA
   114   46 East Oak Street                                                       Chicago                  IL
   115   1242-1332 Sarno Road                                                     Melbourne                FL
   116   302 South 36th Street                                                    Omaha                    NE
   117   83050 45th Avenue                                                        Indio                    CA
   118   85 Worth Road                                                            Sackets Harbor           NY
   119   235 North McPherson Church Road                                          Fayetteville             NC
   120   200 Feu Follet Road                                                      Lafayette                LA
   121   660-680 West Crossville Road                                             Roswell                  GA
   122   2705 Buford Highway                                                      Duluth                   GA
   123   1635 NW 107th Avenue                                                     Doral                    FL
   124   Various                                                                  Various                  NY
124.01   7287 Boston State Road                                                   Hamburg                  NY
124.02   366 West Main Street                                                     Springville              NY
124.03   5457-5482 Creekside Court                                                Hamburg                  NY
124.04   56 North Buffalo Street                                                  Springville              NY
   125   Various                                                                  Baton Rouge              LA
125.01   4520 Burbank Drive                                                       Baton Rouge              LA
125.02   4225 Nicholson Drive                                                     Baton Rouge              LA
   126   13515, 13517, 13525, 13527 & 13625 Bradley Boulevard                     Becker                   MN
   127   4335 NE Chouteau Trafficway                                              Kansas City              MO
   128   904-946 Hamilton Road                                                    Duarte                   CA
   129   1900 Wyoming Boulevard NE                                                Albuquerque              NM
   130   1160 Old Peachtree Road                                                  Duluth                   GA
   131   Various                                                                  Various                  TX


131.01   2125 West Pioneer Parkway                                                Grand Prairie            TX
131.02   1229 Colorado Lane                                                       Arlington                TX
   132   12822 West IH-10                                                         San Antonio              TX
   133   6902 Roosevelt Way Northeast                                             Seattle                  WA
   134   701 SW 34th Street                                                       Renton                   WA
   135   365 South Street                                                         Morristown               NJ
   136   412 West Army Trail Road                                                 Bloomingdale             IL
   137   844 Willow Avenue                                                        Hercules                 CA
   138   13901 Ventura Boulevard                                                  Sherman Oaks             CA
   139   437 Turnpike Street                                                      Canton                   MA
   140   7074 Grove Road                                                          Spring Hill              FL
   141   445 Herman Avenue                                                        Watsonville              CA
   142   300 South Bibb Avenue                                                    Eagle Pass               TX
   143   2007 Teasley Lane                                                        Denton                   TX
   144   1301 and 1315 West Bakerview Road                                        Bellingham               WA
   145   6120 Hickory Flat Highway                                                Canton                   GA
   146   1055 West Guadalupe Road                                                 Mesa                     AZ
   147   32074 Gratiot Avenue                                                     Roseville                MI
   148   1922 Pat Booker Road                                                     Universal City           TX
   149   12400 Gettysburg Avenue North                                            Champlin                 MN
   150   3913-4060 South 76th Street and 7636-7638 West Waterford Avenue          Milwaukee                WI
   151   4-14 Airport Road                                                        Dudley                   MA
   152   3550 Salt Creek Lane                                                     Arlington Heights        IL
   153   1982 Eight Mile Road                                                     Cincinnatti              OH
   154   175 North Main Street                                                    Sikeston                 MO
   155   3920 Burbank Drive                                                       Baton Rouge              LA
   156   120 North MacLay Avenue                                                  San Fernando             CA
   157   2201 East Berry Street                                                   Forth Worth              TX
   158   17247 Mercantile Boulevard                                               Noblesville              IN
   159   923 West Frank Avenue                                                    Lufkin                   TX
   160   1050 Bridgewood Drive                                                    Fort Worth               TX
   161   5922-5944 Martin Luther King, Jr. Highway                                Seat Pleasant            MD
   162   9301, 9331, 9341, 9361, 9371, and 9381 Cedar Street                      Monticello               MN
   163   2315 West Washington Street                                              Stephenville             TX
   164   10666 East Northwest Highway                                             Dallas                   TX
   165   2860 Wildwood Road                                                       Allison Park             PA
   166   1937 MacDade Boulevard                                                   Folsom                   PA
   167   2908 Emmanuel Church Road                                                Lexington                SC
   168   101 Adler Street                                                         Suisun City              CA
   169   1041 NE Sam Walton Lane                                                  Lee's Summit             MO
   170   9910-9954 FM 1960 Bypass Road West                                       Humble                   TX
   171   234 Rosedale Drive                                                       Hiram                    GA
   172   5501 West Orem Drive                                                     Houston                  TX
   173   93 California Brook Road                                                 West Swanzey             NH
   174   3546 West New Haven Avenue                                               Melbourne                FL
   175   1165 Clinton Street                                                      Buffalo                  NY
   176   930 Kuhn Avenue                                                          Wisconsin Rapids         WI
   177   18 1/2 Arlington Street                                                  Nashua                   NH
   178   22454 Three Notch Road                                                   Lexington Park           MD
   179   802 Meyer Street                                                         Sealy                    TX
   180   705 Highway 65                                                           Lincoln                  CA
   181   Lexington Heights Road and Pamela Drive                                  Athens                   GA
   182   312 Metzler Drive                                                        Castle Rock              CO
   183   4992-5000 Bill Gardner Parkway                                           Locust Grove             GA
   184   5241 and 5245 East Santa Ana Canyon Road                                 Anaheim                  CA



Loan #   Zip Code   County                 Property Name                                   Interest Rate (%)
------   --------   --------------------   ---------------------------------------------   -----------------
     1   Various    Various                Regency Portfolio                                        5.000500
  1.01      22030   Fairfax                Greenbriar Town Center
  1.02      22310   Fairfax                Festival at Manchester Lakes
  1.03      33409   Palm Beach             Village Commons
  1.04      22030   Fairfax City           Kamp Washington Shopping Center
  1.05      07470   Passaic                Plaza Square
  1.06      19607   Berks                  Kenhorst Plaza
  1.07      20772   Prince Georges         Watkins Park Plaza
  1.08      19804   New Castle             First State Plaza
  1.09      18929   Bucks                  Warwick Square Shopping Center
  1.10      18901   Bucks                  Mercer Square Shopping Center
  1.11      19073   Delaware               Newtown Square Shopping Center
  1.12      19135   Philadelphia           Mayfair Shopping Center
  1.13      20912   Prince George          Takoma Park
  1.14      19810   New Castle             Shoppes of Graylyn
  1.15      20886   Montgomery             Goshen Plaza
  1.16      23111   Hanover                Hanover Village Shopping Center
  1.17      23231   Henrico                Laburnum Park Shopping Center
  1.18      20878   Montgomery             Firstfield Shopping Center
  1.19      23223   Henrico                Glen Lea Centre
  1.20      17403   York                   Colonial Sq/PA
     2      02780   Bristol                Silver City Galleria                                     4.764400


     3   Various    Various                Plastipak Portfolio                                      5.540000
  3.01      71360   Rapides                Pineville, LA
  3.02      61822   Champaign              Champaign, IL
  3.03      45334   Shelby                 Jackson Center Route 65, OH
  3.04      75042   Dallas                 Garland, TX
  3.05      35111   Jefferson              McCalla, AL
  3.06      33566   Hillsborough           Plant City, FL
  3.07      01028   Hampden                East Longmeadow, MA
  3.08      48170   Wayne                  Plymouth Township, MI
  3.09      44256   Medina                 Medina, OH
  3.10      48185   Wayne                  Westland, MI
  3.11      48131   Monroe                 Dundee, MI
  3.12      77562   Harris                 Highlands, TX
  3.13      45801   Allen                  Lima, OH
  3.14      45334   Shelby                 Jackson Center Washington St., OH
     4      90831   Los Angeles            One World Trade Center                                   5.175000
     5   Various    Various                Western US Alliance Data Systems Portfolio               5.076500
  5.01      75252   Collin                 Western US Alliance Data Systems
  5.02      97224   Washington             Southwest Center
  5.03      91765   Los Angeles            Gateway 23
  5.04      91765   Los Angeles            Gateway 22
  5.05      91765   Los Angeles            Gateway 12
     6      19020   Bucks                  Creekside Apartments                                     5.115000
     7      15222   Allegheny              Gateway Center                                           5.400000
     8      53066   Waukesha               Roundy's Distribution Center                             4.700000
     9      91202   Los Angeles            Hilton Glendale                                          5.210000
    10      77380   Montgomery             Waterway Plaza I & II                                    5.220000

    11      60515   DuPage                 Highland Landmark Building                               5.320000
    12   Various    Various                901 W. Landstreet Road Portfolio                         5.460000
 12.01      07032   Hudson                 1200 Harrison Avenue
 12.02      32824   Orange                 901 West Landstreet Road
    13      72201   Pulaski                Metropolitan Bank Tower                                  5.300000
    14      60201   Cook                   Church Street Plaza                                      5.230000
    15      95648   Placer                 Sterling Pointe Shopping Center                          5.300000
    16      20037   District of Columbia   Embassy Suites                                           4.930000
    17      07733   Monmouth               23 Main Street                                           5.540000
    18      78754   Travis                 AMLI at Walnut Creek                                     5.280000
    19      06108   Hartford               Founders Plaza                                           5.231000
    20      53005   Waukesha               Brookfield Office Portfolio                              4.940000
 20.01      53005   Waukesha               Pinnacle II
 20.02      53005   Waukesha               Pinnacle III
 20.03      53005   Waukesha               Pinnacle I
    21      08540   Middlesex              301-307 College Park                                     5.190000
    22      48374   Oakland                Central Park Estates                                     5.110000

    23   Various    Various                Princeton Corporate Plaza Portfolio                      5.020000
 23.01      08852   Middlesex              Princeton Corporate Plaza
 23.02      07039   Essex                  One Naylon Place
    24      19971   Sussex                 Pelican Square Shopping Center                           5.180000
    25      10010   New York               162 Fifth Avenue                                         5.060000
    26      89147   Clark                  Grand Canyon Parkway                                     5.180000
    27      20176   Loudoun                Loudoun Medical Building                                 5.520000
    28      32225   Duval                  Brookwood Club - Milestone                               5.181715
    29      45246   Hamilton               Executive Office Plaza                                   5.240000
    30      75057   Denton                 Lakepointe Towne Crossing                                5.040000
    31      85204   Maricopa               Superstition Vista Apartments                            4.920000
    32      25430   Berkley                IRS Annex Office & Computer Facility                     5.240000
    33      85281   Maricopa               Papago Spectrum Office Building                          5.240000
    34      84107   Salt Lake              James Pointe - Milestone                                 5.181715
    35      89128   Clark                  North Tenaya                                             5.160000
    36      85202   Maricopa               Terra Vida - Milestone                                   5.226000
    37      47304   Delaware               Windermere Apartments                                    5.180000















    38      90630   Orange                 Cypress Pointe II Office Park                            5.000000
    39      40515   Fayette                Stoney Falls Apartments                                  5.340000
    40      92101   San Diego              Gaslamp Square                                           5.150000
    41   Various    Various                INOK Portfolio                                           5.160000

 41.01      46260   Marion                 INOK A Westfield
 41.02      47905   Tippecanoe             INOK B Mailcode
 41.03      47904   Tippecanoe             INOK C 3601 Sagamore
 41.04      47904   Tippecanoe             INOK D Duncan Park
 41.05      73069   Cleveland              INOK E 226 W. Gray
 41.06      73071   Cleveland              INOK F Triad Village
 41.07      73068   Cleveland              INOK G Iron Wolf
 41.08      73105   Oklahoma               INOK H Walnut Bldg
    42      85018   Maricopa               Concord Place                                            5.280000

    43      97209   Multnomah              REI-Portland, OR                                         5.360000
    44      29706   Chester                Owens Corning                                            5.380000
    45      49006   Kalamazoo              University Club                                          5.660000
    46      94103   San Francisco          SOMA Self Storage                                        5.240000
    47      75248   Dallas                 Preston Greens - Milestone                               5.251715
    48      85284   Maricopa               LXP-ASML                                                 5.148000
    49      78223   Bexar                  Mission Crossing Shopping Center                         5.020000
    50      03766   Grafton                Stone Farm Apartments                                    5.010000
    51   Various    Various                Gladstone Ohio Portfolio                                 5.210000
 51.01      44333   Summit                 260 Springside Drive
 51.02      44720   Stark                  3874 Highland Park NW
 51.03      45432   Montgomery             MTC Technologies
    52      81632   Eagle                  Edwards Corner                                           5.050000
    53      85204   Maricopa               The Meadows Apartments                                   4.920000
    54      32818   Orange                 Silver Hills Apartments                                  5.750000
    55      29928   Beaufort               The Shops at Harbour Town                                4.940000
    56      78232   Bexar                  Costa del Sol - Milestone                                5.181715
    57      78240   Bexar                  Country View - Milestone                                 5.251715
    58      75042   Dallas                 Country Creek Apartments                                 5.510000
    59      93030   Ventura                Oxnard Marketplace - Lot 17                              5.330000
    60      56377   Stearns                Grandview Estates Apartments                             5.140000
    61      75150   Dallas                 Springfield - Milestone                                  5.181715
    62      72113   Pulaski                Highland Pointe of Maumelle                              5.590000
    63      20016   District of Columbia   Regency - Spring Valley Shopping Center                  5.030500
    64      34450   Citrus                 Inverness Regional Shopping Center                       5.320000
    65      78728   Travis                 Lakes at Renaissance - Milestone                         5.181715
    66      85053   Maricopa               Oakridge Apartments                                      5.400000
    67      68123   Sarpy                  Twin Creeks Plaza I & II                                 5.130000
    68      30096   Gwinnett               The Crescent                                             5.410000
    69      40509   Fayette                Stoney Brooke Apartments                                 5.290000
    70      22903   Charlottesville City   Venable Court Apartments                                 4.870000
    71      76116   Tarrant                Oakwood Estates Apartments                               5.460000




    72      91901   San Diego              Alpine Regional Center                                   5.090000
    73      75069   Collin                 The Gables - Milestone                                   5.181715
    74      60134   Kane                   Shoppes at Geneva Commons                                5.320000

    75      97222   Clackamas              OECO Building                                            5.310000
    76      53225   Milwaukee              4420 Harley Davidson Drive                               5.500000
    77   Various    Various                Ariel Equities Single Tenant Retail Portfolio            5.490000

 77.01      73099   Canadian               Staples-Yukon
 77.02      79347   Bailey                 United Super Market-Muleshoe
 77.03      39212   Hinds                  Hollywood Video-Jackson
 77.04      46806   Allen                  Hollywood Video-Ft. Wayne
 77.05      47302   Delaware               Hollywood Video-Muncie
    78      85257   Maricopa               The Scottsdale Apartments                                5.160000
    79      18936   Montgomery             Montgomeryville Center                                   5.321000
    80      12205   Albany                 Clark Industrial Park                                    5.170000
    81      46038   Hamilton               Goldenstream Quality Foods                               5.380000
    82      15301   Washington             Millcraft Center                                         5.250000
    83      78728   Travis                 Arbors of Wells Branch - Milestone                       5.181715
    84      76133   Tarrant                Hulen Gardens                                            5.450000





    85      98290   Snohomish              Kla Ha Ya Village                                        5.430000
    86      93030   Ventura                Oxnard Marketplace - Lot 18                              5.330000
    87      22079   Fairfax                Telegraph Self Storage                                   5.750000
    88      32095   St. Johns              Oaks at St. Johns Apartments                             7.360000
    89      27030   Surry                  Forrest Oaks                                             5.230000
    90      76092   Tarrant                Cornerstone Plaza Shopping Center                        5.175000
    91      23435   Suffolk City           Bridgeway Tech Center II                                 5.310000
    92      91764   San Bernardino         La Galleria at the Mills                                 5.300000
    93      22041   Fairfax                Glen Forest Shopping Center                              5.210000
    94      85027   Maricopa               Pinnacle Peak Office Building                            5.380000
    95      77840   Brazos                 Village Shopping Center at College Station               5.280000
    96      16601   Blair                  Sierra North Plaza                                       5.220000
    97      77096   Harris                 Bayou Village Apartments                                 5.175000
    98      92688   Orange                 Banderas Corporate Center                                5.170000
    99      91354   Los Angeles            Summerhill Plaza                                         5.790000
   100      77479   Fort Bend              Grand Parkway                                            5.290000
   101      91607   Los Angeles            12411-51 Burbank Boulevard                               5.070000
   102      85224   Maricopa               Dobson Medical Clinic                                    5.160000
   103      44056   Summit                 8295 Bavaria Road                                        5.070000
   104      74146   Tulsa                  Polo Club Apartments                                     5.350000
   105      20763   Howard                 Storage USA                                              5.130000
   106      19403   Montgomery             Walgreens - Lower Providence                             5.640000
   107      08003   Camden                 Liberty Bell Bank Plaza                                  5.030000
   108      92551   Riverside              Self Storage Depot                                       5.400000
   109      47906   Tippecanoe             Walgreens-West Lafayette                                 5.030000
   110      20151   Fairfax                14100 Parke Long Court                                   5.100000
   111      32301   Leon                   Le Parc Apartments                                       5.320000
   112      37923   Knox                   Cross Park Center                                        5.300000
   113      98029   King                   Walgreens-Issaquah, WA                                   5.170000
   114      60611   Cook                   46 East Oak Street                                       4.960000
   115      32935   Brevard                Shoppes of Hidden Harbour                                5.410000
   116      68131   Douglas                Blackstone Centre                                        5.020000
   117      92201   Riverside              Lockaway Self Storage                                    5.170000
   118      13685   Jefferson              Harbor View & Lakeview Apartments                        5.720000
   119      28314   Cumberland             Best Building                                            5.330000
   120      70508   Lafayette              The Storage Center- Feu Follet                           5.440000
   121      30075   Fulton                 Stonebridge Station                                      5.190000
   122      30096   Gwinnett               Walgreens - Duluth, GA                                   5.275000
   123      33172   Miami-Dade             Petco - Miami, FL                                        5.420000
   124   Various    Erie                   Emerling Apartment Portfolio                             5.330000
124.01      14075   Erie                   Oakwood Apartments
124.02      14141   Erie                   Maple Wood Apartments
124.03      14075   Erie                   Creekside Court Apartments
124.04      14141   Erie                   Parkside Apartments
   125      70808   East Baton Rouge       Southgate I&II                                           5.450000
125.01      70808   East Baton Rouge       Southgate I
125.02      70808   East Baton Rouge       Southgate II
   126      55308   Sherburne              Heartland Pointe Apartments                              5.070000
   127      64117   Clay                   Chouteau Crossing                                        5.120000
   128      91010   Los Angeles            Duarte Shops                                             5.490000
   129      87112   Bernalillo             Walgreens - Albuquerque                                  5.490000
   130      30097   Gwinnett               The Shoppes of Old Peachtree                             5.030000
   131   Various    Various                Dallas Industrial Portfolio                              5.370000


131.01      75051   Dallas                 2125 West Pioneer Parkway
131.02      76015   Tarrant                1229 Colorado Lane
   132      78249   Bexar                  University Heights - Cencor Portfolio                    5.510000
   133      98115   King                   Roosevelt Self Storage                                   5.400000
   134      98055   King                   Smurfit Recycling Company                                5.090000
   135      07960   Morris                 365 South Street                                         5.550000
   136      60108   DuPage                 Petco-Bloomingdale, IL                                   5.300000
   137      94547   Contra Costa           Willow Avenue Plaza                                      5.540000
   138      91423   Los Angeles            Stern and Ventura Boulevard                              5.400000
   139      02021   Norfolk                437 Turnpike Street                                      5.250000
   140      34609   Hernando               Harbor Behavioral Health Care Institute                  5.430000
   141      95076   Santa Cruz             Store More America Phase 2                               5.660000
   142      78852   Maverick               South Texas Plaza                                        5.330000
   143      76205   Denton                 La Prairie Apartments                                    5.860000
   144      98226   Whatcom                Bellingham Fred Meyer Pads                               5.210000
   145      30115   Cherokee               CVS-Canton, GA                                           5.270000
   146      85210   Maricopa               Arrow Self Storage                                       5.450000
   147      48066   Macomb                 Petco-Roseville, MI                                      5.300000
   148      78148   Bexar                  Universal Square Shopping Center                         5.480000
   149      55316   Hennepin               Bungalows Apartments                                     4.920000
   150      53220   Milwaukee              Woodland Court Apartments                                4.710000
   151      01571   Worcester              Dudley Plaza                                             5.220000
   152      60005   Cook                   3550 Salt Creek Lane                                     5.470000
   153      45255   Hamilton               Walgreens-Cincinnati, OH                                 5.020000
   154      63801   Scott                  Walgreens - Sikeston, MO                                 5.300000
   155      70808   East Baton Rouge       Southgate Village                                        5.450000
   156      91340   Los Angeles            The Rey Building                                         5.510000
   157      76119   Tarrant                Primavera Apartments                                     5.340000
   158      46060   Hamilton               Stoney Creek Shoppes                                     5.360000
   159      75904   Angelina               CVS-Lufkin, TX                                           5.200000
   160      76112   Tarrant                Kroger - 1050 Bridgewood Drive                           5.130000
   161      20743   Prince George's        George Palmer Shopping Center                            5.280000
   162      55362   Wright                 Monticello Phase II                                      5.970000
   163      76401   Erath                  Walgreens-Stephenville, TX                               5.570000
   164      75238   Dallas                 CVS - Dallas                                             4.971000
   165      15101   Allegheny              CVS Center                                               5.300000
   166      19033   Delaware               CVS Sovereign                                            5.020000
   167      29072   Lexington              CVS - Columbia                                           5.360000
   168      94585   Solano                 Sea Breeze MHC                                           5.170000
   169      64086   Jackson                Blockbuster & Hallmark Center                            5.220000
   170      77338   Harris                 Humble Shopping Center                                   5.150000
   171      30141   Paulding               Alpha Omega Storall                                      5.920000
   172      77085   Harris                 Walgreens-Houston, TX                                    5.550000
   173      03446   Cheshire               California Brook Estates                                 5.190000
   174      32904   Brevard                Acorn Mini Storage - Brevard                             5.180000
   175      14206   Erie                   Buffalo Wire Works                                       5.410000
   176      54494   Wood                   Triton Center                                            5.670000
   177      03060   Hillsborough           Arlington Arms Apartments                                5.350000
   178      20653   Saint Marys            Chesapeake Professional Building                         5.760000
   179      77474   Austin                 CVS-Sealy, TX                                            5.200000
   180      95648   Placer                 Sterling Pointe-Washington Mutual Pad                    5.300000
   181      30605   Clarke                 Lexington Townhomes                                      5.980000
   182      80108   Douglass               Plaza at Metzler Ranch                                   5.540000
   183      30248   Henry                  Locust Grove                                             5.440000
   184      92807   Orange                 Anaheim Professional Center                              4.990000



Loan #   Net Mortgage Interest Rate   Original Balance   Cutoff Balance   Term   Rem. Term   Maturity/ARD Date   Amort. Term
------   --------------------------   ----------------   --------------   ----   ---------   -----------------   -----------
     1                       4.9797        349,730,000      349,730,000     60          58   07/01/10                      0
  1.01                                      73,250,000       73,250,000
  1.02                                      33,260,000       33,260,000
  1.03                                      25,240,000       25,240,000
  1.04                                      22,330,000       22,330,000
  1.05                                      21,560,000       21,560,000
  1.06                                      20,780,000       20,780,000
  1.07                                      19,400,000       19,400,000
  1.08                                      17,940,000       17,940,000
  1.09                                      16,250,000       16,250,000
  1.10                                      15,710,000       15,710,000
  1.11                                      15,690,000       15,690,000
  1.12                                      15,550,000       15,550,000
  1.13                                      10,450,000       10,450,000
  1.14                                       9,390,000        9,390,000
  1.15                                       8,470,000        8,470,000
  1.16                                       7,980,000        7,980,000
  1.17                                       7,320,000        7,320,000
  1.18                                       6,870,000        6,870,000
  1.19                                       2,290,000        2,290,000
  1.20                                              --               --
     2                       4.7436        138,000,000      137,514,971     72          69   06/10/11                    360


     3                       5.4592        100,000,000      100,000,000    120         120   10/01/15                    240
  3.01                                      19,746,000       19,746,000
  3.02                                      14,128,000       14,128,000
  3.03                                      10,275,000       10,275,000
  3.04                                       9,889,000        9,889,000
  3.05                                       8,926,000        8,926,000
  3.06                                       7,706,000        7,706,000
  3.07                                       5,715,000        5,715,000
  3.08                                       5,426,000        5,426,000
  3.09                                       5,266,000        5,266,000
  3.10                                       4,816,000        4,816,000
  3.11                                       2,761,000        2,761,000
  3.12                                       2,344,000        2,344,000
  3.13                                       2,119,000        2,119,000
  3.14                                         883,000          883,000
     4                       5.1542         90,000,000       90,000,000    120         119   08/01/15                    360
     5                       5.0507         70,750,000       70,750,000    120         119   08/01/15                    360
  5.01                                      26,750,000       26,750,000
  5.02                                      15,375,000       15,375,000
  5.03                                      13,000,000       13,000,000
  5.04                                       9,750,000        9,750,000
  5.05                                       5,875,000        5,875,000
     6                       5.0942         68,000,000       68,000,000    120         119   08/11/15                    360
     7                       5.3792         65,000,000       64,874,218    120         118   07/01/15                    360
     8                       4.6792         55,000,000       55,000,000    120         120   09/01/15                    264
     9                       5.1592         53,100,000       53,100,000     84          83   08/01/12                      0
    10                       5.1492         52,500,000       52,500,000    120         118   07/01/15                    360

    11                       5.2792         50,000,000       50,000,000    120         119   08/01/15                      0
    12                       5.4392         50,000,000       49,952,442    120         119   08/01/15                    360
 12.01                                      28,880,000       28,852,531
 12.02                                      21,120,000       21,099,912
    13                       5.2792         50,000,000       49,950,542    120         119   08/01/15                    360
    14                       5.2092         39,000,000       39,000,000     60          59   08/01/10                      0
    15                       5.2792         38,775,000       38,775,000    120         119   08/01/15                    360
    16                      4.89698         36,000,000       36,000,000    120         119   08/01/15                      0
    17                       5.5192         33,500,000       33,500,000    156         156   09/01/18                    360
    18                       5.2092         33,300,000       33,300,000    120         118   07/01/15                    360
    19                       5.1802         32,250,000       32,250,000    120         119   08/01/15                    360
    20                       4.8742         30,560,000       30,560,000    120         120   09/01/15                    360
 20.01                                      12,500,000       12,500,000
 20.02                                       9,840,000        9,840,000
 20.03                                       8,220,000        8,220,000
    21                       5.1692         30,000,000       30,000,000    120         120   09/01/15                    360
    22                       5.0892         29,000,000       29,000,000    120         119   08/01/15                    360

    23                       4.9992         27,650,000       27,650,000    120         120   09/01/15                    360
 23.01                                      26,000,000       26,000,000
 23.02                                       1,650,000        1,650,000
    24                       5.1592         24,000,000       24,000,000    120         119   08/01/15                      0
    25                       5.0392         23,000,000       23,000,000    120         119   08/01/15                      0
    26                       5.1292         22,800,000       22,800,000    120         119   08/01/15                    360
    27                       5.4992         22,400,000       22,400,000    120         120   10/01/15                    360
    28                     5.160915         22,200,000       22,200,000     84          79   04/01/12                      0
    29                       5.2192         21,900,000       21,900,000     84          84   09/01/12                    360
    30                       5.0192         21,714,758       21,714,758     60          57   06/01/10                      0
    31                       4.8992         20,500,000       20,500,000    120         120   09/01/15                    360
    32                       5.1692         19,600,000       19,600,000    120         119   08/01/15                    360
    33                       5.2092         19,000,000       19,000,000    120         119   08/01/15                    360
    34                     5.160915         17,360,000       17,360,000     84          79   04/01/12                      0
    35                       5.0892         17,000,000       17,000,000    120         120   09/01/15                    360
    36                       5.2052         16,750,000       16,750,000     79          79   04/01/12                      0
    37                       5.1592         16,250,000       16,250,000    120         119   08/11/15                    360















    38                       4.9492         15,500,000       15,500,000    120         120   09/01/15                      0
    39                       5.3192         15,030,000       15,030,000    120         120   09/01/15                    360
    40                       5.1292         14,700,000       14,700,000    120         120   09/01/15                    360
    41                       5.1092         14,560,000       14,560,000    120         120   09/01/15                    360

 41.01                                       2,273,309        2,273,309
 41.02                                       2,652,193        2,652,193
 41.03                                       2,543,941        2,543,941
 41.04                                       2,543,941        2,543,941
 41.05                                         866,022          866,022
 41.06                                         811,896          811,896
 41.07                                       2,192,119        2,192,119
 41.08                                         676,580          676,580
    42                       5.1992         14,450,000       14,450,000    120         120   10/01/15                    360

    43                       5.3392         14,000,000       14,000,000    120         120   09/11/15                    360
    44                       5.3092         14,000,000       13,969,501    240         239   08/01/25                    240
    45                       5.5592         13,700,000       13,700,000     84          72   09/01/11                    360
    46                       5.1892         13,700,000       13,700,000    120         119   08/01/15                    360
    47                     5.230915         13,680,000       13,680,000     84          79   04/01/12                      0
    48                      5.10418         13,647,900       13,647,900     96          92   05/01/13                    360
    49                       4.9992         13,630,000       13,630,000     60          59   08/01/10                      0
    50                       4.9892         13,500,000       13,500,000    120         118   07/11/15                    371
    51                      5.13565         12,588,000       12,588,000    120         120   10/01/15                    360
 51.01                                       7,560,000        7,560,000
 51.02                                       2,950,000        2,950,000
 51.03                                       2,078,000        2,078,000
    52                       5.0292         11,800,000       11,800,000    120         120   09/01/15                    300
    53                       4.8992         11,500,000       11,500,000    120         120   09/01/15                    360
    54                       5.6992         11,341,000       11,341,000    180         179   08/01/20                    360
    55                       4.8692         11,200,000       11,200,000    120         119   08/01/15                    360
    56                     5.160915         11,200,000       11,200,000     84          79   04/01/12                      0
    57                     5.230915         11,200,000       11,200,000     84          79   04/01/12                      0
    58                       5.4592         11,200,000       11,200,000    120         120   09/01/15                    360
    59                       5.2492         11,075,000       11,075,000    120         119   08/01/15                    360
    60                       5.1192         11,000,000       11,000,000    120         119   08/11/15                    360
    61                     5.160915         10,600,000       10,600,000     84          79   04/01/12                      0
    62                       5.4592         10,600,000       10,600,000    120         120   09/01/15                    360
    63                       5.0097         10,320,000       10,320,000     72          70   07/01/11                      0
    64                       5.2992         10,240,000       10,219,794    120         118   07/11/15                    360
    65                     5.160915         10,000,000       10,000,000     84          79   04/01/12                      0
    66                       5.3792          9,875,000        9,875,000    120         120   09/01/15                    360
    67                       5.0492          9,800,000        9,800,000    120         120   09/01/15                    360
    68                       5.3892          8,800,000        8,800,000    120         119   08/01/15                    360
    69                       5.2692          8,720,000        8,720,000    120         120   09/01/15                    360
    70                       4.7992          8,650,000        8,650,000    120         120   09/01/15                    360
    71                       5.3492          8,500,000        8,500,000     60          59   08/01/10                      0




    72                       5.0692          8,480,000        8,471,178    120         119   08/11/15                    360
    73                     5.160915          8,460,000        8,460,000     84          79   04/01/12                      0
    74                       5.2992          8,400,000        8,391,731    120         119   08/01/15                    360

    75                       5.2892          8,300,000        8,300,000    120         120   10/11/15                    360
    76                       5.4492          8,100,000        8,100,000    120         119   08/01/15                    360
    77                       5.4692          8,040,000        8,040,000     84          83   08/01/12                    360

 77.01                                       2,392,000        2,392,000
 77.02                                       2,384,000        2,384,000
 77.03                                       1,200,000        1,200,000
 77.04                                       1,176,000        1,176,000
 77.05                                         888,000          888,000
    78                       5.1392          8,000,000        8,000,000    120         119   08/01/15                    360
    79                       5.2502          8,000,000        8,000,000    120         120   09/01/15                    360
    80                       5.1192          8,000,000        8,000,000    120         120   09/01/15                    360
    81                       5.3292          7,910,000        7,910,000    120         120   09/01/15                    360
    82                       5.2292          7,900,000        7,900,000    120         118   07/01/15                    360
    83                     5.160915          7,800,000        7,800,000     84          79   04/01/12                      0
    84                       5.3592          7,600,000        7,600,000     60          60   09/01/10                      0





    85                       5.3792          7,440,000        7,432,871    120         119   08/01/15                    360
    86                       5.2492          7,425,000        7,425,000    120         119   08/01/15                    360
    87                       5.6242          7,200,000        7,165,515    120         115   04/01/15                    360
    88                       7.3092          7,000,000        6,996,089    216         215   08/01/23                    360
    89                       5.2092          6,800,000        6,793,159    120         119   08/11/15                    360
    90                       5.1542          6,720,000        6,720,000    120         119   08/01/15                    360
    91                       5.2592          6,600,000        6,600,000    120         119   08/01/15                    360
    92                       5.2792          6,000,000        6,000,000    120         120   09/01/15                    360
    93                       5.1592          6,000,000        6,000,000    120         120   09/01/15                    360
    94                       5.2792          6,000,000        6,000,000    120         120   09/01/15                    360
    95                       5.2592          5,960,000        5,960,000    120         120   09/01/15                    360
    96                       5.1492          5,900,000        5,900,000    120         120   09/11/15                    360
    97                       5.1542          5,800,000        5,800,000    120         119   08/01/15                    360
    98                       5.1492          5,750,000        5,750,000    120         119   08/01/15                    360
    99                       5.7692          5,700,000        5,695,011    120         119   08/01/15                    360
   100                       5.2692          5,600,000        5,594,447    120         119   08/11/15                    360
   101                       5.0492          5,500,000        5,494,251    120         119   08/01/15                    360
   102                       5.1392          5,400,000        5,400,000    120         120   09/01/15                    360
   103                       5.0492          5,400,000        5,400,000    120         120   09/01/15                    360
   104                       5.2492          5,300,000        5,300,000    120         120   09/01/15                    360
   105                       5.0392          5,200,000        5,200,000    120         120   09/01/15                    360
   106                       5.6192          5,200,000        5,190,520    120         118   07/01/15                    360
   107                       5.0092          5,000,000        4,994,724    120         119   08/01/15                    360
   108                       5.3792          5,000,000        4,990,324    120         118   07/01/15                    360
   109                       5.0092          4,900,000        4,894,830    120         119   08/01/15                    360
   110                       5.0292          4,850,000        4,850,000    120         119   08/01/15                    360
   111                       5.2992          4,800,000        4,800,000    120         118   07/11/15                    360
   112                       5.2192          4,800,000        4,800,000    120         120   09/01/15                    360
   113                       5.1492          4,500,000        4,495,407    120         119   08/11/15                    360
   114                       4.9392          4,400,000        4,400,000    120         120   09/01/15                    360
   115                       5.3892          4,300,000        4,295,859    120         119   08/11/15                    360
   116                       4.9492          4,250,000        4,245,505    120         119   08/01/15                    360
   117                       5.1492          4,200,000        4,200,000    120         119   08/01/15                    336
   118                       5.6992          4,150,000        4,146,302    120         119   08/11/15                    360
   119                       5.2392          4,150,000        4,143,982    120         119   08/01/15                    300
   120                       5.4192          4,000,000        4,000,000    120         120   09/01/15                    300
   121                       5.1192          4,000,000        4,000,000    120         119   08/01/15                    360
   122                       5.2542          4,000,000        3,992,021    120         118   07/01/15                    360
   123                       5.3992          3,900,000        3,892,490    120         118   07/11/15                    360
   124                       5.3092          3,800,000        3,800,000    120         120   09/01/15                    240
124.01                                       1,705,566        1,705,566
124.02                                       1,125,673        1,125,673
124.03                                         607,181          607,181
124.04                                         361,580          361,580
   125                       5.4292          3,798,600        3,794,978    120         119   08/01/15                    360
125.01                                       2,806,965        2,804,289
125.02                                         991,635          990,689
   126                       5.0492          3,700,000        3,694,373    120         119   08/11/15                    300
   127                       5.0192          3,600,000        3,600,000    120         120   09/01/15                    360
   128                       5.3892          3,500,000        3,500,000    120         120   09/01/15                    360
   129                       5.4692          3,500,000        3,496,696    120         119   08/01/15                    360
   130                       4.9592          3,500,000        3,496,307    120         119   08/01/15                    360
   131                       5.3492          3,415,000        3,415,000    120         119   08/01/15                    360


131.01                                       1,785,114        1,785,114
131.02                                       1,629,886        1,629,886
   132                       5.4892          3,400,000        3,400,000    120         117   06/01/15                    360
   133                       5.3292          3,275,000        3,268,663    120         118   07/01/15                    360
   134                       5.0392          3,225,000        3,221,645    120         119   08/01/15                    360
   135                       5.5292          3,200,000        3,200,000    120         120   09/11/15                    360
   136                       5.2792          3,200,000        3,200,000    120         120   09/11/15                    360
   137                       5.5192          3,175,000        3,175,000    120         120   09/01/15                    360
   138                       5.3792          3,160,000        3,156,950    120         119   08/01/15                    360
   139                       5.2292          3,100,000        3,100,000    120         119   08/01/15                    360
   140                       5.3792          3,100,000        3,094,045    120         118   07/01/15                    360
   141                       5.6092          3,050,000        3,050,000    120         111   12/01/14                    300
   142                       5.3092          3,040,000        3,040,000    120         119   08/01/15                    360
   143                       5.8392          3,040,000        3,040,000    120         120   09/01/15                    360
   144                       5.0992          3,020,000        3,016,947    120         119   08/01/15                    360
   145                       5.2492          3,000,000        2,997,011    120         119   08/11/15                    360
   146                       5.3492          3,000,000        2,991,472    120         118   07/01/15                    300
   147                       5.2792          2,900,000        2,900,000    120         120   09/11/15                    360
   148                       5.4592          2,900,000        2,895,911    120         119   08/11/15                    300
   149                       4.8992          2,900,000        2,889,366    180         179   08/11/20                    180
   150                       4.6392          2,800,000        2,800,000    180         180   09/01/20                    180
   151                       5.1992          2,800,000        2,800,000    120         119   08/11/15                    360
   152                       5.3892          2,700,000        2,700,000     84          84   09/01/12                    360
   153                       4.9992          2,700,000        2,700,000    120         119   08/11/15                      0
   154                       5.2792          2,655,000        2,652,374    120         119   08/01/15                    360
   155                       5.4292          2,622,400        2,619,900    120         119   08/01/15                    360
   156                       5.4892          2,460,000        2,460,000    120         120   09/01/15                    360
   157                       5.3192          2,450,000        2,447,600    120         119   08/01/15                    360
   158                       5.3392          2,425,000        2,422,636    120         119   08/01/15                    360
   159                       5.1792          2,381,000        2,378,587    120         119   08/11/15                    360
   160                       5.1092          2,310,000        2,305,229     60          58   07/11/10                    360
   161                       5.2592          2,300,000        2,300,000    120         119   08/11/15                    276
   162                       5.9492          2,250,000        2,250,000    120         120   09/11/15                    300
   163                       5.5492          2,150,000        2,148,010    120         119   08/11/15                    360
   164                       4.9502          2,150,000        2,145,049    120         119   08/01/15                    240
   165                       5.2292          2,040,000        2,040,000    120         120   09/01/15                    360
   166                       4.9492          2,000,000        2,000,000    120         120   09/01/15                    360
   167                       5.2892          1,925,000        1,921,238    120         118   07/01/15                    360
   168                       5.1492          1,825,000        1,823,137    120         119   08/01/15                    360
   169                       5.1192          1,820,000        1,820,000    120         120   09/01/15                    360
   170                       5.0392          1,800,000        1,800,000    120         120   09/01/15                    240
   171                       5.8992          1,800,000        1,800,000    240         240   09/11/25                    240
   172                       5.5292          1,770,000        1,768,354    120         119   08/11/15                    360
   173                       5.1692          1,750,000        1,748,222    120         119   08/01/15                    360
   174                       5.1592          1,600,000        1,600,000    180         180   09/01/20                    180
   175                       5.3892          1,600,000        1,600,000    120         120   09/01/15                    360
   176                       5.6492          1,400,000        1,398,736    120         119   08/01/15                    360
   177                       5.3292          1,400,000        1,398,632    120         119   08/01/15                    360
   178                       5.7392          1,400,000        1,395,311    180         179   08/01/20                    180
   179                       5.1792          1,325,000        1,323,657    120         119   08/11/15                    360
   180                       5.2792          1,310,000        1,310,000    120         119   08/01/15                    360
   181                       5.9592          1,280,000        1,276,711    120         118   07/01/15                    300
   182                       5.4592          1,200,000        1,198,881     60          59   08/01/10                    360
   183                       5.3692          1,140,000        1,138,910    120         119   08/01/15                    360
   184                       4.9692          1,080,000        1,080,000    120         120   09/01/15                    120



Loan #   Rem. Amort.   Monthly Debt Service   Servicing Fee Rate   Accrual Type   ARD (Y/N)
------   -----------   --------------------   ------------------   ------------   ---------
     1             0              1,477,595             0.020000   Actual/360     No
  1.01
  1.02
  1.03
  1.04
  1.05
  1.06
  1.07
  1.08
  1.09
  1.10
  1.11
  1.12
  1.13
  1.14
  1.15
  1.16
  1.17
  1.18
  1.19
  1.20
     2           357                721,072             0.020000   Actual/360     No


     3           240                690,148             0.080000   Actual/360     No
  3.01
  3.02
  3.03
  3.04
  3.05
  3.06
  3.07
  3.08
  3.09
  3.10
  3.11
  3.12
  3.13
  3.14
     4           360                492,811             0.020000   Actual/360     No
     5           360                383,116             0.025000   Actual/360     No
  5.01
  5.02
  5.03
  5.04
  5.05
     6           360                369,833             0.020000   Actual/360     No
     7           358                364,995             0.020000   Actual/360     No
     8           264                334,654             0.020000   Actual/360     No
     9             0                233,744             0.050000   Actual/360     No
    10           360                288,932             0.070000   Actual/360     No

    11             0                224,745             0.040000   Actual/360     No
    12           359                282,641             0.020000   Actual/360     No
 12.01
 12.02
    13           359                277,652             0.020000   Actual/360     No
    14             0                172,336             0.020000   Actual/360     No
    15           360                215,319             0.020000   Actual/360     No
    16             0                149,954             0.032220   Actual/360     No
    17           360                191,051             0.020000   Actual/360     No
    18           360                184,503             0.070000   Actual/360     No
    19           360                177,706             0.050000   Actual/360     No
    20           360                162,934             0.065000   Actual/360     No
 20.01
 20.02
 20.03
    21           360                164,548             0.020000   Actual/360     No
    22           360                157,634             0.020000   Actual/360     No

    23           360                148,769             0.020000   Actual/360     Yes
 23.01
 23.02
    24             0                105,039             0.020000   Actual/360     No
    25             0                 98,330             0.020000   Actual/360     No
    26           360                124,916             0.050000   Actual/360     No
    27           360                127,466             0.020000   Actual/360     No
    28             0                 97,193             0.020000   Actual/360     No
    29           360                120,797             0.020000   Actual/360     Yes
    30             0                 91,202             0.020000   30/360         No
    31           360                109,048             0.020000   Actual/360     No
    32           360                108,111             0.070000   Actual/360     No
    33           360                104,801             0.030000   Actual/360     No
    34             0                 76,003             0.020000   Actual/360     No
    35           360                 92,929             0.070000   Actual/360     No
    36             0                 73,959             0.020000   Actual/360     No
    37           360                 89,030             0.020000   Actual/360     No















    38             0                 65,480             0.050000   Actual/360     No
    39           360                 83,836             0.020000   Actual/360     No
    40           360                 80,266             0.020000   Actual/360     No
    41           360                 79,591             0.050000   Actual/360     No

 41.01
 41.02
 41.03
 41.04
 41.05
 41.06
 41.07
 41.08
    42           360                 80,062             0.080000   Actual/360     No

    43           360                 78,265             0.020000   Actual/360     No
    44           239                 95,358             0.070000   Actual/360     No
    45           360                 79,168             0.100000   Actual/360     No
    46           360                 75,567             0.050000   Actual/360     No
    47             0                 60,701             0.020000   Actual/360     No
    48           360                 74,504             0.043020   Actual/360     No
    49             0                 57,019             0.020000   30/360         No
    50           371                 71,664             0.020000   Actual/360     No
    51           360                 69,200             0.073550   Actual/360     No
 51.01
 51.02
 51.03
    52           300                 69,326             0.020000   30/360         No
    53           360                 61,173             0.020000   Actual/360     No
    54           360                 66,183             0.050000   Actual/360     No
    55           360                 59,714             0.070000   Actual/360     No
    56             0                 49,034             0.020000   Actual/360     No
    57             0                 49,697             0.020000   Actual/360     No
    58           360                 63,663             0.050000   Actual/360     No
    59           360                 61,706             0.080000   Actual/360     No
    60           360                 59,995             0.020000   Actual/360     No
    61             0                 46,408             0.020000   Actual/360     No
    62           360                 60,786             0.130000   Actual/360     No
    63             0                 43,863             0.020000   Actual/360     No
    64           358                 56,990             0.020000   Actual/360     No
    65             0                 43,781             0.020000   Actual/360     No
    66           360                 55,451             0.020000   Actual/360     No
    67           360                 53,390             0.080000   Actual/360     No
    68           360                 49,470             0.020000   Actual/360     No
    69           360                 48,368             0.020000   Actual/360     No
    70           360                 45,750             0.070000   Actual/360     No
    71             0                 39,212             0.110000   Actual/360     No




    72           359                 45,990             0.020000   Actual/360     No
    73             0                 37,038             0.020000   Actual/360     No
    74           359                 46,750             0.020000   Actual/360     No

    75           360                 46,142             0.020000   Actual/360     No
    76           360                 45,991             0.050000   Actual/360     Yes
    77           360                 45,600             0.020000   Actual/360     No

 77.01
 77.02
 77.03
 77.04
 77.05
    78           360                 43,731             0.020000   Actual/360     No
    79           360                 44,529             0.070000   Actual/360     No
    80           360                 43,781             0.050000   Actual/360     No
    81           360                 44,318             0.050000   Actual/360     No
    82           360                 43,624             0.020000   Actual/360     No
    83             0                 34,149             0.020000   Actual/360     No
    84             0                 34,996             0.090000   Actual/360     No





    85           359                 41,917             0.050000   Actual/360     No
    86           360                 41,370             0.080000   Actual/360     No
    87           355                 42,017             0.125000   Actual/360     No
    88           359                 48,276             0.050000   Actual/360     No
    89           359                 37,466             0.020000   Actual/360     No
    90           360                 36,797             0.020000   Actual/360     No
    91           360                 36,691             0.050000   Actual/360     No
    92           360                 33,318             0.020000   Actual/360     No
    93           360                 32,984             0.050000   Actual/360     No
    94           360                 33,617             0.100000   Actual/360     No
    95           360                 33,022             0.020000   Actual/360     No
    96           360                 32,470             0.070000   Actual/360     No
    97           360                 31,759             0.020000   Actual/360     No
    98           360                 31,467             0.020000   Actual/360     No
    99           359                 33,409             0.020000   Actual/360     No
   100           359                 31,062             0.020000   Actual/360     No
   101           359                 29,761             0.020000   Actual/360     No
   102           360                 29,519             0.020000   Actual/360     No
   103           360                 29,220             0.020000   Actual/360     No
   104           360                 29,596             0.100000   Actual/360     No
   105           360                 28,329             0.090000   Actual/360     No
   106           358                 29,983             0.020000   Actual/360     No
   107           359                 26,933             0.020000   Actual/360     No
   108           358                 28,077             0.020000   Actual/360     No
   109           359                 26,394             0.020000   Actual/360     No
   110           360                 26,333             0.070000   Actual/360     No
   111           360                 26,714             0.020000   Actual/360     No
   112           360                 26,655             0.080000   Actual/360     No
   113           359                 24,627             0.020000   Actual/360     Yes
   114           360                 23,513             0.020000   Actual/360     No
   115           359                 24,173             0.020000   Actual/360     No
   116           359                 22,867             0.070000   Actual/360     No
   117           336                 23,680             0.020000   Actual/360     No
   118           359                 24,139             0.020000   Actual/360     No
   119           299                 25,065             0.090000   Actual/360     No
   120           300                 24,420             0.020000   Actual/360     No
   121           360                 21,940             0.070000   Actual/360     No
   122           358                 22,150             0.020000   Actual/360     No
   123           358                 21,948             0.020000   Actual/360     Yes
   124           240                 25,776             0.020000   Actual/360     No
124.01
124.02
124.03
124.04
   125           359                 21,449             0.020000   Actual/360     No
125.01
125.02
   126           299                 21,781             0.020000   Actual/360     No
   127           360                 19,590             0.100000   Actual/360     No
   128           360                 19,851             0.100000   Actual/360     No
   129           359                 19,851             0.020000   Actual/360     No
   130           359                 18,853             0.070000   Actual/360     No
   131           360                 19,112             0.020000   Actual/360     No


131.01
131.02
   132           360                 19,326             0.020000   Actual/360     No
   133           358                 18,390             0.070000   Actual/360     No
   134           359                 17,490             0.050000   Actual/360     No
   135           360                 18,270             0.020000   Actual/360     No
   136           360                 17,770             0.020000   Actual/360     Yes
   137           360                 18,107             0.020000   Actual/360     No
   138           359                 17,744             0.020000   Actual/360     No
   139           360                 17,118             0.020000   Actual/360     No
   140           358                 17,466             0.050000   Actual/360     No
   141           300                 19,022             0.050000   Actual/360     No
   142           360                 16,938             0.020000   Actual/360     No
   143           360                 17,954             0.020000   Actual/360     No
   144           359                 16,602             0.110000   Actual/360     No
   145           359                 16,603             0.020000   Actual/360     No
   146           298                 18,333             0.100000   Actual/360     No
   147           360                 16,104             0.020000   Actual/360     Yes
   148           299                 17,774             0.020000   Actual/360     No
   149           179                 22,920             0.020000   Actual/360     No
   150           180                 21,722             0.070000   30/360         No
   151           360                 15,410             0.020000   Actual/360     No
   152           360                 15,280             0.080000   Actual/360     No
   153             0                 11,452             0.020000   Actual/360     Yes
   154           359                 14,743             0.020000   Actual/360     No
   155           359                 14,808             0.020000   Actual/360     No
   156           360                 13,983             0.020000   Actual/360     No
   157           359                 13,666             0.020000   Actual/360     No
   158           359                 13,557             0.020000   Actual/360     No
   159           359                 13,074             0.020000   Actual/360     Yes
   160           358                 12,585             0.020000   Actual/360     No
   161           276                 14,409             0.020000   Actual/360     No
   162           300                 14,456             0.020000   Actual/360     No
   163           359                 12,302             0.020000   Actual/360     Yes
   164           239                 14,155             0.020000   Actual/360     No
   165           360                 11,328             0.070000   Actual/360     No
   166           360                 10,761             0.070000   Actual/360     No
   167           358                 10,761             0.070000   Actual/360     No
   168           359                  9,987             0.020000   Actual/360     No
   169           360                 10,016             0.100000   Actual/360     No
   170           240                 12,029             0.110000   Actual/360     No
   171           240                 12,901             0.020000   Actual/360     No
   172           359                 10,105             0.020000   Actual/360     Yes
   173           359                  9,599             0.020000   Actual/360     No
   174           180                 12,803             0.020000   30/360         No
   175           360                  8,994             0.020000   Actual/360     No
   176           359                  8,099             0.020000   Actual/360     No
   177           359                  7,818             0.020000   Actual/360     No
   178           179                 11,633             0.020000   Actual/360     No
   179           359                  7,276             0.020000   Actual/360     Yes
   180           360                  7,274             0.020000   Actual/360     No
   181           298                  8,231             0.020000   Actual/360     No
   182           359                  6,844             0.080000   Actual/360     No
   183           359                  6,430             0.070000   Actual/360     No
   184           120                 11,450             0.020000   Actual/360     No



Loan #   ARD Step Up (%)                                           Title Type          Crossed Loan   Originator/Loan Seller
------   -------------------------------------------------------   -----------------   ------------   ----------------------
     1                                                             Fee and Leasehold                  JPMCB
  1.01                                                             Fee                                JPMCB
  1.02                                                             Fee and Leasehold                  JPMCB
  1.03                                                             Fee                                JPMCB
  1.04                                                             Fee                                JPMCB
  1.05                                                             Fee                                JPMCB
  1.06                                                             Fee                                JPMCB
  1.07                                                             Fee                                JPMCB
  1.08                                                             Fee                                JPMCB
  1.09                                                             Fee                                JPMCB
  1.10                                                             Fee                                JPMCB
  1.11                                                             Fee                                JPMCB
  1.12                                                             Fee                                JPMCB
  1.13                                                             Fee                                JPMCB
  1.14                                                             Fee                                JPMCB
  1.15                                                             Fee                                JPMCB
  1.16                                                             Fee                                JPMCB
  1.17                                                             Fee                                JPMCB
  1.18                                                             Fee                                JPMCB
  1.19                                                             Fee                                JPMCB
  1.20                                                             Fee                                JPMCB
     2                                                             Fee                                EHY


     3                                                             Fee                                PNC
  3.01                                                             Fee                                PNC
  3.02                                                             Fee                                PNC
  3.03                                                             Fee                                PNC
  3.04                                                             Fee                                PNC
  3.05                                                             Fee                                PNC
  3.06                                                             Fee                                PNC
  3.07                                                             Fee                                PNC
  3.08                                                             Fee                                PNC
  3.09                                                             Fee                                PNC
  3.10                                                             Fee                                PNC
  3.11                                                             Fee                                PNC
  3.12                                                             Fee                                PNC
  3.13                                                             Fee                                PNC
  3.14                                                             Fee                                PNC
     4                                                             Fee                                LaSalle
     5                                                             Fee                                JPMCB
  5.01                                                             Fee                                JPMCB
  5.02                                                             Fee                                JPMCB
  5.03                                                             Fee                                JPMCB
  5.04                                                             Fee                                JPMCB
  5.05                                                             Fee                                JPMCB
     6                                                             Fee                                EHY
     7                                                             Fee                                LaSalle
     8                                                             Fee                                LaSalle
     9                                                             Fee                                KEY
    10                                                             Fee                                PNC

    11                                                             Fee                                JPMCB
    12                                                             Fee                                JPMCB
 12.01                                                             Fee                                JPMCB
 12.02                                                             Fee                                JPMCB
    13                                                             Fee                                LaSalle
    14                                                             Fee and Leasehold                  LaSalle
    15                                                             Fee                                LaSalle
    16                                                             Fee                                JPMCB
    17                                                             Fee                                JPMCB
    18                                                             Fee                                PNC
    19                                                             Fee                                KEY
    20                                                             Fee                                JPMCB
 20.01                                                             Fee                                JPMCB
 20.02                                                             Fee                                JPMCB
 20.03                                                             Fee                                JPMCB
    21                                                             Leasehold                          JPMCB
    22                                                             Fee                                JPMCB

    23   Greater of Initial Rate + 2.50% or Treasury + 3.35%       Fee                                JPMCB
 23.01                                                             Fee                                JPMCB
 23.02                                                             Fee                                JPMCB
    24                                                             Fee                                LaSalle
    25                                                             Fee                                JPMCB
    26                                                             Fee                                KEY
    27                                                             Leasehold                          LaSalle
    28                                                             Fee                                EHY
    29   Initial Interest Rate + 2%                                Fee                                LaSalle
    30                                                             Fee                                LaSalle
    31                                                             Fee                                JPMCB
    32                                                             Fee                                PNC
    33                                                             Leasehold                          LaSalle
    34                                                             Fee                                EHY
    35                                                             Fee                                PNC
    36                                                             Fee                                EHY
    37                                                             Fee                                AMCC















    38                                                             Fee                                KEY
    39                                                             Fee                                LaSalle
    40                                                             Fee                                JPMCB
    41                                                             Fee                 01/01/00       KEY

 41.01                                                             Fee                                KEY
 41.02                                                             Fee                                KEY
 41.03                                                             Fee                                KEY
 41.04                                                             Fee                                KEY
 41.05                                                             Fee                                KEY
 41.06                                                             Fee                                KEY
 41.07                                                             Fee                                KEY
 41.08                                                             Fee                                KEY
    42                                                             Fee                                PNC

    43                                                             Fee                                AMCC
    44                                                             Fee                                JPMCB
    45                                                             Fee                                KEY
    46                                                             Fee                                KEY
    47                                                             Fee                                EHY
    48                                                             Leasehold                          JPMCB
    49                                                             Fee                                LaSalle
    50                                                             Fee                                EHY
    51                                                             Fee                                JPMCB
 51.01                                                             Fee                                JPMCB
 51.02                                                             Fee                                JPMCB
 51.03                                                             Fee                                JPMCB
    52                                                             Fee                                JPMCB
    53                                                             Fee                                JPMCB
    54                                                             Fee                                PNC
    55                                                             Fee                                JPMCB
    56                                                             Fee                                EHY
    57                                                             Fee                                EHY
    58                                                             Fee                                PNC
    59                                                             Fee                 01/02/00       PNC
    60                                                             Fee                                AMCC
    61                                                             Fee                                EHY
    62                                                             Fee                                PNC
    63                                                             Fee                                JPMCB
    64                                                             Fee                                EHY
    65                                                             Fee                                EHY
    66                                                             Fee                                JPMCB
    67                                                             Fee                                PNC
    68                                                             Fee                                JPMCB
    69                                                             Fee                                LaSalle
    70                                                             Fee                                JPMCB
    71                                                             Fee                                JPMCB




    72                                                             Fee                                EHY
    73                                                             Fee                                EHY
    74                                                             Fee                                LaSalle

    75                                                             Fee                                AMCC
    76   Greater of Rate + 2.0% or Treasury + 2.0%                 Fee                                KEY
    77                                                             Fee                                LaSalle

 77.01                                                             Fee                                LaSalle
 77.02                                                             Fee                                LaSalle
 77.03                                                             Fee                                LaSalle
 77.04                                                             Fee                                LaSalle
 77.05                                                             Fee                                LaSalle
    78                                                             Fee                                JPMCB
    79                                                             Fee                                JPMCB
    80                                                             Fee                                PNC
    81                                                             Fee                 01/01/00       KEY
    82                                                             Fee                                EHY
    83                                                             Fee                                EHY
    84                                                             Fee                                LaSalle





    85                                                             Fee                                KEY
    86                                                             Fee                 01/02/00       PNC
    87                                                             Fee                                KEY
    88                                                             Fee                                PNC
    89                                                             Fee                                EHY
    90                                                             Fee                                JPMCB
    91                                                             Fee                                KEY
    92                                                             Fee                                LaSalle
    93                                                             Fee                                PNC
    94                                                             Fee                                PNC
    95                                                             Fee                                JPMCB
    96                                                             Fee                                AMCC
    97                                                             Fee                                LaSalle
    98                                                             Fee                                LaSalle
    99                                                             Fee                                LaSalle
   100                                                             Fee                                AMCC
   101                                                             Fee                                JPMCB
   102                                                             Fee                                JPMCB
   103                                                             Fee                                JPMCB
   104                                                             Fee                                PNC
   105                                                             Fee                                LaSalle
   106                                                             Fee                                LaSalle
   107                                                             Fee                                JPMCB
   108                                                             Fee                                LaSalle
   109                                                             Fee                                LaSalle
   110                                                             Fee                                JPMCB
   111                                                             Fee                                AMCC
   112                                                             Fee                                PNC
   113   Greater of Initial Rate + 4% or Treasury Index + 5.12%    Fee                                AMCC
   114                                                             Fee                                JPMCB
   115                                                             Fee                                AMCC
   116                                                             Fee                                JPMCB
   117                                                             Fee                                LaSalle
   118                                                             Fee                                EHY
   119                                                             Fee                                LaSalle
   120                                                             Fee                                JPMCB
   121                                                             Fee                                LaSalle
   122                                                             Fee                                LaSalle
   123   Greater of Initial Rate + 4% or Treasury Index + 3.1%     Leasehold                          AMCC
   124                                                             Fee                                LaSalle
124.01                                                             Fee                                LaSalle
124.02                                                             Fee                                LaSalle
124.03                                                             Fee                                LaSalle
124.04                                                             Fee                                LaSalle
   125                                                             Fee                                LaSalle
125.01                                                             Fee                                LaSalle
125.02                                                             Fee                                LaSalle
   126                                                             Fee                                AMCC
   127                                                             Fee                                PNC
   128                                                             Fee                                PNC
   129                                                             Fee                                LaSalle
   130                                                             Fee                                LaSalle
   131                                                             Fee                                LaSalle


131.01                                                             Fee                                LaSalle
131.02                                                             Fee                                LaSalle
   132                                                             Fee                                EHY
   133                                                             Fee                                LaSalle
   134                                                             Fee                                KEY
   135                                                             Fee                                EHY
   136   Greater of Initial Rate + 4% or Swap (maturity) + 3.25%   Fee                                AMCC
   137                                                             Fee                                JPMCB
   138                                                             Fee                                LaSalle
   139                                                             Fee                                LaSalle
   140                                                             Fee                                KEY
   141                                                             Fee                                KEY
   142                                                             Fee                                JPMCB
   143                                                             Fee                                LaSalle
   144                                                             Fee                                JPMCB
   145                                                             Fee                                AMCC
   146                                                             Fee                                KEY
   147   Greater of Initial Rate + 4% or Treasury Index + 3.25%    Leasehold                          AMCC
   148                                                             Fee                                AMCC
   149                                                             Fee                                AMCC
   150                                                             Fee                                JPMCB
   151                                                             Fee                                AMCC
   152                                                             Fee                                JPMCB
   153   Greater of Initial Rate + 4% or Treasury Index + 5.04%    Fee                                AMCC
   154                                                             Fee                                LaSalle
   155                                                             Fee                                LaSalle
   156                                                             Fee                                LaSalle
   157                                                             Fee                                LaSalle
   158                                                             Fee                                LaSalle
   159   Greater of Initial Rate + 4% or Treasury Index + 5.2%     Fee                                AMCC
   160                                                             Fee                                EHY
   161                                                             Fee                                AMCC
   162                                                             Fee                                AMCC
   163   Greater of Initial Rate + 4% or Treasury Index + 5.1%     Fee                                AMCC
   164                                                             Fee                                JPMCB
   165                                                             Fee                                LaSalle
   166                                                             Leasehold                          JPMCB
   167                                                             Fee                                LaSalle
   168                                                             Fee                                LaSalle
   169                                                             Fee                                PNC
   170                                                             Fee                                LaSalle
   171                                                             Fee                                AMCC
   172   Greater of Initial Rate + 4% or Treasury Index + 5.08%    Fee                                AMCC
   173                                                             Fee                                LaSalle
   174                                                             Fee                                JPMCB
   175                                                             Fee                                LaSalle
   176                                                             Fee                                LaSalle
   177                                                             Fee                                LaSalle
   178                                                             Fee                                LaSalle
   179   Greater of Initial Rate + 4% or Treasury Index + 5.2%     Fee                                AMCC
   180                                                             Fee                                LaSalle
   181                                                             Fee                                LaSalle
   182                                                             Fee                                LaSalle
   183                                                             Fee                                LaSalle
   184                                                             Fee                                LaSalle



Loan #   Guarantor
------   ------------------------------------------------------------------------------------------------
     1   Macquarie CountryWide Corporation, Regency Centers Corporation
  1.01
  1.02
  1.03
  1.04
  1.05
  1.06
  1.07
  1.08
  1.09
  1.10
  1.11
  1.12
  1.13
  1.14
  1.15
  1.16
  1.17
  1.18
  1.19
  1.20
     2   General Growth, NYSCRF, GPLP, GGPLP L.L.C.,GGP-TRS, TRS,
         GGP/Homart II L.L.C., GGP Holding, Inc., GGP Holding II, Inc., Price,
         any of the Rouse Entities and/or GGP/Homart, Inc.
     3   TABB Realty, LLC
  3.01
  3.02
  3.03
  3.04
  3.05
  3.06
  3.07
  3.08
  3.09
  3.10
  3.11
  3.12
  3.13
  3.14
     4   G REIT, Inc.
     5   Behringer REIT I, Inc.
  5.01
  5.02
  5.03
  5.04
  5.05
     6   Israel Feit
     7   Judah Hertz, Isaac Hertz, Sarah Hertz, William Z. Hertz
     8   Peter Paul Bell
     9   Eagle Hospitality Properties Trust, Inc.
    10   Triple Net Properties, LLC, Anthony W. Thompson

    11   Falcon Real Estate Investment Company, Ltd.
    12   Sidney R. Brown, Irwin J. Brown, Jeffrey S. Brown
 12.01
 12.02
    13   John J. Flake, Henry C. Kelley, Jr., Doyle W. Rogers
    14   Arthur Hill & Co., L.L.C.
    15   G. Drew Gibson, David P. Middlemas
    16   SES/D.C. Venture LLC
    17   Mack-Cali Realty, L.P.
    18   Michael B. Smuck
    19   Charles Nirenberg, Larry Nirenberg
    20   Jay A. Henrichs, Daniel P. Schwabe, Peter J. Schwabe, Randy L. Scoville
 20.01
 20.02
 20.03
    21   College Road Associates LLC
    22   Peter Scodeller, Adriano Paciocco revocable Inter-vivos trust u/a/d 2/4/97, as amended;
         Dean Masciulli Revocable Inter-Vivos Trust U/A/D 2/4/97, as amended
    23   Harold Kent, James Wolosoff
 23.01
 23.02
    24   Gary E. Talles, Robert C. Levin
    25   Earle Altman
    26   Triple Five National Development Corporation
    27   James R. Foulger, Bryant F. Foulger, Clayton F. Foulger, Brent K. Pratt, Michael D. Abrams
    28   TIO Milestone LP
    29   John W. Boyd
    30   Inland Western Retail Real Estate Trust, Inc.
    31   Cory Thabit, John M. Tesoriero, Bryan Scher
    32   Government Properties Trust, Inc., Thomas D. Peschio
    33   Triple Net Properties, LLC
    34   TIO Milestone LP
    35   Donna Ahlers
    36   TIO Milestone LP
    37   Luke V. McCarthy, Michael W. Palmer















    38   Mammoth Equities, LLC
    39   Edwin P. Kollinger, Erich L. Kollinger, Herbert H. Kollinger
    40   Robert D. Champion
    41   Jerry A. Brand, A. Bruce Morain Jr.

 41.01
 41.02
 41.03
 41.04
 41.05
 41.06
 41.07
 41.08
    42   R. Craig Hannay

    43   Amin S. Lakha
    44   Lexington Corporate Properties Trust
    45   Wayne R. Hannah, III and Edward J. Wlodarczyk, Jr.
    46   Brooks Walker, Jr., Brooks Walker III, Mark Buell, Brian Bock and Second Street, LLC
    47   TIO Milestone LP
    48   Lexington Corporate Properties Trust
    49   Inland Western Retail Real Estate Trust, Inc.
    50   Harold Rosenblum
    51   Gladstone Commercial Limited Partnership
 51.01
 51.02
 51.03
    52   Robin Hernreich, Richard A. Mueller
    53   Cory Thabit, John M. Tesoriero, Bryan Scher
    54   A. Wayne Rich, Tom Tompkins, Ken Dixon
    55   Matthew T. Goodwin
    56   TIO Milestone LP
    57   TIO Milestone LP
    58   Gene Christensen
    59   Darrel W. Wright, Bobby L. Bierig
    60   Martin A. Reker, Eugene Bechtold
    61   TIO Milestone LP
    62   ERC Properties, Inc., Rod Coleman
    63   Macquarie CountryWide Corporation, Regency Centers Corporation
    64   Lamar Western L.P.
    65   TIO Milestone LP
    66   Russell Harvey
    67   Estelle Baldwin
    68   Kaufman Realty Group, LLC
    69   Edwin P. Kollinger, Erich L. Kollinger, Herbert H. Kollinger
    70   Ashton L. Trice
    71   Joseph L. Frani, Craig S. Matsuda, Donna Matsuda, Paul S. Fiedorek, Joy Canning,
         Candace S. Graham, Douglas J. Graham, Margaret Yatsevitch, Gerhard L. Schultz,
         Eileen A. Schultz, Alvin A. Brenneise, Luella J. Brenneise, William A. Cook,II, Becky A Cook,
         Joel Bienenfeld, Marylee Killinger, Gary L. Schultz, Francis Ian Leonard Hicks, Anne Lucy Hicks,
         Robert J. Brenner, Catherine G. Brenner, David Baerhend, Karen Vanderburg
    72   James L. Fleming
    73   TIO Milestone LP
    74   Michael F. Pokorny, Angela D. Pokorny

    75   Mark R. Schlesinger, Barry D. Schlesinger, Paul R. Schlesinger
    76   Jack Shaffer
    77   Jeffrey E. Weiss

 77.01
 77.02
 77.03
 77.04
 77.05
    78   Brent W. Nelson
    79   Mitchell E. Russell, Benjamin F. Miller, Eugene Mayer
    80   Joseph M. Clark, David H. Ernst, William H. Picard, Jr., Judith C. Tate
    81   Jerry A. Brand, A. Bruce Morain Jr.
    82   Millcraft Investments, Inc.
    83   TIO Milestone LP
    84   Joy Canning, Becky A. Cook, William A. Cook, II, Mary K. Durst, Stanley H. Durst,
         Steven D. Erickson, Paul S. Fiedorek, Shlomie Halberstam, Ronald T. Ingram,
         Margaret A. Lalor, Renald LeDuc, Ayako Ranalli, Joseph G. Ranalli, John W. Schoen,
         Gerhard L. Schultz, Eileen A. Schultz


    85   Eldon H. Wexler
    86   Darrel W. Wright, Bobby L. Bierig
    87   Dennis Mastie, Robert M. Jones
    88   Becky T. Edwards, Glen F. Bamberger
    89   Lamar Western L.P. and P & S Equities, Inc.
    90   Dinesh Gupta, Paul M. Getty
    91   Donald E. Perry
    92   Fred Roshan
    93   Adrienne Dominguez
    94   2222 Pinnacle LLC
    95   Charlie Tseng
    96   Keith H. McGraw, Michael Hendrickson, Fred Turnblacer, Sr
    97   Shyam Thadhani, Faroakh M. Rajkot, Kishore L. Motwani, Gopal Massand, Krishna K. Singh
    98   Kevin Pitts
    99   Dale R. Donohoe
   100   Doak C. Procter III
   101   David Richman
   102   Karin Hakanson
   103   Sidney R. Brown, Irwin J. Brown, Jeffrey S. Brown
   104   Susie J. Thompson-Burgess, James O. Cripps
   105   William H. Munn
   106   Michael D. McCarthy, Dennis M. McCarthy
   107   Martin Riback
   108   James Siun Park
   109   Dinesh M. Atreya
   110   Lawrence D. Horowitz
   111   Nathan S. Collier
   112   Gerald Daves
   113   Mark Roberts, Edward Roberts, Frank Dupar, Erin Roberts, Suzanne Roberts, Nancy Dupar
   114   Alfred Klairmont, Robert Klairmont
   115   Harvey Wolfe
   116   Michael P. Sortino, Randy Williams, Michael S. McMullen, Lonnie M. McMullen
   117   Arthur L. Flaming
   118   Harold P. Rosenblum
   119   Joseph P. Riddle, III
   120   R. Craig Smith
   121   Stephen J. Collins, Scott C. Goodman, Jeffrey A. DeHart, Richard W. Clark
   122   Michael D. Carey
   123   David S. Rosen, Harvey Rosen
   124   Roy L. Emerling
124.01
124.02
124.03
124.04
   125   Janice E. Day, Robert W. Day
125.01
125.02
   126   Rollis H. Anderson, Daniel L. Bishop, Barbara A. Anderson
   127   Rae A. Block, David M. Block
   128   Loy Vaught II
   129   William P. LaBelle, Christine L. LaBelle
   130   Won K. Chon, In Sook Chon
   131   D. Timothy Byrne, John F. Walsh


131.01
131.02
   132   Herbert D. Weitzman
   133   Jan N. Kerley, Diana L. Clay, Hearl K. Clay, Jr.
   134   Thomas Lindquist, Panfilo Morelli
   135   Lamar Western, L.P.
   136   Harvey Rosen, David S. Rosen
   137   Brent A. Tucker
   138   Riad Dimashkieh
   139   Donald A. Levine, Neal S. Shalom, Lewis Heafitz
   140   Diane Vento, John Vento
   141   Murray Dodge Ewing James, William G. DeMar
   142   Janet Jebson, Bradley J. Onstott, Yoram Tal
   143   Nergis Paso, Fikri Hajrulla, Nustret Hajrulla
   144   James R. Gallaugher
   145   Richard A. Lane, John K. Lane, Stephen G. Lane
   146   Daniel Tenn
   147   Harvey Rosen, David S. Rosen
   148   Ray Winn, Peter Kavoian
   149   Dr. Alexander A. Levitan
   150   Metropolitan Associates L.P.
   151   Daniel Katz, Sherwin Borsuk, M.D.
   152   Thomas E. Comforte
   153   Steven M. Dubler
   154   Arthur B. Birsa
   155   Robert W. Day, Janice E. Day
   156   Severyn I. Aszkenazy
   157   Daniel C. Barnett
   158   David M. Crockett, Marc C. Freije
   159   Y & O Investments, Inc.
   160   Bernard A. England, Joseph Hoch
   161   Jerrold H. Malamut, Jeffrey Gelberman, Brent M. Goldstein, Mark S. Goldstein
   162   Michael J. Krutzig, Daryl V. Krutzig
   163   Lynn Spencer (a/k/a Lynn Goldanski Spencer)
   164   John M. Kenny
   165   Daniel Abramson
   166   Richard Cutler
   167   Ronald O. Swinson, Jr., A.S. Harpe, II
   168   Kenneth G. Meislin
   169   Rae A. Block
   170   Pierre E. Bejjani
   171   Tommie Graham, D. Perry Burns
   172   Lynn Goldanski Spencer
   173   Larry F. Koch, Donna L. Webb
   174   David Fahmie
   175   Vladimir Shneyeder, Alfonso S. Kimche
   176   Carl V. Blessing, Daniel L. Blessing
   177   Theresa M. Dube
   178   Rachelle Millison
   179   Y & O Investments, Inc.
   180   G. Drew Gibson
   181   Abraham K. Thomas, Sajan Varughese
   182   Richard "Rick" Campbell, Richard O. Campbell, Richard McCormick, William Fortune
   183   Willie J. Clay III, Bruce A. Hines, Duane E. Ferrell
   184   Cherril F. Peranich

                                                                   UPFRONT ESCROW
                            ---------------------------------------------------------------------------------------------
Loan #   Letter of Credit   Upfront CapEx Reserve   Upfront Eng. Reserve   Upfront Envir. Reserve   Upfront TI/LC Reserve
------   ----------------   ---------------------   --------------------   ----------------------   ---------------------
     1                 No                    0.00                   0.00                     0.00                    0.00
  1.01
  1.02
  1.03
  1.04
  1.05
  1.06
  1.07
  1.08
  1.09
  1.10
  1.11
  1.12
  1.13
  1.14
  1.15
  1.16
  1.17
  1.18
  1.19
  1.20
     2                 No                    0.00                   0.00                     0.00                    0.00


     3        1,000,000.0                    0.00             182,875.00                50,000.00                    0.00
  3.01
  3.02
  3.03
  3.04
  3.05
  3.06
  3.07
  3.08
  3.09
  3.10
  3.11
  3.12
  3.13
  3.14
     4                 No               55,000.00                   0.00                     0.00                    0.00
     5                 No                    0.00                   0.00                     0.00                    0.00
  5.01
  5.02
  5.03
  5.04
  5.05
     6                 No               21,375.00               6,250.00                     0.00                    0.00
     7                 No                    0.00                   0.00                     0.00                    0.00
     8                 No                    0.00                   0.00                     0.00                    0.00
     9                 No                    0.00             348,950.00                     0.00                    0.00
    10        1,185,000.0                    0.00                   0.00                     0.00            1,145,000.00

    11                 No               50,000.00                   0.00                     0.00            4,044,877.50
    12                 No                    0.00                   0.00               227,375.00                    0.00
 12.01
 12.02
    13                 No                    0.00                   0.00                     0.00                    0.00
    14                 No                    0.00                   0.00                     0.00                    0.00
    15                 No                    0.00                   0.00                     0.00              225,000.00
    16                 No                    0.00                   0.00                     0.00                    0.00
    17                 No                    0.00                   0.00                     0.00                    0.00
    18                0.0            1,500,000.00                   0.00                     0.00                    0.00
    19                 No                8,158.00                   0.00                 1,700.00               17,500.00
    20                 No                    0.00                   0.00                     0.00                    0.00
 20.01
 20.02
 20.03
    21                 No                    0.00                   0.00                     0.00              664,125.00
    22                 No                    0.00                   0.00                     0.00                    0.00

    23                 No                    0.00             200,000.00                     0.00              500,000.00
 23.01
 23.02
    24                 No                    0.00                   0.00                     0.00                    0.00
    25                 No                    0.00                   0.00                     0.00                    0.00
    26                 No                  944.00                   0.00                     0.00                8,694.00
    27        3,400,000.0                    0.00                   0.00                     0.00                    0.00
    28                 No               63,025.00             248,049.00                     0.00                    0.00
    29                 No                    0.00              13,562.50                     0.00              384,423.38
    30                 No                    0.00                   0.00                     0.00                    0.00
    31                 No                    0.00              40,625.00                     0.00                    0.00
    32                0.0                    0.00                   0.00                     0.00                    0.00
    33                 No                    0.00                   0.00                     0.00                    0.00
    34                 No               66,089.00             256,804.00                     0.00                    0.00
    35                0.0                    0.00                   0.00                     0.00                    0.00
    36                 No              128,771.00              56,175.00                     0.00                    0.00
    37                 No              134,400.00                   0.00                     0.00                    0.00















    38                 No              442,417.00                   0.00                     0.00              500,000.00
    39                 No                    0.00                   0.00                     0.00                    0.00
    40                 No                    0.00                   0.00                     0.00              736,949.35
    41                 No                    0.00              45,000.00                     0.00                    0.00

 41.01
 41.02
 41.03
 41.04
 41.05
 41.06
 41.07
 41.08
    42                0.0              143,195.00                   0.00                     0.00            1,946,320.00

    43                 No                    0.00                   0.00                     0.00                    0.00
    44                 No                    0.00             250,000.00                     0.00                    0.00
    45                 No                3,000.00                   0.00                     0.00                    0.00
    46        1,500,000.0                1,297.00                   0.00                     0.00                    0.00
    47                 No              238,501.00             526,664.00                     0.00                    0.00
    48                 No                    0.00                   0.00                     0.00                    0.00
    49                 No                    0.00                   0.00                     0.00                    0.00
    50                 No                3,625.00                 425.00                     0.00                    0.00
    51                 No                    0.00             191,250.00               400,000.00                    0.00
 51.01
 51.02
 51.03
    52                 No                7,523.00                   0.00                     0.00                    0.00
    53                 No                    0.00              16,875.00                24,075.00                    0.00
    54                0.0                    0.00                   0.00                     0.00                    0.00
    55                 No                    0.00                   0.00                     0.00                    0.00
    56                 No              108,433.00             265,470.00                     0.00                    0.00
    57                 No               54,733.00             231,540.00                     0.00                    0.00
    58                0.0                    0.00              31,125.00                     0.00                    0.00
    59                0.0            1,156,227.00                   0.00                     0.00              750,000.00
    60                 No                    0.00                   0.00                     0.00                    0.00
    61                 No              167,878.00              20,905.00                     0.00                    0.00
    62                0.0                    0.00                   0.00                 1,500.00                    0.00
    63                 No                    0.00                   0.00                     0.00                    0.00
    64                 No              351,250.00               3,750.00                     0.00                    0.00
    65                 No              135,030.00             581,519.00                     0.00                    0.00
    66                 No                    0.00                   0.00                     0.00                    0.00
    67                0.0                    0.00                   0.00                     0.00              120,000.00
    68          150,000.0                    0.00                   0.00                     0.00              225,000.00
    69                 No                    0.00             135,000.00                     0.00                    0.00
    70                 No                    0.00              37,500.00                     0.00                    0.00
    71                 No                    0.00               4,688.00                     0.00                    0.00




    72                 No                    0.00                   0.00                     0.00              135,850.00
    73                 No               51,642.00             240,575.00                     0.00                    0.00
    74                 No                    0.00                   0.00                     0.00                    0.00

    75                 No                    0.00             428,600.00                     0.00              150,000.00
    76                 No                    0.00                   0.00                     0.00                    0.00
    77                 No                    0.00               3,750.00                     0.00                    0.00

 77.01
 77.02
 77.03
 77.04
 77.05
    78                 No                    0.00               8,125.00                     0.00                    0.00
    79                 No                    0.00                   0.00                     0.00                    0.00
    80                0.0                    0.00                   0.00                     0.00                    0.00
    81                 No                    0.00                   0.00                     0.00                    0.00
    82                 No                1,874.00             184,637.00                     0.00              312,500.00
    83                 No               88,758.00             357,500.00                     0.00                    0.00
    84                 No                    0.00               2,312.00                     0.00                    0.00





    85                 No                1,020.00                   0.00                     0.00                1,700.00
    86                0.0                    0.00                   0.00                     0.00            2,000,000.00
    87                 No                    0.00                   0.00                     0.00                    0.00
    88                0.0                    0.00                   0.00                     0.00                    0.00
    89                 No                1,891.79               4,375.00                     0.00                3,678.47
    90                 No                    0.00                   0.00                     0.00              125,000.00
    91                 No                  818.33                   0.00                     0.00                5,019.29
    92                 No                    0.00                   0.00                     0.00                    0.00
    93                0.0                    0.00                   0.00                     0.00                    0.00
    94                0.0                    0.00                   0.00                     0.00                    0.00
    95                 No                    0.00               8,250.00                     0.00                    0.00
    96                 No                    0.00                   0.00                     0.00                    0.00
    97                 No                    0.00             368,688.00                     0.00                    0.00
    98                 No                    0.00                   0.00                     0.00                    0.00
    99                 No                    0.00                   0.00                     0.00                    0.00
   100                 No                    0.00                   0.00                     0.00              214,625.00
   101                 No                    0.00                   0.00                     0.00                    0.00
   102                 No                    0.00                   0.00                     0.00                    0.00
   103                 No                    0.00                   0.00                     0.00                    0.00
   104                0.0                    0.00              26,875.00                     0.00                    0.00
   105                 No                    0.00                   0.00                     0.00                    0.00
   106                 No                    0.00                   0.00                     0.00                    0.00
   107                 No                    0.00                   0.00                     0.00                    0.00
   108                 No                    0.00                   0.00                     0.00                    0.00
   109                 No                    0.00                   0.00                     0.00                    0.00
   110                 No                    0.00                   0.00                     0.00                    0.00
   111        1,800,000.0                    0.00                   0.00                     0.00                    0.00
   112                0.0                    0.00                   0.00                     0.00                    0.00
   113                 No                    0.00                   0.00                     0.00                    0.00
   114                 No                    0.00                   0.00                     0.00                    0.00
   115                 No                    0.00              20,000.00                     0.00              150,000.00
   116                 No                    0.00               3,291.00                     0.00                    0.00
   117                 No                    0.00               3,750.00                     0.00                    0.00
   118                 No                2,542.00              65,650.00                     0.00                    0.00
   119          500,000.0                    0.00                   0.00                     0.00                    0.00
   120                 No                    0.00                   0.00                     0.00                    0.00
   121                 No                    0.00                   0.00                     0.00                    0.00
   122                 No                    0.00                   0.00                     0.00                    0.00
   123                 No                    0.00                   0.00                     0.00                    0.00
   124                 No                    0.00                   0.00                     0.00                    0.00
124.01
124.02
124.03
124.04
   125                 No                    0.00               9,250.00                     0.00                    0.00
125.01
125.02
   126                 No                    0.00                   0.00                     0.00                    0.00
   127                0.0                    0.00                   0.00                     0.00                    0.00
   128                0.0                    0.00                   0.00                     0.00                    0.00
   129                 No                    0.00                   0.00                     0.00                    0.00
   130                 No                    0.00                   0.00                     0.00               15,105.00
   131                 No                    0.00              73,208.00                     0.00                    0.00


131.01
131.02
   132                 No                  150.00                   0.00                     0.00              206,475.00
   133                 No                    0.00                   0.00                     0.00                    0.00
   134                 No                    0.00                   0.00                     0.00                    0.00
   135                 No                    0.00                   0.00                     0.00                    0.00
   136                 No                    0.00                   0.00                     0.00                    0.00
   137                 No                    0.00               3,037.50                     0.00               20,000.00
   138                 No                    0.00                   0.00                     0.00                    0.00
   139                 No                    0.00              32,156.00                     0.00                    0.00
   140                 No                    0.00                   0.00                     0.00                    0.00
   141                 No                  555.00                   0.00                     0.00                    0.00
   142                 No                    0.00                   0.00                     0.00                    0.00
   143                 No                    0.00              12,000.00                   500.00                    0.00
   144                 No                    0.00                   0.00                     0.00                    0.00
   145                 No                    0.00                   0.00                     0.00                    0.00
   146                 No                    0.00                   0.00                     0.00                    0.00
   147                 No                    0.00                   0.00                     0.00                    0.00
   148          400,000.0                    0.00             200,000.00                     0.00                    0.00
   149                 No                    0.00                   0.00                     0.00                    0.00
   150                 No                    0.00                   0.00                     0.00                    0.00
   151                 No                    0.00                   0.00                     0.00                    0.00
   152          150,000.0                    0.00             127,281.00                     0.00                    0.00
   153                 No                    0.00                   0.00                     0.00                    0.00
   154                 No                    0.00                   0.00                     0.00                    0.00
   155                 No                    0.00               6,125.00                     0.00                    0.00
   156                 No                    0.00                   0.00                     0.00                    0.00
   157                 No                    0.00               4,063.00                     0.00                    0.00
   158                 No                    0.00                   0.00                     0.00                    0.00
   159                 No                    0.00                   0.00                     0.00                    0.00
   160                 No                  467.00              46,225.00                     0.00                9,000.00
   161                 No                    0.00              95,536.00                     0.00              100,000.00
   162                 No                    0.00                   0.00                     0.00                    0.00
   163                 No                    0.00                   0.00                     0.00                    0.00
   164                 No                    0.00                   0.00                     0.00                    0.00
   165                 No                    0.00               6,250.00                     0.00                    0.00
   166                 No                    0.00                   0.00                80,000.00                    0.00
   167                 No                    0.00                   0.00                     0.00                    0.00
   168                 No                    0.00              25,438.00                     0.00                    0.00
   169                0.0               35,125.00                   0.00                     0.00                    0.00
   170                 No                    0.00              26,500.00                     0.00                    0.00
   171                 No                    0.00                   0.00                     0.00                    0.00
   172                 No                    0.00                   0.00                     0.00                    0.00
   173                 No                    0.00                   0.00                     0.00                    0.00
   174                 No                    0.00                   0.00                     0.00                    0.00
   175                 No                    0.00                   0.00                     0.00                    0.00
   176                 No                    0.00                   0.00                     0.00               24,217.00
   177                 No                    0.00                   0.00                     0.00                    0.00
   178                 No                    0.00                   0.00                     0.00                    0.00
   179                 No                    0.00                   0.00                     0.00                    0.00
   180                 No                    0.00                   0.00                     0.00                    0.00
   181                 No                    0.00              35,812.50                     0.00                    0.00
   182           42,700.0                    0.00                   0.00                     0.00                    0.00
   183                 No                    0.00                   0.00                     0.00                    0.00
   184                 No                    0.00                   0.00                     0.00                    0.00

                                    UPFRONT ESCROW                                               MONTHLY ESCROW
         ---------------------------------------------------------------------   ----------------------------------------------
Loan #   Upfront RE Tax Reserve   Upfront Ins. Reserve   Upfront Other Reserve   Monthly Capex Reserve   Monthly Envir. Reserve
------   ----------------------   --------------------   ---------------------   ---------------------   ----------------------
     1                     0.00                   0.00                    0.00                    0.00                     0.00
  1.01
  1.02
  1.03
  1.04
  1.05
  1.06
  1.07
  1.08
  1.09
  1.10
  1.11
  1.12
  1.13
  1.14
  1.15
  1.16
  1.17
  1.18
  1.19
  1.20
     2                     0.00                   0.00                    0.00                    0.00                     0.00


     3                     0.00                   0.00            4,005,000.00                    0.00                     0.00
  3.01
  3.02
  3.03
  3.04
  3.05
  3.06
  3.07
  3.08
  3.09
  3.10
  3.11
  3.12
  3.13
  3.14
     4               543,318.91             136,972.85              100,000.00                 9555.00                     0.00
     5               909,669.77              51,820.42                    0.00                 8099.83                     0.00
  5.01
  5.02
  5.03
  5.04
  5.05
     6               104,026.00              41,330.50                    0.00                21375.00                     0.00
     7             1,031,881.32             310,010.83                    0.00                24406.83                     0.00
     8                     0.00                   0.00                    0.00                    0.00                     0.00
     9                     0.00                   0.00               56,250.00                    0.00                     0.00
    10                     0.00                   0.00              803,454.00                 6100.75                     0.00

    11                63,140.11              91,370.00            1,679,464.00                    0.00                     0.00
    12               272,542.16              66,114.67              225,000.00                11613.33                     0.00
 12.01
 12.02
    13               590,422.05             108,521.40                    0.00                 8197.75                     0.00
    14               537,267.81              34,890.27                    0.00                 2203.00                     0.00
    15                     0.00                   0.00                    0.00                    0.00                     0.00
    16                     0.00                   0.00                    0.00                    0.00                     0.00
    17                     0.00                   0.00                    0.00                 4652.56                     0.00
    18                     0.00                   0.00              500,000.00                 9583.33                     0.00
    19               120,907.30              43,169.00                    0.00                 8158.00                     0.00
    20               134,129.45               3,695.17                    0.00                 1057.36                     0.00
 20.01
 20.02
 20.03
    21                99,688.94              23,771.92                    0.00                 4770.42                     0.00
    22                     0.00                   0.00                    0.00                    0.00                     0.00

    23               115,230.24             104,382.00                    0.00                    0.00                     0.00
 23.01
 23.02
    24                38,858.34              39,030.16                    0.00                    0.00                     0.00
    25                     0.00                   0.00                    0.00                    0.00                     0.00
    26                     0.00                   0.00                    0.00                  944.00                     0.00
    27                94,109.17               3,000.31                    0.00                 1294.00                     0.00
    28               131,419.00               7,544.00                    0.00                    0.00                     0.00
    29               119,359.19              10,106.20            2,789,509.99                 3368.70                     0.00
    30                     0.00                   0.00                    0.00                    0.00                     0.00
    31                74,487.11                   0.00                    0.00                 7795.75                     0.00
    32                37,780.68               4,995.50              792,395.63                 1775.00                     0.00
    33                27,733.33              16,593.72                    0.00                 2663.00                     0.00
    34                53,957.00               4,250.00                    0.00                    0.00                     0.00
    35                     0.00                   0.00                    0.00                 1134.42                     0.00
    36                66,745.00              31,374.00                    0.00                    0.00                     0.00
    37                13,085.38               5,479.32                    0.00                 5600.00                     0.00















    38               114,755.00                   0.00                    0.00                 2417.00                     0.00
    39               137,962.59              36,247.24                    0.00                 8250.00                     0.00
    40                41,045.33               2,003.06                    0.00                    0.00                     0.00
    41                     0.00                   0.00                    0.00                    0.00                     0.00

 41.01
 41.02
 41.03
 41.04
 41.05
 41.06
 41.07
 41.08
    42                     0.00                   0.00               33,171.00                 2197.00                     0.00

    43               100,206.37               6,666.64               39,800.00                  333.20                     0.00
    44                     0.00                   0.00                    0.00                    0.00                     0.00
    45                64,028.12              10,956.75                    0.00                 3000.00                     0.00
    46                46,067.57               1,981.18                    0.00                 1297.00                     0.00
    47               116,822.00               3,498.00                    0.00                    0.00                     0.00
    48                     0.00                   0.00                    0.00                    0.00                     0.00
    49                     0.00                   0.00                    0.00                    0.00                     0.00
    50                38,500.00               3,282.00                    0.00                 3625.00                     0.00
    51                     0.00                   0.00                    0.00                    0.00                     0.00
 51.01
 51.02
 51.03
    52                78,035.69               4,878.00                    0.00                    0.00                     0.00
    53                43,652.15                   0.00               24,075.00                 5299.58                     0.00
    54                     0.00                   0.00                    0.00                 5665.76                     0.00
    55                59,654.25              27,142.75                    0.00                    0.00                     0.00
    56                82,919.00               3,326.00                    0.00                    0.00                     0.00
    57                91,178.00               3,707.00                    0.00                    0.00                     0.00
    58                     0.00                   0.00                    0.00                 7030.00                     0.00
    59                     0.00                   0.00                    0.00                 1923.25                     0.00
    60                     0.00              19,811.15                    0.00                 2025.00                     0.00
    61                84,150.00               3,598.00                    0.00                    0.00                     0.00
    62                     0.00                   0.00                    0.00                 3500.00                     0.00
    63                     0.00                   0.00                    0.00                    0.00                     0.00
    64               101,336.00              24,080.00            1,240,000.00                 2551.00                     0.00
    65               108,361.00               4,196.00                    0.00                    0.00                     0.00
    66                67,727.29              17,964.33                    0.00                 6078.39                     0.00
    67                     0.00                   0.00                    0.00                 1047.08                     0.00
    68               119,882.88               3,565.40                    0.00                  492.00                     0.00
    69                88,129.96              22,864.56                    0.00                 5597.08                     0.00
    70                17,797.50               4,450.25                    0.00                  400.00                     0.00
    71               224,914.50              15,760.25                    0.00                 5850.00                     0.00




    72                29,001.00               1,410.00               19,882.00                  390.00                     0.00
    73                68,085.00               2,995.00                    0.00                    0.00                     0.00
    74                21,801.61               2,754.96                    0.00                  299.00                     0.00

    75                     0.00                   0.00                    0.00                 1550.00                     0.00
    76                23,845.83                   0.00                    0.00                    0.00                     0.00
    77                31,273.49               4,434.04                    0.00                  500.28                     0.00

 77.01
 77.02
 77.03
 77.04
 77.05
    78                34,853.50               6,451.50                    0.00                 3063.60                     0.00
    79                11,128.33               2,434.33                    0.00                  313.68                     0.00
    80                     0.00                   0.00                    0.00                 2151.17                     0.00
    81                     0.00                   0.00                    0.00                    0.00                     0.00
    82                28,730.00              32,580.00                    0.00                 1874.00                     0.00
    83                71,268.00               2,886.00                    0.00                    0.00                     0.00
    84               179,166.00              27,920.84                    0.00                    0.00                     0.00





    85                21,711.02              12,910.10                    0.00                 1020.00                     0.00
    86                     0.00                   0.00                    0.00                  854.83                     0.00
    87                38,819.83                 724.50                    0.00                    0.00                     0.00
    88                     0.00                   0.00                    0.00                 3332.80                     0.00
    89                49,853.76              22,949.28                    0.00                 1891.79                     0.00
    90                27,984.71               2,827.25               65,360.00                  335.67                     0.00
    91                16,643.65               5,704.74                    0.00                  818.33                     0.00
    92                58,087.64               2,236.00                    0.00                  250.17                     0.00
    93                     0.00                   0.00                    0.00                  639.42                     0.00
    94                     0.00                   0.00              423,108.00                  672.25                     0.00
    95                57,993.54               3,570.00                    0.00                 1334.80                     0.00
    96                     0.00                   0.00                    0.00                   86.75                     0.00
    97               109,123.73              21,937.82                    0.00                 6674.58                     0.00
    98                30,561.38                   0.00              650,000.00                  730.67                     0.00
    99                33,010.67               3,791.06                    0.00                  199.75                     0.00
   100                49,106.97               4,947.60               58,998.00                  607.17                     0.00
   101                24,221.09              23,818.16                    0.00                  797.33                     0.00
   102                44,918.60               1,271.25               97.674.00                  368.33                     0.00
   103                15,184.29               9,044.25                    0.00                  150.00                     0.00
   104                     0.00                   0.00                    0.00                 6116.00                     0.00
   105                17,343.85               3,392.48                    0.00                    0.00                     0.00
   106                     0.00                   0.00                    0.00                    0.00                     0.00
   107                     0.00                   0.00                    0.00                    0.00                     0.00
   108                16,799.98              12,113.05                    0.00                 1472.00                     0.00
   109                     0.00                   0.00                    0.00                    0.00                     0.00
   110                13,584.24               4,604.00                    0.00                 1035.00                     0.00
   111                72,532.48              11,245.47               60,000.00                 3875.00                     0.00
   112                     0.00                   0.00                    0.00                  693.58                     0.00
   113                     0.00                   0.00               20,000.00                  189.00                     0.00
   114                     0.00                   0.00                    0.00                    0.00                     0.00
   115                79,527.25              44,361.24                    0.00                 1719.67                     0.00
   116                16,451.39              18,468.75               91,067.00                 1837.28                     0.00
   117                27,716.87               8,424.00                    0.00                  625.00                     0.00
   118                99,384.00              38,252.00                    0.00                 2542.00                     0.00
   119                41,563.18               7,969.26                    0.00                  891.25                     0.00
   120                31,980.00               4,923.00                    0.00                    0.00                     0.00
   121                18,087.58               1,275.51                    0.00                  146.50                     0.00
   122                     0.00                   0.00                    0.00                    0.00                     0.00
   123                     0.00                   0.00                    0.00                  253.19                     0.00
   124                75,529.92              24,942.84                    0.00                    0.00                     0.00
124.01
124.02
124.03
124.04
   125                24,017.08               9,641.06                    0.00                  319.17                     0.00
125.01
125.02
   126                     0.00               6,734.40                    0.00                    0.00                     0.00
   127                     0.00                   0.00                    0.00                  295.17                     0.00
   128                     0.00                   0.00              163,469.00                  150.33                     0.00
   129                     0.00                   0.00                    0.00                    0.00                     0.00
   130                27,608.70               1,092.17                    0.00                  200.75                     0.00
   131                51,872.17               3,791.06                    0.00                 1367.25                     0.00


131.01
131.02
   132                13,002.00               1,968.00                    0.00                  150.00                     0.00
   133                10,728.09                 849.85                    0.00                  339.33                     0.00
   134                     0.00               3,123.75              105,000.00                    0.00                     0.00
   135                 9,710.00               6,070.00                    0.00                  335.00                     0.00
   136                     0.00                   0.00                    0.00                  257.43                     0.00
   137                 8,545.08                 944.83                    0.00                  192.19                     0.00
   138                32,259.49               1,248.17                    0.00                  185.50                     0.00
   139                 4,150.28               2,475.72              303,810.68                    0.00                     0.00
   140                     0.00                   0.00                    0.00                    0.00                     0.00
   141                12,446.70               3,650.50                    0.00                  555.00                     0.00
   142                42,672.00               1,536.00               19,600.00                  336.17                     0.00
   143                72,898.81               9,360.77                    0.00                 2333.33                     0.00
   144                 6,077.50               3,340.00               92,733.89                    0.00                     0.00
   145                     0.00                 670.96               43,212.00                    0.00                     0.00
   146                16,328.21               5,293.23                    0.00                    0.00                     0.00
   147                     0.00                   0.00                    0.00                  258.20                     0.00
   148                72,193.50               5,727.00                    0.00                  972.91                     0.00
   149                40,512.34              13,194.88                    0.00                 1350.00                     0.00
   150                     0.00                   0.00                    0.00                    0.00                     0.00
   151                 5,141.00               4,829.13              595,000.00                 1195.00                     0.00
   152                89,656.24                   0.00               38,407.54                  666.83                     0.00
   153                     0.00                   0.00                    0.00                    0.00                     0.00
   154                     0.00                   0.00                    0.00                    0.00                     0.00
   155                 1,575.51              12,750.40                    0.00                  190.75                     0.00
   156                 6,150.15               3,003.78                    0.00                  120.75                     0.00
   157                50,058.93               6,249.24                    0.00                 3658.34                     0.00
   158                   181.93                 984.62                    0.00                  149.75                     0.00
   159                     0.00                   0.00                    0.00                    0.00                     0.00
   160                     0.00               6,984.00                    0.00                  467.00                     0.00
   161                     0.00               1,288.38                    0.00                    0.00                     0.00
   162                     0.00               6,670.00               40,000.00                  233.41                     0.00
   163                     0.00                   0.00               73,620.00                    0.00                     0.00
   164                     0.00                   0.00                    0.00                    0.00                     0.00
   165                 3,431.70               2,339.31                    0.00                  175.25                     0.00
   166                12,070.77               1,879.50                    0.00                    0.00                     0.00
   167                     0.00                   0.00                    0.00                    0.00                     0.00
   168                15,834.00                 455.00                    0.00                  225.00                     0.00
   169                     0.00                   0.00                    0.00                  161.25                     0.00
   170                31,406.06               2,852.89                    0.00                  361.84                     0.00
   171                17,258.30              10,101.03                    0.00                  675.08                     0.00
   172                     0.00                   0.00              251,347.34                    0.00                     0.00
   173                23,226.46               2,675.92                    0.00                    0.00                     0.00
   174                23,589.13              14,303.92                    0.00                    0.00                     0.00
   175                16,775.96                 229.50                    0.00                 1792.42                     0.00
   176                   329.00                 240.33                    0.00                  148.75                     0.00
   177                 7,285.65               4,804.80                    0.00                  395.84                     0.00
   178                19,525.19               4,197.27                    0.00                  493.42                     0.00
   179                     0.00                   0.00                    0.00                    0.00                     0.00
   180                     0.00                   0.00                    0.00                    0.00                     0.00
   181                19,362.20               1,015.56                    0.00                 1207.50                     0.00
   182                 3,634.80               1,798.33                    0.00                    0.00                     0.00
   183                 1,356.00                 887.38                    0.00                   78.75                     0.00
   184                     0.00                   0.00                    0.00                    0.00                     0.00

                                                MONTHLY ESCROW
         ---------------------------------------------------------------------------------------------
Loan #   Monthly TI/LC Reserve   Monthly RE Tax Reserve   Monthly Ins. Reserve   Monthly Other Reserve   Grace Period
------   ---------------------   ----------------------   --------------------   ---------------------   ------------
     1                    0.00                     0.00                   0.00                    0.00              0
  1.01
  1.02
  1.03
  1.04
  1.05
  1.06
  1.07
  1.08
  1.09
  1.10
  1.11
  1.12
  1.13
  1.14
  1.15
  1.16
  1.17
  1.18
  1.19
  1.20
     2                    0.00                     0.00                   0.00                    0.00              5


     3                    0.00                     0.00                   0.00                    0.00              5
  3.01
  3.02
  3.03
  3.04
  3.05
  3.06
  3.07
  3.08
  3.09
  3.10
  3.11
  3.12
  3.13
  3.14
     4                22932.00                108663.78               17121.61                    0.00              5
     5                40499.17                114180.56                7402.92                    0.00              0
  5.01
  5.02
  5.03
  5.04
  5.05
     6                    0.00                 52013.00               24816.64                    0.00              0
     7               152542.81                171980.22               38751.35                    0.00              5
     8                    0.00                     0.00                   0.00                    0.00              5
     9                    0.00                     0.00                   0.00                    0.00              0
    10                25000.00                113954.17                5654.50                    0.00              5

    11                    0.00                 63140.11                9137.00                    0.00              7
    12                20000.00                 70860.96                8264.33                    0.00              7
 12.01
 12.02
    13                    0.00                 56025.45               10852.14                    0.00              5
    14                11015.17                107453.56                3489.03                    0.00              5
    15                    0.00                     0.00                   0.00                    0.00              5
    16                    0.00                     0.00                   0.00                    0.00              7
    17                    0.00                     0.00                   0.00                    0.00              7
    18                    0.00                 77197.08                9719.17                    0.00              5
    19                17500.00                 60453.65                5396.13                    0.00              5
    20                16667.00                 44709.82                3695.17                    0.00              5
 20.01
 20.02
 20.03
    21                18750.00                 49844.47                2161.08                    0.00              5
    22                    0.00                     0.00                   0.00                    0.00              5

    23                    0.00                 45233.41               13000.00                    0.00              5
 23.01
 23.02
    24                    0.00                  3532.58                3252.51                    0.00              5
    25                    0.00                     0.00                   0.00                    0.00              5
    26                 8694.00                     0.00                   0.00                    0.00              5
    27                 2567.00                 18821.83                3000.31                    0.00              5
    28                    0.00                 21903.13                7544.00                    0.00              5
    29                 5614.50                 29839.80                5053.10                13475.00              5
    30                    0.00                     0.00                   0.00                    0.00              5
    31                    0.00                 14897.42                   0.00                    0.00             10
    32                    0.00                     0.00                   0.00                    0.00              5
    33                11317.00                  6933.33                1843.75                    0.00              5
    34                    0.00                  8992.83                4250.00                    0.00              5
    35                    0.00                 10198.93                1199.58                    0.00              5
    36                    0.00                 13349.00                5229.00                    0.00              5
    37                    0.00                  3271.35               13150.37                    0.00              0















    38                    0.00                 19125.83                   0.00                    0.00              5
    39                    0.00                 12542.05                7249.45                    0.00              5
    40                 1736.00                 10261.33                1001.53                    0.00              7
    41                    0.00                     0.00                   0.00                    0.00              5

 41.01
 41.02
 41.03
 41.04
 41.05
 41.06
 41.07
 41.08
    42                 8333.33                 34047.13                1868.25                    0.00              5

    43                    0.00                  9109.67                 833.33                    0.00              0
    44                    0.00                     0.00                   0.00                    0.00              7
    45                    0.00                 25224.53                5478.38                    0.00              5
    46                    0.00                  9213.52                1981.18                    0.00              5
    47                    0.00                 29205.40                3498.00                    0.00              5
    48                    0.00                     0.00                   0.00                    0.00             10
    49                    0.00                     0.00                   0.00                    0.00              5
    50                    0.00                 19250.00                3282.00                    0.00              0
    51                    0.00                     0.00                   0.00                    0.00              7
 51.01
 51.02
 51.03
    52                    0.00                 11147.96                1626.00                    0.00              7
    53                    0.00                  8730.43                   0.00                    0.00             10
    54                    0.00                 13600.00                5151.23                    0.00              5
    55                    0.00                  6628.25                9047.58                    0.00              7
    56                    0.00                 20729.75                3326.00                    0.00              5
    57                    0.00                 22794.53                3707.00                    0.00              5
    58                    0.00                     0.00                6738.39                    0.00              5
    59                 2083.33                 15276.70                1824.50                    0.00              5
    60                    0.00                  8605.50                3208.54                    0.00              0
    61                    0.00                 21037.48                3598.00                    0.00              5
    62                    0.00                 10833.33                3259.76                    0.00              5
    63                    0.00                     0.00                   0.00                    0.00              0
    64                 8503.00                 12667.00                3010.00                    0.00              0
    65                    0.00                 27090.34                4196.00                    0.00              5
    66                    0.00                  9675.32                4491.00                    0.00              7
    67                 3333.33                 12414.40                1337.25                    0.00              5
    68                    0.00                  9990.24                1188.50                    0.00              7
    69                    0.00                  8011.81                4572.91                    0.00              5
    70                    0.00                  8898.75                1483.42                    0.00              7
    71                    0.00                 24990.50                5253.42                    0.00              7




    72                 4985.00                  9667.00                1410.00                    0.00              0
    73                    0.00                 17021.22                2995.00                    0.00              5
    74                 1495.19                  7267.20                1377.48                    0.00              5

    75                 3875.00                     0.00                   0.00                    0.00              0
    76                    0.00                  7948.61                   0.00                    0.00              5
    77                 1693.46                  3909.19                2217.02                    0.00              5

 77.01
 77.02
 77.03
 77.04
 77.05
    78                    0.00                  5808.91                3225.75                    0.00              7
    79                 2825.50                  5564.17                 608.58                    0.00              7
    80                  833.33                 25890.09                1846.33                    0.00              5
    81                    0.00                     0.00                   0.00                    0.00              5
    82                12500.00                 19233.00                6516.00                    0.00              5
    83                    0.00                 17817.10                2886.00                    0.00              5
    84                    0.00                 19907.33                3988.69                    0.00              5





    85                 1700.00                  5427.75                1613.76                    0.00              5
    86                 2083.33                  8502.61                 993.08                    0.00              5
    87                    0.00                  7763.96                 724.50                    0.00             10
    88                    0.00                  8896.41                5109.27                    0.00              5
    89                 3678.47                  6231.72                2549.92                    0.00              0
    90                    0.00                  3109.41                 942.42                    0.00              7
    91                 5019.29                  8321.82                 518.61                    0.00              5
    92                 1758.33                  9681.27                 372.67                    0.00              5
    93                    0.00                  5899.14                1012.17                    0.00              7
    94                 2083.33                  8000.00                1136.83                    0.00              5
    95                 6666.67                  9665.58                1785.00                    0.00              7
    96                    0.00                     0.00                   0.00                    0.00              0
    97                    0.00                 13640.47                4387.56                    0.00              5
    98                 3359.08                  6112.28                   0.00                    0.00              5
    99                 1664.50                  8252.67                1263.69                    0.00              5
   100                 3794.79                  5456.33                1649.20                    0.00              0
   101                 1672.50                  6055.27                1832.16                    0.00              7
   102                    0.00                  5614.82                 423.75                    0.00              7
   103                 2666.67                  5061.43                1004.92                    0.00              7
   104                    0.00                  5083.33                3480.52                    0.00              5
   105                    0.00                  5781.28                 848.12                    0.00              5
   106                    0.00                     0.00                   0.00                    0.00              5
   107                    0.00                     0.00                   0.00                    0.00              7
   108                    0.00                  4200.00                1101.19                    0.00              5
   109                    0.00                     0.00                   0.00                    0.00              5
   110                 3000.00                  4528.08                 383.67                    0.00              7
   111                    0.00                  8059.16                1405.68                    0.00              0
   112                 1250.00                  2948.36                 734.33                    0.00              5
   113                    0.00                     0.00                   0.00                    0.00              0
   114                    0.00                     0.00                   0.00                    0.00              7
   115                 4200.00                  7229.75                4032.84                    0.00              0
   116                 4166.67                  8225.70                2052.08                    0.00              7
   117                    0.00                  5543.37                 702.00                    0.00              5
   118                    0.00                 11101.00                3187.66                    0.00              0
   119                    0.00                  4618.13                 885.47                    0.00              5
   120                    0.00                  3198.74                   0.00                    0.00              7
   121                  779.00                  1644.33                 255.10                    0.00              5
   122                    0.00                     0.00                   0.00                    0.00              5
   123                    0.00                     0.00                   0.00                    0.00              0
   124                    0.00                  9441.24                2771.43                    0.00              5
124.01
124.02
124.03
124.04
   125                 1404.32                  2668.56                3213.69                    0.00              5
125.01
125.02
   126                    0.00                  4062.50                1122.40                    0.00              0
   127                 6447.33                  4737.91                 506.83                    0.00              5
   128                 1000.00                  6398.05                 323.33                    0.00              5
   129                    0.00                     0.00                   0.00                    0.00              5
   130                  886.25                  2509.88                 546.09                    0.00              5
   131                 3130.83                  6484.02                1732.00                    0.00              5


131.01
131.02
   132                    0.00                  2167.00                 328.00                    0.00              5
   133                    0.00                  2682.02                 424.93                    0.00              5
   134                    0.00                     0.00                1041.25                10000.00              5
   135                 2005.00                  4855.00                 607.00                    0.00              0
   136                    0.00                     0.00                   0.00                    0.00              0
   137                 1281.25                  1709.20                 472.41                    0.00              7
   138                 1274.00                  4608.50                 624.09                    0.00              5
   139                    0.00                  4150.28                 825.24                    0.00              5
   140                    0.00                     0.00                   0.00                    0.00              5
   141                    0.00                  4148.91                 730.10                    0.00              5
   142                 1453.75                  4741.33                 512.00                    0.00              7
   143                    0.00                  8099.87                1872.15                    0.00              5
   144                    0.00                  3038.75                 417.50                    0.00              7
   145                    0.00                     0.00                 223.65                    0.00              0
   146                    0.00                  5442.73                 756.18                    0.00              5
   147                    0.00                     0.00                   0.00                    0.00              0
   148                    0.00                  8021.50                1431.75                    0.00              0
   149                    0.00                  6752.06                1649.36                    0.00              0
   150                    0.00                     0.00                   0.00                    0.00              7
   151                 3187.00                  2570.50                1609.71                    0.00              0
   152                    0.00                 14942.71                   0.00                    0.00              7
   153                    0.00                     0.00                   0.00                    0.00              0
   154                    0.00                     0.00                   0.00                    0.00              5
   155                  809.83                   175.06                1062.53                    0.00              5
   156                  805.08                  1025.03                 333.75                    0.00              5
   157                    0.00                  6257.37                3124.62                    0.00              5
   158                  698.83                    45.48                 328.21                    0.00              5
   159                    0.00                     0.00                   0.00                    0.00              0
   160                 9000.00                     0.00                 776.00                    0.00              0
   161                  941.68                  1351.85                 644.19                    0.00              0
   162                  778.04                  2275.00                 833.75                    0.00              0
   163                    0.00                     0.00                   0.00                    0.00              0
   164                    0.00                     0.00                   0.00                    0.00             10
   165                    0.00                  3431.70                 584.83                    0.00              5
   166                    0.00                  6035.39                 268.50                    0.00              7
   167                    0.00                     0.00                   0.00                    0.00              5
   168                    0.00                  2639.00                 151.67                    0.00              5
   169                    0.00                  2640.42                 189.17                    0.00              5
   170                 1567.83                  3489.56                1426.45                    0.00              5
   171                    0.00                  1438.19                 918.28                    0.00              0
   172                    0.00                     0.00                   0.00                    0.00              0
   173                    0.00                  4645.29                 445.99                    0.00              5
   174                    0.00                  2948.64                2043.42                    0.00              7
   175                 3345.92                  4193.99                  76.50                    0.00              5
   176                  852.83                   109.67                 240.33                    0.00              5
   177                    0.00                  1457.13                 600.60                    0.00              5
   178                    0.00                  1627.10                 419.73                    0.00              5
   179                    0.00                     0.00                   0.00                    0.00              0
   180                    0.00                     0.00                   0.00                    0.00              5
   181                    0.00                  1936.22                 507.78                    0.00              5
   182                    0.00                  1211.60                 179.83                    0.00              5
   183                  292.25                   135.60                 295.79                    0.00              5
   184                    0.00                     0.00                   0.00                    0.00              5



Loan #   Lockbox In-place   Property Type          Defeasance Permitted   Interest Accrual Period   Loan Group   Final Maturity Date
------   ----------------   --------------------   --------------------   -----------------------   ----------   -------------------
     1   No                 Retail                 Yes                    Actual/360                         1
  1.01                      Retail                                                                           1
  1.02                      Retail                                                                           1
  1.03                      Retail                                                                           1
  1.04                      Retail                                                                           1
  1.05                      Retail                                                                           1
  1.06                      Retail                                                                           1
  1.07                      Retail                                                                           1
  1.08                      Retail                                                                           1
  1.09                      Retail                                                                           1
  1.10                      Retail                                                                           1
  1.11                      Retail                                                                           1
  1.12                      Retail                                                                           1
  1.13                      Retail                                                                           1
  1.14                      Retail                                                                           1
  1.15                      Retail                                                                           1
  1.16                      Retail                                                                           1
  1.17                      Retail                                                                           1
  1.18                      Retail                                                                           1
  1.19                      Retail                                                                           1
  1.20                      Retail                                                                           1
     2   Yes                Retail                 Yes                    Actual/360                         1


     3   Yes                Various                Yes                    Actual/360                         1
  3.01                      Industrial                                                                       1
  3.02                      Industrial                                                                       1
  3.03                      Industrial                                                                       1
  3.04                      Industrial                                                                       1
  3.05                      Industrial                                                                       1
  3.06                      Industrial                                                                       1
  3.07                      Industrial                                                                       1
  3.08                      Industrial                                                                       1
  3.09                      Industrial                                                                       1
  3.10                      Industrial                                                                       1
  3.11                      Industrial                                                                       1
  3.12                      Industrial                                                                       1
  3.13                      Industrial                                                                       1
  3.14                      Industrial                                                                       1
     4   Yes                Office                 Yes                    Actual/360                         1
     5   Yes                Office                 Yes                    Actual/360                         1
  5.01                      Office                                                                           1
  5.02                      Office                                                                           1
  5.03                      Office                                                                           1
  5.04                      Office                                                                           1
  5.05                      Office                                                                           1
     6   No                 Multifamily            Yes                    Actual/360                         2
     7   Yes                Office                 Yes                    Actual/360                         1
     8   No                 Industrial             Yes                    Actual/360                         1
     9   Yes                Hotel                  Yes                    Actual/360                         1
    10   Yes                Office                 Yes                    Actual/360                         1

    11   Yes                Office                 Yes                    Actual/360                         1
    12   Yes                Industrial             Yes                    Actual/360                         1
 12.01                      Industrial                                                                       1
 12.02                      Industrial                                                                       1
    13   Yes                Office                 Yes                    Actual/360                         1
    14   Yes                Retail                 Yes                    Actual/360                         1
    15   Yes                Retail                 Yes                    Actual/360                         1
    16   Yes                Hotel                  Yes                    Actual/360                         1
    17   Yes                Office                 Yes                    Actual/360                         1
    18   No                 Multifamily            No                     Actual/360                         2
    19   No                 Office                 Yes                    Actual/360                         1
    20   Yes                Office                 Yes                    Actual/360                         1
 20.01                      Office                                                                           1
 20.02                      Office                                                                           1
 20.03                      Office                                                                           1
    21   No                 Office                 Yes                    Actual/360                         1
    22   No                 Multifamily            Yes                    Actual/360                         1

    23   Yes                Office                 Yes                    Actual/360                         1   09/01/35
 23.01                      Office                                                                           1
 23.02                      Office                                                                           1
    24   Yes                Retail                 Yes                    Actual/360                         1
    25   No                 Office                 No                     Actual/360                         1
    26   No                 Retail                 Yes                    Actual/360                         1
    27   Yes                Office                 Yes                    Actual/360                         1
    28   No                 Multifamily            Yes                    Actual/360                         2
    29   Yes                Office                 Yes                    Actual/360                         1   09/01/35
    30   No                 Retail                 No                     30/360                             1
    31   No                 Multifamily            Yes                    Actual/360                         1
    32   No                 Office                 No                     Actual/360                         1
    33   Yes                Office                 Yes                    Actual/360                         1
    34   No                 Multifamily            Yes                    Actual/360                         2
    35   No                 Office                 No                     Actual/360                         1
    36   No                 Multifamily            Yes                    Actual/360                         2
    37   No                 Multifamily            Yes                    Actual/360                         2















    38   No                 Office                 Yes                    Actual/360                         1
    39   No                 Multifamily            Yes                    Actual/360                         2
    40   No                 Retail                 Yes                    Actual/360                         1
    41   No                 Various                Yes                    Actual/360                         1

 41.01                      Office                                                                           1
 41.02                      Industrial                                                                       1
 41.03                      Industrial                                                                       1
 41.04                      Industrial                                                                       1
 41.05                      Office                                                                           1
 41.06                      Industrial                                                                       1
 41.07                      Industrial                                                                       1
 41.08                      Industrial                                                                       1
    42   No                 Office                 Yes                    Actual/360                         1

    43   No                 Retail                 Yes                    Actual/360                         1
    44   Yes                Industrial             Yes                    Actual/360                         1
    45   Yes                Multifamily            Yes                    Actual/360                         2
    46   No                 Self Storage           Yes                    Actual/360                         1
    47   No                 Multifamily            Yes                    Actual/360                         1
    48   No                 Industrial             Yes                    Actual/360                         1
    49   No                 Retail                 No                     30/360                             1
    50   Yes                Multifamily            Yes                    Actual/360                         1
    51   No                 Various                Yes                    Actual/360                         1
 51.01                      Office                                                                           1
 51.02                      Industrial                                                                       1
 51.03                      Office                                                                           1
    52   No                 Retail                 Yes                    30/360                             1
    53   No                 Multifamily            Yes                    Actual/360                         1
    54   No                 Multifamily            Yes                    Actual/360                         2
    55   No                 Retail                 Yes                    Actual/360                         1
    56   No                 Multifamily            Yes                    Actual/360                         1
    57   No                 Multifamily            Yes                    Actual/360                         2
    58   No                 Multifamily            No                     Actual/360                         2
    59   No                 Retail                 No                     Actual/360                         1
    60   No                 Multifamily            Yes                    Actual/360                         2
    61   No                 Multifamily            Yes                    Actual/360                         2
    62   No                 Multifamily            Yes                    Actual/360                         2
    63   No                 Retail                 Yes                    Actual/360                         1
    64   No                 Retail                 Yes                    Actual/360                         1
    65   No                 Multifamily            Yes                    Actual/360                         2
    66   No                 Multifamily            Yes                    Actual/360                         2
    67   No                 Retail                 Yes                    Actual/360                         1
    68   No                 Office                 Yes                    Actual/360                         1
    69   No                 Multifamily            Yes                    Actual/360                         2
    70   No                 Multifamily            Yes                    Actual/360                         2
    71   No                 Multifamily            Yes                    Actual/360                         2




    72   No                 Office                 Yes                    Actual/360                         1
    73   No                 Multifamily            Yes                    Actual/360                         2
    74   No                 Retail                 Yes                    Actual/360                         1

    75   No                 Industrial             Yes                    Actual/360                         1
    76   No                 Industrial             Yes                    Actual/360                         1   08/01/35
    77   Yes                Retail                 Yes                    Actual/360                         1

 77.01                      Retail                                                                           1
 77.02                      Retail                                                                           1
 77.03                      Retail                                                                           1
 77.04                      Retail                                                                           1
 77.05                      Retail                                                                           1
    78   No                 Multifamily            Yes                    Actual/360                         2
    79   Yes                Retail                 Yes                    Actual/360                         1
    80   No                 Industrial             Yes                    Actual/360                         1
    81   No                 Industrial             Yes                    Actual/360                         1
    82   Yes                Office                 Yes                    Actual/360                         1
    83   No                 Multifamily            Yes                    Actual/360                         2
    84   No                 Multifamily            Yes                    Actual/360                         2





    85   No                 Multifamily            Yes                    Actual/360                         1
    86   No                 Retail                 No                     Actual/360                         1
    87   No                 Self Storage           Yes                    Actual/360                         1
    88   No                 Multifamily            Yes                    Actual/360                         2
    89   No                 Retail                 Yes                    Actual/360                         1
    90   No                 Retail                 Yes                    Actual/360                         1
    91   No                 Office                 Yes                    Actual/360                         1
    92   No                 Retail                 Yes                    Actual/360                         1
    93   No                 Retail                 Yes                    Actual/360                         1
    94   No                 Office                 No                     Actual/360                         1
    95   No                 Office                 Yes                    Actual/360                         1
    96   No                 Retail                 Yes                    Actual/360                         1
    97   No                 Multifamily            Yes                    Actual/360                         2
    98   No                 Office                 No                     Actual/360                         1
    99   No                 Retail                 Yes                    Actual/360                         1
   100   No                 Office                 Yes                    Actual/360                         1
   101   No                 Retail                 Yes                    Actual/360                         1
   102   No                 Office                 No                     Actual/360                         1
   103   Yes                Industrial             Yes                    Actual/360                         1
   104   No                 Multifamily            No                     Actual/360                         2
   105   No                 Self Storage           Yes                    Actual/360                         1
   106   No                 Retail                 Yes                    Actual/360                         1
   107   No                 Retail                 Yes                    Actual/360                         1
   108   No                 Self Storage           Yes                    Actual/360                         1
   109   No                 Retail                 Yes                    Actual/360                         1
   110   No                 Industrial             Yes                    Actual/360                         1
   111   No                 Multifamily            Yes                    Actual/360                         2
   112   No                 Office                 Yes                    Actual/360                         1
   113   No                 Retail                 No                     Actual/360                         1   08/11/35
   114   No                 Retail                 Yes                    Actual/360                         1
   115   No                 Retail                 No                     Actual/360                         1
   116   No                 Office                 Yes                    Actual/360                         1
   117   No                 Self Storage           Yes                    Actual/360                         1
   118   Yes                Multifamily            No                     Actual/360                         2
   119   No                 Retail                 Yes                    Actual/360                         1
   120   No                 Self Storage           Yes                    Actual/360                         1
   121   No                 Retail                 Yes                    Actual/360                         1
   122   No                 Retail                 Yes                    Actual/360                         1
   123   No                 Retail                 Yes                    Actual/360                         1   07/11/35
   124   No                 Multifamily            Yes                    Actual/360                         2
124.01                      Multifamily                                                                      2
124.02                      Multifamily                                                                      2
124.03                      Multifamily                                                                      2
124.04                      Multifamily                                                                      2
   125   No                 Retail                 Yes                    Actual/360                         1
125.01                      Retail                                                                           1
125.02                      Retail                                                                           1
   126   No                 Multifamily            Yes                    Actual/360                         2
   127   No                 Retail                 Yes                    Actual/360                         1
   128   No                 Retail                 Yes                    Actual/360                         1
   129   No                 Retail                 Yes                    Actual/360                         1
   130   No                 Retail                 Yes                    Actual/360                         1
   131   No                 Industrial             Yes                    Actual/360                         1


131.01                      Industrial                                                                       1
131.02                      Industrial                                                                       1
   132   No                 Retail                 No                     Actual/360                         1
   133   No                 Self Storage           Yes                    Actual/360                         1
   134   No                 Industrial             Yes                    Actual/360                         1
   135   No                 Office                 Yes                    Actual/360                         1
   136   No                 Retail                 Yes                    Actual/360                         1   09/11/35
   137   No                 Retail                 Yes                    Actual/360                         1
   138   No                 Retail                 Yes                    Actual/360                         1
   139   No                 Industrial             Yes                    Actual/360                         1
   140   No                 Office                 Yes                    Actual/360                         1
   141   No                 Self Storage           Yes                    Actual/360                         1
   142   Yes                Retail                 Yes                    Actual/360                         1
   143   No                 Multifamily            Yes                    Actual/360                         2
   144   No                 Retail                 Yes                    Actual/360                         1
   145   No                 Retail                 Yes                    Actual/360                         1
   146   No                 Self Storage           No                     Actual/360                         1
   147   No                 Retail                 Yes                    Actual/360                         1   09/11/35
   148   No                 Retail                 Yes                    Actual/360                         1
   149   No                 Multifamily            Yes                    Actual/360                         2
   150   No                 Multifamily            Yes                    30/360                             2
   151   No                 Retail                 Yes                    Actual/360                         1
   152   No                 Office                 Yes                    Actual/360                         1
   153   No                 Retail                 Yes                    Actual/360                         1   08/11/35
   154   No                 Retail                 Yes                    Actual/360                         1
   155   No                 Retail                 Yes                    Actual/360                         1
   156   No                 Retail                 Yes                    Actual/360                         1
   157   No                 Multifamily            Yes                    Actual/360                         2
   158   No                 Retail                 Yes                    Actual/360                         1
   159   Yes                Retail                 Yes                    Actual/360                         1   08/11/35
   160   Yes                Retail                 Yes                    Actual/360                         1
   161   No                 Retail                 Yes                    Actual/360                         1
   162   No                 Retail                 Yes                    Actual/360                         1
   163   No                 Retail                 No                     Actual/360                         1   08/11/35
   164   Yes                Retail                 Yes                    Actual/360                         1
   165   No                 Retail                 Yes                    Actual/360                         1
   166   No                 Retail                 Yes                    Actual/360                         1
   167   No                 Retail                 Yes                    Actual/360                         1
   168   No                 Manufactured Housing   No                     Actual/360                         2
   169   No                 Retail                 Yes                    Actual/360                         1
   170   No                 Retail                 Yes                    Actual/360                         1
   171   No                 Self Storage           Yes                    Actual/360                         1
   172   No                 Retail                 No                     Actual/360                         1   08/11/35
   173   Yes                Manufactured Housing   No                     Actual/360                         1
   174   No                 Self Storage           Yes                    30/360                             1
   175   No                 Industrial             Yes                    Actual/360                         1
   176   No                 Retail                 Yes                    Actual/360                         1
   177   No                 Multifamily            Yes                    Actual/360                         2
   178   No                 Office                 Yes                    Actual/360                         1
   179   Yes                Retail                 Yes                    Actual/360                         1   08/11/35
   180   Yes                Retail                 Yes                    Actual/360                         1
   181   No                 Multifamily            Yes                    Actual/360                         2
   182   No                 Retail                 Yes                    Actual/360                         1
   183   No                 Retail                 Yes                    Actual/360                         1
   184   No                 Office                 Yes                    Actual/360                         1



Loan #   Remaining Amortization Term for Balloon Loans
------   ---------------------------------------------
     1
  1.01
  1.02
  1.03
  1.04
  1.05
  1.06
  1.07
  1.08
  1.09
  1.10
  1.11
  1.12
  1.13
  1.14
  1.15
  1.16
  1.17
  1.18
  1.19
  1.20
     2                                             360


     3                                             240
  3.01
  3.02
  3.03
  3.04
  3.05
  3.06
  3.07
  3.08
  3.09
  3.10
  3.11
  3.12
  3.13
  3.14
     4                                             360
     5                                             360
  5.01
  5.02
  5.03
  5.04
  5.05
     6                                             360
     7                                             360
     8                                             264
     9
    10                                             360

    11
    12                                             360
 12.01
 12.02
    13                                             360
    14
    15                                             360
    16
    17                                             360
    18                                             360
    19                                             360
    20                                             360
 20.01
 20.02
 20.03
    21                                             360
    22                                             360

    23                                             360
 23.01
 23.02
    24
    25
    26                                             360
    27                                             360
    28
    29                                             360
    30
    31                                             360
    32                                             360
    33                                             360
    34
    35                                             360
    36
    37                                             360















    38
    39                                             360
    40                                             360
    41                                             360

 41.01
 41.02
 41.03
 41.04
 41.05
 41.06
 41.07
 41.08
    42                                             360

    43                                             360
    44                                             240
    45                                             360
    46                                             360
    47
    48                                             360
    49
    50                                             371
    51                                             360
 51.01
 51.02
 51.03
    52                                             300
    53                                             360
    54                                             360
    55                                             360
    56
    57
    58                                             360
    59                                             360
    60                                             360
    61
    62                                             360
    63
    64                                             360
    65
    66                                             360
    67                                             360
    68                                             360
    69                                             360
    70                                             360
    71




    72                                             360
    73
    74                                             360

    75                                             360
    76                                             360
    77                                             360

 77.01
 77.02
 77.03
 77.04
 77.05
    78                                             360
    79                                             360
    80                                             360
    81                                             360
    82                                             360
    83
    84





    85                                             360
    86                                             360
    87                                             360
    88                                             360
    89                                             360
    90                                             360
    91                                             360
    92                                             360
    93                                             360
    94                                             360
    95                                             360
    96                                             360
    97                                             360
    98                                             360
    99                                             360
   100                                             360
   101                                             360
   102                                             360
   103                                             360
   104                                             360
   105                                             360
   106                                             360
   107                                             360
   108                                             360
   109                                             360
   110                                             360
   111                                             360
   112                                             360
   113                                             360
   114                                             360
   115                                             360
   116                                             360
   117                                             336
   118                                             360
   119                                             300
   120                                             300
   121                                             360
   122                                             360
   123                                             360
   124                                             240
124.01
124.02
124.03
124.04
   125                                             360
125.01
125.02
   126                                             300
   127                                             360
   128                                             360
   129                                             360
   130                                             360
   131                                             360


131.01
131.02
   132                                             360
   133                                             360
   134                                             360
   135                                             360
   136                                             360
   137                                             360
   138                                             360
   139                                             360
   140                                             360
   141                                             300
   142                                             360
   143                                             360
   144                                             360
   145                                             360
   146                                             300
   147                                             360
   148                                             300
   149                                             180
   150                                             180
   151                                             360
   152                                             360
   153
   154                                             360
   155                                             360
   156                                             360
   157                                             360
   158                                             360
   159                                             360
   160                                             360
   161                                             276
   162                                             300
   163                                             360
   164                                             240
   165                                             360
   166                                             360
   167                                             360
   168                                             360
   169                                             360
   170                                             240
   171                                             240
   172                                             360
   173                                             360
   174                                             180
   175                                             360
   176                                             360
   177                                             360
   178                                             180
   179                                             360
   180                                             360
   181                                             300
   182                                             360
   183                                             360
   184                                             120

                                    EXHIBIT C

                    FORM OF INVESTMENT REPRESENTATION LETTER


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4
            -------------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 (the "Certificates") in connection with the transfer by _________________ (the "Seller") to the undersigned (the "Purchaser") of $_______________ aggregate Certificate Balance of Class ___ Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

            1.  Check one of the following:*

----------------------
* Purchaser must include one of the following two certifications.


      |_| The Purchaser is not purchasing a Class S, Class R or Class LR Certificate and the Purchaser is an institutional "accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser's or such account's investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

      |_| The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale (i) to "qualified institutional buyers" in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, (ii) (other than with respect to a Class S Certificate or a Residual Certificate) to institutional "accredited investors" meeting the requirements of Rule 501(a)(1),
(2), (3) or (7) of Regulation D promulgated under the Securities Act or (iii) (other than with respect to a Class S Certificate or a Residual Certificate) pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of clauses (ii) and (iii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

            3. The Purchaser has reviewed the Private Placement Memorandum relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

            4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. Check one of the following:**

--------------

** Each Purchaser must include one of the two alternative certifications.


      |_| The Purchaser is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

      |_| The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Paying Agent (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

--------------
*** Does not apply to a transfer of Class R or Class LR Certificates.


For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            8.   Please make all payments due on the Certificates:****

-------------
**** Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of Definitive Certificates, wire transfers are only available if such holder's Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.


      |_|   (a)  by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

                 Bank:___________________________________________________
                 ABA #:__________________________________________________
                 Account #:______________________________________________
                 Attention:______________________________________________

      |_|   (b)  by mailing a check or draft to the following address:

                 ________________________________________________________
                 ________________________________________________________
                 ________________________________________________________

            9. If the Purchaser is purchasing a Class R or Class LR Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a non-U.S. Person.


                                       Very truly yours,



                                       _________________________________________
                                                   [The Purchaser]




                                       By: _____________________________________
                                           Name:
                                           Title:


Dated:

                                   EXHIBIT D-1

                           FORM OF TRANSFER AFFIDAVIT

                                              AFFIDAVIT PURSUANT TO SECTION
                                              860E(e)(4) OF THE INTERNAL REVENUE
                                              CODE OF 1986, AS AMENDED


STATE OF            )
                    )   ss:
COUNTY OF           )

            [NAME OF OFFICER], being first duly sworn, deposes and says:

            1. That [he] [she] is [Title of Officer] of [Name of Transferee] (the "Transferee"), a [description of type of entity] duly organized and existing under the laws of the [State of __________] [United States], on behalf of which [he/she] makes this affidavit.

            2. That the Transferee's Taxpayer Identification Number is [ ].

            3. That the Transferee of a J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Class [R] [LR] Certificate (the "Class [R] [LR] Certificate") is not a Disqualified Organization (as defined below) or an agent thereof (including nominee, middleman or other similar person) (an "Agent"), or an ERISA Prohibited Holder or a Non-U.S. Person (as defined below). For these purposes, a "Disqualified Organization" means any of (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by [Master Servicer No. 1] [Master Servicer No. 2] based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any of the [Upper-Tier REMIC], [the Lower-Tier REMIC] to fail to qualify as a REMIC, or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in
Section 7701 of the Code or successor provisions. For these purposes, "ERISA Prohibited Holder" means an employee benefit plan subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or a person acting on behalf of or investing the assets of such a Plan. For these purposes, "Non-U.S. Person" means any person other than a U.S. Person (within the meaning of Section 7701(a)(30) of the Code), unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI or (ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes; provided, that a partnership shall be considered a Non-U.S. Person (and clause
(i) of this sentence shall not apply) if any of its interests are owned, directly or indirectly, through any partnership, trust or other pass-through entity, by any person that is a Non-U.S. Person.

            4. That the Transferee historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Transferee intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

            5. That the Transferee understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

            6. That the Transferee agrees not to transfer the Class [R] [LR] Certificate to any Person or entity unless (a) the Transferee has received from such Person or entity an affidavit substantially in the form of this Transfer Affidavit and (b) the Transferee provides to the Certificate Registrar a letter substantially in the form of Exhibit D-2 to the Pooling and Servicing Agreement certifying that it has no actual knowledge that such Person or entity is a Disqualified Organization, or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that it has no reason to know that such Person or entity does not satisfy the requirements set forth in paragraph 4 hereof.

            7. That the Transferee agrees to such amendments of the Pooling and Servicing Agreement, dated September 1, 2005, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent (the "Pooling and Servicing Agreement"), as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a Disqualified Organization, or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            8. That, if a "tax matters person" is required to be designated with respect to [the Upper-Tier REMIC], [the Lower-Tier REMIC], the Transferee agrees to act as "tax matters person" and to perform the functions of "tax matters person" of [the Upper-Tier REMIC] [the Lower-Tier REMIC] pursuant to Section 10.01(c) of the Pooling and Servicing Agreement, and, in such event, agrees to the irrevocable designation of the Trustee as the Transferee's agent in performing the function of "tax matters person."

            9. That the Transferee has reviewed, and agrees to be bound by and to abide by, the provisions of Section 5.02(c) of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

            10. That the Transferee will not cause income from the Class [R][LR] Certificate to be attributable to, a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            11. Check one of the following:

            |_|   That the present value of the anticipated tax liabilities
associated with holding the Class [R] [LR] Certificate does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Class [R][LR] Certificate;

            (ii) the present value of the expected future distributions on such Class [R] [LR] Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            |_|   That the transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Sections 1.860G-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Sections 1.860E-1(c)(6)(i), as to which income from Class [R] [LR] Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Class [R] [LR] Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of U.S. Treasury Regulations Sections 1.860G-1(c)(4)(i), (ii) and (iii) and 1.860E-1(c)(5); and

            (iv) the Transferee determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            |_|   None of the above.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, by its [Title of Officer] this _____ day of __________, 20__.


                                           [NAME OF TRANSFEREE]



                                           By: _________________________________
                                                      [Name of Officer]
                                                      [Title of Officer]



                                           By: _________________________________
                                                       [Name of Officer]
                                                       [Title of Officer]

            Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Transferee, and acknowledged to me that he [she] executed the same as his [her] free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ___ day of __________, 20__.



_________________________________________
NOTARY PUBLIC

COUNTY OF _______________________________

STATE OF ________________________________

My commission expires the ___ day of __________, 20__.

                                   EXHIBIT D-2

                            FORM OF TRANSFEROR LETTER

                                     [Date]


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4


Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the requirements set forth in paragraphs 3, 4 and 10 thereof are not satisfied or, after conducting a reasonable investigation of the financial condition of the transferee, that the information contained in paragraphs 3, 4 and 10 thereof is not true.

                                    Very truly yours,



                                    [Transferor]


                                    ____________________________________

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE

                                                                __________[Date]


Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:    J.P. Morgan Chase Commercial Mortgage Securities Corp.,
              Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4

      Re:   J.P. Chase Commercial Mortgage Securities Corp,
            Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, REQUEST FOR RELEASE
            ----------------------------------------------------------------


Dear _______________________,

            In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under a certain Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, you, as Trustee, and LaSalle Bank National Association, as Paying Agent, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.


Mortgagor's Name:

Address:

Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

                  ______      1.    Mortgage Loan paid in full. [Master Servicer
                                    No. 1] [Master Servicer No. 2] [The Special
                                    Servicer] hereby certifies that all amounts received in connection with the Mortgage
                                    Loan have been or will be credited to the Certificate Account pursuant to the Pooling and Servicing Agreement.

                  ______       2.   The Mortgage Loan is being foreclosed.

                  ______       3.    Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                      [MASTER SERVICER NO. 1] [MASTER
                                         SERVICER NO. 2] [SPECIAL SERVICER]



                                      By: ______________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                    EXHIBIT F

                       FORM OF ERISA REPRESENTATION LETTER


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group


      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4
            -------------------------------------------------------------------

Ladies and Gentlemen:

            The undersigned (the "Purchaser") proposes to purchase $____________ initial Certificate Balance of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Class __ (the "Certificate") issued pursuant to that certain Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor ("Depositor"), GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2, (together, the "Master Servicers"), J.E. Robert Company, Inc., as special servicer ("Special Servicer"), Wells Fargo Bank, N.A., as trustee ("Trustee"), and LaSalle Bank National Association, as paying agent (in such capacity, "Paying Agent"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

            1. The Purchaser is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation ss. 2510.3-101), other than (except in the case of the Class S Certificates) an insurance company using the assets of its "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption ("PTCE") 95-60) under circumstances whereby the purchase and holding of Offered Private Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60.

            2. Except in the case of the Class S Certificates, which may not be transferred to a Person described in 1(a) or (b) above, the Purchaser understands that if the Purchaser is a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Certificate Registrar an Opinion of Counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a "prohibited transaction" within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Paying Agent, the Certificate Registrar, the Master Servicers, the Special Servicer, the Dealers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Master Servicers, the Special Servicer, the Paying Agent, the Dealers, the Certificate Registrar or the Trust Fund.

            IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.


                                      Very truly yours,



                                      _____________________________________
                                                  [The Purchaser]



                                      By: _________________________________
                                          Name:
                                          Title:

                                    EXHIBIT G

                     FORM OF STATEMENT TO CERTIFICATEHOLDERS

                   [See Annex E to the Prospectus Supplement]

                                    EXHIBIT H

                           FORM OF OMNIBUS ASSIGNMENT
                           --------------------------

            [NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the "Assignor") for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto "Wells Fargo Bank, N.A., as Trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4" (the "Assignee"), having an office at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attn:
Corporate Trust (CMBS), J.P. Morgan Commercial Mortgage Securities Corp., Series 2005-LDP4, its successors and assigns, all right, title and interest of the Assignor in and to:

            That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the "Security Instrument"), and that certain Promissory Note (the "Note"), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor's right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Note.

            IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 200[__].


                                         [NAME OF CURRENT ASSIGNOR]



                                         By: __________________________________
                                             Name:
                                             Title:

                                   EXHIBIT I-1

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                            DURING RESTRICTED PERIOD

LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 Class [__]
            -------------------------------------------------------------------

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02(b) of the Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2 (together, the "Master Servicers"), J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________ [Certificate Balance] [Notional Amount] of Certificates, in fully registered form (each, an "Definitive Certificate"), or a beneficial interest of such aggregate [Certificate Balance] [Notional Amount] in the Regulation S Book-Entry Certificate (the "Book-Entry Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

-----------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.


            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a person acting for the account or benefit of a U.S. Person, and upon completion of the transaction, the Transferred Interest will be held with the Depository through [Euroclear] [Clearstream];**

-----------------------
** Select appropriate depository.


            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Master Servicers and the Special Servicer.

                                      [Name of Transferor]



                                      By: ______________________________________
                                          Name:
                                          Title:



                                      Dated:

                                   EXHIBIT I-2

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                             AFTER RESTRICTED PERIOD


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

          Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 Class [__]
                ------------------------------------------------------------

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02(b) the Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2 (together, the "Master Servicers"), J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________ [Certificate Balance][Notional Amount] of Certificates, in fully registered form (each, an "Definitive Certificate"), or a beneficial interest of such aggregate [Certificate Balance][Notional Amount] in the Regulation S Book-Entry Certificate (the "Book-Entry Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

------------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.


            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Master Servicers and the Special Servicer.

                                      [Name of Transferor]



                                      By: ______________________________________
                                          Name:
                                          Title:

                                          Dated:

                                    EXHIBIT J

                         FORM OF PURCHASE OPTION NOTICE


Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:    J.P. Morgan Chase Commercial Mortgage Securities Corp.,
              Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4


[Wachovia Bank, National Association
NC 1075, 8739
Research Drive URP4
Charlotte, North Carolina 28262-1075]
Attention:    Portfolio Management Group Re:  J.P. Morgan Chase Commercial
              Mortgage Securities Corp., Commercial Mortgage Pass-Through
              Certificates, Series 2005-LDP4

LaSalle Bank National Association,
  as Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

           Re:   J.P. Morgan Chase Commercial Mortgage Corporation
                 Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4
                 ---------------------------------------------------------------

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____ from the Trust Fund, pursuant to Section 3.18 of the pooling and servicing agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor ("Depositor"), GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2, (each a "Master Servicer"), J.E. Robert Company, Inc., as special servicer ("Special Servicer"), Wells Fargo Bank, N.A., as Trustee ("Trustee"), and LaSalle Bank National Association, as Paying Agent ("Paying Agent"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned, holder of the Purchase Option (the "Option Holder"), [is the Controlling Class Certificateholder] [acquired its Purchase Option from the Controlling Class Certificateholder on ___________] [is the Special Servicer] [acquired its Purchase Option from the Special Servicer].

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the Option Price, as defined in Section 3.18(a)(ii) of the Pooling and Servicing Agreement. Within ten (10) Business Days of its receipt of the applicable Master Servicer's notice confirming that the exercise of its Purchase Option is effective, [the undersigned Option Holder] [______________, an Affiliate of the undersigned Option Holder] will deliver the Option Price to or at the direction of the applicable Master Servicer in exchange for the release of the Mortgage Loan, the related Mortgaged Property and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the applicable Master Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of Mortgage Loan [__], together with such other documents or instruments as the applicable Master Servicer shall reasonably require to consummate the purchase contemplated hereby.

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and, further, that upon receipt of the applicable Master Servicer's notice confirming that the exercise of its Purchase Option is effective, the undersigned Option Holder, or its designee, shall be obligated to close its purchase of Mortgage Loan ___ in accordance with the terms and conditions of this letter and of the Pooling and Servicing Agreement.

                                       Very truly yours,

                                       [Option Holder]

                                        By:
                                        Name:
                                        Title:

            [By signing this letter in the space provided below, the [Controlling Class Certificateholder] [Special Servicer] hereby acknowledges and affirms that it transferred its Purchase Option to the Option Holder identified above on [_________].



[_______________________]


By:______________________
Name:
Title:]

                                    EXHIBIT K

                        FORM OF TRANSFER CERTIFICATE FOR
                RULE 144A BOOK-ENTRY CERTIFICATE TO REGULATION S
               BOOK-ENTRY CERTIFICATE DURING THE RESTRICTED PERIOD

      (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 Class [__]
            -------------------------------------------------------------------

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2 (together, the "Master Servicers"), J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[_______] aggregate [Certificate Balance][Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Book-Entry Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Book-Entry Certificate (CUSIP No. __________) to be held with [Euroclear] [CEDEL]* (Common Code No.____________) through the Depositary.

--------------------
* Select appropriate depository.


            In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

            (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States],*

            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a Person acting for the account or benefit of a U.S. Person,

            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable,

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and

            (6) upon completion of the transaction, the beneficial interest being transferred as described above will be held with the Depository through [Euroclear] [Clearstream].**

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Master Servicers and the Special Servicer.

                                   [Insert Name of Transferor]



                                   By: _________________________________________
                                       Name:
                                       Title:

                                       Dated:




----------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

** Select appropriate depository.

                                    EXHIBIT L

                                   [RESERVED]

                                    EXHIBIT M

                                   [RESERVED]

                                    EXHIBIT N

                        FORM OF TRANSFER CERTIFICATE FOR
                RULE 144A BOOK-ENTRY CERTIFICATE TO REGULATION S
                 BOOK-ENTRY CERTIFICATE AFTER RESTRICTED PERIOD

      (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group


      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Class [__]
            -------------------------------------------------------------------

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2 (together, the "Master Servicers"), J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Balance] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Book-Entry Certificate (CUSIP No. ________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Book-Entry Certificate (Common Code No. _____).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States;

            (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

----------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.


            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Master Servicers and the Special Servicer.


                                   [Insert Name of Transferor]



                                   By: _________________________________________
                                       Name:
                                       Title:

                                       Dated:

                                    EXHIBIT O

                         FORM OF TRANSFER CERTIFICATE OF
                    FROM REGULATION S BOOK-ENTRY CERTIFICATE
                   TO RULE 144A GLOBAL BOOK-ENTRY CERTIFICATE

                            DURING RESTRICTED PERIOD

      (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Class[__]
            -------------------------------------------------------------------


Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2 (together, the "Master Servicers"), J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Balance] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Regulation S Book-Entry Certificate (CUSIP No. _______) with [Euroclear] [Clearstream]* (Common Code No.__________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Book-Entry Certificate (CUSIP No.____________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is a "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any jurisdiction.

                  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Master Servicers, the Special Servicer and Initial Purchasers of the offering of the Certificates.


                                   [Insert Name of Transferor]



                                   By: _________________________________________
                                       Name:
                                       Title:

                                       Dated:


----------

* Select appropriate depository.

                                    EXHIBIT P

                  FORM OF TRANSFER CERTIFICATE FOR REGULATION S
                 BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD


LaSalle Bank National Association
  as Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention:  Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4, Class_[__]
             -------------------------------------------------------------------


Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02(b) of the Pooling and Servicing Agreement, dated September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2 (together, the "Master Servicers"), J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 in connection with the transfer by _______________ of a beneficial interest of $___________ [Certificate Balance] [Notional Amount] in a Book-Entry Certificate during the Restricted Period to the undersigned (the "Transferee"). The Transferee desires to beneficially own such transferred interest in the form of the Regulation S Book-Entry Certificate. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            In connection with such transfer, the Transferee does hereby certify that it is not a "U.S. Person" (within the meaning of Rule 902 Regulation S under the Securities Act of 1933, as amended). This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Master Servicers and the Special Servicer.

                                   [Insert Name of Transferor]



                                   By: _________________________________________
                                       Name:
                                       Title:

                                       Dated:

                                    EXHIBIT Q

                           FORM OF CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

                                  CERTIFICATION
                                  -------------

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
                  Commercial Mortgage Pass-Through Certificates
                         Series 2005-LDP4 (the "Trust")


            I, [_____________], the President and Chief Executive Officer of J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor into the above-referenced Trust, certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of the Trust;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the paying agent by the applicable master servicer and the special servicer under the pooling and servicing agreement for inclusion in these reports is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in this annual report and required to be delivered to the paying agent in accordance with the terms of the pooling and servicing agreement, and except as disclosed in this annual report, the applicable master servicer and the special servicer have fulfilled their obligations under the pooling and servicing agreement; and

5. This annual report discloses all significant deficiencies relating to the applicable master servicer's or special servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing agreement, that is included in this annual report.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [_____].


Date:    __________________________________

By:________________________________________
   President and Chief Executive Officer
   J.P. Morgan Chase Commercial Mortgage
   Securities Corp.

                                   EXHIBIT R-1

                           FORM OF CERTIFICATION TO BE
                      PROVIDED TO DEPOSITOR BY PAYING AGENT

                                  CERTIFICATION

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
                  Commercial Mortgage Pass-Through Certificates
                         Series 2005-LDP4 (the "Trust")


            I, [identify the certifying individual], a [title] of LaSalle Bank National Association, certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1. I have reviewed the annual report on Form 10-K for the fiscal year 20___, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by that annual report, of the Trust;

2. Based on my knowledge, the distribution information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by that annual report; and

3. Based on my knowledge, the distribution or servicing information provided to the paying agent by the applicable master servicer under the pooling and servicing agreement for inclusion in these reports is included in these reports.


Date:    ______________________________________

LASALLE BANK NATIONAL ASSOCIATION



By:  ___________________________________________
     [Name]
     [Title]

                                   EXHIBIT R-2

                FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
                             BY THE MASTER SERVICER

                                  CERTIFICATION
                                  -------------

      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp, Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 (the "Trust"), issued pursuant to that certain Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp, as depositor (the "Depositor"), GMAC Commercial Mortgage Corporation, as master servicer no. 1 ("Master Servicer No. 1"), Midland Loan Services, Inc., as master servicer no. 2, ("Master Servicer No. 2"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank N.A., as trustee (the "Trustee") and LaSalle Bank National Association as paying agent (the "Paying Agent")

            I, [identify the certifying individual], a [title] of [GMAC Commercial Mortgage Corporation, on behalf of GMAC Commercial Mortgage Corporation] [Midland Loan Services, Inc., on behalf of Midland Loan Services, Inc.], certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on my knowledge and the statements made in the corresponding certificate of the Special Servicer pursuant to Section 4.02(e) of the Pooling and Servicing Agreement, a copy of which is attached hereto as Exhibit "A", all reports required to be submitted by [Master Servicer No. 1] [Master Servicer No. 2] to the Trustee and the Paying Agent under the Pooling and Servicing Agreement (the "Servicing Reports") for inclusion in the annual report on Form 10-K for the fiscal year 20__ of the Trust and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by such annual report have been submitted to the Trustee and the Paying Agent;

            2. Based on my knowledge and the statements made in the corresponding certificate of the Special Servicer pursuant to Section 4.02(e) of the Pooling and Servicing Agreement, a copy of which is attached hereto as Exhibit "A", the information contained in the Servicing Reports, taken as a whole, does not contain any untrue statement of a material facts or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of December 31, 20__;

            3. I am responsible for reviewing the activities performed by [Master Servicer No. 1] [Master Servicer No. 2] under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance review required under Section 3.13 of the Pooling and Servicing Agreement with respect to [Master Servicer No. 1] [Master Servicer No. 2], and except as disclosed in the annual officer's certificate required under Section 3.13 of the Pooling and Servicing Agreement, [Master Servicer No. 1] [Master Servicer No. 2] has fulfilled its obligations under the Pooling and Servicing Agreement; and

            4. The report of the certified public accountants of [Master Servicer No. 1] [Master Servicer No. 2] required under Section 3.14 of the Pooling and Servicing Agreement discloses all significant deficiencies relating to the compliance of [Master Servicer No. 1] [Master Servicer No. 2] with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Pooling and Servicing Agreement.


Date: __________________________________

[GMAC COMMERCIAL MORTGAGE CORPORATION] [MIDLAND LOAN SERVICES, INC.]



By:_____________________________________
[Name]
[Title]

                                   EXHIBIT R-3

                           FORM OF CERTIFICATION TO BE
                    PROVIDED TO DEPOSITOR BY SPECIAL SERVICER

                                  CERTIFICATION
                                  -------------


      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp, Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 (the "Trust"), issued pursuant to that certain Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp, as depositor (the "Depositor"), GMAC Commercial Mortgage Corporation, as Master Servicer No. 1 and Midland Loan Services, Inc., as Master Servicer No. 2 (each, a "Master Servicer"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank N.A., as trustee (the "Trustee") and LaSalle Bank National Association as paying agent (the "Paying Agent")

            I, [identify the certifying individual], a [title] of J.E. Robert Company, Inc., on behalf of J.E. Robert Company, Inc., certify to J.P. Morgan Chase Commercial Mortgage Securities Corp., [________] and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on my knowledge, all reports required to be submitted by the Special Servicer to the applicable Master Servicer under the Pooling and Servicing Agreement (the "Servicing Reports") for inclusion in the annual report on Form 10-K for the fiscal year 20__ of the Trust and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by such annual report have been submitted to the applicable Master Servicer;

            2. Based on my knowledge, the information contained in the Servicing Reports, taken as a whole, does not contain any untrue statement of a material facts or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of December 31, 20__;

            3. I am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance review required under Section 3.13 of the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in the annual officer's certificate required under Section 3.13 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement; and

            4. The report of the Special Servicer's certified public accountants required under Section 3.14 of the Pooling and Servicing Agreement discloses all significant deficiencies relating to the compliance of the Special Servicer with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Pooling and Servicing Agreement.

Date:_________________________________

J.E. ROBERT COMPANY, INC.

By:___________________________________
[Name]
[Title]

                                    EXHIBIT S

                            INITIAL COMPANION HOLDERS


CBA-Mezzanine Capital Finance, LLC shall be the initial Companion Holder with respect to each of the Stoney Falls Apartments Companion Loan and the Oakridge Apartments Companion Loan.

Scottsdale Capital LLC shall be the initial Companion Holder with respect to the Roundy's Distribution Center Companion Loan.

                                    EXHIBIT T

                                     FORM OF
                            NOTICE AND CERTIFICATION
                      REGARDING DEFEASANCE OF MORTGAGE LOAN


            To:   Standard & Poor's Ratings Services
                  55 Water Street New York,
                  New York 10041 Attn: Commercial Mortgage Surveillance

            From: [GMAC Commercial Mortgage Corporation, in its capacity as a
                  Master Servicer (the "Master Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among the Master Servicer, Wells Fargo Bank, N.A., as Trustee, and others] [Midland Loan Services, Inc., in its capacity as a Master Servicer (the "Master Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2005 (the "Pooling and Servicing Agreement"), among the Master Servicer, Wells Fargo Bank, N.A., as Trustee, and others].

Date:         _________, 20___

            Re: J.P. Morgan Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4
                  Mortgage Loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________

                                  ____________________

            Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

            As a Master Servicer under the Pooling and Servicing Agreement, we hereby:

            (a) Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

            ____ a full defeasance of the entire principal balance of the Mortgage Loan; or

            ____ a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

            (b) Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            (i) The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

            (ii) The defeasance was consummated on __________, 20__.

            (iii) The defeasance collateral consists of securities that (i) constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as "Qualified Investments for `AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) are rated `AAA' by S&P, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption.

            (iv) The Master Servicer received an opinion of counsel (from counsel approved by the Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

            (v) The Master Servicer determined that the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that is a Single-Purpose Entity (as defined in Standard & Poor's Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

            (vi) The Master Servicer received written confirmation of the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee.

            (vii) The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the "Scheduled Payments"), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

            (viii) The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

            (ix) The Mortgage Loan is not among the ten (10) largest loans in the pool. The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Trustee's Distribution Date Statement received by us (the "Current Report").

            (x) [The Master Servicer has received opinions of counsel stating that the Trustee possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.]

            (xi) The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

            (c) Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

            (d) Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

            (e) Agree to provide copies of all items listed in Exhibit B to you upon request.

            IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

                                    [GMAC COMMERCIAL MORTGAGE CORPORATION]
                                       [MIDLAND LOAN SERVICES, INC.]



                                    By:________________________________________
                                       Name:
                                       Title:

                                    EXHIBIT U

          INFORMATION REQUEST FROM CERTIFICATEHOLDER, BENEFICIAL OWNER
                            OR PROSPECTIVE PURCHASER

[Date]

LaSalle Bank National Association
  as Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603
Attention:  Global Securities and Trust Services Group - JPMorgan 2005-LDP4

      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4
            ---------------------------------------------------------------

            Pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, with respect to the J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is a [Holder] [Certificate Owner] [prospective purchaser] of $___________ aggregate [Certificate Balance/Notional Amount] of the Class ____ Certificates.

            2. The undersigned is requesting access to the information (the "Information") on the Paying Agent's Internet Website pursuant to Section 4.02 of the Agreement.

            3. In consideration of the Paying Agent's disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that is contemplating the purchase of any Certificate, but only if such person or entity confirms in writing such prospective ownership interest and agrees to keep it confidential; and provided that the undersigned may provide all or any part of the Information to its auditors, legal counsel and regulators.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to
Section 5 of the Securities Act or under any other applicable law.

            Capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.


                                        [HOLDER] [CERTIFICATE OWNER]
                                           [PROSPECTIVE PURCHASER]

                                        By: ___________________________________
                                            Name:
                                            Title:
                                            Telephone No.:

                                    EXHIBIT V

                     TRUSTEE CERTIFICATION/EXCEPTION REPORT

                                     [DATE]

To the Persons Listed on the attached Schedule A

      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-LDP4
            ------------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the Pooling Servicing Agreement, dated as of September 1, 2005 (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, the undersigned, as Trustee, hereby certifies that, except as noted on the attached Trustee Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Trustee has, subject to Section 2.02(e) of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and the required officer's certificate), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

                                             WELLS FARGO BANK, N.A.,
                                               as Trustee

                                             By:_____________________________
                                                Name:
                                                Title:

                            TRUSTEE EXCEPTION REPORT

                                   SCHEDULE A


                  J.P. Morgan Chase Commercial Mortgage Securities Corp. 270 Park Avenue, 10th Floor
                  New York, New York 10017

                  GMAC Commercial Mortgage Corporation
                  200 Witmer Road
                  Horsham, Pennsylvania 19044

                  Midland Loan Services, Inc.
                  10851 Mastin, Building 82, 7th Floor
                  Overland Park, Kansas 66210

                  Moody's Investors Service, Inc.
                  99 Church Street
                  New York, New York  10007

                  Fitch, Inc.
                  One State Street Plaza
                  New York, New York  10004

                  Dominion Bond Rating Service, Inc.
                  One Exchange Plaza
                  55 Broadway, 15th Floor
                  New York, New York 10006

                  JPMorgan Chase Bank, National Association
                  270 Park Avenue, 10th Floor
                  New York, New York 10017

                  LaSalle Bank National Association
                  135 South LaSalle Street, Suite 3410
                  Chicago, Illinois 60603

                  Eurohypo AG, New York Branch
                  1114 Avenue of the Americas, 29th Floor
                  New York, New York 10024

                  PNC Bank, National Association
                  10851 Mastin, Suite 300
                  Overland Park, Kansas 66210

                  PNC Bank, National Association
                  One PNC Plaza, 21st Floor
                  249 Fifth Avenue
                  Pittsburgh, Pennsylvania 15222
                  Attention: Gretchen Lengel Kelly

                  KeyBank National Association
                  911 Main Street, Suite 1500
                  Kansas City, Missouri, 64105

                  Artesia Mortgage Capital Corporation
                  1180 NW Maple Street, Suite 202
                  Issaquah, Washington 98027

                                    EXHIBIT W

                            Realized Loss Report Form

Realized Loss Form (prepared by Special and Master Servicer)             EXAMPLE

                                 Portfolio Name

                                   Servicer ID:

  Map
template
field to
  Loan
Periodic   (applicable to Final Recovery                                                     Instructions to     Items that
 Field:    Determination/Realized Loss)                               Date:      4/15/2004   MS and Trustee      affect CH*
--------   ----------------------------------   ------------   ------------   ------------   -----------------   ----------
              Total Funds Received on
                Corrected Mortgage Loan and
                Specially Serviced Mortgage
                Loan:
                  Sales Proceeds or Payoff
                    Proceeds                    3,600,000.00
                  Insurance Proceeds                      --
                  Suspense Balance                        --
                  Tax & Insurance Reserve
                    Balance                               --
   --         Other Reserve Balance                       --
   --         Other Proceeds                              --
                                                ------------
   --                                                          3,600,000.00
   --         Less: Liquidation Expenses
   --           Broker Fees                        95,105.19
   --           Other Selling Expenses                    --
                                                ------------
   --                                                             95,105.19
                                                               ------------   ------------
  L45         Proceeds available                                              3,504,894.81
                                                                              ------------

           1) Amounts Due Servicers
                and Trustee:
              Includes Current Period and
                Accrued Servicing Fees and
                Other Fees: (Excludes items
                from Additional Trust Fund
                Expenses)
  L109      a Liquidation Fee to SS on SS
                loan                                              35,048.95
  L108      b Workout Fee on Corrected Mtg
                loan                                                     --
  New1      c Master Servicing Fees                                      --
  New1      d Special Servicing Fees                                     --
  New1      e Trustee Fees                                               --
  New1      f Other Fees                                                 --
  L37       g P & I Advances                                             --
  L103      h Interest on Advances- P & I                         12,514.30
  L38       i T&I Advances                                               --
  L103      j Interest on Advances- T&I                                  --
  L39       k Servicing Advances                                         --
  L103      l Interest on Advances-
                Servicing Advances                                       --
   --         Total                                                              47,563.25

           2) Amounts held back for future
                payment:
  New       a Other Unpaid Fees and expenses                          3,000                  place in suspense
                                                                                             until legal final
                                                                                             invoice received
  New       b Other amounts                                              --
   --         Total                                                               3,000.00

           3) Accrued interest (current
                period and prior interest
                shortfalls)
  L23       a Current Scheduled Interest
                (net of fees)                                     36,863.48                                          x
  L35       b Cumulative Aser Amount                              50,000.00                                          x
  New2      c Deemed non-recoverable
                interest (prior shortfall)                       695,006.76                                          x
  New2      d Deemed non-recoverable interest
                (paid from trust principal)                              --                                          x
  New2      e Other unpaid interest                                      --                                          x
                                                               ------------
   --         Total                                                             781,870.24                           x

           4) Additional Trust fund Expenses
                (prior interest shortfalls or
                principal losses)                                                                                    x
  New3      a Special Servicing Fees                               2,000.00                                          x
  New3      b Work Out fees (Corrected
                Mortgage Loan)                                           --                                          x
  New3      c Interest on Advances                                15,000.00                                          x
  New3      d Other expenses: (Inspection
                by SS, Environmental, legal
                etc.)                                                    --                                          x
  New3      e Unliquidated Advances (work-out
                delayed reimb.paid from
                trust-principal)                                         --                                          x
  New3      f Deemed Non-Recoverable Principal
                Advances (paid from
                trust-Principal)                               1,282,322.37                                          x
  New3      g Deemed Non-Recoverable
                Servicing Advances (paid
                from trust-Principal)                          2,000,000.00                                          x
   --         Total                                                           3,299,322.37                           x
  L46         Total #1 through #4 -
                Liquidation Expenses                           4,131,755.86
                                                               ------------
  L27         Net Proceeds (Proceeds available
                less #1 thru #4)                                               (626,861.05)                          x
                                                                              ------------
              (Proceeds available for Principal
                Distribution) (If negative, no
                proceeds available for
                distribution)
   L6         Beginning Scheduled Principal
                Balance                                                       5,833,393.01                           x
                                                                              ------------
              Realized Loss Calculation                                       6,460,254.06                           x
                                                                              ------------
  L47         Realized Loss to Trust (per
                definition in PSA)                                            5,833,393.01
                                                                              ------------

===========================================================================================================================

 New4         If Realized Loss Claculation
                > Beginning Scheduled
                Principal Balance (if
                positive number) (refer to
                PSA for allocation)
                (optional)                                                      626,861.05

-           a Amounts allocated to Interest
                shortfall--Current Period                 --
-           b Amount applied to Interest
                shortfall or principal loss--
                Prior Period                      626,861.05
-           c Amount to Realized Loss > than
                STB, allocate to current
                period principal                          --
-           d Other method per PSA

              Additional Proceeds received after Final Recovery
              Determination/Realized Loss Amounts distributed as reimbursement of Unfunded Principal Balance Reductions (prior Realized Losses)
              (optional)                                                                                             x

                                                                   Class that
                                                                   received
                                                                   funds
           Date                            Description    Amount   (optional)
           ----------------------------   -------------   ------   ------------
  New5     5/8/2004                                         2000
                                                               0
           subtotal Additional Proceeds                                           2,000.00

              Additional Expenses after Final Recovery Determination/Realized
              Loss allocated to Interest Shortfalls                                                                  x

                                                                   Class that
                                                                   received
                                                                   funds
           Date                           Description     Amount   (optional)
           ----------------------------   -------------   ------   ------------
  New5     5/8/2004                       Legal expense     1500
                                                               0
           subtotal Additional Expenses                                           1,500.00
                                                                                  --------
           Cumulative Adjustment
             to Trust                                                               500.00

================================================================================


----------------------------------------------------              --------------
      Signature and Title of Servicing Officer                          Date

cc: Special Servicer, Master Servicer, Trustee, attachment to Distribution Statement

                                   SCHEDULE 1
                                   ----------

                    Mortgage Loans Containing Additional Debt


      Loan Number                   Property Name
  --------------------              ---------------------------------
            3                       Plastipak Portfolio
            8                       Roundy's Distribution Center
            9                       Hilton Glendale
           28                       Brookwood Club - Milestone
           34                       James Pointe - Milestone
           36                       Terra Vida - Milestone
           39                       Stoney Falls Apartments
           47                       Preston Greens - Milestone
           56                       Costa del Sol - Milestone
           61                       Springfield - Milestone
           65                       Lakes at Renaissance - Milestone
           66                       Oakridge Apartments
           73                       The Gables - Milestone
           81                       Goldenstream Quality Foods
           83                       Arbors of Wells Branch - Milestone
          105                       Storage USA
          180                       Sterling Pointe - Washington Mutual Pad

                                   SCHEDULE 2
                                   ----------

                Mortgage Loans which Initially Pay Interest Only



        Loan Number             Property Name
    --------------------        ---------------------------------
              1                 Regency Portfolio
              4                 One World Trade Center
              5                 Western US Alliance Data Systems Portfolio
              6                 Creekside Apartments
              8                 Roundy's Distribution Center
              9                 Hilton Glendale
             10                 Waterway Plaza I & II
             14                 Church Street Plaza
             15                 Sterling Pointe Shopping Center
             16                 Embassy Suites
             17                 23 Main Street
             18                 AMLI at Walnut Creek
             19                 Founders Plaza
             20                 Brookfield Office Portfolio
             21                 301-307 College Park
             22                 Central Park Estates
             23                 Princeton Corporate Plaza Portfolio
             24                 Pelican Square Shopping Center
             25                 162 Fifth Avenue
             26                 Grand Canyon Parkway
             27                 Loudoun Medical Building
             28                 Brookwood Club - Milestone
             29                 Executive Office Plaza
             30                 Lakepointe Towne Crossing
             31                 Superstition Vista Apartments
             32                 IRS Annex Office & Computer Facility
             33                 Papago Spectrum Office Building
             34                 James Pointe - Milestone
             35                 North Tenaya
             36                 Terra Vida - Milestone
             37                 Windermere Apartments
             38                 Cypress Pointe II Office Park
             39                 Stoney Falls Apartments
             40                 Gaslamp Square
             42                 Concord Place
             43                 REI-Portland, OR
             45                 University Club
             46                 SOMA Self Storage
             47                 Preston Greens - Milestone
             48                 LXP-ASML
             49                 Mission Crossing Shopping Center
             50                 Stone Farm Apartments
             51                 Gladstone Ohio Portfolio
             53                 The Meadows Apartments
             54                 Silver Hills Apartments
             55                 The Shops at Harbour Town
             56                 Costa del Sol - Milestone
             57                 Country View - Milestone
             59                 Oxnard Marketplace - Lot 17
             60                 Grandview Estates Apartments
             61                 Springfield - Milestone
             63                 Regency - Spring Valley Shopping Center
             65                 Lakes at Renaissance - Milestone
             66                 Oakridge Apartments
             68                 The Crescent
             69                 Stoney Brooke Apartments
             70                 Venable Court Apartments
             71                 Oakwood Estates Apartments
             73                 The Gables - Milestone
             76                 4420 Harley Davidson Drive
             77                 Ariel Equities Single Tenant Retail Portfolio
             78                 The Scottsdale Apartments
             79                 Montgomeryville Center
             82                 Millcraft Center
             83                 Arbors of Wells Branch - Milestone
             84                 Hulen Gardens
             86                 Oxnard Marketplace - Lot 18
             90                 Cornerstone Plaza Shopping Center
             91                 Bridgeway Tech Center II
             94                 Pinnacle Peak Office Building
             97                 Bayou Village Apartments
             98                 Banderas Corporate Center
            102                 Dobson Medical Clinic
            105                 Storage USA
            110                 14100 Parke Long Court
            111                 Le Parc Apartments
            117                 Lockaway Self Storage
            121                 Stonebridge Station
            127                 Chouteau Crossing
            131                 Dallas Industrial Portfolio
            132                 University Heights - Cencor Portfolio
            137                 Willow Avenue Plaza
            139                 437 Turnpike Street
            141                 Store More America Phase 2
            142                 South Texas Plaza
            151                 Dudley Plaza
            153                 Walgreens-Cincinnati, OH
            156                 The Rey Building
            161                 George Palmer Shopping Center
            165                 CVS Center
            180                 Sterling Pointe-Washington Mutual Pad

                                   SCHEDULE 3
                                   ----------

                         Class X Reference Rate Schedule


        Distribution Date                                  Reference Rate
    ------------------------                            --------------------
           October 2005                                       5.12337%
          November 2005                                       5.29159%
          December 2005                                       5.12303%
           January 2006                                       5.12302%
          February 2006                                       5.12301%
            March 2006                                        5.12320%
            April 2006                                        5.29151%
             May 2006                                         5.12296%
            June 2006                                         5.29149%
            July 2006                                         5.12293%
           August 2006                                        5.29146%
          September 2006                                      5.29144%
           October 2006                                       5.12289%
          November 2006                                       5.29141%
          December 2006                                       5.12284%
           January 2007                                       5.12281%
          February 2007                                       5.12278%
            March 2007                                        5.12302%
            April 2007                                        5.29126%
             May 2007                                         5.12269%
            June 2007                                         5.29120%
            July 2007                                         5.12297%
           August 2007                                        5.29152%
          September 2007                                      5.29149%
           October 2007                                       5.12288%
          November 2007                                       5.29142%
          December 2007                                       5.12281%
           January 2008                                       5.29135%
          February 2008                                       5.12274%
            March 2008                                        5.12282%
            April 2008                                        5.29124%
             May 2008                                         5.12263%
            June 2008                                         5.29117%
            July 2008                                         5.12256%
           August 2008                                        5.29109%
          September 2008                                      5.29106%
           October 2008                                       5.12245%
          November 2008                                       5.29097%
          December 2008                                       5.12237%
           January 2009                                       5.12232%
          February 2009                                       5.12228%
            March 2009                                        5.12261%
            April 2009                                        5.29075%
             May 2009                                         5.12215%
            June 2009                                         5.29066%
            July 2009                                         5.12206%
           August 2009                                        5.29058%
          September 2009                                      5.29054%
           October 2009                                       5.12194%
          November 2009                                       5.29045%
          December 2009                                       5.12185%
           January 2010                                       5.12180%
          February 2010                                       5.12176%
            March 2010                                        5.12212%
            April 2010                                        5.29021%
             May 2010                                         5.12162%
            June 2010                                         5.29011%
            July 2010                                         5.11514%
           August 2010                                        5.30991%
          September 2010                                      5.31069%
           October 2010                                       5.13916%
          November 2010                                       5.31066%
          December 2010                                       5.13926%
           January 2011                                       5.14158%
          February 2011                                       5.14158%
            March 2011                                        5.14221%
            April 2011                                        5.31313%
             May 2011                                         5.14155%
            June 2011                                         5.31312%
            July 2011                                         5.16876%
           August 2011                                        5.33869%
          September 2011                                      5.33868%
           October 2011                                       5.16642%
          November 2011                                       5.33979%
          December 2011                                       5.16739%
           January 2012                                       5.33975%
          February 2012                                       5.16734%
            March 2012                                        5.16755%
            April 2012                                        5.33969%
             May 2012                                         5.16814%
            June 2012                                         5.34139%
            July 2012                                         5.16821%
           August 2012                                        5.34007%
          September 2012                                      5.34005%

                                   SCHEDULE 4
                                   ----------

                  Class A-SB Planned Principal Balance Schedule


              Date                                        Balance
   ------------------------                       ------------------------
       October 15, 2005                               130,929,000.00
       November 15, 2005                              130,929,000.00
       December 15, 2005                              130,929,000.00
       January 15, 2006                               130,929,000.00
       February 15, 2006                              130,929,000.00
        March 15, 2006                                130,929,000.00
        April 15, 2006                                130,929,000.00
         May 15, 2006                                 130,929,000.00
         June 15, 2006                                130,929,000.00
         July 15, 2006                                130,929,000.00
        August 15, 2006                               130,929,000.00
      September 15, 2006                              130,929,000.00
       October 15, 2006                               130,929,000.00
       November 15, 2006                              130,929,000.00
       December 15, 2006                              130,929,000.00
       January 15, 2007                               130,929,000.00
       February 15, 2007                              130,929,000.00
        March 15, 2007                                130,929,000.00
        April 15, 2007                                130,929,000.00
         May 15, 2007                                 130,929,000.00
         June 15, 2007                                130,929,000.00
         July 15, 2007                                130,929,000.00
        August 15, 2007                               130,929,000.00
      September 15, 2007                              130,929,000.00
       October 15, 2007                               130,929,000.00
       November 15, 2007                              130,929,000.00
       December 15, 2007                              130,929,000.00
       January 15, 2008                               130,929,000.00
       February 15, 2008                              130,929,000.00
        March 15, 2008                                130,929,000.00
        April 15, 2008                                130,929,000.00
         May 15, 2008                                 130,929,000.00
         June 15, 2008                                130,929,000.00
         July 15, 2008                                130,929,000.00
         August 15, 20                                130,929,000.00
      September 15, 2008                              130,929,000.00
       October 15, 2008                               130,929,000.00
       November 15, 2008                              130,929,000.00
       December 15, 2008                              130,929,000.00
       January 15, 2009                               130,929,000.00
       February 15, 2009                              130,929,000.00
        March 15, 2009                                130,929,000.00
        April 15, 2009                                130,929,000.00
         May 15, 2009                                 130,929,000.00
         June 15, 2009                                130,929,000.00
         July 15, 2009                                130,929,000.00
        August 15, 2009                               130,929,000.00
      September 15, 2009                              130,929,000.00
       October 15, 2009                               130,929,000.00
       November 15, 2009                              130,929,000.00
       December 15, 2009                              130,929,000.00
       January 15, 2010                               130,929,000.00
       February 15, 2010                              130,929,000.00
        March 15, 2010                                130,929,000.00
        April 15, 2010                                130,929,000.00
         May 15, 2010                                 130,928,804.07
         June 15, 2010                                129,105,074.85
         July 15, 2010                                127,112,751.30
        August 15, 2010                               125,222,342.49
      September 15, 2010                              123,056,020.55
       October 15, 2010                               120,549,421.98
       November 15, 2010                              118,250,879.99
       December 15, 2010                              115,723,401.97
       January 15, 2011                               113,403,199.91
       February 15, 2011                              111,072,584.80
        March 15, 2011                                108,078,725.23
        April 15, 2011                                105,724,209.60
         May 15, 2011                                 103,142,296.90
         June 15, 2011                                100,765,062.94
         July 15, 2011                                 98,389,449.04
        August 15, 2011                                96,202,763.60
      September 15, 2011                               94,006,181.54
       October 15, 2011                                91,600,950.55
       November 15, 2011                               89,383,541.01
       December 15, 2011                               86,958,053.50
       January 15, 2012                                84,719,630.15
       February 15, 2012                               82,471,075.52
        March 15, 2012                                 79,818,249.39
        April 15, 2012                                 77,547,510.48
         May 15, 2012                                  75,070,155.77
         June 15, 2012                                 72,777,925.94
         July 15, 2012                                 70,279,669.47
        August 15, 2012                                67,964,918.52
      September 15, 2012                               65,649,793.66
       October 15, 2012                                63,167,704.60
       November 15, 2012                               60,864,532.74
       December 15, 2012                               58,361,476.71
       January 15, 2013                                56,036,554.21
       February 15, 2013                               53,701,109.98
        March 15, 2013                                 50,789,805.00
        April 15, 2013                                 48,430,616.40
         May 15, 2013                                  45,872,226.62
         June 15, 2013                                 43,511,554.41
         July 15, 2013                                 40,954,966.24
        August 15, 2013                                38,572,035.43
      September 15, 2013                               36,178,317.67
       October 15, 2013                                33,589,589.29
       November 15, 2013                               31,173,317.23
       December 15, 2013                               28,562,652.60
       January 15, 2014                                26,123,624.41
       February 15, 2014                               23,673,554.79
        March 15, 2014                                 20,665,268.37
        April 15, 2014                                 18,190,489.77
         May 15, 2014                                  15,522,922.43
         June 15, 2014                                 13,024,864.17
         July 15, 2014                                 10,334,655.11
        August 15, 2014                                 7,813,108.86
      September 15, 2014                                5,280,146.83
       October 15, 2014                                 2,555,990.29
       November 15, 2014                                        0.00